As filed with the Securities and Exchange Commission on April 29, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Brocade Communications Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3577	77-0409517
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

130 Holger Way

San Jose, CA 95134-1376

(408) 333-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ellen A. O’Donnell

Senior Vice President, General Counsel and Corporate

Secretary

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, CA 95134-1376

(408) 333-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David K. Ritenour Senior Director, Corporate Legal Affairs Brocade Communications Systems, Inc. 130 Holger Way San Jose, CA 95134-1376 (408) 333-8000	Rob R. Carlson, Esq. Claudia K. Simon, Esq. Paul Hastings LLP 1117 S. California Avenue Palo Alto, CA 94304 (650) 320-1800	Scott Maples Vice President Legal & General Counsel Ruckus Wireless, Inc. 350 West Java Drive Sunnyvale, CA 94089 (650) 265-4200	Alexandra D. Korry Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Sarah P. Payne Sullivan & Cromwell LLP 1870 Embarcadero Road Palo Alto, CA 94303 (650) 461-5600

Approximate date of commencement of proposed sale of the securities to the public: April 29, 2016 the date on which the preliminary prospectus and tender offer materials are filed and sent to securityholders. The offer cannot, however, be completed prior to the time this Registration Statement becomes effective. Accordingly, any actual sale or purchase of securities pursuant to the offer will occur only after this Registration Statement is effective, subject to the conditions to the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001 per share	79,859,214 shares(1)	N/A	$735,324,076.32(2)	$74,047.13(3)

(1)	Represents the maximum number of shares of Brocade Communications Systems, Inc. (“Brocade”) common stock estimated to be issuable upon consummation of the offer and subsequent merger, including those issuable as consideration with respect to outstanding equity awards of Ruckus Wireless, Inc. (“Ruckus”), pursuant to the terms of the merger agreement.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act on the basis of the market value of the shares of Ruckus common stock to be cancelled in the offer and the subsequent merger, computed in accordance with Rule 457(f)(1) and Rule 457(f)(3) based on (a) the product of (i) $13.63, the average of the high and low sales prices per share of Ruckus common stock on April 22, 2016, as reported by the NYSE, and (ii) 102,412,824, the estimated number of shares of Ruckus common stock to be exchanged in the offer and the merger for the transaction consideration (including shares of Ruckus common stock that may become outstanding as a result of the exercise of vested options of Ruckus and the vesting of restricted stock units of Ruckus and issuance of shares pursuant to Ruckus’ 2012 Employee Stock Purchase Plan), less (b) the product of (i) $6.45, the per share cash consideration that will be paid by Brocade to Ruckus stockholders in the offer and the merger and (ii) 102,412,824, the estimated number of shares of Ruckus common stock to be exchanged in the offer and the merger for the transaction consideration (including shares of Ruckus common stock that may become outstanding as a result of the exercise of vested options of Ruckus and the vesting of restricted stock units of Ruckus and issuance of shares pursuant to Ruckus’ 2012 Employee Stock Purchase Plan).
(3)	The amount of the registration fee, calculated in accordance with Rule 457(f) under the Securities Act, equals .0001007 multiplied by the proposed maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer or the merger and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and the registrant is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED APRIL 29, 2016

Offer by

STALLION MERGER SUB INC.,

a direct wholly owned subsidiary of

BROCADE COMMUNICATIONS SYSTEMS, INC.

to exchange each outstanding share of common stock of

RUCKUS WIRELESS, INC.

for

$6.45 in cash

and

0.75 of a share of common stock of Brocade Communications Systems, Inc.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF MAY 26, 2016, UNLESS EARLIER EXTENDED OR TERMINATED.

Brocade Communications Systems, Inc., a Delaware corporation (“Brocade”), through its direct wholly owned subsidiary Stallion Merger Sub Inc., a Delaware corporation (the “Offeror”), is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange for each outstanding share of common stock of Ruckus Wireless, Inc., a Delaware corporation (“Ruckus”), par value $0.001 per share (“Ruckus common stock” and such shares of Ruckus common stock, “Ruckus shares”), that is validly tendered and not validly withdrawn in the offer:

•	$6.45 in cash; and

•	0.75 of a share of common stock of Brocade, par value $0.001 per share ( “Brocade common stock,” and such shares of Brocade common stock, “Brocade shares”), together with cash in lieu of any fractional shares of Brocade common stock;

in each case, without interest and less any applicable withholding taxes (such offer, the “offer”). We refer to the above as the “transaction consideration.”

The Offeror’s obligation to accept for exchange, and to exchange, shares of Ruckus common stock for the transaction consideration is subject to a number of conditions, including there having been validly tendered and not validly withdrawn, in accordance with the terms of the offer and prior to the expiration of the offer, a number of shares of Ruckus common stock that, together with any shares of Ruckus common stock then owned by Brocade, the Offeror or Brocade’s other subsidiaries, represents at least a majority of the then-outstanding shares of Ruckus common stock (such condition, the “minimum tender condition”). See “Merger Agreement—Conditions—Conditions to the Offer” for a description of all of such conditions.

The offer is being made pursuant to an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated April 3, 2016, among Brocade, the Offeror and Ruckus. A copy of the merger agreement is attached to this document as Annex A.

The purpose of the offer and the merger (defined below) is for Brocade to acquire control of, and ultimately the entire equity interest in, Ruckus. The offer is the first step in Brocade’s plan to acquire all of the outstanding Ruckus shares. As a second step in such plan, if the offer is completed, Brocade intends to consummate, as promptly as practicable following the consummation of the offer, a merger of the Offeror with and into Ruckus (the “merger”), with Ruckus surviving the merger as the surviving corporation (the “surviving corporation”). The purpose of the merger is for Brocade to acquire all remaining shares of Ruckus common stock that it did not acquire in the offer. In the merger, each share of Ruckus common stock that was not acquired by Brocade or the Offeror in the offer (except for shares of Ruckus common stock with respect to which appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”) have been properly exercised and shares of Ruckus common stock that are owned, directly or indirectly, by Brocade, Ruckus (including shares held as treasury stock or otherwise) or the Offeror) and that is issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the transaction consideration. Upon consummation of the merger, Ruckus will be a direct wholly owned subsidiary of Brocade, and the former stockholders of Ruckus will no longer have any direct ownership interest in the surviving corporation. If the offer is completed (such that Brocade and the Offeror and Brocade’s other subsidiaries own at least a majority of the outstanding shares of Ruckus common stock), the merger will be governed by Section 251(h) of the DGCL, and accordingly, no stockholder vote will be required to complete the merger.

The board of directors of Ruckus has unanimously (i) determined that the terms of the transactions contemplated by the merger agreement, including the offer and the merger (which are collectively referred to as the “transactions contemplated by the merger agreement”), are fair to, and in the best interests of, Ruckus and its stockholders, (ii) determined that it is in the best interests of Ruckus and its stockholders to enter into, and declared advisable, the merger agreement, (iii) approved the execution and delivery by Ruckus of the merger agreement, the performance by Ruckus of its covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the offer and the merger, upon the terms, and subject to the conditions, contained therein and (iv) recommended that Ruckus stockholders accept the offer and tender their Ruckus shares to the Offeror pursuant to the offer.

The board of directors of Brocade also approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of Brocade common stock as part of the transaction consideration, are fair to, and in the best interests of, Brocade and its stockholders.

Brocade common stock is listed on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “BRCD,” and Ruckus common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “RKUS.” You are encouraged to obtain current market quotations for Brocade common stock and Ruckus common stock in connection with your decision whether to tender your shares in the offer.

The merger will entitle Ruckus stockholders to appraisal rights under Delaware law. To exercise appraisal rights, a Ruckus stockholder must strictly comply with all of the procedures under the DGCL. These procedures are described more fully in the section entitled “The Offer and the Merger—Appraisal Rights.”

For a discussion of certain factors that Ruckus stockholders should consider in connection with the offer, please read the section of this document entitled “Risk Factors” beginning on page 25.

You are encouraged to read this entire document and the related letter of transmittal carefully, including the annexes to, and the information referred to or incorporated by reference in, this document.

Neither Brocade nor the Offeror has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Brocade or the Offeror.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is April 29, 2016.

i

COMPARISON OF STOCKHOLDERS’ RIGHTS	146

LEGAL MATTERS	150

EXPERTS	150

Annex A Agreement and Plan of Merger

Annex B Support Agreement

Annex C Opinion of Morgan Stanley & Co. LLC

Annex D Directors and Executive Officers of Brocade and the Offeror

ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about Brocade, Ruckus and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document. This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources. See “Where to Obtain More Information.”

You can obtain the documents incorporated by reference in this document, without charge, by requesting them in writing or by telephone at the following address and telephone number:

Brocade Communications Systems, Inc.

130 Holger Way San Jose, CA 95134-1376 Attention: Investor Relations (408) 333-6208

In addition, if you have questions about the offer or the merger, or if you need to obtain copies of this document and the letter of transmittal or other documents incorporated by reference in this document, you may contact the information agent for this transaction. You will not be charged for any of the documents you request.

D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 Banks and Brokers Call Collect: (212) 269-5550 All Others Call Toll-Free: (866) 620-2535 Email: Ruckus@dfking.com

If you would like to request documents, in order to receive timely delivery prior to the expiration of the offer, please make your request at least five business days prior to the expiration date of the offer. The offer is scheduled to expire at 12:00 midnight, Eastern time, at the end of May 26, 2016, unless earlier extended or terminated. Unless the offer is extended or terminated, this means that the latest you should request documents is May 19, 2016.

Ruckus has supplied all information contained or incorporated by reference in this document relating to Ruckus, and Brocade has supplied all information contained or incorporated by reference in this document relating to Brocade and the Offeror. Both Ruckus and Brocade have contributed information relating to the offer and the merger.

Certain information relating to Ruckus appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated as of the date of this document and filed by Ruckus with the SEC (the “Schedule 14D-9”). The Schedule 14D-9 is being mailed to Ruckus stockholders together with this document.

v

QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

Below are some of the questions that you as a holder of Ruckus shares may have regarding the offer and the merger and answers to those questions. You are urged to carefully read the remainder of this document, the related letter of transmittal, the annexes to this document and the other documents to which we have referred or incorporated by reference because the information contained in this section and in the “Summary” section is not complete. See “Where to Obtain More Information.”

As used in this document, unless otherwise indicated or the context requires otherwise: “Brocade” (or “we,” “us” and “our”) refers to Brocade Communications Systems, Inc., a Delaware corporation, and its consolidated subsidiaries; the “Offeror” refers to Stallion Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Brocade; “Ruckus” refers to Ruckus Wireless, Inc., a Delaware corporation, and its consolidated subsidiaries; “Brocade common stock” refers to the common stock of Brocade, par value $0.001 per share; “Ruckus common stock” refers to the common stock of Ruckus, par value $0.001 per share; “Brocade shares” refers to shares of Brocade common stock; and “Ruckus shares” refers to shares of Ruckus common stock.

Who is offering to buy my Ruckus shares?

Brocade Communications Systems, Inc., through the Offeror, its direct wholly owned subsidiary, is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange (referred to as the “offer”) each outstanding share of Ruckus common stock that is validly tendered and not validly withdrawn in the offer for $6.45 in cash and 0.75 of a share of Brocade common stock (together with cash in lieu of any fractional shares of Brocade common stock), in each case, without interest and less any applicable withholding taxes.

Brocade is a leading supplier of networking hardware, software and services, including Storage Area Networking solutions and Internet Protocol Networking solutions for businesses and organizations of various types and sizes. Brocade’s end customers include global enterprises and other organizations that use Brocade’s products and services as part of their communications infrastructure and service providers, such as telecommunication firms, cable operators and mobile carriers, that use Brocade’s products and services as part of their commercial operations. Brocade offers a comprehensive line of high-performance networking hardware and software products and services that enable businesses and organizations to make their data centers and networks more efficient, reliable and adaptable to the changing demands of new network traffic patterns and volumes.

Why is Brocade making this offer?

Pursuant to the terms of and subject to the conditions set forth in the Agreement and Plan of Merger entered into by Brocade, the Offeror and Ruckus on April 3, 2016 (as such agreement may be amended from time to time, referred to as the “merger agreement”), Brocade proposes to acquire control of, and ultimately, all of the outstanding equity in, Ruckus. The offer is the first step in Brocade’s plan to acquire all of the outstanding Ruckus shares, and the merger is the second step in such plan.

If a sufficient number of shares of Ruckus common stock are tendered into the offer such that Brocade and the Offeror and Brocade’s other subsidiaries own at least a majority of the outstanding shares of Ruckus common stock, subject to the satisfaction or waiver of the other conditions to the offer, Brocade and the Offeror will accept for exchange, and exchange, the shares validly tendered and not validly withdrawn in the offer. The time at which the Offeror first irrevocably accepts for purchase and payment the shares of Ruckus common stock tendered in the offer is referred to as the “acceptance time.”

Then, as promptly as practicable thereafter and as the second step in Brocade’s plan to acquire all of the outstanding shares of Ruckus common stock, Brocade intends to consummate a merger of the Offeror with and into Ruckus, with Ruckus surviving the merger (referred to as the “merger”) as the surviving corporation

(referred to as the “surviving corporation”). The purpose of the merger is for Brocade to acquire all remaining shares of Ruckus common stock that it did not acquire in the offer. In the merger, each share of Ruckus common stock that was not acquired by Brocade or the Offeror in the offer (except for shares of Ruckus common stock with respect to which appraisal rights under the General Corporation Law of the State of Delaware (referred to as the “DGCL”) have been properly exercised and shares of Ruckus common stock that are owned, directly or indirectly, by Brocade, Ruckus (including shares held as treasury stock or otherwise) or the Offeror, collectively referred to as “excluded shares”) and that is issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the transaction consideration described herein. Upon consummation of the merger, Ruckus will be a direct wholly owned subsidiary of Brocade, and the former stockholders of Ruckus will no longer have any direct ownership interest in the surviving corporation. If the offer is completed (such that Brocade and the Offeror and Brocade’s other subsidiaries own at least a majority of the outstanding shares of Ruckus common stock), the merger will be governed by Section 251(h) of the DGCL, and accordingly no stockholder vote will be required to consummate the merger.

What are the classes and amounts of Ruckus securities that Brocade is offering to acquire?

Brocade is seeking to acquire all issued and outstanding shares of Ruckus common stock, par value $0.001 per share.

What will I receive for my shares of Ruckus common stock?

Brocade, through the Offeror, its direct wholly owned subsidiary, is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange for each outstanding share of Ruckus common stock validly tendered and not validly withdrawn in the offer:

•	$6.45 in cash (referred to as the “cash consideration”); and

•	0.75 of a share of Brocade common stock, par value $0.001 per share, together with cash in lieu of any fractional shares of Brocade common stock (referred to as the “stock consideration”);

in each case, without interest and less any applicable withholding taxes. We refer to the cash consideration and the stock consideration above collectively as the “transaction consideration.”

If you do not tender your shares into the offer but the merger is completed (pursuant to Section 251(h) of the DGCL without a stockholder vote), you will also receive the transaction consideration in exchange for your shares of Ruckus common stock that are issued and outstanding immediately prior to the effective time of the merger (except excluded shares).

What will happen to my options to purchase shares of Ruckus common stock in the offer?

The offer is made only for shares of Ruckus common stock and is not made for any stock options to purchase shares of Ruckus common stock (referred to as “Ruckus options”). If you hold a Ruckus option that is exercisable, you may, in accordance with the terms and conditions governing such Ruckus option and subject to any applicable blackout period(s), exercise such Ruckus option for shares of Ruckus common stock and thereafter participate in the offer, subject to the terms and conditions governing the offer. Any Ruckus options that remain outstanding and unexercised as of the effective time of the merger shall be treated in accordance with the terms of the merger agreement. See “Merger Agreement—Treatment of Ruckus Equity Awards.”

What will happen to my restricted stock units relating to shares of Ruckus common stock in the offer?

The offer is made only for shares of Ruckus common stock and is not made for any restricted stock units that relate to shares of Ruckus common stock (referred to as “Ruckus restricted stock units”). Any Ruckus restricted stock units shall be treated in accordance with the terms of the merger agreement. See “Merger Agreement—Treatment of Ruckus Equity Awards.”

What does the Ruckus board of directors recommend?

The board of directors of Ruckus has unanimously (i) determined that the terms of the transactions contemplated by the merger agreement, including the offer and the merger (collectively referred to as the “transactions contemplated by the merger agreement”), are fair to, and in the best interests of, Ruckus and its stockholders, (ii) determined that it is in the best interests of Ruckus and its stockholders to enter into, and declared advisable, the merger agreement, (iii) approved the execution and delivery by Ruckus of the merger agreement, the performance by Ruckus of its covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement upon the terms, and subject to the conditions, contained therein and (iv) recommended that Ruckus stockholders accept the offer and tender their Ruckus shares to the Offeror pursuant to the offer.

See “The Offer and the Merger—Ruckus’ Reasons for the Offer and the Merger; Recommendation of the Ruckus Board of Directors” for more information. A description of the reasons for this recommendation is also set forth in Ruckus’ Solicitation/Recommendation Statement on Schedule 14D-9 (referred to as the “Schedule 14D-9”) that is being mailed to you together with this document.

Do the officers and members of the Ruckus board of directors have interests in the offer and the merger that are different from stockholders generally?

Yes. Certain of Ruckus’ executive officers (within the meaning of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and directors have financial and other interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of the Ruckus’ stockholders generally. See “The Offer and the Merger—Interests of Certain Persons in the Offer and the Merger” for more information.

What are the most significant conditions of the offer?

The offer is conditioned upon, among other things, the following:

•	Minimum Tender Condition—Ruckus stockholders must have validly tendered and not validly withdrawn, in accordance with the terms of the offer and prior to the expiration of the offer, a number of shares of Ruckus common stock that, together with any shares of Ruckus common stock then owned by Brocade, the Offeror or Brocade’s other subsidiaries, represents at least a majority of all then-outstanding shares of Ruckus common stock. This is referred to as the “minimum tender condition.”

•	Regulatory Approvals—The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”), relating to the transactions contemplated by the merger agreement must have expired or been terminated and the clearances, approvals and consents required to be obtained under the competition laws of Germany must have been obtained. This is referred to as the “regulatory approvals condition.”

•	No Governmental Prohibition—No law, order or injunction prohibiting or making illegal the consummation of any of the offer, the merger or the issuance of Brocade common stock as consideration in connection with the offer or the merger must have been promulgated, entered, enforced, enacted or issued or be applicable to the offer, the merger or the issuance of Brocade common stock in connection with the offer or the merger by a governmental entity having jurisdiction over a material portion of the business of Ruckus, Brocade or the Offeror (or the effect of which would have a material effect on any of Ruckus, Brocade or the Offeror) (such laws, orders and injunctions are referred to as “governmental prohibitions”).

•	Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, must have become effective under the Securities Act of 1933, as amended (referred to as the “Securities Act”), and must not be the subject of any stop order that is in effect or any pending proceeding seeking a stop order.

•	Listing of Brocade Common Stock—The shares of Brocade common stock to be issued as consideration in connection with the offer and the merger must have been approved for listing on the NASDAQ Global Select Market (referred to as “NASDAQ”), subject to official notice of issuance.

•	Accuracy of Representations and Warranties—The representations and warranties of each of Ruckus, on the one hand, and Brocade and the Offeror, on the other hand, contained in the merger agreement must be true and correct as of the expiration of the offer, subject to specified materiality standards.

•	Compliance with Covenants—Each of Ruckus, on the one hand, and Brocade and the Offeror, on the other hand, must have performed in all material respects their respective covenants and obligations under the merger agreement required to be performed by them at or prior to the expiration of the offer or cured any failure to so perform on or prior to the expiration of the offer.

•	No Ruckus Material Adverse Effect—There must not have occurred or arisen after the date of the merger agreement, any material adverse effect (as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) with respect to Ruckus and its subsidiaries that is continuing.

•	No Brocade Material Adverse Effect—There must not have occurred or arisen after the date of the merger agreement, any material adverse effect (as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) with respect to Brocade and its subsidiaries that is continuing.

•	No Termination of the Merger Agreement—The merger agreement must not have been terminated in accordance with its terms.

The offer is subject to certain other conditions set forth in the section entitled “Merger Agreement—Conditions—Conditions to the Offer.” Subject to Ruckus’ right to require that Brocade and the Offeror waive the conditions to the offer related to the accuracy of Brocade’s and the Offeror’s representations, Brocade’s and the Offeror’s compliance with covenants, there not having occurred a material adverse effect of Brocade that is continuing, and Brocade’s delivery of the certificate described in the section entitled “Merger Agreement—Conditions—Conditions to the Offer,” the foregoing conditions may be asserted by Brocade or the Offeror prior to the expiration of the offer regardless of the circumstances giving rise to any such conditions, and may be waived by Brocade or the Offeror in whole or in part at any time and from time to time in their sole and absolute discretion, in each case, subject to the terms of the merger agreement and the applicable rules and regulations of the SEC (including, without limitation, Section 14(e) of the Exchange Act), except certain specified conditions (including all the conditions noted above other than the conditions related to accuracy of Ruckus’ representations, Ruckus’ compliance with covenants and a material adverse effect of Ruckus) may only be waived by Brocade or the Offeror with the prior written consent of Ruckus in its sole discretion. The offer is not conditioned on Brocade or the Offeror obtaining any financing.

Does Brocade or the Offeror currently own any Ruckus shares?

No. None of Brocade, the Offeror or any of their respective controlled affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Ruckus shares or any options, warrants or other rights to acquire Ruckus shares or other securities of, or any other economic interest (through derivatives, securities or otherwise) in Ruckus.

Does Brocade plan to repurchase shares following the closing of the offer and the merger?

In connection with Brocade’s announcement on April 4, 2016 of its execution of the merger agreement and its intent to commence the offer, Brocade also announced that its board of directors had authorized an additional $800 million under Brocade’s stock repurchase program. The increase in Brocade’s stock repurchase program is intended to facilitate the repurchase of a number of Brocade shares equivalent to the number of Brocade shares issued as stock consideration in the offer and the merger, although Brocade has not committed to repurchasing any specific number of shares. Proceeds from borrowings under a new senior credit facility together with cash on hand will be sufficient to pay the cash consideration payable in the offer and the merger and pay related fees and expenses. In addition, Brocade expects that the remaining proceeds from the new senior credit facility together with cash on hand would be sufficient to fund the anticipated share repurchases.

How long will it take to complete the proposed transaction?

The transaction is expected to be completed in Brocade’s third fiscal quarter ending July 30, 2016, subject to the satisfaction or waiver of the conditions described in “Merger Agreement—Conditions.”

Will I have to pay any fee or commission to exchange my shares of Ruckus common stock?

If you are the record owner of your shares of Ruckus common stock and you tender these shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of Ruckus common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Ruckus shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

How long do I have to decide whether to tender my Ruckus shares in the offer?

The offer is scheduled to expire at 12:00 midnight, Eastern time, at the end of May 26, 2016, unless earlier extended or terminated. The Offeror will effect any extension, termination, amendment or delay of the offer by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date. During any such extension, all Ruckus shares previously tendered and not validly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares (as described below). “Expiration date” means 12:00 midnight, Eastern time, at the end of May 26, 2016, unless and until the Offeror has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, the Offeror must (i) extend the offer in the event that any of the offer conditions (including the minimum tender condition) have not been satisfied or waived as of any then scheduled expiration of the offer, for successive extension periods of up to ten business days each in order to permit the satisfaction of the conditions to the offer, and (ii) extend the offer for any period required by any law, rule, regulation, interpretation or position of the SEC or its staff or the New York Stock Exchange (referred to as the “NYSE”) which is applicable to the offer or the merger. However, the Offeror is not permitted or required to extend the offer beyond the later of August 3, 2016 (as may be extended as described below, the “outside date”), or, if all of the conditions to the offer have been satisfied or waived except the regulatory approvals condition, then upon notice by either Brocade or Ruckus, October 3, 2016, other than any such extension requested by Ruckus, to the extent Brocade or the Offeror would be prohibited from terminating the merger agreement for failure of the acceptance time to occur by the outside date, or any such extension effected by Brocade or the Offeror, to the extent Ruckus would be prohibited from terminating the merger agreement for failure of the acceptance time to occur by the outside date (as described under “The Merger Agreement—Termination of the Merger Agreement—Termination by Brocade or Ruckus”).

Any decision to extend the offer will be made public by an announcement regarding such extension as described under “Exchange Offer Procedures—Extension, Termination and Amendment of Offer.”

How do I tender my Ruckus shares?

To tender your Ruckus shares represented by physical certificates or that are held in book-entry form through the direct registration system into the offer, you must deliver a completed letter of transmittal, along with any required signature guarantees and any other documents required by the exchange agent, and certificates representing such shares, if applicable, to Wells Fargo Bank, N.A., the depositary and exchange agent (referred to as the “exchange agent”) for the offer, not later than the expiration date. The letter of transmittal is enclosed with this document.

If your Ruckus shares are held in “street name” (i.e., shares held in electronic book-entry form other than through the direct registration system), these shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company (referred to as “DTC”). To tender your Ruckus shares held in “street name,” you must contact the institution that holds your shares for instructions on how to tender your shares.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed prior to the expiration of the offer. If you hold shares through a DTC participant, you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to expiration of the offer. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered Ruckus shares only after timely receipt by the exchange agent of certificates for such shares or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC, as applicable, a properly completed and duly executed letter of transmittal or an agent’s message (as described under “Exchange Offer Procedures—Procedure for Tendering”), as applicable, and any other documents required by the exchange agent.

For a complete discussion of the procedures for tendering your Ruckus shares, see “Exchange Offer Procedures—Procedure for Tendering.”

Until what time can I withdraw tendered Ruckus shares?

You may withdraw your previously tendered Ruckus shares at any time until the offer has expired and, if the Offeror has not accepted your Ruckus shares for payment on or prior to June 27, 2016, you may withdraw them at any time after that date until the Offeror accepts such shares for payment. Once the Offeror accepts your tendered Ruckus shares for payment upon or after expiration of the offer, however, you will no longer be able to withdraw them. For a complete discussion of the procedures for withdrawing your Ruckus shares, see “Exchange Offer Procedures—Withdrawal Rights.”

How do I withdraw previously tendered Ruckus shares?

To withdraw previously tendered Ruckus shares, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw shares. If you tendered Ruckus shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Ruckus shares and such broker, dealer, commercial bank, trust company or other nominee must validly withdraw such Ruckus shares at any time at which you have the right to withdraw shares. For a discussion of the procedures for withdrawing your Ruckus shares, including the applicable deadlines for effecting withdrawals, see “Exchange Offer Procedures—Withdrawal Rights.”

When and how will I receive the transaction consideration in exchange for my tendered Ruckus shares?

The Offeror will irrevocably accept for purchase and payment all Ruckus shares validly tendered and not validly withdrawn in the offer promptly after the expiration date of the offer, and promptly thereafter pay for such shares, subject to the terms of the offer and the satisfaction or waiver of the conditions to the offer, as set forth in “Merger Agreement—Conditions—Conditions to the Offer.” The Offeror will deliver the consideration for your validly tendered and not validly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the transaction consideration from the Offeror and transmitting such consideration to you. In all cases, you will receive your consideration for your tendered Ruckus shares only after timely receipt by the exchange agent of certificates for such Ruckus shares (or a timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC, as described in “Exchange Offer Procedures—Procedure for Tendering”, as applicable) and a properly completed and duly executed letter of transmittal (or an agent’s message, as applicable) and any other documents required by the exchange agent.

Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

No. Completion of this document and effectiveness of the registration statement are not necessary to commence the offer. The offer was commenced on the date of the initial filing of the registration statement on Form S-4 of which this document is a part. Brocade and the Offeror cannot, however, accept for exchange any Ruckus shares tendered in the offer or exchange any shares until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived.

What happens if I do not tender my Ruckus shares?

Assuming that the offer is completed, Brocade and Ruckus are required to consummate the merger as promptly as practicable after the consummation of the offer on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement. Upon consummation of the merger, each Ruckus share that has not been tendered and accepted for exchange in the offer (except for excluded shares) immediately prior to the effective time of the merger, will be converted into the right to receive the transaction consideration. Following the consummation of the offer, a letter of transmittal will be sent to stockholders who did not tender their shares in the offer.

Does Brocade have the financial resources to complete the offer and the merger?

Yes. The transaction consideration will consist of Brocade common stock and cash. Brocade’s obligation to consummate the offer and the merger is not conditioned on Brocade or the Offeror obtaining any financing.

If the offer and the merger are completed, will Ruckus continue as a public company?

No. Brocade and Ruckus are required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger as promptly as practicable following the consummation of the offer. If the merger takes place, Ruckus shares will no longer be publicly traded. Brocade expects that the merger will be consummated on the same day as the consummation of the offer.

Will the offer be followed by a merger if all Ruckus shares are not tendered in the offer?

Yes, if the conditions to the merger set forth in the merger agreement and described under “Merger Agreement—Conditions—Conditions to the Merger” are satisfied or waived. Under the terms of the merger agreement, assuming the conditions to the offer (including the minimum tender condition) have been satisfied or waived, the Offeror must accept for payment all Ruckus shares validly tendered and not validly withdrawn in the offer promptly after the expiration of the offer and promptly thereafter pay for such shares. If the conditions to the merger are satisfied or waived, the merger will take place as promptly as practicable following consummation of the offer. Brocade expects that the merger will be consummated on the same day as the consummation of the offer. Following the merger, Brocade will own 100% of the equity of Ruckus, and all of the Ruckus stockholders who did not tender their shares in the offer, other than Brocade, the Offeror, any wholly owned subsidiary of Brocade or Ruckus and any stockholders who are properly exercising their right for appraisal in compliance with the DGCL, will have the right to receive the transaction consideration.

Will there be a stockholder vote to approve the merger?

If the offer is completed (such that Brocade and the Offeror and Brocade’s other subsidiaries own at least a majority of the outstanding shares of Ruckus common stock), the merger will be governed by Section 251(h) of the DGCL, and accordingly no stockholder vote will be required to consummate the merger in the event that the offer is consummated. Brocade is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger as promptly as practicable following the consummation of the offer. Brocade expects that the merger will be consummated on the same day as the consummation of the offer.

What are the U.S. federal income tax consequences of receiving shares of Brocade common stock and cash in exchange for my Ruckus shares in the offer and the merger?

The exchange of Ruckus shares for cash and Brocade common stock pursuant to the offer or the merger will be a taxable transaction to U.S. Holders (as such term is described under “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes.

Each Ruckus stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the offer and the merger. Tax matters can be complicated, and the tax consequences of the offer and the merger to a particular Ruckus stockholder will depend on such stockholder’s particular facts and circumstances. Ruckus stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of Ruckus common stock for the transaction consideration pursuant to the offer or the merger.

Will I have the right to have my Ruckus shares appraised?

No appraisal rights are available to Ruckus stockholders in connection with the offer. However, if the offer is completed and the merger is consummated, the holders of Ruckus shares immediately prior to the effective time of the merger who (i) did not tender their Ruckus shares in the offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such shares, in each case, in accordance with Section 262 of the DGCL, will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

The “fair value” of any Ruckus shares could be based upon considerations other than, or in addition to, the price paid in the offer and the merger and the market value of such shares. Ruckus stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the transaction consideration. Moreover, Brocade and Ruckus may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares of Ruckus common stock is less than the transaction consideration.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under DGCL Section 262. Failure to follow the steps required by DGCL Section 262 for perfecting appraisal rights will result in the loss of such rights.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Ruckus stockholders desiring to exercise any available appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL. See “The Offer and the Merger—Appraisal Rights.”

Whom should I call if I have questions about the offer?

You may call D.F. King & Co., Inc., the information agent, toll free at (866) 620-2535 or contact the information agent via e-mail at Ruckus@dfking.com.

Where can I find more information about Brocade and Ruckus?

You can find more information about Brocade and Ruckus from various sources described in the section of this document entitled “Where to Obtain More Information.”

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to Ruckus stockholders. You are urged to carefully read the remainder of this document, the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information in this section and in the “Questions and Answers About the Offer and the Merger” section is not complete. See “Where to Obtain More Information.”

The Offer and the Merger (Page 39)

The purpose of the offer and the merger is for Brocade to acquire control of, and ultimately the entire equity interest in, Ruckus. The offer is the first step in Brocade’s plan to acquire all of the outstanding Ruckus shares, and the merger is the second step in such plan. If the offer is completed, shares of Ruckus common stock that are validly tendered and not validly withdrawn in the offer will be exchanged for the transaction consideration, and if the merger is completed, any remaining shares of Ruckus common stock that were not exchanged in the offer (except for excluded shares) and that are issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the transaction consideration.

Transaction Consideration (Page 101)

The transaction consideration consists of:

•	$6.45 in cash; and

•	0.75 of a share of Brocade common stock, par value $0.001 per share, together with cash in lieu of any fractional shares of Brocade common stock;

in each case, without interest and less any applicable withholding taxes.

Brocade will not issue fractional shares of Brocade common stock in the offer or the merger. Instead, each holder of shares of Ruckus common stock who otherwise would be entitled to receive a fractional share of Brocade common stock will be entitled to an amount in cash (without interest and rounded to the nearest cent) equal to the amount of the fractional share interest in a share of Brocade common stock to which such holder would otherwise be entitled pursuant to the offer or the merger, as applicable, multiplied by the average of the volume weighted average price per share of Brocade common stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Brocade and Ruckus) on each of the ten consecutive trading days ending with and including the complete trading day immediately prior to the acceptance time. See “Merger Agreement—Transaction Consideration—Fractional Shares.”

Treatment of Ruckus Equity Awards (Page 102)

If the merger is consummated, in general, (i) out of the money Ruckus stock options, Ruckus restricted stock units and Ruckus restricted stock units subject to a performance-based vesting condition (“Ruckus performance-based restricted stock units”) will be rolled over into Brocade equity awards (which for the restricted stock units subject to a performance-based vesting condition will be at the target level of performance), (ii) vested Ruckus options that are in the money will be cashed out and (iii) unvested Ruckus stock options that are in the money will be rolled over into restricted stock units of Brocade (“Brocade restricted stock units”) based on the in the money spread value of the Ruckus options. See “Merger Agreement—Treatment of Ruckus Equity Awards.”

The Offer (Page 100)

Brocade, through the Offeror, its direct wholly owned subsidiary, is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange the transaction consideration for each outstanding share of Ruckus common stock validly tendered and not validly withdrawn in the offer.

The Merger (Page 100)

As soon as practicable following the consummation of the offer, Brocade and Ruckus are required to complete the merger, assuming the satisfaction of the conditions to the consummation of the merger. The obligations of Brocade, the Offeror and Ruckus to consummate the merger are subject to the satisfaction of the following conditions (which may be waived, in whole or in part, to the extent permitted by law, by the mutual consent of Brocade and Ruckus):

•	Purchase of Shares of Ruckus Common Stock—The Offeror must have accepted for payment all of the shares of Ruckus common stock validly tendered and not validly withdrawn in the offer.

•	No Governmental Prohibition—No law or order (whether temporary, preliminary or permanent) must have been promulgated, entered, enforced, enacted or issued or be applicable to the merger or the issuance of Brocade common stock in connection with the offer or the merger by any governmental authority that prohibits or makes illegal the consummation of the merger or the issuance of Brocade common stock in connection with the offer or the merger.

The purpose of the merger is for Brocade to acquire all remaining shares of Ruckus common stock that it did not acquire in the offer. If the offer is completed (such that Brocade and the Offeror and Brocade’s other subsidiaries own at least a majority of the then-outstanding shares of Ruckus common stock), the merger will be governed by Section 251(h) of the DGCL, and accordingly no stockholder vote will be required to consummate the merger.

In the merger, the Offeror will be merged with and into Ruckus, with Ruckus surviving the merger as the surviving corporation. At the effective time of the merger, each share of Ruckus common stock that was not acquired by Brocade or the Offeror in the offer (except for excluded shares) and that is issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the transaction consideration. Upon consummation of the merger, Ruckus will be a direct wholly owned subsidiary of Brocade, and the former stockholders of Ruckus will no longer have any direct ownership interest in the surviving corporation.

The Companies (Page 37)

Brocade

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, California 95134

(408) 333-8000

Brocade is a leading supplier of networking hardware, software and services, including Storage Area Networking solutions and Internet Protocol Networking solutions for businesses and organizations of various types and sizes. Brocade’s end customers include global enterprises and other organizations that use Brocade’s products and services as part of their communications infrastructure and service providers, such as telecommunication firms, cable operators and mobile carriers, that use Brocade’s products and services as part of their commercial operations. Brocade offers a comprehensive line of high-performance networking hardware and software products and services that enable businesses and organizations to make their data centers and networks more efficient, reliable and adaptable to the changing demands of new network traffic patterns and volumes.

Brocade Communications Systems, Inc. was incorporated in Delaware in 1999 and became a publicly traded company that same year. Brocade’s common stock is traded on the NASDAQ under the ticker symbol “BRCD.”

Offeror

Stallion Merger Sub Inc.

c/o Brocade Communications Systems, Inc.

130 Holger Way

San Jose, California 95134

(408) 333-8000

The Offeror, a Delaware corporation, is a direct wholly owned subsidiary of Brocade. The Offeror is newly formed and was organized for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the merger.

Ruckus

Ruckus Wireless, Inc.

350 West Java Drive

Sunnyvale, California 94089

(650) 265-4200

Ruckus is a global supplier of advanced Wi-Fi solutions. Ruckus’ solutions, which are called Smart Wi-Fi, are used by service providers and enterprises to solve a range of network capacity, coverage and reliability challenges associated with increasing wireless traffic demands created by the growth in the number of users equipped with more powerful smart wireless devices using increasingly data rich applications and services. Ruckus markets and sells its products and technology directly and indirectly through a vast network of channel partners to a variety of service providers and enterprises around the world.

Ruckus Wireless, Inc. was incorporated in Delaware in 2002 and became a publicly traded company in 2012. Ruckus’ shares of common stock are traded on the NYSE under the ticker symbol “RKUS.”

Conditions to the Offer (Page 104)

The offer is subject to certain conditions, including:

•	satisfaction of the minimum tender condition;

•	satisfaction of the regulatory approvals condition;

•	lack of governmental prohibitions;

•	the registration statement on Form S-4 of which this document is a part being effective and not subject to any stop order that is in effect or any pending proceeding seeking a stop order;

•	the shares of Brocade common stock to be issued as consideration in connection with the offer and the merger having been approved for listing on NASDAQ, subject to official notice of issuance;

•	the truth and accuracy of each of Ruckus’, on the one hand, and Brocade’s and the Offeror’s, on the other hand, representations and warranties made in the merger agreement, subject to materiality qualifiers with respect to certain representations and warranties;

•	each of Ruckus, on the one hand, and Brocade and the Offeror, on the other hand, being in material compliance with their respective covenants under the merger agreement (subject to an opportunity to cure);

•	no material adverse effect (as such term is defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) having occurred with respect to Ruckus and its subsidiaries that is continuing;

•	no material adverse effect (as such term is defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) having occurred with respect to Brocade and its subsidiaries that is continuing; and

•	the merger agreement not having been terminated.

The offer is subject to certain other conditions set forth in the section below entitled “Merger Agreement—Conditions—Conditions to the Offer.” Subject to applicable SEC rules and regulations (including, without limitation, Section 14(e) of the Exchange Act), the Offeror reserves the right to waive or modify any of the conditions to the offer and to make any change in the terms of, or conditions to, the offer; provided, however, that, without the prior written consent of Ruckus in its sole discretion, the Offeror may not (i) waive certain specified conditions (including all the conditions noted above other than the conditions related to a material adverse effect of Ruckus, accuracy of Ruckus’ representations and Ruckus’ compliance with covenants), (ii) make any change in the terms of or conditions to the offer that (A) changes the form or amount of consideration to be paid in the offer (provided, however, that the Offeror may increase the amount of such consideration (irrespective of form), subject to certain limitations set forth in the merger agreement), (B) decreases the number of shares of Ruckus common stock sought in the offer, (C) extends the offer (other than as expressly required or permitted by the merger agreement), (D) imposes additional conditions to the offer other than those set forth in the merger agreement, or (E) amends or modifies any other term of or any condition to the offer in any manner that is adverse to the holders of Ruckus shares, or (iii)  provide for a “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

Extension, Termination and Amendment of the Offer (Page 93)

The offer is currently scheduled to expire at 12:00 midnight, Eastern time, at the end of May 26, 2016, unless earlier extended or terminated. The Offeror will effect any extension, termination, amendment or delay of the offer by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date. During any such extension, all Ruckus shares previously tendered and not validly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means 12:00 midnight, Eastern time, at the end of May 26, 2016, unless and until the Offeror has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, the Offeror must (i) extend the offer in the event that any of the offer conditions (including the minimum tender condition) have not been satisfied or waived as of any then scheduled expiration of the offer, for successive extension periods of up to ten business days each in order to permit the satisfaction of the conditions to the offer, and (ii) extend the offer for any period required by any law, rule, regulation, interpretation or position of the SEC or its staff or the NYSE which is applicable to the offer or the merger. However, the Offeror is not permitted or required to extend the offer beyond the outside date, other than any such extension requested by Ruckus, to the extent Brocade or the Offeror would be prohibited from terminating the merger agreement for failure of the acceptance time to occur by the outside date, or any such extension effected by Brocade or the Offeror, to the extent Ruckus would be prohibited from terminating the merger agreement for failure of the acceptance time to occur by the outside date (as described under “The Merger Agreement—Termination of the Merger Agreement—Termination by Brocade or Ruckus”).

Any decision to extend the offer will be made public by an announcement regarding such extension as described under “Exchange Offer Procedures—Extension, Termination and Amendment of Offer.”

Withdrawal Rights (Page 97)

Ruckus shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer, as it may be extended. Further, if the Offeror has not accepted Ruckus shares for exchange on or prior to June 27, 2016, Ruckus stockholders can thereafter withdraw them from tender at any time after that date until the Offeror accepts such shares for exchange.

Procedure for Tendering (Page 95)

To validly tender shares of Ruckus common stock held of record in certificated form or in book-entry form through the direct registration system, Ruckus stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other documents required by the exchange agent, and certificates representing such shares, if applicable, to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date.

To validly tender shares held in “street name” (i.e., shares held in electronic book-entry form other than through the direct registration system), you must contact the institution that holds your shares for instructions on how to tender your shares.

For a complete discussion of the procedures for tendering your Ruckus shares, see “Exchange Offer Procedures—Procedure for Tendering.”

Support Agreement (Page 123)

Concurrently with the execution of the merger agreement, Selina Lo, Ruckus’ President and Chief Executive Officer and a director of Ruckus, entered into a support agreement with Brocade and the Offeror (referred to as the “support agreement”) covering all of the Ruckus shares beneficially owned by her. She has, in her capacity as a Ruckus stockholder, agreed, among other things: (i) to cause all Ruckus shares beneficially owned by her to be tendered into the offer promptly (and, in any event, not later than the tenth business day) after the commencement of the offer (except that the support agreement does not require Ms. Lo to convert, exercise or exchange any securities convertible into or exercisable or exchangeable for shares of Ruckus common stock and only outstanding shares of Ruckus common stock beneficially owned by her are required to be tendered into the offer); (ii) not to withdraw any such shares from the offer unless and until the support agreement is terminated in accordance with its terms; and (iii) to certain restrictions on the encumbering or disposing of any such shares prior to the termination of the support agreement. The support agreement terminates automatically upon the earliest to occur of the following: (a) termination of the merger agreement in accordance with its terms, (b) the consummation of the merger, (c) the termination or withdrawal of the offer, (d) any modification, change or amendment of, or any waiver of Ruckus’ rights under or conditions set forth in, the merger agreement or the offer, without the prior written consent of Ms. Lo, that results in any decrease in the amount of the transaction consideration, and (e) the date on which Brocade, Offeror and Ms. Lo mutually agree to terminate the support agreement.

Regulatory Approvals (Page 78)

The completion of the offer is subject to the expiration or termination of the applicable waiting period under the HSR Act, and the receipt of any applicable approvals, consents or clearances under the competition laws of Germany. On April 28, 2016, Ruckus and Brocade were informed that the Federal Trade Commission (the “FTC”) granted early termination of the waiting period under the HSR Act. These requirements are discussed under “The Offer and the Merger—Regulatory Approvals.”

Source and Amount of Funds (Page 89)

Brocade’s obligation to consummate the offer and the merger is not conditioned on Brocade or the Offeror obtaining any financing.

Brocade estimates that the aggregate amount of cash consideration required to purchase the outstanding shares of Ruckus common stock, complete the merger and pay related fees and expenses is approximately $737.0 million. Brocade anticipates that the funds needed to complete the offer and the merger and pay related fees and expenses and to fund the anticipated repurchases of Brocade shares following the consummation of the merger will be derived from a combination of cash on hand and borrowings under a new senior credit facility. Concurrently with the execution of the merger agreement, Brocade entered into a commitment letter (referred to as the “commitment letter”) with Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., SunTrust Bank and SunTrust Robinson Humphrey, Inc., pursuant to which certain of such parties have committed, subject to the satisfaction of certain conditions, to provide Brocade with a term loan facility of $800 million and a revolving credit facility of $100 million. The financing contemplated by the commitment letter is referred to as the “debt financing.” See “The Offer and the Merger—Source and Amount of Funds.”

Interests of Certain Persons in the Offer and the Merger (Page 80)

Certain of Ruckus’ executive officers and directors have financial and other interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Ruckus stockholders generally. The Ruckus board of directors was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement.

For a full discussion on the interests of Ruckus’ directors and officers in the transactions contemplated by the merger agreement, see “The Offer and the Merger—Interests of Certain Persons in the Offer and the Merger.”

Appraisal Rights (Page 77)

Appraisal rights are not available in connection with the offer. However, Ruckus stockholders who have not properly tendered in the offer, and who otherwise comply with the applicable procedures for demanding appraisal under Section 262 of the DGCL, will be entitled to seek appraisal for the “fair value” of their shares as determined by the Delaware Court of Chancery. See “The Offer and the Merger—Appraisal Rights.”

Comparative Market Price and Dividend Matters (Page 124)

Brocade common stock is listed on NASDAQ under the symbol “BRCD,” and Ruckus common stock is listed on the NYSE under the symbol “RKUS.” The parties announced the execution of the merger agreement prior to commencement of trading on April 4, 2016. The following table sets forth the closing prices of Brocade common stock on NASDAQ and Ruckus common stock on the NYSE as reported on April 1, 2016, the trading day prior to the public announcement of the merger, and on April 28, 2016, the most recent trading day prior to the mailing of this document. The table also shows the implied value of one share of Ruckus common stock on such dates, which was calculated by adding (i) the per-share cash consideration of $6.45 and (ii) the product of the exchange ratio of 0.75 multiplied by the closing price of Brocade common stock on such date.

	Per-Share Ruckus Closing Price	Per-Share Brocade Closing Price	Implied Transaction Value of Ruckus Share
April 1, 2016	$10.00	$10.64	$14.43
April 28, 2016	$13.84	$9.86	$13.85

The market value of the stock consideration will change as the market value of Brocade common stock fluctuates during the offer period and thereafter. Ruckus stockholders should obtain current market quotations for shares of Ruckus common stock and Brocade common stock before deciding whether to tender their Ruckus shares in the offer.

Listing of Brocade Common Stock (Page 92)

Brocade will submit the necessary applications to seek to cause the shares of its common stock to be issued as transaction consideration in the offer and the merger to be approved for listing on NASDAQ. Approval of this listing is a condition to consummation of the offer.

Ownership of Brocade Common Stock After the Offer and the Merger (Page 86)

Brocade estimates that the former stockholders of Ruckus will own, in the aggregate, approximately 14.5% of the outstanding shares of Brocade common stock immediately following consummation of the offer and the merger. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer and the Merger—Ownership of Brocade Common Stock After the Offer and the Merger.”

Comparison of Stockholders’ Rights (Page 146)

The rights of Brocade stockholders are different in some respects from the rights of Ruckus stockholders. Therefore, Ruckus stockholders will have different rights as stockholders once they become Brocade stockholders. These differences are described in more detail under “Comparison of Stockholders’ Rights.”

Material U.S. Federal Income Tax Consequences (Page 140)

The exchange of Ruckus shares for cash and Brocade common stock pursuant to the offer or the merger will be a taxable transaction to U.S. Holders (as such term is described under “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes.

Each Ruckus stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the offer and the merger. Tax matters can be complicated, and the tax consequences of the offer and the merger to a particular Ruckus stockholder will depend on such stockholder’s particular facts and circumstances. Ruckus stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of Ruckus common stock for the transaction consideration pursuant to the offer or the merger.

Accounting Treatment (Page 92)

In accordance with generally accepted accounting principles in the United States of America (referred to as “GAAP”), Brocade will account for the acquisition of shares through the offer and the merger under the acquisition method of accounting for business combinations.

Questions about the Offer and the Merger

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The information agent for the offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 620-2535

Email: Ruckus@dfking.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BROCADE

The following table sets forth selected consolidated financial data of Brocade as of the dates and for the periods indicated.

The selected consolidated financial data as of October 31, 2015 and November 1, 2014, and for the fiscal years ended October 31, 2015, November 1, 2014 and October 26, 2013, were derived from Brocade’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2015, filed with the SEC on December 22, 2015, and incorporated by reference into this document. The selected consolidated financial data as of October 26, 2013, October 27, 2012 and October 29, 2011, and for the years ended October 27, 2012 and October 29, 2011, were derived from Brocade’s audited consolidated financial statements not included or incorporated by reference into this document. The selected consolidated financial data as of January 30, 2016 and for the three month periods ended January 30, 2016 and January 31, 2015 were derived from Brocade’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the period ended January 30, 2016, previously filed with the SEC on March 4, 2016 and incorporated by reference into this document. The selected historical consolidated financial data may not be indicative of the results of operations or financial position of Brocade that may be expected in the future.

Such financial data should be read together with, and is qualified in its entirety by reference to, Brocade’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in Brocade’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, previously filed with the SEC on December 22, 2015, and Brocade’s Quarterly Report on Form 10-Q for the three months ended January 30, 2016, previously filed with the SEC on March 4, 2016, and incorporated by reference into this document.

	Three Months Ended		Year Ended
	January 30, 2016	January 31, 2015	October 31, 2015	November 1, 2014	October 26, 2013	October 27, 2012	October 29, 2011
	(in thousands, except per share data)
Consolidated statement of income data:
Net revenues	$574,284	$576,239	$2,263,460	$2,211,267	$2,222,864	$2,237,770	$2,147,442
Gross profit	$388,815	$389,683	$1,528,073	$1,465,793	$1,408,879	$1,383,019	$1,283,534
Net income	$93,646	$87,267	$340,362	$237,971	$208,623	$195,181	$50,610
Net income per share-basic	$0.23	$0.20	$0.81	$0.55	$0.46	$0.43	$0.11
Net income per share-diluted	$0.23	$0.20	$0.79	$0.53	$0.45	$0.41	$0.10
Shares used in per share calculation-basic	407,902	428,536	420,331	435,258	450,516	456,629	474,259
Shares used in per share calculation-diluted	415,085	439,156	430,556	446,859	463,705	472,343	497,030

Net cash provided by operating activities	$112,200	$10,393	$447,499	$541,597	$451,029	$590,870	$449,232
Ratio of earnings to fixed charges	11.1	5.3	8.3	9.5	6.4	5.0	1.8

Consolidated balance sheet data (at period end):
Cash, cash equivalents, and investments	$1,392,009	$1,359,365	$1,440,882	$1,255,017	$986,997	$713,226	$414,976
Current assets	$1,661,060	$2,094,514	$1,852,199	$1,658,005	$1,422,803	$1,155,579	$844,201
Non-current assets(1)	$2,247,835	$2,086,675	$2,183,953	$2,074,820	$2,197,656	$2,425,682	$2,630,107
Total assets(1)	$3,908,895	$4,181,189	$4,036,152	$3,732,825	$3,620,459	$3,581,261	$3,474,308

Current liabilities	$484,839	$806,030	$562,364	$587,308	$560,663	$610,468	$565,987
Non-current liabilities(1)	$922,863	$930,158	$944,305	$739,156	$714,847	$734,973	$894,183
Convertible senior unsecured notes(1)	$501,645	$485,081	$497,427	$—	$—	$—	$—
Senior unsecured notes	$296,457	$296,040	$296,351	$295,938	$295,545	$—	$—
Senior secured notes	$—	$300,000	$—	$298,373	$298,127	$596,264	$595,803
Term loan	$—	$—	$—	$—	$—	$—	$186,858
Capital lease obligations	$215	$963	$298	$2,115	$4,600	$4,916	$6,782
Book value per share	$6.21

(1)	In the first fiscal quarter of fiscal year 2016, Brocade adopted ASC 835, Interest-Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs. Under this update, debt issuance costs are required to be presented as a direct deduction from the carrying amount of the related debt liability, consistent with the presentation of debt discounts. Brocade retrospectively applied this update to all prior periods presented.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RUCKUS

The following table sets forth selected consolidated financial data of Ruckus as of as of the dates and for the periods indicated.

The selected consolidated financial data as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, were derived from Ruckus’ audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 24, 2016 and incorporated by reference into this document. The selected consolidated financial data as of December 31, 2013, 2012 and 2011, and for the years ended December 31, 2012 and 2011, were derived from Ruckus’ audited consolidated financial statements not included or incorporated by reference into this document. The selected historical consolidated financial data may not be indicative of the results of operations or financial position of Ruckus that may be expected in the future.

Such financial data should be read together with, and is qualified in its entirety by reference to, Ruckus’ historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in the above-referenced Annual Report on Form 10-K.

	Fiscal Year Ended December 31,
	2015	2014	2013	2012	2011
	(in thousands, except per share data)
Consolidated statement of income data:
Revenue:
Product	$343,659	$303,446	$245,935	$201,913	$114,684
Service	29,717	23,473	17,132	12,740	5,339

Total revenue	373,376	326,919	263,067	214,653	120,023

Cost of revenue:
Product	105,314	90,651	78,344	70,478	44,705
Service	14,741	12,454	9,844	5,306	2,502

Total cost of revenue	120,055	103,105	88,188	75,784	47,207

Gross profit	253,321	223,814	174,879	138,869	72,816
Operating expenses:
Research and development	94,234	77,164	61,783	43,821	24,892
Sales and marketing	109,864	98,634	79,185	56,209	32,659
General and administrative	41,799	33,622	33,752	20,237	8,524

Total operating expenses	245,897	209,420	174,720	120,267	66,075

Operating income	7,424	14,394	159	18,602	6,741
Interest income (expense)	701	199	187	(472)	(1,025)
Other expense, net	(524)	(463)	(456)	(3,664)	(1,215)

Income (loss) before income taxes	7,601	14,130	(110)	14,466	4,501
Income tax expense (benefit)	2,911	5,940	(1,899)	(17,238)	315

Net income	$4,690	$8,190	$1,789	$31,704	$4,186

Net income attributable to common stockholders	$4,690	$8,190	$1,789	$9,036	$379

Net income per share attributable to common stockholders:
Basic	$0.05	$0.10	$0.02	$0.36	$0.02

Diluted	$0.05	$0.09	$0.02	$0.24	$0.02

Weighted average shares used in computing net income per share attributable to common stockholders:
Basic	87,418	82,908	76,744	24,847	15,584

Diluted	95,851	93,668	93,361	37,775	23,269

	Fiscal Year Ended December 31,
	2015	2014	2013	2012	2011
	(in thousands, except per share data)
Consolidated balance sheet data (at period end):
Cash and cash equivalents	$69,687	$56,083	$91,282	$133,386	$11,200
Short-term investments	160,791	142,706	60,878	—	—
Working capital (deficit)	252,943	213,576	160,435	141,093	(2,927)
Current assets	342,555	295,392	230,695	210,688	45,656
Non-current assets	76,266	58,602	52,527	33,151	20,034
Total assets	418,821	353,994	283,222	243,839	65,690
Deferred revenue, current and non-current	51,126	49,785	40,237	40,486	17,181
Current liabilities	89,612	81,816	70,260	69,595	48,583
Non-current liabilities	17,676	12,529	9,113	4,033	10,593
Redeemable convertible preferred stock	—	—	—	—	51,257
Total stockholders’ equity (deficit)	$311,533	$259,649	$203,849	$170,211	$(44,743)
Book value per share	$3.49

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data has been prepared to reflect the offer, the merger and the debt financing. Following the consummation of the merger, Brocade intends to use a portion of the proceeds from the debt financing and cash on hand to repurchase a number of Brocade shares equivalent to the number of Brocade shares issued as stock consideration in the offer and the merger. See “The Offer and the Merger—Brocade Stock Repurchase Program.” However, Brocade has not committed to repurchasing any specific number of shares. Because the anticipated share repurchases are not directly related to the transactions contemplated by the merger agreement, the selected unaudited pro forma condensed combined financial data do not reflect the impact of those share repurchases. See “Supplemental Information—Brocade Share Repurchases” following “Unaudited Pro Forma Condensed Combined Financial Statements” for an analysis of the impact of such share repurchases on selected line items of the unaudited pro forma condensed combined financial statements.

The selected unaudited pro forma condensed combined balance sheet data as of January 30, 2016 combines the historical consolidated balance sheets of Brocade and Ruckus as of January 30, 2016 and December 31, 2015, respectively, giving effect to the offer, the merger and the debt financing as if they had been completed on January 30, 2016. The selected unaudited pro forma condensed combined statement of income for the three months ended January 30, 2016 combines the historical consolidated statements of income of Brocade and Ruckus for the three months ended January 30, 2016 and the three months ended December 31, 2015, respectively, and the selected unaudited pro forma condensed combined statement of income for the fiscal year ended October 31, 2015 combines the historical consolidated statements of income of Brocade and Ruckus for the fiscal year ended October 31, 2015 and the fiscal year ended December 31, 2015, respectively, in each case, giving effect to the offer, the merger and the debt financing as if they had occurred on November 2, 2014.

The selected unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Brocade would have been had the offer, the merger and the debt financing occurred on the dates assumed, nor is this information necessarily indicative of future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial information includes adjustments and assumptions that are factually supportable and that Brocade believes are reasonable. These assumptions, however, are only preliminary and may vary significantly from the fair values that will be recorded upon completion of the offer, the merger and the debt financing. The unaudited pro forma condensed combined statements of operations are based upon the historical financial statements of Brocade and Ruckus and include all adjustments that give effect to the events directly attributable to the offer, the merger and the debt financing, and are expected to have a continuing impact and are factually supportable. See “Risk Factors—Risk Factors Relating to Brocade and the Combined Company—Brocade’s and Ruckus’ actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this document.” The following information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes included in this document. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

	Three Months Ended January 30, 2016	Fiscal Year Ended October 31, 2015
	(In thousands, except per share amounts and ratio of earnings to fixed charges)
Pro Forma Statement of Income Data:
Net revenues	$674,400	$2,636,836
Gross margin	442,426	1,722,514
Income from continuing operations before income tax	100,211	382,676
Net income	86,620	303,468
Net income per common share:
Basic	$0.18	$0.62
Diluted	$0.18	$0.61
Weighted-average shares outstanding:
Basic	475,854	488,283
Diluted	484,574	500,045
Ratio of earnings to fixed charges	7.39	5.84

Pro Forma Balance Sheet Data (at period end):
Cash and cash equivalents	$1,524,734
Current assets	$2,104,062
Non-current assets	$3,312,732
Total assets	$5,416,794
Current liabilities	$628,375
Non-current liabilities	$1,667,108
Total debt, including current portion	$1,583,808
Total stockholders’ equity	$3,121,311
Book value per share	$6.63

UNAUDITED COMPARATIVE PER SHARE DATA

The following table reflects historical information about basic and diluted earnings per share, cash dividends per share, and book value per share, of Brocade for the three months ended January 31, 2016 and the fiscal year ended October 31, 2015, and for Ruckus for the fiscal year ended December 31, 2015, and for Brocade and Ruckus on an unaudited pro forma combined basis after giving effect to the offer, the merger and the debt financing. Following the consummation of the merger, Brocade intends to use a portion of the proceeds from the debt financing and cash on hand to repurchase a number of Brocade shares equivalent to the number of Brocade shares issued as stock consideration in the offer and the merger. See “The Offer and the Merger—Brocade Stock Repurchase Program.” However, Brocade has not committed to repurchasing any specific number of shares. Because the anticipated share repurchases are not directly related to the transactions contemplated by the merger agreement, the selected unaudited pro forma condensed combined financial data do not reflect the impact of those share repurchases. See “Supplemental Information—Brocade Share Repurchases” following “Unaudited Pro Forma Condensed Combined Financial Statements” for an analysis of the impact of such share repurchases on selected line items of the unaudited pro forma condensed combined financial statements.

The pro forma data of the combined company assumes the acquisition of 100% of the shares of Ruckus common stock by Brocade and was derived by combining the historical consolidated financial information of Brocade and Ruckus as described elsewhere in this document. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this document, see “Unaudited Pro Forma Condensed Combined Financial Statements.”

Ruckus stockholders should read the information presented in the following table together with the historical financial statements of Brocade and Ruckus and the related notes which are incorporated herein by reference, and the “Unaudited Pro Forma Condensed Combined Financial Statements” appearing elsewhere in this document. The pro forma data is unaudited and for illustrative purposes only. Ruckus stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies been combined on the dates assumed or the future results that the combined company will achieve after the consummation of the offer and the merger. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

	Three Months Ended January 30, 2016	Fiscal Year Ended October 31, 2015
BROCADE HISTORICAL:
Basic net income per common share	$0.23	$0.81
Diluted net income per common and dilutive potential common share	$0.23	$0.79
Cash dividends declared per share	$0.045	$0.16
Book value per share at period end	$6.21	$6.12

Fiscal Year Ended December 31, 2015
RUCKUS HISTORICAL:
Basic net income per common share	$0.05
Diluted net income per common and dilutive potential common share	$0.05
Cash dividends declared per share	$—
Book value per share at period end	$3.49

	Three Months Ended January 30, 2016	Fiscal Year Ended October 31, 2015
UNAUDITED PRO FORMA COMBINED:
Basic net income per common share	$0.18	$0.62
Diluted net income per common and dilutive potential common share	$0.18	$0.61
Cash dividends declared per share	$0.05	$0.16
Book value per share at period end	$6.63	N/A

	Three Months Ended January 30, 2016	Fiscal Year Ended October 31, 2015
UNAUDITED PRO FORMA EQUIVALENT RUCKUS (1):
Basic net income per common share	$0.14	$0.47
Diluted net income per common and dilutive potential common share	$0.13	$0.46
Cash dividends declared per share	$0.03	$0.12
Book value per share at period end	$4.98	N/A

(1)	The Ruckus pro forma equivalent per share amounts were calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.75. This presentation does not take into account the cash consideration payable for each Ruckus share in the offer and the merger.

RISK FACTORS

Ruckus stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender shares pursuant to the offer.

Risk Factors Relating to the Offer and the Merger

The stock portion of the transaction consideration is fixed and will not be adjusted. Because the market price of Brocade common stock may fluctuate, Ruckus stockholders cannot be sure of the market value of the transaction consideration they will receive in exchange for their Ruckus shares in connection with the offer and the merger.

In connection with the offer and the merger, Ruckus stockholders will receive cash and a fixed number of shares of Brocade common stock for each of their shares of Ruckus common stock (i.e., 0.75 of a share of Brocade common stock for each Ruckus share). Because the number of shares of Brocade common stock being offered as part of the transaction consideration will not vary based on the market value of Brocade common stock, the portion of the market value of the transaction consideration that Ruckus stockholders will receive in the offer or the merger that is based on the value of Brocade common stock will vary based on the price of Brocade common stock at the time the transaction consideration is received. The market price of Brocade common stock may decline after the date of this document, after you tender your shares and/or after the offer and the merger are completed.

A decline in the market price of Brocade common stock could result from a variety of factors beyond Brocade’s control, including, among other things, the possibility that Brocade may not achieve the expected benefits of the acquisition of Ruckus as rapidly or to the extent anticipated, Ruckus’ business may not perform as anticipated following the offer and the merger, the effect of Brocade’s acquisition of Ruckus on Brocade’s financial results may not meet the expectations of Brocade, financial analysts or investors, the addition and integration of Ruckus’ business may be unsuccessful, take longer or be more disruptive than anticipated, or Brocade’s increased indebtedness incurred to finance the offer, the merger and the contemplated share repurchases may limit its ability to incur additional debt for other business purposes and in turn limit its ability to pursue elements of its business strategy.

A decline in the market price of Brocade common stock could also result from numerous factors unrelated to the offer and the merger including, among others:

•	actual or anticipated changes in Brocade’s operating results;

•	whether Brocade’s operating results or forecasts meet the expectations of securities analysts or investors;

•	actual or anticipated changes in the expectations of securities analysts or investors;

•	recommendations by securities analysts or changes in their earnings estimates;

•	the announcement or timing of announcement of Brocade’s quarterly or annual operating results;

•	announcements of actual or anticipated operating results by Brocade’s competitors, Brocade’s original equipment manufacturer partners, and other companies in the IT industry;

•	speculation, coverage or sentiment in the media or the investment community about, or actual changes in, Brocade’s business, strategic position, competitive position, market share, operations, prospects, future stock price performance, or Brocade’s industry in general;

•	the announcement of new, planned, or contemplated products; services; commercial relationships; technological innovations; acquisitions; divestitures; or other significant transactions by Brocade or its competitors;

•	adverse changes to Brocade’s relationships with any of its original equipment manufacturer partners;

•	changes in the business strategy or execution of any of Brocade’s original equipment manufacturer partners;

•	departures of key employees;

•	litigation or disputes involving Brocade, Brocade’s industry, or both;

•	general economic conditions and trends;

•	sales of Brocade’s stock by Brocade’s officers, directors, or significant stockholders; and

•	the timing and amount of dividends and stock repurchases.

In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Accordingly, broad market and industry factors may adversely affect Brocade’s stock price regardless of Brocade’s operating performance. In addition, Brocade’s stock price might also fluctuate in reaction to events that affect other companies in Brocade’s industry even if these events do not directly affect or involve Brocade.

Because the offer will not be completed until certain conditions have been satisfied or waived, a significant period of time may pass between the commencement of the offer, the time you tender your shares and the time that the Offeror accepts your shares for payment. Therefore, at the time you tender your shares of Ruckus common stock pursuant to the offer, you will not know the exact market value of the stock portion of the transaction consideration that will be issued if the Offeror accepts such shares for payment.

In addition, although Brocade intends to implement a share repurchase plan promptly following the closing of the offer and the merger that Brocade intends to fund in part with proceeds from the debt financing (as described under “The Offer and the Merger—Source and Amount of Funds”), there is no guarantee that Brocade will do so, and any decision by Brocade not to implement such a plan or to implement such a plan in a manner that results in a lesser amount of share repurchases being executed than expected may adversely affect the market price of Brocade common stock.

See “Comparative Market Price and Dividend Matters” of this document. You are urged to obtain current market quotations for shares of Ruckus common stock and for shares of Brocade common stock.

The offer remains subject to conditions that Brocade cannot control.

The offer is subject to the following conditions:

•	satisfaction of the minimum tender condition;

•	satisfaction of the regulatory approvals condition;

•	lack of governmental prohibitions;

•	the registration statement on Form S-4 of which this document is a part being effective and not subject to any stop order that is in effect or pending proceeding seeking a stop order;

•	the shares of Brocade common stock to be issued as consideration in connection with the offer and the merger having been approved for listing on NASDAQ, subject to official notice of issuance;

•	the truth and accuracy of each of Ruckus’, on the one hand, and Brocade’s and the Offeror’s, on the other hand, representations and warranties made in the merger agreement, subject to materiality qualifiers with respect to certain representations and warranties;

•	each of Ruckus, on the one hand, and Brocade and the Offeror, on the other hand, being in material compliance with their respective covenants under the merger agreement (subject to an opportunity to cure);

•	no material adverse effect (as such term is defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) having occurred with respect to Ruckus and its subsidiaries that is continuing;

•	no material adverse effect (as such term is defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) having occurred with respect to Brocade and its subsidiaries that is continuing;

•	the merger agreement not having been terminated in accordance with its terms; and

•	each of Ruckus and Brocade having delivered an officer’s certificate to the other certifying as to the satisfaction of certain conditions.

There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. See “Merger Agreement—Conditions—Conditions to the Offer” for a discussion of the conditions to the offer.

If the offer and the merger are completed, Ruckus stockholders will receive Brocade common stock as part of the transaction consideration and will accordingly become Brocade stockholders. Brocade common stock may be affected by factors different from those affecting Ruckus common stock, and Brocade stockholders will have different rights than Ruckus stockholders.

Upon consummation of the offer and the merger, Ruckus stockholders will receive shares of Brocade common stock as part of the transaction consideration and will accordingly become Brocade stockholders. Brocade’s business differs from that of Ruckus, and Brocade’s results of operations and the trading price of Brocade common stock may be adversely affected by factors different from those that would affect Ruckus’ results of operations and stock price.

In addition, holders of shares of Brocade common stock will have rights as Brocade stockholders that differ from the rights they had as Ruckus stockholders before the offer and the merger. For a comparison of the rights of Brocade stockholders to the rights of Ruckus stockholders, see “Comparison of Stockholders’ Rights.”

Ruckus stockholders, in the aggregate, will have a reduced ownership and voting interest in Brocade, compared to their aggregate ownership in Ruckus.

Brocade estimates that the former stockholders of Ruckus will own, in the aggregate, approximately 14.5% of the outstanding shares of Brocade common stock immediately following consummation of the offer and the merger. Consequently, Ruckus stockholders will not be able to exercise as much influence over the management and policies of Brocade as they currently exercise over Ruckus.

The merger agreement limits Ruckus’ ability to pursue alternative transactions, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction.

The merger agreement contains provisions that, subject to certain exceptions, limit Ruckus’ ability to solicit, initiate, support, knowingly induce or knowingly encourage, or take any other action with the intent to facilitate, any inquiries, proposals, indications of interest or offers which constitute, or could reasonably be expected to lead to, a proposal for an alternative transaction. See “Merger Agreement—No Solicitation of Other Offers by Ruckus.” In addition, under specified circumstances where the merger agreement is terminated, Ruckus is required to pay a termination fee of $50 million. See “Merger Agreement—Termination Fee and Expenses—

Termination Fee.” It is possible that these or other provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Ruckus from considering or proposing an acquisition or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Ruckus than it might otherwise have proposed to pay.

The stock price of Ruckus common stock may be adversely affected if the offer and the merger are not completed.

If the offer and the merger are not completed, the price of Ruckus common stock may decline to the extent that the current market price of Ruckus common stock reflects a market assumption that the offer and the merger will be completed and have value.

Lawsuits have been filed, and further lawsuits may be filed, against Ruckus, the Ruckus board of directors, Brocade and the Offeror challenging the offer and the merger. An adverse ruling in any such lawsuit may delay or prevent the offer from being consummated or delay or prevent the merger from becoming effective, and may result in substantial costs to Brocade and Ruckus.

Following the announcement of the entry into the merger agreement, two putative class action complaints were filed on behalf of purported Ruckus stockholders in the Superior Court of California, County of Santa Clara. The complaints contain similar allegations and name Ruckus, members of the Ruckus board of directors, Brocade and the Offeror as defendants. In general, the complaints allege that the members of the Ruckus board of directors breached their fiduciary duties to Ruckus stockholders by doing one or more of the following: (i) agreeing to unfair and inadequate transaction consideration for the Ruckus shares, (ii) accepting unreasonable deal protection measures in the merger agreement that dissuade other potential bidders from making competing offers, (iii) failing to properly value Ruckus and take steps to maximize the value of Ruckus, and (iv) engaging in self-dealing. The two complaints also allege that one or more of Ruckus, Brocade and the Offeror aided and abetted the members of the Ruckus board of directors in breaching their fiduciary duties to Ruckus stockholders. The plaintiffs have requested, among other things: (i) certification as a class, (ii) rescission and invalidation of the merger agreement or related agreements, (iii) injunctive relief, (iv) imposition of a constructive trust, and (v) an award of the costs and disbursements of the action, including reasonable attorneys’ and experts’ fees.

Ruckus stockholders, as plaintiffs, may initiate further stockholder class action lawsuits seeking, among other things, to enjoin the offer and the merger. If such a lawsuit were to lead to an injunction issued by a court, the condition to the offer requiring that there be no governmental prohibitions prohibiting or making illegal the consummation of any of the offer, the merger or the issuance of Brocade common stock as consideration in connection with the offer or the merger may not be met.

Pursuant to Ruckus’ amended and restated bylaws and indemnification agreements, Ruckus has an obligation to indemnify the members of the Ruckus board of directors to the extent not prohibited by the DGCL or other applicable law, subject to certain exceptions not applicable here. This obligation may apply with respect to any stockholder class action lawsuits. There can be no assurance that Ruckus and the other defendants in these lawsuits will be successful in their defenses. An unfavorable outcome in any such lawsuit could prevent or delay the consummation of the offer and the merger and, regardless of the outcome, may result in substantial costs to Ruckus and/or Brocade.

The financial analyses and forecasts considered by Brocade, Ruckus and Ruckus’ financial advisor may not be realized.

While the financial analyses and forecasts utilized by Brocade, Ruckus and Ruckus’ financial advisor in connection with the offer and the merger and summarized in this document were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing such forecasts will accurately reflect future conditions. In preparing such forecasts, the managements of Brocade and Ruckus and Ruckus’ financial advisor made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described in this section and under “Forward-Looking Statements” or incorporated by reference in this document, all of which are difficult to predict and many of which are beyond the control of Ruckus and Brocade and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or forecasted results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial forecasts, whether or not the offer and the merger are completed. As a result, these unaudited financial forecasts cannot be considered predictive of actual future operating results, and this information should not be relied on as such. In addition, since such forecasts cover multiple years, the information by its nature becomes less predictive with each successive year.

The opinion of Ruckus’ financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

In connection with the offer and the merger, at the meeting of the Ruckus board of directors on April 3, 2016, Morgan Stanley & Co. LLC (referred to as “Morgan Stanley”), Ruckus’ financial advisor, rendered to the Ruckus board of directors its oral opinion, subsequently confirmed in writing, that as of April 3, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the transaction consideration to be received by the holders of Ruckus shares (other than excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley, dated as of April 3, 2016, is attached as Annex C to this document and is incorporated by reference in this document in its entirety.

Ruckus has not obtained an updated opinion from Morgan Stanley as of the date of this document and does not expect to receive an updated opinion. Changes in the operations and prospects of Ruckus or Brocade, general market and economic conditions and other factors that may be beyond the control of Ruckus or Brocade, and on which Ruckus’ financial advisor’s opinion was based, may significantly alter the value of Ruckus or Brocade or the prices of Ruckus or Brocade common stock by the time the offer and the merger are completed. The opinion does not speak as of the time the offer and the merger will be completed or as of any date other than the date of such opinion. Because Ruckus’ financial advisor will not be updating its opinion, the opinion will not address the fairness of the transaction consideration from a financial point of view at the time the offer and the merger are completed.

If the offer and the merger are completed, Ruckus stockholders who participate in the offer and the merger will be forfeiting all rights with respect to their Ruckus shares other than the right to receive the transaction consideration.

If the offer and the merger are completed, stockholders of Ruckus will cease to have any equity interest in Ruckus. In addition, Ruckus stockholders who validly tender their Ruckus shares (and do not validly withdraw such shares) in the offer will forfeit their appraisal rights with respect to such shares under Delaware law in connection with the subsequent merger. Holders of Ruckus shares who perfect their appraisal rights under Delaware law could realize a higher or lower, or the same, value for their shares than the transaction consideration.

The receipt of Brocade shares and cash in the transactions contemplated by the merger agreement will be fully taxable to Ruckus stockholders.

The exchange of Ruckus shares for Brocade shares and cash in the transactions contemplated by the merger agreement will be fully taxable to Ruckus stockholders that are U.S. Holders (as described under “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. These consequences are described more fully under “Material U.S. Federal Income Tax Consequences.” Ruckus stockholders should consult their tax advisors to determine the specific tax consequences to them of the transactions contemplated by the merger agreement, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

Risk Factors Relating to Brocade and the Combined Company

Brocade may fail to realize all of the anticipated benefits of the offer and the merger or those benefits may take longer to realize than expected.

The full benefits of the offer and the merger, including the anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Brocade may also encounter difficulties, costs and delays as a result of the acquisition of Ruckus, including due to complexities associated with leveraging scale and coordinating expertise. Failure to achieve the anticipated benefits of the offer and the merger could adversely affect Brocade’s results of operations or cash flows, cause dilution to the earnings per share of Brocade, decrease or delay the expected accretive effect of the offer and the merger, and negatively impact the price of Brocade common stock. Brocade and Ruckus will incur direct and indirect costs as a result of the offer and the merger.

Brocade and Ruckus will incur substantial expenses in connection with the offer and the merger and, following the completion of the merger, Brocade expects to incur additional expenses in connection with aligning the businesses, operations, policies and procedures of Brocade and Ruckus. Factors beyond Brocade’s and Ruckus’ control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. In addition, if the offer and merger are not completed, Brocade and Ruckus would have to recognize these expenses without realizing the expected benefits of the acquisition.

Matters relating to the offer and the merger may divert management’s attention away from Brocade’s and Ruckus’ day-to-day operations.

The process of effecting the offer and the merger and the preparation for integration of Brocade’s and Ruckus’ businesses and operations may place a significant burden on both companies’ management and internal resources. Diversion of management’s focus and resources from the day-to-day operations of the businesses to matters relating to the offer and the merger could adversely affect the companies’ businesses, regardless of whether the offer and the merger are completed.

In addition, successful coordination, alignment and targeted integration of Brocade’s and Ruckus’ operations, brands, products and personnel may place a significant burden on the management and internal resources of Brocade and Ruckus following completion of the offer and the merger. The transition process could disrupt each of Brocade’s and Ruckus’ ongoing businesses and divert management’s focus from other opportunities and challenges. The diversion of management’s attention and any difficulties encountered during this period could harm the business, financial condition and operating results of the combined company and limit the anticipated benefits of the offer and the merger.

Brocade’s and Ruckus’ actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this document.

The unaudited pro forma condensed combined financial information contained in this document is presented for illustrative purposes only and may differ materially from what Brocade’s actual financial position or results of operations would have been had the offer and the merger been completed, and the indebtedness expected to be incurred in connection therewith been incurred, on the dates indicated. The unaudited pro forma condensed combined financial information has been derived from the audited and unaudited historical financial statements of Brocade and Ruckus, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the offer, the merger and the debt financing. The assets and liabilities of Ruckus have been measured at fair value based on various preliminary estimates using assumptions that Brocade management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may vary significantly as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting may occur and are not necessarily indicative of financial position or results of operations in future periods or that would have been realized in historical periods presented.

Following the consummation of the merger, Brocade intends to use a portion of the proceeds from the debt financing and cash on hand to repurchase a number of Brocade shares equivalent to the number of Brocade shares issued as stock consideration in the offer and the merger. See “The Offer and the Merger—Brocade Stock Repurchase Program.” However, Brocade has not committed to repurchasing any specific number of shares. Because the anticipated share repurchases are not directly related to the transactions contemplated by the merger agreement, the selected unaudited pro forma condensed combined financial data do not reflect the impact of those share repurchases.

In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect Brocade’s financial condition or results of operations following the completion of the offer and the merger. Any potential decline in Brocade’s financial condition or results of operations may cause significant variations in the share price of Brocade. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

Brocade will incur significant additional indebtedness in connection with the offer, the merger and the anticipated repurchases of shares following the offer and the merger, which will decrease Brocade’s business flexibility and increase its interest expense.

As of January 30, 2016, Brocade had approximately $875 million in principal amount of outstanding indebtedness, including $575 million of indebtedness under the 1.375% convertible senior unsecured notes due 2020 and $300 million of unsecured indebtedness under the 4.625% senior notes due 2023. Brocade’s indebtedness after giving effect to the debt financing is expected to be approximately $1.7 billion. Brocade’s substantially increased indebtedness following completion of the offer and the merger could have the effect, among other things, of reducing Brocade’s flexibility to respond to changing business and economic conditions and will increase Brocade’s interest expense. Brocade will also incur various costs and expenses associated with the debt financing. The amount of cash required to pay interest on Brocade’s increased indebtedness levels following completion of the offer and the merger, and thus the demands on Brocade’s cash resources, will be greater than the amount of cash required to service Brocade’s indebtedness prior to the offer and the merger. The amount of cash on hand will be significantly impacted by the extent to which Brocade effects the anticipated repurchase of Brocade shares following the consummation of the offer and the merger. Brocade’s increased indebtedness following completion of the offer and the merger could also reduce funds available for working capital, capital expenditures, acquisitions, share repurchases and other general corporate purposes and may limit the ability of Brocade to meet its target of returning at least 60% of its annual adjusted free cash flow to Brocade stockholders in the form of share repurchases or cash dividends. In addition, Brocade’s increased indebtedness following completion of the offer and the merger could create competitive disadvantages for Brocade relative to other companies with lower indebtedness levels. If Brocade does not achieve the expected benefits and cost savings from the offer and the merger, or if the financial performance of the combined company does not meet current expectations, then Brocade’s ability to service its indebtedness may be adversely impacted.

It is expected that indebtedness borrrowed in connection with the debt financing will bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could further adversely affect Brocade’s cash flows.

Brocade may be required to raise additional financing to fund working capital, capital expenditures, acquisitions, share repurchases or other general corporate requirements. Brocade’s ability to arrange additional financing will depend on, among other factors, Brocade’s financial position and performance, as well as prevailing market conditions and other factors beyond Brocade’s control. Brocade cannot assure you that it will be able to obtain additional financing on terms acceptable to Brocade or at all.

The definitive documentation governing the debt financing has not been finalized. However, it is expected that the definitive documentation governing the debt financing will contain various affirmative and negative covenants that impose restrictions on Brocade and certain of its subsidiaries and that may affect their ability to operate their businesses. These covenants could have the effect, among other things, of reducing Brocade’s flexibility to respond to changing business and economic conditions and increased borrowing costs should further financing be desired, and may adversely affect Brocade’s operations and financial results. In addition, such documentation is expected to contain financial covenants that will require Brocade to maintain certain financial ratios. See “The Offer and the Merger—Source and Amount of Funds.” The ability of Brocade and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default under the senior credit facility, which, if not cured or waived, could accelerate Brocade’s repayment obligations with respect to the senior credit facility and its other debt.

If the value of Ruckus’ business, together with any synergies to be achieved from Brocade’s acquisition of Ruckus, is less than the value of the transaction consideration, the trading price of shares of Brocade common stock could decrease.

If investors believe that the value of the cash consideration and stock consideration to be exchanged for Ruckus shares in connection with the offer and the merger, together with transaction costs, is greater than the value of Ruckus’ business, together with any synergies expected to be achieved in connection with Brocade’s acquisition of Ruckus, the trading price of Brocade common stock could decrease and the offer and the merger could have a dilutive effect on the value of common shares held by Brocade stockholders (including former Ruckus stockholders).

Executive officers and directors of Ruckus have interests in the offer and the merger that differ from or are in addition to the interests of Ruckus stockholders generally.

Certain of Ruckus’ executive officers and directors have financial and other interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Ruckus stockholders generally. These interests include, but are not limited to, entitlement to certain compensation and benefits. These interests are described more fully under “The Offer and the Merger—Interests of Certain Persons in the Offer and the Merger.”

Uncertainty during the pendency of the offer and the merger may cause suppliers, customers or other business partners to delay or defer decisions concerning Brocade and/or Ruckus or re-negotiate agreements with Brocade and/or Ruckus, and completion of the offer and the merger could cause suppliers, customers and other business partners to terminate or re-negotiate their relationships with the surviving corporation or Brocade.

The offer and the merger will be completed only if specified conditions are met, many of which are outside the control of Brocade and Ruckus. In addition, both parties have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the consummation of the offer and the merger, both as to whether and when they will be consummated. This uncertainty may cause suppliers, customers or other business partners of Brocade and/or Ruckus to delay or defer decisions concerning such company’s products or businesses, or they may seek to change existing agreements with Brocade and/or Ruckus, which could negatively affect their respective businesses, results of operations and financial conditions.

Additionally, if the offer and the merger are completed, certain suppliers, customers or other business partners may attempt to terminate or change their relationships with the surviving corporation or Brocade. For example, Brocade currently partners with other companies, including Aruba, a Hewlett Packard Enterprise company, and Aerohive Networks, Inc., that market and sell products that compete with Ruckus’ products. If the offer and the merger are completed, these companies may decline to continue partnering with Brocade, which could adversely affect Brocade’s revenue and decrease the expected benefits of the acquisition. These decisions could have an adverse effect on the business of the combined company.

Brocade’s acquisition of Ruckus could trigger certain change-of-control or similar provisions contained in Ruckus’ agreements with third parties that could permit such parties to terminate or re-negotiate those agreements.

Ruckus may be a party to agreements that permit a counterparty to terminate an agreement or receive payments because the offer or the merger would cause a default or violate an anti-assignment, change-of-control or similar clause in such agreement. If this happens, Brocade may have to seek to replace that agreement with a new agreement or make additional payments under such agreement. However, Brocade may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to Ruckus’ business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to Brocade of operating Ruckus’ business or decrease the expected benefits of the acquisition to the surviving corporation and Brocade.

Failure to effectively attract, retain and motivate key employees could diminish the anticipated benefits of the merger.

The success of the acquisition of Ruckus will depend in part on the attraction, retention and motivation of personnel critical to the business and operations of the surviving corporation due to, for example, their technical skills or industry and management expertise. Employees and consultants may experience uncertainty about their future roles with Brocade and Ruckus during the pendency of the offer and the merger or after their completion. Brocade and Ruckus, while similar and sharing a number of core values, do not have identical corporate cultures, and some employees or consultants may not want to work for the surviving corporation. In addition, competitors may recruit employees during the pendency of the offer and the merger or after their completion. If the companies are unable to attract, retain and motivate personnel that are critical to the successful operation of the combined company, the combined company could face disruptions in its operations, loss of existing customers, key information, expertise or know-how and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the acquisition of Ruckus to Brocade.

Risks Related to Brocade’s Business

You should read and consider the risk factors specific to Brocade’s business that will also affect the combined company after the merger. These risks are described in Brocade’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 and in Brocade’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 30, 2016, each of which is incorporated by reference into this document, and in other documents that are incorporated by reference into this document. See “Where to Obtain More Information” for the location of information incorporated by reference in this document.

Risks Related to Ruckus’ Business

You should read and consider the risk factors specific to Ruckus’ business that will also affect the combined company after the merger. These risks are described in Ruckus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this document, and in other documents that are incorporated by reference into this document. See “Where to Obtain More Information” for the location of information incorporated by reference in this document.

FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this document contains forward-looking statements regarding future events and future results. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Words such as “expects,” “anticipates,” “assumes,” “targets,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “should,” “could,” “will,” “potential,” “opportunity” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections that Brocade’s management or Ruckus’ management believe are reasonable and appropriate under the circumstances. However, these statements are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated, forecasted or projected. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the offer and the merger on the terms summarized in this document. Forward-looking statements speak only as of the date they are made, and neither Brocade nor Ruckus undertakes any obligation to publicly update or revise any of them in light of new information, future events or otherwise.

All subsequent written and oral forward-looking statements attributable to Brocade, Ruckus, the Offeror or any person acting on Brocade’s or Ruckus’ behalf are qualified by the cautionary statements in this section.

Factors that could have a material adverse effect on Brocade’s or Ruckus’ operations and future prospects or the consummation of the offer and the merger, many of which are difficult to predict and beyond the control of Brocade or Ruckus, include, but are not limited to:

•	failure to satisfy the conditions to consummate the offer and the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the offer or the merger to close in a timely manner or at all for any other reason;

•	the availability of financing in connection with the acquisition on the terms anticipated or at all;

•	the ability to successfully integrate Brocade and Ruckus following completion of the offer and the merger;

•	realization of the expected benefits of the offer and the merger in a timely manner or at all;

•	the amount of the costs, fees, expenses and charges related to the offer and the merger;

•	effects of the pendency of the offer and the merger on relationships with employees, suppliers, customers and other business partners;

•	increases in the costs of credit and the availability of credit or additional capital only under more restrictive conditions or not at all;

•	unanticipated changes in Brocade’s or Ruckus’ tax obligations, results of tax examinations or exposure to additional income tax liabilities;

•	changes in generally accepted accounting principles;

•	environmental or other regulatory matters or litigation, or any matters involving contingent liabilities or other claims;

•	difficulties in determining the scope of, and procuring and maintaining, adequate insurance coverage;

•	general political, economic and business conditions and industry conditions;

•	challenges to intellectual property and the ability to maintain and enforce intellectual property rights;

•	global economic growth and activity;

•	competitive conditions in the markets in which Brocade and Ruckus compete;

•	the ability of Brocade and Ruckus to successfully introduce and achieve acceptance of new products and support offerings on a timely basis;

•	reliance on a limited number of customers, partners or suppliers;

•	the loss of the services of any of key employees, the inability to attract or retain qualified employees in the future, or delays in hiring required employees;

•	changes in laws or regulations or adverse government action;

•	risks associated with international operations;

•	the inherent uncertainty associated with financial or other projections;

•	the ability to implement and achieve business strategies successfully; and

•	the timing and amount of dividends and stock repurchases.

These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this document, should be considered in evaluating any forward-looking statements contained in this document.

THE COMPANIES

Brocade

Brocade is a leading supplier of networking hardware, software, and services, including Storage Area Networking solutions and Internet Protocol Networking solutions for businesses and organizations of various types and sizes. Brocade’s end customers include global enterprises and other organizations that use Brocade’s products and services as part of their communications infrastructure and service providers, such as telecommunication firms, cable operators, and mobile carriers, that use Brocade’s products and services as part of their commercial operations. Brocade offers a comprehensive line of high-performance networking hardware and software products and services that enable business and organizations to make their data centers and networks more efficient, reliable, and adaptable to the changing demands of new network traffic patterns and volumes. Brocade’s products and services are focused on meeting the stringent requirements necessary for data center infrastructure and applications. Many of Brocade’s products have been designed to enable customers to deploy next-generation data center architectures and technologies, which the networking industry refers to as the New IP, including virtualization, cloud computing, software-defined networking, network functions virtualization, and network visibility and analytics. Brocade products and services are marketed, sold, and supported worldwide to end-user customers through distribution partners, including original equipment manufacturers, distributors, systems integrators, and value-added resellers, as well as directly to end users by Brocade’s sales force.

Brocade Communications Systems, Inc. was incorporated in Delaware in 1999 and became a publicly traded company that same year. Brocade’s common stock is traded on the NASDAQ under the ticker symbol “BRCD.”

The address of Brocade’s principal executive offices is 130 Holger Way, San Jose, California 95134. Brocade’s telephone number is (408) 333-8000.

Brocade also maintains an Internet site at www.brocade.com. Brocade’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Offeror

Stallion Merger Sub Inc., a Delaware corporation, is a direct wholly owned subsidiary of Brocade. The Offeror is newly formed and was organized for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the offer and the merger. The Offeror’s address is c/o Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134, and its telephone number is (408) 333-8000.

Ruckus

Ruckus is a global supplier of advanced Wi-Fi solutions. Ruckus’ solutions, which are called Smart Wi-Fi, are used by service providers and enterprises to solve a range of network capacity, coverage and reliability challenges associated with increasing wireless traffic demands created by the growth in the number of users equipped with more powerful smart wireless devices using increasingly data rich applications and services. Ruckus markets and sells its products and technology directly and indirectly through a vast network of channel partners to a variety of service providers and enterprises around the world. Ruckus’ Smart Wi-Fi solutions offer features and functionality such as enhanced reliability, consistent performance, extended range and massive scalability. Ruckus’ products include high capacity controllers, indoor and outdoor access points, wireless bridges, controller software platforms, software management solutions including reporting and analytics and unique Wi-Fi-related cloud services, such as location-based positioning, and certificate-based security and on-

boarding of Wi-Fi devices. These hardware and software products and services incorporate various elements of Ruckus’ proprietary technologies, including Smart Radio, SmartCast, SmartMesh and Smart Scaling, to enable high performance in a variety of challenging operating environments.

Ruckus Wireless, Inc. was incorporated in 2002 and became a publicly traded company in 2012. Ruckus’ shares of common stock are traded on the NYSE under the ticker symbol “RKUS.”

The address of Ruckus’ principal executive offices is 350 West Java Drive, Sunnyvale, California 94089. Ruckus’ telephone number is (650) 265-4200.

Ruckus also maintains an Internet site at www.ruckuswireless.com. Ruckus’ website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

THE OFFER AND THE MERGER

General

Brocade, through the Offeror, its direct wholly owned subsidiary, is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange for each outstanding share of Ruckus common stock validly tendered and not validly withdrawn in the offer:

•	$6.45 in cash; and

•	0.75 of a share of Brocade common stock, par value $0.001 per share, together with cash in lieu of any fractional shares of Brocade common stock;

in each case, without interest and less any applicable withholding taxes.

Ruckus stockholders will not receive any fractional shares of Brocade common stock in the offer or the merger, and each Ruckus stockholder who otherwise would be entitled to receive a fraction of a share of Brocade common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) in lieu thereof.

The purpose of the offer and the merger is for Brocade to acquire control of, and ultimately the entire equity interest in, Ruckus. The offer is the first step in Brocade’s plan to acquire all of the outstanding Ruckus shares, and the merger is the second step in such plan. If the offer is completed, shares of Ruckus common stock that are validly tendered and not validly withdrawn in the offer will be exchanged for the transaction consideration, and if the merger is completed, any remaining shares of Ruckus common stock that were not tendered into the offer (except for excluded shares) and that are issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the transaction consideration. Brocade and Ruckus are required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger as promptly as practicable following the consummation of the offer, and Brocade expects that the merger will be consummated on the same day as the consummation of the offer. The purpose of the merger is for Brocade to acquire all remaining shares of Ruckus common stock that it did not acquire in the offer. Upon consummation of the merger, Ruckus will be a direct wholly owned subsidiary of Brocade, and the former stockholders of Ruckus will no longer have any direct ownership interest in the surviving corporation.

Background of the Offer and the Merger

As part of their ongoing evaluation of Ruckus’ business, members of Ruckus’ senior management and the Ruckus board of directors, respectively, from time to time engage in the review and assessment of Ruckus’ operations and financial performance, industry conditions and regulatory developments that may impact Ruckus’ long-term strategic goals and plans, including the review of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives as a means to enhance or improve shareholder value.

Beginning in Spring 2015, following the announcement of the acquisition of Aruba Networks by Hewlett-Packard, Ruckus approached Brocade and a number of other possible commercial partners to ascertain whether they might be interested in entering into a commercial relationship with Ruckus to deliver open wired and wireless networking solutions, and to collaborate on go-to-market opportunities. In March 2015, Selina Lo, Chief Executive Officer of Ruckus, met with Lloyd Carney, Chief Executive Officer of Brocade, to inquire into Brocade’s interest in such a partnership with Ruckus. Mr. Carney and Ms. Lo have known each other for over twenty years, having worked together (she in marketing, he in customer service) at Bay Networks Inc., which in 1995, acquired Centillion Networks Inc., a company that Ms. Lo co-founded. At the March meeting, Mr. Carney said that he needed time to consider Brocade’s strategy for campus networking given the existing relationships between Brocade and Hewlett-Packard and Aruba. Ms. Lo and Mr. Carney agreed to review the situation in a few months. On April 28, 2015, Ms. Lo met with Mr. Carney, at which time Mr. Carney agreed to a non-exclusive commercial relationship between Brocade and Ruckus regarding “open systems” for wired and wireless networking using products from both companies. Mr. Carney suggested Ms. Lo work with Mr. Ken Cheng, Chief Technology Officer and Senior Vice President of Corporate Development and Emerging Business of Brocade, to implement such a commercial relationship. While no formal arrangement was entered into in the Spring of 2015, Brocade and Ruckus began engaging, informally, in joint bids in the K-12 space, and on August 28, 2015, the parties entered into a standard Ruckus Ecosystem Partner Program Agreement to formalize its engagement in joint marketing and selling opportunities. Shortly thereafter, Brocade announced its open mobility solutions program, which consisted of strategic partnerships with wireless companies, including Ruckus. Separately, on August 5, 2015, Mr. Carney contacted Ms. Lo regarding the possibility of exploring a potential strategic transaction between the two companies. Mr. Carney did not propose any terms (and none were discussed) or make any offer but suggested to Ms. Lo that he thought Brocade would be willing to pay an attractive premium for Ruckus.

On August 7, 2015, after receiving word from Ms. Lo of the outreach by Mr. Carney, the Ruckus board of directors held a special meeting, at which members of Ruckus’ senior management and a representative of Cooley LLP, regular external corporate counsel to Ruckus, were in attendance, to discuss Mr. Carney’s overture. The Ruckus board of directors discussed the overture as well as the wireless landscape and other parties who might be interested in a potential strategic transaction. The Ruckus board of directors also discussed hiring financial advisors to evaluate a possible transaction or any alternatives to a transaction. The Ruckus board of directors decided not to immediately engage with Brocade as to a possible transaction as there was no interest on the part of the Ruckus board of directors in selling Ruckus at the time and no specific Brocade proposal to consider; however, the Ruckus board of directors instructed management to maintain communications with Brocade. The Ruckus board of directors further instructed management to prepare a detailed analysis of Ruckus’ business and financial expectations for the following eight quarters so it could be best prepared and informed for any developments with Brocade or with respect to pursuing any alternatives, including continuing to execute its standalone strategy.

On August 18, 2015, Ms. Lo informed Mr. Carney that the Ruckus board of directors was not interested in engaging with respect to a strategic opportunity at the time and that she thought Ruckus was undervalued. In the conversation, she informed Mr. Carney that Ruckus had been investing in a market opportunity that they would begin unveiling in early 2016, that she believed would expand its total addressable market and that may boost the Ruckus’ market price. Mr. Carney noted to Ms. Lo that Brocade would be willing to pay an attractive premium for Ruckus, particularly if he better understood the market expansion opportunities. Mr. Carney requested that Brocade be permitted to do some high level due diligence on Ruckus.

On August 20, 2015, the Ruckus board of directors held a special meeting, at which members of Ruckus’ senior management were in attendance, to discuss further Brocade’s desire to perform high level due diligence and the possible metrics for establishing for Brocade or any other possible bidder the true value of Ruckus. The Ruckus board of directors authorized Ruckus to provide Brocade with a high level overview of Ruckus’ product roadmap.

On October 5, 2015, members of Ruckus’ management, including Ms. Lo, Seamus Hennessy, Chief Financial Officer of Ruckus, Dan Rabinovitsj, Chief Operating Officer of Ruckus, Steve Martin, Senior Vice President and General Manager of Emerging Technologies of Ruckus, and Bart Burstein, a member of the Ruckus board of directors, met with members of Brocade’s management, including Mr. Cheng, Dan Fairfax, Chief Financial Officer of Brocade, Ted Rado, Vice President, Corporate Development of Brocade, Jason Nolet, Senior Vice President, Switching, Routing and Analytics Products Group of Brocade, Kevin Shatzkamer, the CTO Mobile Networking of Brocade, Andrew Coward, Vice President of Service Provider Strategy of Brocade, and Kelly Herrell, Senior Vice President and General Manager of Software Networking of Brocade, in response to Brocade’s request to better understand Ruckus, to discuss with Brocade Ruckus’ product roadmap.

On November 4, 2015, the Ruckus board of directors held a regularly scheduled meeting at which, among other things, management presented on a preliminary basis its long-term forecast for Ruckus.

On November 5, 2015, Mr. Rabinovitsj and Gaurav Garg, a director of Ruckus, met with the Chief Technology Officer of Party A, to discuss whether Party A had an interest in broadening the relationship between the two companies beyond the existing OEM reseller agreement, including as to whether Party A would be interested in a potential acquisition of Ruckus.

On November 9, 2015, Ms. Lo met with the chief executive officer of Party B, a long time business partner of Ruckus to discuss the two companies’ partnership in particular areas. At the meeting, Ms. Lo asked about Party B’s interest in engaging should Ruckus decide to seek a strategic alternative. The chief executive officer responded that he would be interested in discussing such a transaction.

On November 17, 2015, Mr. Carney reached out to Ms. Lo to inform her that Brocade was impressed by Ruckus’ management team at the October 5, 2015 meeting, and remained interested in Ruckus but that he would not be in a position to put forward a formal offer unless Brocade was able to do some further high level due diligence. As a follow-up, on November 20, 2015, Mr. Cheng sent Ms. Lo a list of initial diligence questions that he wanted to discuss.

On November 23, 2015, the Ruckus board of directors held a special meeting, at which members of Ruckus’ senior management and Ruckus’ regular external legal counsel were in attendance. At that meeting, Ms. Lo informed the Ruckus board of directors about the October 5, 2015 meeting with Brocade’s management and her subsequent discussion with Mr. Carney. Ms. Lo also reported to the Ruckus board of directors on discussions that she and Mohan Gyani, a member of the Ruckus board of directors, had held with a number of potential financial advisors to Ruckus to discuss generally their views of potential purchasers of Ruckus, the likely trading range of Ruckus shares should Ruckus pursue its long-term plan, and potential stand-alone alternatives for Ruckus (including continuing to execute its standalone plan or effecting a share repurchase program or a strategic acquisition). The Ruckus board of directors discussed its view of potential purchasers of Ruckus, noting that Brocade and Party A were likely the most logical buyers of Ruckus. The Ruckus board of directors also discussed whether private equity firms might be interested in a potential transaction and discussed members of the Ruckus board of directors discreetly contacting certain private equity firms with which the members had contacts to determine whether there may be interest in a potential transaction. The Ruckus board of directors decided that it would be advisable to engage a financial advisor to, among other things, evaluate any offer that may materialize from Brocade and Ruckus’ strategic alternatives and to help coordinate any potential outreach. The Ruckus board of directors created an ad hoc committee of the Ruckus board of directors (referred to as the “Ruckus Board Ad Hoc Committee”) that it charged with working with Ruckus’ management to evaluate and engage a financial advisor which could begin an outreach. The Ruckus board of directors also decided that management should meet with Brocade to provide it with more information about Ruckus, including the long-term plan management had prepared and presented at the November 4, 2015 Ruckus board of directors meeting.

During the period from November 23, 2015 to December 11, 2015, the Ruckus Board Ad Hoc Committee held conversations with a number of financial advisors about their potential engagement. On December 11, 2015, the Ruckus Board Ad Hoc Committee decided to engage Morgan Stanley as Ruckus’ financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Ruckus’ industry, and its knowledge of Ruckus’ business and affairs. Ruckus did not execute a formal engagement letter with Morgan Stanley until January 20, 2016.

On December 1, 2015, Mr. Cheng sent Ms. Lo a request for additional preliminary due diligence, which was more extensive than the November 20, 2015 list he had previously sent. On December 4, 2015, Mr. Cheng called Ms. Lo to inquire after Ruckus’ responses to Brocade’s due diligence list. Ms. Lo responded that the Ruckus board of directors had decided to engage a financial advisor, and that Ruckus would follow-up on Brocade’s due diligence request after an advisor had been retained.

On December 10, 2015, Ms. Lo, Mr. Hennessy, Mr. Rabinovitsj and Mr. Garg met with certain members of senior management of Party A to continue the conversations Mr. Rabinovitsj and Mr. Garg had begun on

November 5, 2015. Ruckus provided Party A with, among other things, its view of its market opportunities and products, product roadmap and competitive position, go-to-market profile, historical financial performance, financial projections (as described in “—Certain Financial Forecasts”), and the possible strategic benefits from a combination of the two companies.

In December 2015 and early January 2016, Ruckus’ management worked to put together a presentation to be in a position to respond to Brocade’s December 1, 2015 list of diligence questions that Brocade had said was a predicate to making a formal offer for Ruckus and also to schedule an in person meeting with Brocade.

Also during December 2015, members of the Ruckus board of directors reached out to certain private equity firms with whom they had relationships to inquire as to whether they would be interested in evaluating a potential acquisition of Ruckus. None of those firms indicated any interest.

On December 23, 2015, Mr. Rabinovitsj inquired of Party C’s representatives whether they may be interested in a meeting to discuss a possible transaction involving Ruckus.

During the week of January 4, 2016, representatives of Morgan Stanley reached out to Party A to follow up on the previous meetings between Ruckus and Party A to ascertain Party A’s potential level of interest in a strategic transaction with Ruckus.

On January 14, 2016, Mr. Rabinovitsj and Mr. Hennessy met with representatives of Party C to inquire as to whether Party C might be interested in an acquisition of Ruckus.

On January 15, 2016, members of Ruckus’ management, including Ms. Lo, Mr. Hennessy, Mr. Rabinovitsj and Greg Beach, VP Product Management of Ruckus, as well as Mr. Burstein, met with members of management of Brocade, including Mr. Cheng Mr. Fairfax, Mr. Rado, Mr. Nolet, Jeff Lindholm, Senior Vice President of Worldwide Sales of Brocade, and Carol Goode, Senior Vice President of Human Resources of Brocade, and representatives of Morgan Stanley and representatives of Evercore Group L.L.C. (referred to as “Evercore”), Brocade’s financial advisor, to present Brocade with responses to Brocade’s December 1, 2015 due diligence request. Ruckus provided Brocade with, among other things, its view of its market opportunities and products, product roadmap and competitive position, go-to-market profile, historical financial performance, financial projections (as described in “—Certain Financial Forecasts” below), and the possible strategic benefits from a combination of the two companies.

On January 21, 2016, representatives of Evercore informed representatives of Morgan Stanley that Brocade expected to make a cash and stock acquisition proposal for Ruckus. Representatives of Evercore indicated in that call that they did not expect Brocade to be in a position to make an all cash proposal for Ruckus because Brocade was not prepared to pay the premium that it expected Ruckus would require for an all-cash transaction.

On January 22, 2016, Ruckus and Party C entered into a confidentiality agreement, which provided, among other things, for a one-year standstill that by its terms terminated upon Ruckus’ entry into a merger agreement with a third party, including Brocade.

On January 25, 2016, representatives of Morgan Stanley followed up with Party C to ascertain the degree of interest Party C may have in a strategic acquisition.

On January 27, 2016, Ruckus received a written non-binding proposal from Brocade to acquire Ruckus for $6.00 in cash and 0.75 of a share of Brocade common stock per Ruckus share (referred to as the “January 27th proposal”), implying a total value of approximately $12.00 per Ruckus share based on the closing price of Brocade common stock on January 26, 2016. This represented a premium of 41% to Ruckus’ closing price as of January 26, 2016. Scott Maples, General Counsel of Ruckus, promptly distributed the January 27th proposal to members of the Ruckus board of directors. The January 27th proposal did not contain a financing condition. The

January 27th proposal expired on February 5, 2016 and contemplated a 30-day exclusivity period that automatically extended for unlimited successive one-week periods as long as Brocade and Ruckus were negotiating in good faith towards a definitive agreement.

On January 29, 2016, representatives of Morgan Stanley contacted a representative of Party D to inquire whether they would be interested in evaluating a potential strategic transaction with Ruckus.

On February 1, 2016, the Ruckus board of directors held a regularly scheduled meeting, at which members of Ruckus’ senior management and Ruckus’ regular external legal counsel and representatives of Morgan Stanley were in attendance. The Ruckus board of directors discussed, among other things, the financial performance of Ruckus in FY 2015 against plan, and the FY 2016 plan, as well as the long-term forecasts that management had prepared in November 2015 and previously presented to the Ruckus board of directors and that were included in the management presentations Ruckus had made to Party A and Brocade in December 2015 and January 2016, respectively. The Ruckus board of directors approved the FY 2016 Plan, which the Ruckus board of directors considered fairly aggressive but that Ruckus’ management believed was achievable so long as Ruckus executed well.

At that meeting, representatives of Morgan Stanley updated the Ruckus board of directors on the meetings that had taken place between management of Ruckus and the managements of each of Brocade and Party A, and representatives of Party C, noting that Party A was unlikely to make a bid for Ruckus in any near term scenario because of its own strategic reasons. Representatives of Morgan Stanley also discussed with the Ruckus board of directors the various considerations relating to whether Ruckus should continue on a standalone basis, engage in a strategic transaction with Brocade or another potential interested party, make a strategic acquisition and/or engage in a share repurchase program. They also discussed with the Ruckus board of directors their preliminary view as to Ruckus’ standalone value and the January 27th proposal, noting that the stock component of the January 27th proposal appeared to be more attractive than the cash component based on their view that Brocade appeared to be undervalued, and that there could be significant accretion based on future synergies generated by the combined company. The Ruckus board of directors determined, based on the implied price of the January 27th proposal and its preliminary view of the standalone value of Ruckus, and considering the views of Morgan Stanley, to reject the January 27th proposal and instructed Morgan Stanley to advise Evercore that, while Ruckus may be interested in a transaction with Brocade, the January 27th proposal was not acceptable. The Ruckus board of directors also decided that it should continue to selectively and discreetly reach out to potentially interested parties, based on its own understanding of the market and the views of Morgan Stanley as to likely interested parties. The Ruckus board of directors instructed Morgan Stanley to broaden its outreach to date and to focus its outreach on those strategic and private equity parties that likely would have the interest and financial wherewithal to acquire Ruckus. Representatives of Morgan Stanley informed the Ruckus board of directors that private equity firms would likely be less interested in pursuing a potential transaction with Ruckus and any offers from private equity firms would likely be less competitive than their strategic counterparts given Ruckus’ current profit margin structure. Taking into account these considerations, the Ruckus board of directors directed representatives of Morgan Stanley to reach out to Party B, to continue engaging with Party A, Party C and Party D, and to reach out to the following additional private equity firms: Party E, Party F and Party G. The Ruckus board of directors also approved Morgan Stanley’s target guidance to private equity firms and any other all-cash bidders that Ruckus would expect an offer price of no less than $15.00 in cash per Ruckus share.

On February 3, 2016, representatives of Morgan Stanley advised representatives of Evercore that the Ruckus board of directors had rejected the January 27th proposal and that Ruckus would require a materially higher offer than $12.00 per Ruckus share before it engaged further with Brocade. Representatives of Evercore requested a counter-offer and informed representatives of Morgan Stanley that Brocade indicated that it would want to announce any transaction with Ruckus prior to the announcement of its first fiscal quarter 2016 results on February 17, 2016. Representatives of Evercore also informed representatives of Morgan Stanley that Brocade had indicated that it expected its results for the first fiscal quarter 2016 to be strong, that it was not willing to increase the stock component of its proposal, and that Brocade was contemplating a transaction that would not require a vote by the stockholders of Brocade under the NASDAQ rules with respect to stock issuances. Representatives of Morgan Stanley informed Evercore representatives that, if Ruckus were to permit Brocade to conduct further due diligence of Ruckus, Brocade would have to enter into a confidentiality agreement that was specific to a potential transaction, rather than continue to rely on the existing commercial confidentiality agreement between the companies.

Also on February 3, 2016, representatives of Morgan Stanley reached out to a member of senior management of Party D to inquire as to whether Party D may be interested in a potential strategic transaction with Ruckus, and were informed that Party D would need to evaluate internally and would revert.

On February 5, 2016, at a special meeting of the Ruckus board of directors at which members of Ruckus’ senior management and representatives of Morgan Stanley were in attendance, representatives of Morgan Stanley updated the Ruckus board of directors on its discussions with Evercore, Party A, Party C and Party D, and its planned outreach that week to Party B, Party E, Party F and Party G, and noted that both Party A and Party C expressed interest in potentially pursuing an acquisition of Ruckus, though the interest was very preliminary in both instances.

Also on February 5, 2016, Ruckus engaged Sullivan & Cromwell LLP (referred to as “Sullivan & Cromwell”) as its external mergers and acquisitions legal advisor.

Later in the day on February 5, 2016, Ruckus and Brocade entered into a confidentiality agreement with respect to a potential transaction which, among other things, provided for a one-year standstill that by its terms would terminate upon Ruckus’ entry into a merger agreement with a third party, including Brocade.

Also on February 5, 2016, Mr. Hennessy, with representatives of Morgan Stanley in attendance, held a financial due diligence call with a representative of Party C, who indicated during the call that he did not expect to be able to make a proposal at an attractive premium to Ruckus’ then-current Ruckus share trading price.

On February 6, 2016, in light of Brocade’s request that Ruckus provide Brocade with a counter-offer, members of Ruckus’ management, including Ms. Lo, Mr. Hennessy, Ian Whiting, Chief Commercial Officer of Ruckus, and Mr. Burstein, met with members of Brocade’s management, including Mr. Carney, Mr. Fairfax, Jack Rondoni, Vice President of Storage Networking of Brocade, Mr. Nolet, Rob Eggers, Vice President of Finance, Mr. Herrell, Mr. Rado and Mr. Cheng, to better understand the business and prospects of Brocade. At this meeting, Brocade presented Ruckus with information regarding its business, historical financial performance, go-to-market strategy, product roadmap and Brocade’s projections for the Brocade low range forecasts and Brocade high range forecasts as described under “—Certain Financial Forecasts –Financial Forecasts for Parent.” Ruckus discussed potential synergy opportunities between the two companies. Representatives of Morgan Stanley and representatives of Evercore also attended the meeting. Members of Brocade’s management also presented Ruckus with an updated and more detailed list of items that Brocade requested Ruckus provide as part of its due diligence on Ruckus.

On February 7, 2016, representatives of Sullivan & Cromwell delivered to Paul Hastings LLP, Brocade’s legal advisor (“Paul Hastings”), a due diligence request list of matters concerning Brocade that Ruckus would need to review if Ruckus were to engage in a transaction with Brocade.

On February 8, 2016, representatives of Morgan Stanley discussed with a representative of Party B whether Party B may be interested in exploring an acquisition of Ruckus and were informed that Party B would be interested in meeting with Ruckus’ management.

Also on February 8, 2016, representatives of Morgan Stanley discussed with a representative of Party E whether Party E may be interested in exploring an acquisition of Ruckus and were informed that Party E would discuss internally and respond.

Also on February 8, 2016, representatives of Morgan Stanley discussed with a representative of Party F whether they may be interested in exploring an acquisition of Ruckus and were informed that Party F would discuss internally and respond.

Also on February 8, 2016, representatives of Ruckus, including Ms. Lo, Mr. Hennessy, and Mr. Rabinovitsj, and Morgan Stanley discussed with management of Party A responses to high level diligence questions regarding Ruckus’ business and go-to-market strategy.

On February 9, 2016, Ruckus announced its financial results for the fourth quarter and fiscal year ended December 31, 2015.

Also on February 9, 2016, representatives of Morgan Stanley discussed with a representative of Party G whether Party G may be interested in exploring an acquisition of Ruckus and were informed that Party G would be interested in an initial meeting with Ruckus’ management.

On February 10, 2016, the Ruckus board of directors held a special meeting at which members of Ruckus’ senior management and representatives of Sullivan & Cromwell and Morgan Stanley were in attendance. Representatives of Morgan Stanley updated the Ruckus board of directors on the discreet outreach to potential interested parties, their follow up conversations with Party A, Party B and Party C, and the February 6 meeting between members of management of Ruckus and Brocade. They noted that Party D seemed reluctant to engage. Representatives of Morgan Stanley and Ruckus’ senior management also discussed with the Ruckus board of directors the financial information, including Brocade’s projections discussed at the February 6 meeting with Ruckus’ management, as well as certain other information regarding Ruckus and Brocade.

Also on February 10, 2016, representatives of Evercore informed representatives of Morgan Stanley that Brocade would not change its original proposal of $6.00 in cash and 0.75 of a share of Brocade common stock per Ruckus share, as communicated in the January 27th proposal, as Ruckus had not engaged in any negotiations.

Around February 11, 2016, a representative from Party H contacted representatives of Morgan Stanley expressing interest in discussing a potential strategic transaction with Ruckus.

Also around February 11, 2016, Party D informed representatives of Morgan Stanley that it was not interested in exploring an acquisition of Ruckus at this time.

On February 12, 2016, the Ruckus board of directors held a special meeting at which members of Ruckus’ senior management and representatives of Sullivan & Cromwell and Morgan Stanley were in attendance, to complete the matters that they had had on their agenda for their February 10, 2016 meeting but had not been able to cover. Representatives of Morgan Stanley informed the Ruckus board of directors of its discussions with Evercore and updated the Ruckus board of directors on their outreach to other potential interested parties since the Ruckus board of directors last met, noting in particular that a management session had been scheduled for Party B. Representatives of Morgan Stanley also reviewed with the Ruckus board of directors financial aspects of the January 27th proposal, noting that its implied value, while representing an approximately 40% premium to then current trading price of Ruckus common stock, still was under $12.00 per Ruckus share. Representatives of Morgan Stanley also discussed with the Ruckus board of directors whether, and if so, when Ruckus might put forward to Brocade a counter-offer, as well as the value of specific counter-offers, depending on the amount of stock and cash in the counter-offer.

At the meeting, the Ruckus board of directors also discussed whether this was a good time to explore a sale transaction, its views regarding Brocade’s January 27th proposal and the value of Brocade long-term, and the advisability of talking to other potential interested parties. The Ruckus board of directors determined that it would not make a decision as to whether and how to engage further with Brocade until after Brocade released its first quarter fiscal year 2016 earnings on February 17, 2016, to see how Brocade’s quarterly results affected

Brocade’s stock price and to ensure that there was nothing that would be a surprise to Ruckus. The Ruckus board of directors also discussed its desire to better understand the potential alternatives to a sale transaction, including the scenarios attendant to a stand-alone alternative. In that regard, the Ruckus board of directors determined that it would request that representatives of Morgan Stanley and senior management provide the Ruckus board of directors with a more in-depth review of potential alternatives to a sale that would best maximize the value of Ruckus while at the same time continue its outreach to potential interested parties.

Also on February 12, 2016, Mr. Garg, in the course of a discussion with a member of management of Party A about a number of topics unrelated to Ruckus, discussed Party A’s potential interest in a strategic transaction between Party A and Ruckus.

Also on February 12, 2016, Ruckus and Party B entered into a confidentiality agreement, which, among other things, provided for a one-year standstill that by its terms terminated upon Ruckus’ entry into a merger agreement with a third party, including Brocade.

Also on February 12, 2016, Party F informed representatives of Morgan Stanley that it was not interested in evaluating a potential transaction with Ruckus.

On February 15, 2016, Ms. Lo, Mr. Hennessy and Mr. Rabinovitsj conducted a management presentation for certain members of management of Party B, which also included a discussion regarding the potential revenue synergy opportunities between the two companies. Representatives of Morgan Stanley also attended the presentation. At that meeting, representatives of Party B indicated that Party B did not expect to be in a position to make a decision on whether it wanted to explore a transaction with Ruckus until the end of February or beginning of March, unless Morgan Stanley advised them in the interim that circumstances required a quicker decision.

Also on February 15, 2016, Party E informed representatives of Morgan Stanley that it may be challenging to pursue a transaction with Ruckus at the premium that Ruckus would be interested in, but that it would still be interested in meeting with Ruckus’ management.

On February 16, 2016, a representative of Party C reached out to Mr. Rabinovitsj expressing a desire to have an additional diligence session with Ruckus’ management, even though it had indicated previously that it would not be in a position to make an attractive offer for Ruckus.

Also on February 16, 2016, representatives of Morgan Stanley discussed with management of Party A next steps in terms of evaluating a potential strategic transaction between Party A and Ruckus.

On February 17, 2016, Brocade announced its financial results for the first fiscal quarter ended January 30, 2016, which exceeded its revenue and earnings guidance.

On February 18, 2016, Party C also informed representatives of Morgan Stanley that it may be interested in further exploring a potential transaction.

Also on February 18, 2016, the Ruckus board of directors held a special meeting at which members of Ruckus’ senior management and representatives of Sullivan & Cromwell and Morgan Stanley were in attendance, to understand the import of Brocade’s first quarter results and receive an update on the potential bidder outreach process. During the meeting, representatives of Morgan Stanley updated the Ruckus board of directors on the status of discussions and management sessions with potential interested parties, noting that it did not believe Party A was interested in pursuing an opportunity with Ruckus at this time and that management sessions were being scheduled with Party C, Party E and Party G. Representatives of Morgan Stanley also discussed with the Ruckus board of directors the results of Brocade’s first quarter fiscal year 2016 earnings and its updated fiscal year 2016 guidance and the fact that Brocade’s stock was then trading at a range that implied that the value of the

January 27th proposal was approximately $13.00 per Ruckus share. The Ruckus board of directors determined that it still did not believe the January 27th proposal was sufficiently robust to engage in exclusive discussions with Brocade and decided not to make a counter-offer to Brocade until it had understood better the potential value other bidders might offer and it had received an updated analysis from Ruckus’ senior management and representatives of Morgan Stanley of potential alternatives to a sale transaction.

Also on February 18, 2016, Ruckus and Party H entered into a confidentiality agreement that provided, among other things, for a one-year standstill that by its terms terminated upon Ruckus’ entry into a merger agreement with a third party, including Brocade.

On February 19, 2016, Ms. Lo, Mr. Hennessy, and Mr. Rabinovitsj conducted a management presentation for representatives of Party H. Representatives of Morgan Stanley also attended the meeting.

Also on February 19, 2016, Mr. Garg met with representatives of Party E to ascertain Party E’s interest in acquiring Ruckus and was informed that Party E would find a take-private of Ruckus to be challenging, but would be interested in meeting with management of Ruckus to see if there were other opportunities that Party E would find attractive.

On February 21, 2016, the Ruckus board of directors held a special meeting at which members of Ruckus’ senior management and representatives of Sullivan & Cromwell and Morgan Stanley were in attendance, to review Morgan Stanley’s and Ruckus’ management’s analyses of alternative value creation paths to selling Ruckus. Representatives of Morgan Stanley reviewed with the Ruckus board of directors financial aspects of the following potential alternatives: (i) maintaining the status quo as a standalone company under three different scenarios: (a) the management case, which reflected the fiscal 2016 operating plan (which the Ruckus board of directors considered fairly aggressive, but that Ruckus’ management believed was achievable so long as Ruckus executed well), as well as management’s long-term forecasts, and which assumes that revenue growth due to market adoption of Ruckus’ small cell technology would begin in the second half of fiscal year 2017 and that Ruckus’ WLAN revenue growth will outpace the expected market growth by 3-4% annually, (b) the “faster small cell” growth case, which assumes accelerated market adoption of Ruckus’ small cell technology together with WLAN growth consistent with that assumed in the management case and which Ruckus’ management viewed as extremely aggressive and unlikely to be achievable and therefore did not provide to Brocade and (c) the “slower small cell” growth case, which assumes that market adoption of Ruckus’ small cell technology would take one year longer to mature than in the management case and that Ruckus’ WLAN revenue would grow 16% in 2016 and then grow in line with the market’s rate of growth for fiscal years 2017 through 2020 (each of the cases as provided by Ruckus’ management and as discussed under “—Certain Financial Forecasts” below), (ii) implementing a share repurchase program (alone or in combination with the “faster small cell” and “slower small cell” alternatives), (iii) making a strategic acquisition, and (iv) engaging in a transaction with Brocade.

At the meeting, representatives of Morgan Stanley also updated the Ruckus board of directors on the status of discussions with potential interested parties, indicating that Party B was unlikely to be able to effect a transaction with Ruckus, that Party H did not appear to be interested in Ruckus’ core markets, and that Party C indicated on February 18, 2016 that it would only have interest in pursuing a potential transaction if Party C concluded that Ruckus’ margin structure could be fundamentally improved without impairing Ruckus’ expected revenue growth (which Ruckus’ management did not believe likely but indicated to the Ruckus board of directors it was evaluating). Representatives of Morgan Stanley also informed the Ruckus board of directors that none of the private equity firms appeared to be likely to bid for Ruckus given Ruckus’ current profit margin structure, with representatives of Morgan Stanley noting that private equity firms would be more likely to find the combination of Brocade and Ruckus attractive. After evaluating (i) the various risks to the potential alternatives reviewed by representatives of Morgan Stanley, including, among other things, the risks associated with the ability to execute Ruckus’ long-term plan in an increasingly competitive environment, the risks related to the timing of the small cell technology introduction, and the risks associated with the floating rate component of the stock based consideration, (ii) the fact that there did not appear to be any serious interested parties other than Brocade emerging that would be able to make competitive proposals, and (iii) the need to bring to a resolution the various discussions so that management could focus on running Ruckus’ business, the Ruckus board of directors concluded that a transaction with Brocade at the right price was the most attractive alternative and authorized representatives of Morgan Stanley to communicate a counter-offer to representatives of Brocade of $8.00 in cash and 0.75 of a share of Brocade common stock per Ruckus share, with a then indicative value of $15.19 (based on the closing price of Brocade common stock on February 19, 2016), while continuing to engage with other potential bidders.

On February 21, 2016, at the direction of the Ruckus board of directors, representatives of Morgan Stanley conveyed to representatives of Evercore Ruckus’ counter-offer to Brocade of $8.00 in cash and 0.75 of a share of Brocade common stock per Ruckus share.

On February 23, 2016, representatives of Party G reached out to representatives of Morgan Stanley to schedule a meeting with Ruckus’ management.

Also on February 23, 2016, a representative of Party A informed Morgan Stanley that it was not interested in engaging in an acquisition of Ruckus at this time.

Also on February 23, 2016, representatives of Party B’s financial advisor contacted representatives of Morgan Stanley and reported that Party B’s board of directors would be meeting during the week of February 29, 2016, and at that time would discuss whether to make a potential offer. During this time, Ruckus also responded to high level due diligence requests from Party B.

On February 26, 2016, Ruckus received from Brocade a revised written non-binding proposal to acquire Ruckus for a price of $6.25 in cash and 0.75 of a share of Brocade common stock per Ruckus share (referred to as the “February 26th proposal”), implying a total value of approximately $13.70 per Ruckus share based on the closing price of Brocade common stock on February 26, 2016. The February 26th proposal represented a premium of approximately 41% to Ruckus’ closing stock price as of February 26, 2016. Ms. Lo promptly distributed the February 26th proposal to members of the Ruckus board of directors. The February 26th proposal did not contain a financing condition. The February 26th proposal also contemplated a 30-day exclusivity period that automatically extended for unlimited successive one-week periods as long as Brocade and Ruckus were negotiating in good faith.

Also on February 26, 2016, representatives of Evercore informed representatives of Morgan Stanley that Brocade had indicated that it was unlikely to increase its proposal but that if a transaction were to proceed, Brocade had indicated that it was anticipating increasing its existing share repurchase program in order to repurchase over a near term post-transaction horizon a number of shares of Brocade common stock up to the number of shares of Brocade common stock that would be issued in the acquisition in order to offset some or all of the dilution resulting from the proposed transaction.

On February 29, 2016, the Ruckus board of directors held a special meeting at which members of Ruckus’ senior management and representatives of Sullivan & Cromwell and Morgan Stanley were in attendance, to consider the February 26th proposal and to receive an update of the outreach process to other potential bidders. Representatives of Morgan Stanley informed the Ruckus board of directors that they had not heard from Party H since the management session, but they had assessed their interest was tepid (based on Party H’s verbal feedback during the February 19, 2016 meeting between Party H and Ruckus’ management teams), that a management session with Party E was occurring later that day, that a management session with Party G was in the process of being scheduled and that Party B’s board was meeting that week to discuss a possible offer. Representatives of Morgan Stanley also updated the Ruckus board of directors with respect to its conversations with Evercore and discussed with the Ruckus board of directors the financial aspects of the February 26th proposal. Representatives of Morgan Stanley also advised the Ruckus board of directors that they did not believe that Brocade would be willing to increase its offer by more than $0.25 or $0.50 a share. Following review and discussion of an updated stand-alone versus Brocade transaction analysis prepared by representatives of Morgan Stanley, and concluding that engaging with Brocade was most likely to elicit the best alternative for Ruckus’ stockholders even at a lower price than they had been negotiating for, and that protracted management distraction was not in the best interests of Ruckus’ stockholders, the Ruckus board of directors authorized Ms. Lo to communicate directly to Mr. Carney a revised counter-proposal of $7.00 in cash and 0.75 of a share of Brocade common stock per Ruckus share (which implied a total value of $14.45 on February 29, 2016) and authorized representatives of Morgan Stanley to continue to engage with other potential bidders.

On February 29, 2016, Ruckus and Party E entered into a confidentiality agreement which, among other things, provided for a one-year standstill that by its terms terminated upon Ruckus’ entry into a merger agreement with a third party, including Brocade.

Also on February 29, 2016, Ms. Lo, Mr. Hennessy, Mr. Rabinovitsj and Mr. Garg conducted a management presentation for representatives of Party E. Representatives of Morgan Stanley also attended the meeting. At this meeting, representatives of Party E communicated to Ms. Lo that Party E would find a transaction with Ruckus at the premium that Ruckus would be interested in to be challenging and that Ruckus’ management would need to make a financial investment in any such transaction.

On March 1, 2016, Party H informed representatives of Morgan Stanley that it was not interested in engaging further in exploring a potential transaction with Ruckus.

On March 3, 2016, Ruckus and Party G entered into a confidentiality agreement which, among other things, provided for a one-year standstill that by its terms terminated upon Ruckus’ entry into a merger agreement with a third party, including Brocade. A meeting with Party G and Ruckus’ management was scheduled for March 14, 2016.

Also on March 3, 2016, Mr. Hennessy, Mr. Rabinovitsj and representatives of Morgan Stanley discussed additional financial due diligence with a representative of Party C; at the conclusion of the meeting, the Party C representative indicated that Party C would not be making a proposal to acquire Ruckus.

On March 4, 2016, Ms. Lo met with Mr. Carney and delivered Ruckus’ counter-proposal of $7.00 in cash and 0.75 of a share of Brocade common stock per Ruckus share (or an implied value of approximately $14.68 per Ruckus share based on the closing price of Brocade common stock on March 3, 2016). At that meeting, Ms. Lo impressed upon Mr. Carney the business opportunities that Ruckus was pursuing and the possible revenue synergy opportunities of a potential combination.

Around this time, representatives of Party B’s financial advisor informed representatives of Morgan Stanley that the board of directors of Party B had met and declined to approve making a proposal at that meeting but also indicated a desire to conduct more due diligence on Ruckus.

On March 7, 2016, representatives of Party B’s financial advisor reached out to representatives of Morgan Stanley requesting a further management session for March 15, 2016. Party B’s financial advisor also indicated that the timing of a transaction with Ruckus at that time was not opportune. Representatives of Morgan Stanley indicated to Party B’s financial advisor that negotiations with another party were active, that it was possible that Ruckus could enter into exclusivity with another party and that Party B would need to move quickly if it wished to participate in a potential transaction with Ruckus.

Also on March 7, 2016, Party E informed representatives of Morgan Stanley that they were unable to reach the price range that representatives of Morgan Stanley had indicated that they would need to reach with respect to an offer.

On March 9, 2016, Ruckus received from Brocade a written non-binding proposal to acquire Ruckus for $6.45 in cash and 0.75 of a share of Brocade common stock per Ruckus share (referred to as the “March 9th proposal”), implying a total value of approximately $14.06 per Ruckus share based on the closing price of Brocade common stock on March 9, 2016 and cash/stock split of 46%/54%. This revised offer represented a premium of approximately 46% to the closing price of the Ruckus shares as of March 9, 2016. The March 9th proposal did not contain a financing condition. The March 9th proposal also contemplated a 30-day exclusivity period that was automatically extended for unlimited successive one-week periods as long as Brocade and Ruckus were negotiating in good faith. Following receipt of the March 9th proposal, Mr. Carney informed Ms. Lo that this was the highest price for Ruckus that Brocade was willing to offer.

Also on March 9, 2016, Ms. Lo met with a member of management of Party A who informed Ms. Lo that Party A was not interested in pursuing a potential strategic transaction with Ruckus at that time.

On March 10, 2016, the Ruckus board of directors held a special meeting at which members of Ruckus’ senior management and representatives of Sullivan & Cromwell and Morgan Stanley were in attendance, to consider the March 9th proposal and to receive an update on the outreach process to other potential bidders. Representatives of Morgan Stanley discussed the financial aspects of the March 9th proposal, noting that the premium represented by the March 9th proposal was in the upper quartile of cash/stock technology transactions in the past year, and those transactions had a greater percentage of stock than did the March 9th proposal. Representatives of Morgan Stanley also informed the Ruckus board of directors, among other things, that Brocade considered the exclusivity component of the March 9th proposal to be very important. Representatives of Morgan Stanley also updated the Ruckus board of directors on the status of discussions with potential interested parties, including that Party B had not made an offer even though its board had met to consider making an offer and it had been informed that it would need to move quickly, and that even though Party G continued to be interested in doing diligence, Morgan Stanley did not expect Party G to present an offer that would match or exceed the terms that Brocade was proposing. Ms. Lo further reported that, even if Party E were inclined to bid, which both Ms. Lo and representatives of Morgan Stanley did not think likely given the low margin structure of Ruckus, Party E had indicated that they would expect Ruckus’ management to make a financial investment in the transaction – something that was not palatable to management. Based on the fact that there did not appear to be any more real value to be extracted from Brocade and no real interest from other identified parties, the Ruckus board of directors decided it would be in the best interests of Ruckus and its stockholders to explore further a potential transaction with Brocade on the basis of the March 9th proposal and that, if exclusivity were required, it should be only for a limited period of time.

Later in the evening on March 10, 2016, Ms. Lo informed Mr. Carney that the Ruckus board of directors would be willing to proceed with discussions on the basis of the March 9th proposal but was not prepared to proceed on an exclusive basis.

Also on March 10, 2016, representatives of Morgan Stanley communicated to representatives of Evercore the fact that Brocade’s exclusivity proposal was not acceptable to the Ruckus board of directors.

On March 11, 2016, representatives of Evercore informed representatives of Morgan Stanley that Brocade was not willing to proceed with discussions on a non-exclusive basis.

Also on March 11, 2016, representatives of Party E reached out to Mr. Rabinovitsj to follow up on discussions during the February 29 meeting to try to understand management’s view of whether there was any basis for a potential transaction in light of Party E’s reticence with respect to a take-private of a high growth company like Ruckus.

Later in the day on March 11, 2016, representatives of Morgan Stanley reached out to Party B’s financial advisor indicating that it needed to move quickly if it were interested. Party B did not give any indication that it would do so.

Also on March 11, 2016, Ruckus made available to Brocade and its representatives an online data site containing certain limited information concerning Ruckus.

During the period from March 11, 2016 to March 13, 2016, representatives of Sullivan & Cromwell and Paul Hastings and representatives of Morgan Stanley and Evercore negotiated the terms of the exclusivity agreement. On March 13, 2016, Ruckus and Brocade entered into an exclusivity agreement providing for a 20-day exclusivity period in connection with the negotiation of a potential transaction, with the possibility of a one-time seven-day extension so long as Brocade was acting in good faith to negotiate and promptly execute a definitive acquisition agreement on terms substantially similar to the March 9th proposal.

Also on March 13, 2016, representatives of Morgan Stanley reached out to Party G and indicated that Ruckus’ management meeting scheduled for March 14, 2016 would need to be rescheduled. Party G made no attempt to reschedule the meeting thereafter.

From March 11, 2016 through April 3, 2016, Brocade and its representatives engaged in a due diligence review of Ruckus, Ruckus and its representatives engaged in a due diligence review of Brocade, and the parties and their respective representatives had numerous discussions regarding their businesses.

On March 17, 2016, representatives of Paul Hastings sent a draft merger agreement to representatives of Sullivan & Cromwell, which included, among other things, a 5% termination fee payable in the event that, among other situations, Ruckus were to terminate the merger agreement to enter into an alternative transaction and also included a reverse break fee in the event that Brocade were to fail to close the transaction when the closing conditions had been met because it had not been able to obtain its financing, provided Brocade with the right to extend the tender offer when the closing conditions had been met if it has not obtained its financing, and required a certain undefined amount of cash to be on hand at Ruckus at closing. The draft also indicated a request that Ms. Lo and Ruckus’ other named executive officers deliver a tender and support agreement pursuant to which they agree to tender their Ruckus shares in the offer.

On March 19, 2016, representatives of Paul Hastings sent a draft of the support agreement to representatives of Sullivan & Cromwell.

On March 21, 2016, representatives of Sullivan & Cromwell sent a revised draft of the merger agreement to representatives of Paul Hastings, which, among other things, proposed a 2% termination fee, eliminated all the provisions that were conditioned on the availability of Brocade’s financing and rejected certain Brocade termination rights. In the draft, representatives of Sullivan & Cromwell indicated that Brocade’s request for a tender and support agreement from Ms. Lo and Ruckus’ other named executive officers was under consideration.

On March 22, 2016, the Ruckus board of directors held a special meeting at which members of Ruckus’ senior management and representatives of Sullivan & Cromwell and Morgan Stanley were in attendance to obtain a brief update of the process with Brocade and the negotiations of the merger agreement. During the meeting, representatives of Sullivan & Cromwell and Morgan Stanley informed the Ruckus board of directors about the key issues that had surfaced, the progress that Brocade had made with respect to its due diligence on Ruckus and the fact that Brocade’s lenders were progressing toward making the financing commitments Brocade had requested.

On March 23, 2016, Brocade made available to Ruckus and its representatives an online data site containing certain information concerning Brocade.

On March 24, 2016, the Ruckus board of directors held a special meeting, at which members of Ruckus’ senior management and representatives of Sullivan & Cromwell and Morgan Stanley were in attendance, to update the Ruckus board of directors on the process with Brocade and to discuss the key issues in the merger agreement. During the meeting, representatives of Sullivan & Cromwell and Morgan Stanley informed the Ruckus board of directors about the key issues that had surfaced, including the matters related to Brocade’s financing that had been discussed at the previous Ruckus board of directors meeting, as well as Brocade’s positions with respect to employee matters and the various triggers for receiving a break fee. The Ruckus board of directors also discussed the fact that Brocade wanted to structure the transaction as an exchange offer followed by a merger under Section 251(h) of the DGCL, and the fact that the transaction would be fully taxable to the shareholders of Ruckus because Brocade did not want to take on the risks associated with a structure that would allow for a tax-free transaction. The Ruckus board of directors concluded that there would not be a material difference to most stockholders between the effects of a taxable transaction and a “tax-free” transaction in which stockholders would be taxed on gain to the extent of the cash in the transaction.

On March 26, 2016, representatives of Paul Hastings sent a revised draft of the merger agreement to representatives of Sullivan & Cromwell, which included, among other things, a 4.5% termination fee and the same financing-related provisions contained in the initial draft of the merger agreement. The draft also reiterated a request that Ms. Lo and the other named executive officers of Ruckus deliver a tender and support agreement pursuant to which they agree to tender their Ruckus shares in the offer.

On March 27, 2016, representatives of Paul Hastings and Sullivan & Cromwell discussed their respective positions on the terms of the merger agreement and the support agreement.

Also, on March 27, 2016, representatives of Sullivan & Cromwell sent a revised draft of the merger agreement to representatives of Paul Hastings, which again included the previous key positions that were included in the March 21st draft of the merger agreement.

Also on March 27, 2016, Ms. Lo and Mr. Carney met to discuss the potential revenue opportunities of the two businesses as well as certain of the open issues between the two parties, including matters relating to the treatment of equity awards in the transaction and employee-related covenants in the merger agreement.

On March 28, 2016, Mr. Carney emailed Ms. Lo indicating that he would like most of Ruckus’ executive officers to enter into employment agreements with Brocade coincident with the signing of the transaction, which would be effective upon closing of the merger.

On March 29, 2016, the Ruckus board of directors held a special meeting, at which members of Ruckus’ senior management and representatives of Sullivan & Cromwell and Morgan Stanley were in attendance, to receive an update on the negotiations of the merger agreement and the process with Brocade. During the meeting, representatives of Sullivan & Cromwell and Morgan Stanley informed the Ruckus board of directors about the key issues that continued to be negotiated, including the financing conditionality that had been discussed at the previous Ruckus board of directors meetings, as well as Brocade’s positions with respect to employee matters and triggers for receiving a break fee, the progress that had been made on other issues, and the fact that Brocade was only requiring Ms. Lo to enter into a tender and support agreement with respect to the offer. Ms. Lo also informed the Ruckus board of directors that Mr. Carney had requested discussions with Ms. Lo about retention of executive officers in connection with any transaction. The Ruckus board of directors determined that it would not be comfortable with more than two employment agreements being entered into prior to signing any transaction.

On March 31, 2016, representatives of Paul Hastings sent representatives of Sullivan & Cromwell a revised draft of the merger agreement, which, among other things, included a 4.5% termination fee, accepted elimination of the reverse break fee and other financing-related provisions that the previous Sullivan & Cromwell drafts had eliminated, but continued to provide for a termination fee payable in the event that Ruckus breaches the no solicitation of competing proposals covenants in the merger agreement.

Later in the day on March 31, 2016, representatives of Paul Hastings and Sullivan & Cromwell discussed the terms of the merger agreement.

Later in the day on March 31, 2016, the Ruckus board of directors held a special meeting, at which members of Ruckus’ senior management and representatives of Sullivan & Cromwell and Morgan Stanley were in attendance, to discuss on a preliminary basis Morgan Stanley’s analysis of the fairness from a financial point of view of the transaction consideration to be received by the holders of Ruckus shares (other than (i) Ruckus shares that are owned, directly or indirectly, by Brocade, Ruckus (including Ruckus shares held as treasury stock or otherwise) or the Offeror and (ii) Ruckus shares that are held by any person who has not tendered such Ruckus shares in the offer and is entitled to demand and properly demands appraisal of such Ruckus shares) pursuant to the merger agreement, and to receive an update on the negotiations of the merger agreement, the status of diligence of the two companies, and the commitments of Brocade’s lenders. Representatives of Morgan Stanley took the Ruckus board of directors through its analysis as of March 31, 2016. Representatives of Sullivan & Cromwell informed the Ruckus board of directors that the remaining key issues included Brocade’s desire for a 4.5% termination fee and the right to terminate the merger agreement and collect a fee upon a breach of the no-solicitation provisions, as well as certain employee-related matters. Members of Ruckus’ management and representatives of Sullivan & Cromwell and Morgan Stanley also updated the Ruckus board of directors on the results of Ruckus’ due diligence on Brocade as well as the fact that Brocade’s due diligence on Ruckus was almost completed, and that Brocade would only be requiring employment agreements from Ms. Lo and Mr. Hennessy, and that the agreements would provide for 50% of their unvested Ruckus restricted stock units and Ruckus performance-based restricted stock units to be converted into Brocade restricted stock units that would vest on the first anniversary of the closing of the transactions contemplated by the merger agreement.

On April 1, 2016, representatives of Sullivan & Cromwell sent a revised draft of the merger agreement to representatives of Paul Hastings, which included, among other things, a 2.75% termination fee and eliminated the termination fee payable in the event of Ruckus’ breach of the no solicitation of competing proposals covenants.

On April 2, 2016, representatives of Paul Hastings sent a revised draft of the merger agreement to representatives of Sullivan & Cromwell, which, among other things, included a termination fee of $50 million plus up to $10 million of expenses, representing approximately 4.1% of the equity value of the transactions contemplated by the merger agreement.

Also on April 2, 2016, the Ruckus board of directors held a special meeting at which members of Ruckus’ senior management and representatives of Sullivan & Cromwell and Morgan Stanley were in attendance, to review the outstanding issues relating to employees of Ruckus and to receive an update regarding the remaining non-employee issues outstanding in the negotiation of the merger agreement. During the meeting, Ruckus’ senior management informed the Ruckus board of directors that the respective managements of Brocade and Ruckus would be meeting later in the day to attempt to resolve the open employee-related issues, and representatives of Sullivan & Cromwell informed the Ruckus board of directors that the size of the termination fee as well as certain triggers of the termination fee remained open but that all other material non-employee related issues had been resolved and that the commitment letter documentation was almost completely negotiated.

Later in the evening on April 2, 2016, representatives of Sullivan & Cromwell sent a revised draft of the merger agreement to representatives of Paul Hastings which included, among other things, a termination fee of $44 million, representing approximately 3% of the equity value of the transactions contemplated by the merger agreement.

In the morning of April 3, 2016, Ms. Lo and Kathleen Swift, Vice President of Human Resources of Ruckus, and Mr. Carney and Ms. Goode discussed and resolved the open issues in the merger agreement pertaining to employee-related matters.

During the day on April 3, 2016, there were further negotiations regarding the size of the termination fee, with representatives of Paul Hastings first proposing $54 million (3.7% of equity value), representatives of Sullivan & Cromwell proposing $48 million (3.25% of equity value) and representatives of Paul Hastings proposing $50 million (3.4% of equity value) and representatives of Paul Hastings and Sullivan & Cromwell finalizing other aspects of the merger agreement.

During the period between March 19, 2016 and April 3, 2016, representatives of Sullivan & Cromwell and Paul Hastings had numerous conversations regarding the draft merger agreement and also negotiated the terms of the support agreement.

In addition to discussions surrounding the size and triggers for the termination fee, the principal points of negotiation of the terms of the merger agreement included the scope of Ruckus’ representations and warranties, Ruckus’ obligations between signing of the merger agreement and closing of the transactions contemplated by the merger agreement, including restrictions related to non-solicitation and the recommendation of the Ruckus board of directors with respect to the offer and the merger, conditions to the offer, the level of efforts required to effect the offer and the merger, the circumstances under which the merger agreement is terminable, the timing of the payment of the termination fee, and employee-related matters.

On April 3, 2016, the Ruckus board of directors held a special meeting at which members of Ruckus’ senior management and representatives of Sullivan & Cromwell and Morgan Stanley were in attendance, to determine whether to approve the merger agreement. Representatives of Sullivan & Cromwell discussed the changes to the merger agreement since the previous Ruckus board of directors meeting, noting that the only open item was the size of the termination fee. The Ruckus board of directors determined to accept Brocade’s proposed termination fee of $50 million, after concluding that it would not deter any other bidder from making a proposal for Ruckus. Representatives of Morgan Stanley reviewed with the Ruckus board of directors Morgan Stanley’s financial analysis of the transactions contemplated by the merger agreement and rendered to the Ruckus board of directors an oral opinion, subsequently confirmed in writing, that as of April 3, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the transaction consideration to be received by the holders of Ruckus shares (other than (i) Ruckus shares that are owned, directly or indirectly, by Brocade, Ruckus (including Ruckus shares held as treasury stock or otherwise) or the Offeror and (ii) Ruckus shares that are held by any person who has not tendered such Ruckus shares in the offer and is entitled to demand and properly demands appraisal of such Ruckus shares) pursuant to the merger agreement was fair from a financial point of view to such holders. Following further consideration and discussion, the Ruckus board of directors unanimously determined that the terms of the transactions contemplated by the merger agreement, including the offer and the merger are fair to, and in the best interests of, Ruckus and its stockholders, determined that it is in the best interests of Ruckus and its stockholders to enter into, and declared advisable, the merger agreement, approved the execution and delivery by Ruckus of the merger agreement, the performance by Ruckus of its covenants and agreements pursuant to the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the offer and the merger, upon the terms, and subject to the conditions, contained in the merger agreement and resolved to recommend that Ruckus’ stockholders accept the offer and tender their Ruckus shares to the Offeror pursuant to the offer.

On April 3, 2016, Ms. Lo and Mr. Hennessy entered into offer letters with Brocade as described below under “—Interests of Certain Persons in the Offer and the Merger—Offer Letters with Brocade,” contingent upon signing the merger agreement and closing of the offer and the merger.

Later in the day on April 3, 2016, following receipt of the final lender commitment letter documents, the parties entered into the merger agreement. Also in connection with the signing of the merger agreement, Ms. Lo entered into the support agreement, as described below under “Support Agreement.”

Brocade’s Reasons for the Offer and the Merger

The board of directors of Brocade approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of Brocade common stock as part of the transaction consideration, are fair to, and in the best interests of, Brocade and its stockholders.

In reaching its determination, the board of directors of Brocade consulted with Brocade’s management, as well as with Brocade’s legal and financial advisors, and considered a variety of factors weighing favorably towards the offer and the merger, including the factors described below.

•	Expected Benefits of the Transaction. The board of directors of Brocade believes that the offer and the merger will allow Brocade to realize a number of significant benefits, including the following (not in any relative order of importance):

•	Strong Strategic Alignment. As businesses and organizations digitize, they need new, modern networks. Wireless is the preferred access technology for virtually all networks today. Brocade is a leader in wired and software network solutions and Ruckus is a global supplier of advanced carrier-grade Wi-Fi solutions. Combining the two would result in a networking company with solutions that span from the heart of the data center to the wireless network edge.

•	Expanded and Diversified Product Portfolio. The addition of Ruckus’ wireless LAN technology and solutions would significantly expand Brocade’s existing portfolio of wired and software networking products. The acquisition is also expected to further diversify Brocade’s business mix toward higher growth internet protocol networking wireless and mobile technologies.

•	Unlocking Value in New Business Lines. Brocade expects that the combined company’s go-to-market strategy would create opportunities for cross-selling activities into Brocade’s and Ruckus’ partner and customer bases, opening up new revenue opportunities across a variety of verticals, including large enterprises, K-12 and higher education, government, hospitality, and service providers. Brocade believes that the combined company will be well positioned to pursue emerging technology opportunities including 5G mobile services, Internet of Things (IoT), Smart Cities, OpenG™ in-building wireless, and LTE/Wi-Fi convergence. In addition, the acquisition is expected to make Brocade more relevant to campus networking as customers are moving toward buying wired and wireless solutions from a single vendor.

•	History of Successful Collaboration. The board of directors of Brocade considered the fact that Ruckus has been a partner of Brocade’s for approximately one year and a key member of Brocade’s Open Mobility Ecosystem. Ruckus and Brocade have brought to market many complementary product offerings and solutions including integrated management using Brocade Network Advisor, common subscription based purchasing using Brocade Network Subscription, joint solution testing and cooperative customer support processes. In addition, Brocade and Ruckus have been collaborating on access-independent network-based mobility management and SDN-based heterogeneous networks (HetNets) in order to drive 5G thought leadership.

•	Shared Core Values and Culture. The board of directors of Brocade also viewed favorably the similarities of Brocade’s and Ruckus’ core values, with both companies nurturing collaborative and innovative cultures that put customers first.

•	Financial Considerations. Brocade expects the combined company to realize both revenue and cost synergies over time from both existing and new markets. The acquisition of Ruckus is projected to be accretive to Brocade’s non-GAAP earnings per share and cash flow by Brocade’s first fiscal quarter 2017.

•	Strategic Alternatives. The board of directors of Brocade considered the trends and competitive developments in the industry and the range of strategic alternatives available to Brocade.

•	Market Conditions. The board of directors of Brocade also took into account current financial market conditions and the current and historical market prices and volatility of, and trading information with respect to, shares of Ruckus and Brocade common stock.

•	Due Diligence. The board of directors of Brocade further considered its familiarity with the business operations, strategy, earnings and prospects of each of Brocade and Ruckus and the scope and results of the due diligence investigation conducted by Brocade’s management and advisors with respect to Ruckus.

•	Financial Terms of the Transaction. The board of directors of Brocade reviewed the amount and form of consideration to be paid in the transaction, the fact that the exchange ratio is fixed, the expected pro forma ownership of the combined company and other financial terms of the offer and the merger.

•	Recommendation of Management. The board of directors of Brocade took into account the recommendation of Brocade’s management in favor of the offer and the merger.

•	Increased Stock Repurchase Program. The board of directors of Brocade considered the fact that an increase to Brocade’s stock repurchase program was expected to help reduce the dilutive effect of the issuance of Brocade shares in the offer and the merger.

•	Debt Financing. The board of directors of Brocade considered management’s expectations as to its ability to obtain debt financing to fund a portion of the cash consideration in the offer and the merger and the increase in Brocade’s stock repurchase program, and the terms of that financing, including the commitment letter for $900 million in financing, subject to certain conditions (see “The Offer and the Merger—Source and Amount of Funds”).

•	Provisions of the Merger Agreement. The board of directors of Brocade considered the structure of the offer and the merger and the terms and conditions set forth in the merger agreement, including the financial terms, the anticipated short time period from announcement of the offer to completion of the merger achievable through the exchange offer structure, the restrictions placed on Ruckus’ ability to seek a superior proposal, the conditions to completion of the offer and the merger, the termination rights of the parties, and the obligation of Ruckus to pay a $50 million termination fee to Brocade in certain circumstances.

•	Likelihood of Completion. The board of directors of Brocade also took into account the expectation of Brocade’s management that the conditions to the consummation of the offer and the merger will be satisfied on a timely basis.

•	Support Agreement. The board of directors of Brocade viewed favorably the willingness of Ms. Lo, who beneficially owns approximately 2.3% of Ruckus’ outstanding common stock (not including Ruckus options or Ruckus restricted stock units), to commit to tender her outstanding Ruckus shares in the offer (see “Support Agreement”).

The board of directors of Brocade also identified and considered certain potentially negative factors in its deliberations which were balanced against the positive factors, including:

•	the risk that the anticipated benefits of the offer and the merger will not be realized in full or in part, including the risk that expected synergies will not be achieved or not achieved on the expected timeframe;

•	the risk that while Brocade performed due diligence on Ruckus and its business, the scope of that due diligence was limited and there may be aspects of Ruckus or its business of which Brocade is not aware;

•	the risk that the offer and the merger may not be consummated despite the parties’ efforts or that the closing of the transaction may be unduly delayed;

•	costs associated with the offer and the merger;

•	the risk that the trading price of Brocade common stock could decrease and the offer and the merger could have a dilutive effect on the value of common shares held by Brocade stockholders for any number of reasons, some of which are outside of Brocade’s control, including, for example, if investors believe that the value of the cash consideration and stock consideration to be exchanged for Ruckus shares in connection with the offer and the merger, together with transaction costs, is greater than the value of Ruckus’ business, together with any synergies expected to be achieved or actually realized from Brocade’s acquisition of Ruckus;

•	potential challenges in integrating the two companies;

•	the provisions of the merger agreement that place restrictions on the interim operations of Brocade and its subsidiaries pending the closing (see “Merger Agreement—Conduct of Business Before Completion of the Merger—Restrictions on Brocade’s Operations”);

•	the amount of cash that would be required to fund the cash consideration and the fact that Brocade’s obligation to complete the offer and the merger is not conditioned on its ability to obtain financing;

•	the greater financial leverage under which Brocade would operate as a result of the contemplated incurrence of indebtedness under the debt financing, as well as the ongoing financial and operational covenants and restrictions on Brocade proposed to be set forth in the definitive documentation for the debt financing (see “The Offer and the Merger—Source and Amount of Funds”);

•	the risks associated with the occurrence of events that may materially adversely affect the operations or financial condition of Ruckus and its subsidiaries, which may not entitle Brocade to terminate the merger agreement;

•	the risk of diverting Brocade management’s focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with Ruckus, other potential disruptions associated with combining the two companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of Brocade and Ruckus; and

•	the risks associated with the offer and the merger, the combined company following the offer and the merger, Brocade’s business and Ruckus’ business described under the sections entitled “Forward- Looking Statements” and “Risk Factors.”

After consideration of these factors, the board of directors of Brocade determined that, overall, the potential benefits of the offer and the merger outweighed the potential risks.

This discussion of the information and factors considered by the board of directors of Brocade includes the material positive and negative factors considered by the board of directors of Brocade, but it is not intended to be exhaustive and may not include all the factors considered by the board of directors of Brocade. The board of directors of Brocade did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the offer and the merger. Rather, the board of directors of Brocade viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the board of directors of Brocade may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the board of directors of Brocade and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Ruckus’ Reasons for the Offer and the Merger; Recommendation of the Ruckus Board of Directors

At a meeting held on April 3, 2016, the Ruckus board of directors determined that the offer and the merger was advisable, fair to, and in the best interests of, its stockholders, approved the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, and recommended that its stockholders tender their Ruckus shares in the offer.

In evaluating the offer, the merger, and the merger agreement, the Ruckus board of directors consulted with members of Ruckus’ senior management, as well as Ruckus’ external legal and financial advisors, and considered a number of factors, including the following non-exhaustive list of material factors and benefits of the offer and the merger (not in any relative order of importance), each of which the Ruckus board of directors believed supported its determination and recommendation:

•	the historical share prices of Ruckus and Brocade, including the fact that the implied value of the transaction consideration of $14.43 per share of Ruckus common stock (based on the closing price of Brocade common stock on April 1, 2016, the last trading day prior to the approval by the Ruckus board of directors of the merger agreement) represents:

•	an approximate premium of 44% based on the closing price per Ruckus share of $10.00 on April 1, 2016; and

•	an approximate premium of 48% based on the average closing price per Ruckus share of $9.76 over the 30 trading day period ended April 1, 2016;

•	the fact that a portion of the transaction consideration is comprised of shares of Brocade common stock, so that Ruckus’ stockholders will have an ability to participate in any future share price appreciation of the combined company and potential revenue and cost synergies created by the transactions contemplated by the merger agreement;

•	the belief of the Ruckus board of directors that the offer and the merger are more favorable to Ruckus’ stockholders than the potential value that might result from the other alternatives reasonably available to Ruckus, including the alternative of remaining a standalone public company and other strategies that might be pursued as a standalone public company, including a share repurchase program or pursuing a strategic acquisition;

•	the expectation that Brocade would repurchase approximately a number of shares equal to all shares issued in conjunction with the offer and the merger, over the near term following the closing of the merger;

•	the risks inherent in Ruckus’ ability to execute against its standalone plan, including the increasing competition facing Ruckus, general uncertainty surrounding macroeconomic conditions in various markets in which Ruckus does business, risks associated with the timing of market adoption of Ruckus’ small cell technology and other risks set forth in “Risk Factors” above;

•	the recent and expected continued industry consolidation in Ruckus’ markets, which has made, and is expected to make, it more difficult, for Ruckus to compete as a stand-alone company;

•	the Ruckus board of director’s familiarity with the business, operations, financial condition, strategy, industry in which Ruckus competes, and market conditions;

•	information and discussions with Ruckus’ management and advisors regarding Brocade’s business, operations, financial condition, strategy and prospects;

•	the opportunity for the combined company to accelerate substantial cross-selling through complementary vertical markets;

•	information and discussions with Ruckus’ management regarding Brocade’s business, assets, results, current business strategy and prospects, and the belief of the Ruckus board of directors that Brocade would likely be able to execute on Ruckus’ long term plan;

•	the fact that the stock portion of the transaction consideration is fixed so that Ruckus stockholders will be able to take advantage of any increase in the trading price of Brocade common stock over time;

•	the fact that the transaction consideration reflects extensive negotiations between Ruckus and Brocade and their respective external advisors and the Ruckus board of director’s belief, after consultation with Ruckus’ financial advisors, that the transaction consideration was the highest Brocade was willing to pay;

•	the oral opinion, subsequently confirmed in writing, that as of April 3, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the transaction consideration to be received by the holders of Ruckus shares (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. You are urged to read Morgan Stanley’s written opinion, which is set forth in its entirety in Annex C and is incorporated herein by reference in its entirety, and the description of the opinion and the related financial analyses presented by Morgan Stanley set forth below under “—Opinion of Ruckus’ Financial Advisor;”

•	the absence of any financing condition to consummation of the offer or the merger, and the delivery by Brocade of a commitment letter setting forth financing commitments with limited conditions (essentially co-extensive with the conditions to the offer and the merger) for debt financing to consummate the transactions contemplated by the merger agreement;

•	Ruckus’ ability, under certain limited circumstances, to furnish information to, and conduct negotiations with, third parties who put forward an unsolicited offer regarding an acquisition proposal that is, or would reasonably be expected to lead to, a superior proposal;

•	Ruckus’ ability, subject to certain conditions, to terminate the merger agreement in order to accept a superior proposal, subject to paying or causing to be paid to Brocade the termination fee of $50 million;

•	the Ruckus board of director’s belief that the $50 million termination fee was reasonable and was not likely to deter any potential bidder from making a competing acquisition proposal;

•	the ability of the Ruckus board of directors, under certain circumstances and subject to certain conditions, to change its recommendation of the offer in response to a superior proposal or in response to an intervening event;

•	the solicitation process conducted by the Ruckus board of directors, with the assistance of Morgan Stanley, and the fact that the solicitation process did not result in any proposals to acquire Ruckus other than from Brocade; and

•	the availability of appraisal rights under Delaware law to holders of Ruckus shares who do not tender their Ruckus shares in the offer and comply with all of the procedures required under Delaware law to perfect appraisal rights.

The Ruckus board of directors also considered a variety of risks and potentially negative factors in its deliberations concerning the merger agreement, the offer and the merger, including the following (not in any relative order of importance):

•	the fact that the stock portion of the transaction consideration is fixed so that Ruckus stockholders could be adversely affected by a decrease in the trading price of Brocade common stock, and the fact that the merger agreement does not provide Ruckus with a right to terminate the merger agreement solely because the trading price of Brocade common stock declines;

•	the risks and costs to Ruckus if the offer does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business, channel partner, distributor, supplier and customer relationships and the operational restrictions imposed on Ruckus pursuant to the merger agreement between signing of the merger agreement and closing of the transactions contemplated by the merger agreement;

•	the fact that the merger agreement restricts Ruckus’ ability to engage in discussions regarding competing proposals unless the failure to engage would be inconsistent with the Ruckus board of director’s exercise of its fiduciary duties, or to solicit competing proposals;

•	that Ruckus is obligated to pay Brocade a termination fee of $50 million if the merger agreement is terminated under certain circumstances, including if the Ruckus board of directors changes its recommendation (other than in certain circumstances) or if Ruckus terminates the merger agreement to accept a superior proposal;

•	the risk that the offer or the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, including the possibility that the conditions to the parties’ obligations to complete the offer or the merger, including receipt of required regulatory approvals, may not be satisfied and the potential resulting disruptions to Ruckus’ business;

•	the risk that the debt financing contemplated by the commitment letter may not be obtained despite the commitment letter Brocade has obtained;

•	the fact that Ruckus’ executive officers and directors may have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of Ruckus’ other stockholders, and the risk that these interests might influence their decision with respect to the transactions contemplated by the merger agreement, as more fully described below under “—Interests of Certain Persons in the Offer and the Merger;”

•	the fact that the receipt of a combination of cash and Brocade common stock in exchange for shares of Ruckus common stock pursuant to the merger will be a taxable transaction to Ruckus stockholders for U.S. federal income tax purposes;

•	the challenges of combining the business of Ruckus with that of Brocade and the risks associated with achieving the limited anticipated synergies; and

•	various other risks associated with the offer and the merger and the business of Ruckus and the combined company described above under “Risk Factors.”

After considering the foregoing potentially positive and potentially negative factors, the Ruckus board of directors concluded that the potential benefits of the merger agreement, the offer and the merger outweighed the risks and other potentially negative factors associated with the merger agreement, the offer and the merger.

The foregoing discussion of the information and factors considered by the Ruckus board of directors is intended to be a summary and is not intended to be exhaustive, but includes the principal material factors considered by the Ruckus board of directors. In view of the variety of factors considered in connection with its evaluation of the offer, the merger and the merger agreement, the Ruckus board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Ruckus board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Ruckus board of directors based its recommendation on the totality of the information it received and the investigation it conducted.

It should be noted that this explanation of the reasoning of the Ruckus board of directors and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed above under “Forward-Looking Statements.”

For the reasons described above, and in light of other factors that the Ruckus board of directors believed were appropriate, the Ruckus board of directors approved the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, and unanimously recommends that Ruckus’ stockholders tender their shares of Ruckus common stock pursuant to the offer.

Opinion of Ruckus’ Financial Advisor

In connection with the offer and the merger, at the meeting of the board of directors of Ruckus on April 3, 2016, Morgan Stanley & Co. LLC (referred to as “Morgan Stanley”), Ruckus’ financial advisor, rendered to the board of directors of Ruckus its oral opinion, subsequently confirmed in writing, that as of April 3, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the transaction consideration to be received by the holders of Ruckus shares (other than excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley, dated as of April 3, 2016, is attached as Annex C to this prospectus/offer to exchange and is incorporated by reference herein in its entirety. You are encouraged to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of the opinion of Morgan Stanley in this prospectus/offer to exchange is qualified in its entirety by reference to the full text of the opinion.

Morgan Stanley’s opinion was addressed to the board of directors of Ruckus, in its capacity as such, and addresses only the fairness from a financial point of view of the transaction consideration to be received by the holders of Ruckus shares (other than excluded shares) pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspects or implications of the offer and the merger and does not constitute an opinion or a recommendation as to whether the stockholders of Ruckus should tender shares of Ruckus common stock into the offer, or take any other action in connection with the offer and the merger.

Ruckus retained Morgan Stanley to provide it and the board of directors of Ruckus with financial advisory services and the board of directors of Ruckus with a financial opinion in connection with the sale of Ruckus. Ruckus selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in Ruckus’ industry, and its knowledge of Ruckus’ business and affairs. At the meeting of the board of directors of Ruckus on April 3, 2016, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of April 3, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the transaction consideration to be received by the holders of Ruckus shares (other than excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of April 3, 2016, is attached to this prospectus/offer to exchange as Annex C and is incorporated by reference in this prospectus/offer to exchange in its entirety. You are encouraged to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley’s opinion was addressed to the board of directors of Ruckus, in its capacity as such, and addresses only the fairness from a financial point of view of the transaction consideration to be received by the holders of Ruckus shares (other than excluded shares) pursuant to the merger agreement as of the date of the opinion. It did not address any other aspects or implications of the offer and the merger and does not constitute an opinion or a recommendation as to whether the stockholders of Ruckus should tender shares of Ruckus common stock into the offer, or take any other action in connection with the offer and the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Ruckus and Brocade, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Ruckus and Brocade, respectively;

•	reviewed certain financial projections prepared by the managements of Ruckus and Brocade, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Ruckus and Brocade, respectively;

•	discussed the past and current operations and financial condition and the prospects of Ruckus, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with Ruckus’ senior executives;

•	discussed the past and current operations and financial condition and the prospects of Brocade, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Brocade;

•	reviewed the pro forma impact of the merger on Brocade’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for the shares of Ruckus common stock and shares of Brocade common stock;

•	compared the financial performance of Ruckus and Brocade and the prices and trading activity of the shares of Ruckus common stock and shares of Brocade common stock with that of certain other publicly-traded companies comparable with Ruckus and Brocade, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Ruckus and Brocade and their financial and legal advisors;

•	reviewed a final draft, dated April 3, 2016, of the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Ruckus and Brocade, and formed a substantial basis for its opinion. Morgan Stanley further relied upon the assurances of the management of Ruckus and Brocade that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Ruckus and Brocade of the future financial performance of Ruckus and Brocade. In addition, Morgan Stanley assumed that the offer and the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver or amendment of any terms or conditions and that the definitive merger agreement would not differ in any material respect from the draft furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed offer and the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Ruckus and Brocade of: (i) the strategic, financial and other benefits expected to result from the offer and the merger; (ii) the timing and risks associated with the integration of Ruckus and Brocade; and (iii) the validity of, and risks associated with, Ruckus and Brocade’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Brocade and Ruckus and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Ruckus’ officers, directors or employees, or any class of such persons, relative to the transaction consideration to be received by the holders of shares of Ruckus common stock in the offer and the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Ruckus or Brocade, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, April 3, 2016. Events occurring after April 3, 2016 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to the board of directors of Ruckus dated April 3, 2016. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 1, 2016, the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement, declare the advisability of the merger agreement and approve the transactions contemplated by the merger agreement, including the offer and the merger. The various analyses summarized below were based on the closing price of $10.00 per share of Ruckus common stock and $10.64 per share of Brocade common stock as of April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement), and are not necessarily indicative of current market conditions. Based on the closing price per share of the Brocade common stock of $10.64 and the per share of Ruckus common stock transaction consideration comprised of $6.45 in cash and an exchange ratio of 0.75 of a share of Brocade common stock for each share of Ruckus common stock, the implied value of the transaction price per share of Ruckus common stock was $14.43 and the implied all-stock exchange ratio was 1.36x as of April 1, 2016.

Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley used and relied upon the company forecasts (defined below). These financial projections are more fully described below under the heading “Certain Financial Forecasts.”

Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Ruckus with comparable publicly available consensus equity analyst research estimates for selected companies that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (we refer to these companies as the comparable companies). These companies were the following:

•	A10 Networks, Inc.

•	Aerohive Networks, Inc.

•	Brocade Communications Systems, Inc.

•	Cisco Systems, Inc.

•	Extreme Networks, Inc.

•	F5 Networks, Inc.

•	Hewlett Packard Enterprise Company

•	Juniper Networks, Inc.

•	Ubiquiti Networks, Inc.

•	Zebra Technologies Corporation

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value, which Morgan Stanley defined as fully-diluted market capitalization plus total debt, plus non-controlling interest, less cash and cash equivalents, to adjusted EBITDA, which Morgan Stanley defined as net income excluding net interest expense, income tax expense and certain other non-cash and non-recurring items, principally depreciation, amortization and stock-based compensation, as well as of price to earnings, which Morgan Stanley defined as the ratio of price per share to estimated earnings per share, for calendar years 2016 and 2017, of each of these comparable companies based on publicly available financial information compiled by Thomson Reuters for comparison purposes. For the purposes of this analysis and certain other analyses described below, unless otherwise indicated, Morgan Stanley utilized publicly available Thomson Reuters financial information for Ruckus available as of April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement), which is referred to below as the “street case.”

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of aggregate value to adjusted EBITDA multiples and of price to earnings multiples and applied these ranges of multiples to the estimated relevant metric for Ruckus. For purposes of this analysis, Morgan Stanley utilized publicly available estimates of aggregate values and adjusted EBITDA, and price as a multiple of earnings prepared by equity research analysts, available as of April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement).

Based on the outstanding shares of Ruckus common stock on a fully-diluted basis (including outstanding Ruckus options, Ruckus restricted stock awards and Ruckus restricted stock units) as of April 1, 2016, Morgan Stanley calculated the estimated implied value per Share as of April 1, 2016 as follows:

Calendar Year Financial Statistic	Comparable Company Multiple Ranges	Implied Value Per Share ($)
Street Case
Aggregate Value to Estimated 2016 Adjusted EBITDA	9.0x – 11.0x	8.60 – 9.95
Price to Estimated 2016 Earnings	16.0x – 20.0x	8.83 – 11.04
Aggregate Value to Estimated 2017 Adjusted EBITDA	7.0x – 10.0x	8.61 – 11.22
Price to Estimated 2017 Earnings	13.0x –17.0x	7.83 – 10.23

No company utilized in the public trading comparables analysis is identical to Ruckus. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Ruckus’ and Morgan Stanley’s control. These include, among other things, the impact of competition on Ruckus’ business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Ruckus and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in and of itself a meaningful method of using comparable company data.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions. Morgan Stanley compared publicly available statistics for select networking equipment vendor transactions occurring between 2008 and 2016. Morgan Stanley selected such comparable transactions because they shared certain characteristics with the offer and the merger, most notably because they were similar networking equipment transactions. The following is a list of the networking equipment transactions reviewed:

Selected Networking Equipment Vendor Transactions (Target / Acquiror)

Alcatel-Lucent / Nokia Corporation

Aruba Networks, Inc. / Hewlett-Packard Company

Riverbed Technology, Inc. / Thoma Bravo

Motorola Solutions, Inc. Enterprise Business / Zebra Technologies Corporation

3Com Corporation / Hewlett-Packard Company

Tandberg ASA / Cisco Systems, Inc.

Foundry Networks, Inc. / Brocade Communications Systems, Inc.

For the transactions listed above, Morgan Stanley noted the following financial statistics where available: (1) the multiple of aggregate value of the transactions contemplated by the merger agreement to the last twelve months revenue and (2) the multiple of price per share of the transaction to last twelve months earnings per share, in each case based on publicly available information as of April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement).

In connection with the precedent transaction premia analysis, Morgan Stanley also reviewed 24 select precedent transactions occurring between 2014 and April 1, 2016 that involved the acquisition of U.S. publicly-listed companies for values greater than $300 million in which both the stock consideration and the cash consideration were between 40% and 60% of the total consideration. For these transactions, Morgan Stanley noted the distributions of the following financial statistics, where available: (1) the implied premium to the acquired company’s closing share price on the last trading day prior to announcement (or the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news); (2) the implied premium to the acquired company’s 30-trading-day average closing share price prior to announcement (or the last 30-trading-day average closing share price prior to the share price being affected by acquisition rumors or similar merger-related news); and (3) the implied premium to the acquired company’s last twelve month high share price prior to announcement (or the last twelve month high share price prior to the share price being affected by acquisition rumors or similar merger-related news).

Based on its analysis of the relevant metrics and time frame for each of the transactions listed above and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of implied premia and financial multiples of the transactions and applied these ranges of premia and financial multiples to the relevant financial statistic for Ruckus. For purposes of aggregate value to LTM revenue and price per share to LTM earnings per share, Morgan Stanley utilized 2015 actual values for Ruckus. The following table summarizes Morgan Stanley’s analysis:

Precedent Transactions Financial Statistics	Representative Ranges	Implied Value Per Share ($)
Precedent Networking Equipment Vendor M&A Transaction Multiples
Aggregate Value to LTM Revenue	2.0x – 3.5x	9.66 – 14.98
Price to LTM Earnings per Share	18.0x – 25.0x	7.74 – 10.75

Precedent Cash/Stock Transaction Premia
Premium to 1-Day Prior Closing Share Price	15% – 40%	11.50 – 14.00
Premium to 30-Day Average Closing Share Price	20% – 40%	11.72 – 13.67
Premium to Last Twelve Month High Share Price	(5%) – 5%	12.64 – 13.97

No company or transaction utilized in the precedent transactions analysis is identical to Ruckus or the offer and the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Ruckus’ control. These include, among other things, the impact of competition on Ruckus’ business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Ruckus and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. The fact that points in the range of implied value per share of Ruckus common stock derived from the valuation of precedent transactions were less than or greater than the transaction consideration to be received by the holders of Ruckus shares (other than excluded shares) is not necessarily dispositive in connection with Morgan Stanley’s analysis of such consideration, but one of many factors Morgan Stanley considered.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of equity values per share of Ruckus common stock based on a discounted cash flow analysis to value Ruckus as a stand-alone entity. Morgan Stanley utilized estimates from the “Ruckus forecasts” (consisting of the Ruckus slower small cell forecasts, the Ruckus management case forecasts and the Ruckus faster small cell forecasts, each as defined below) for purposes of its discounted cash flow analysis, as more fully described below. The Ruckus forecasts are more fully described below under the heading “Certain Financial Forecasts—Financial Forecasts of Ruckus”.

Morgan Stanley first calculated the estimated free cash flow, which is defined as adjusted earnings before interest, taxes, depreciation and amortization, less (1) stock-based compensation expense, (2) taxes and (3) capital expenditures, and less or plus, as applicable, (4) changes in working capital. The Ruckus forecasts through 2020 were based on projections prepared by Ruckus’ management, and the estimates for calendar years 2021 through 2025 represented an extrapolation of 2020 estimates. Based on the variable year-to-year growth rate present in these projections and extrapolations, Morgan Stanley calculated the net present value of free cash flows for Ruckus for the years 2016 through 2025 and calculated terminal values in the year 2025. The free cash flows and terminal values were discounted to present values as of April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement) at rates of 8.7%, 9.7%, and 10.7%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect Ruckus’ weighted average cost of capital.

Based on its analysis and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of perpetual growth rates and applied these ranges of growth rates to calculate the terminal value of Ruckus.

Based on the outstanding shares of Ruckus common stock on a fully-diluted basis (including outstanding Ruckus options, Ruckus restricted stock awards and Ruckus restricted stock units) as of April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement), Morgan Stanley calculated the estimated implied value per share of Ruckus common stock as of April 1, 2016 as follows:

	Terminal Value Perpetual Growth Rate	Implied Value Per Share ($)
Ruckus Slower Small Cell Forecasts	1.0% – 3.0%	11.51 – 16.17
Ruckus Management Case Forecasts	1.0% – 3.0%	14.57 – 21.10
Ruckus Faster Small Cell Forecasts	1.0% – 3.0%	17.12 – 25.43

Morgan Stanley then compared these per share values with the discounted cash flow value per share of Ruckus common stock value of the transaction consideration as of April 1, 2016 that each shareholder of Ruckus would receive in the offer and the merger in exchange for a share of Ruckus common stock. The value that would be received for each share of Ruckus common stock was defined as the discounted cash flow value per share of the common stock of Brocade, after giving effect to the merger and incorporating the value of certain synergy forecasts (the “synergies,” which are described below under “Certain Financial Forecasts—Estimated Synergies”), multiplied by the 0.75 transaction exchange ratio, plus $6.45 of cash consideration per share of Ruckus common stock.

Morgan Stanley utilized estimates from the “Brocade forecasts” (consisting of the Brocade low range forecasts, the Brocade mid range forecasts and the Brocade high range forecasts, each as defined below) and the synergies for purposes of its discounted cash flow analysis of the combined Brocade and Ruckus discounted cash flow analysis. The Brocade forecasts and the synergies are more fully described below under the heading “Certain Financial Forecasts.” Morgan Stanley’s calculation of Brocade free cash flow used the same methodology as described for Ruckus’ free cash flow above. The Brocade forecasts through 2018 were based on projections prepared by Brocade for fiscal years 2016 and 2017 and a financial model prepared by Brocade for fiscal year 2018 (as described below under the heading, “Certain Financial Forecasts—Financial Forecasts for Brocade”), and the estimates for calendar years 2019 through 2025 represented an extrapolation of 2018 estimates. Morgan Stanley calculated the net present value of free cash flows for Brocade for the years 2016 through 2025 and calculated terminal values in the year 2025. The free cash flows and terminal values were discounted to present values as of April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement) at rates of 6.7%, 7.5%, and 8.4% and at perpetual growth rates ranging from -1.0% – 2.0% depending on the particular Brocade forecast case. The discount rates and perpetual growth rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect Brocade’s weighted average cost of capital and estimates long-term growth rate.

Morgan Stanley calculated the implied value of the transaction consideration received per share of Ruckus common stock as follows:

Implied Value Per Share ($)
Ruckus Slower Small Cell Forecasts/ Brocade Low Range Forecasts	15.95 – 19.56
Ruckus Management Case Forecasts / Brocade Mid Range Forecasts	17.61 – 22.35
Ruckus Faster Small Cell Forecasts / Brocade High Range Forecasts	19.17 – 25.18

Morgan Stanley then calculated the implied exchange ratio of Ruckus’ discounted cash flow per share of Ruckus common stock divided by Brocade’s discounted cash flow per share values. For each set of Ruckus and Brocade forecasts, the low end of the range of Ruckus per share values was divided by the low end of the range of Brocade per share values and the high end of the range of Ruckus per share values was divided by the high end of the range of Brocade per share values.

The following table summarizes Morgan Stanley’s analysis of the implied exchange ratio of the relative discounted cash flows per share of Ruckus common stock of Ruckus and Brocade (without taking account of synergies):

Implied Exchange Ratio
Ruckus Slower Small Cell Forecasts / Brocade Low Range Forecasts	0.92x – 0.98x
Ruckus Management Case Forecasts/ Brocade Mid Range Forecasts	1.02x – 1.08x
Ruckus Faster Small Cell Forecasts / Brocade High Range Forecasts	1.07x – 1.11x

Morgan Stanley noted that the all-stock exchange ratio implied by the transactions contemplated by the merger agreement, based on the implied value of the transaction price per share of Ruckus common stock of $14.43 divided by $10.64 (the closing share price of Brocade common stock on April 1, 2016, the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement), was 1.36x Ruckus shares per share of Brocade common stock.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of the company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of Ruckus common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley used calendar year 2018 EPS estimates from the Ruckus forecasts. Morgan Stanley also adjusted Ruckus’ projected earnings per share of Ruckus common stock to reflect a possible share buyback of Ruckus common stock, which assumes a $100 million share buyback of Ruckus common stock using existing cash at a buyback price of $10.00 per share of Ruckus common stock as of April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement). Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of price to earnings multiples (based on the range of price to earnings multiples for the comparable companies and the growth profile of Ruckus) to these estimates and applied a discount rate of 9.7%, which rate was selected based on Ruckus’ estimated cost of equity.

The following table summarizes Morgan Stanley’s analysis:

Calendar Year 2018 EPS	P/E Multiple Range	Implied Present Value Per Share ($)
Ruckus Slower Small Cell Forecasts	17.0x – 19.0x	11.25 – 12.57
Ruckus Management Case Forecasts	18.0x – 20.0x	14.98 – 16.64
Ruckus Faster Small Cell Forecasts	19.0x – 21.0x	17.10 – 18.90

Morgan Stanley then compared these Ruckus per share values with the potential future equity value of Brocade, giving effect to the offer and the merger and the contribution of Ruckus based on the Ruckus management case forecasts and the synergies. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of Ruckus common stock. To calculate the discounted equity value, Morgan Stanley used calendar year 2018 EPS estimates from the Brocade forecasts. Morgan Stanley also adjusted the projected Brocade earnings per share to reflect the contemplated buyback of shares of Brocade common stock, which assumes a 77 million share buyback using new debt and existing cash at a buyback price of $10.64 per share of Brocade common stock as of April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement). Using its professional judgment and experience, Morgan Stanley applied a range of P/E multiples (based on the range of price to earnings multiples for the comparable companies and the growth profile of Ruckus) to these estimates and applied a discount rate of 8.4%, which rate was selected based on Brocade’s estimated cost of equity. Morgan Stanley then calculated the implied value per share of Ruckus common stock by multiplying the Brocade value per Ruckus share by the 0.75 exchange ratio and adding the $6.45 per Ruckus share of cash consideration.

The following table summarizes Morgan Stanley’s analysis:

Calendar Year 2018 EPS	P/E Multiple Range	Implied Present Value Per Share ($)
Brocade Low Range Forecasts	10.0x – 12.0x	15.00 – 16.71
Brocade Mid Range Forecasts	10.0x – 12.0x	15.57 – 17.39
Brocade High Range Forecasts	11.0x – 13.0x	17.10 – 19.04

Trading Range Analysis

Morgan Stanley performed a trading range analysis with respect to the historical trading prices of the shares of Ruckus common stock. Morgan Stanley reviewed the range of closing trading prices of the shares of Ruckus common stock for various periods ending on April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement). Morgan Stanley observed the following:

Period Ending April 1, 2016	Range of Trading Prices of Shares($)
Last 1 Month	9.39 – 10.22
Last 3 Months	7.48 – 10.38
Last 6 Months	7.48 – 13.30
Last 12 Months	7.48 – 13.30

Morgan Stanley observed that the shares of Ruckus common stock closed at $10.00 on April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement). Morgan Stanley noted that the implied value of the transaction consideration per share of Ruckus common stock of $14.43 reflected a 44% premium to the closing trading price per share of Ruckus common stock on April 1, 2016, a 48% premium to the average closing trading price per share of Ruckus common stock for the 30 trading days prior to and including April 1, 2016, and an 8.5% premium to the highest closing trading price per share of Ruckus common stock for the twelve months prior to and including April 1, 2016.

Morgan Stanley also performed a historical exchange ratio analysis, dividing the historical trading price of shares of Ruckus common stock by the historical share trading price of shares of Brocade common stock for various periods ending on April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement). Morgan Stanley observed the following:

Period Ending April 1, 2016	Range of Exchange Ratios
Last 30 Days	0.91x – 0.99x
Last 6 Months	0.91x – 1.18x
Last 1 Year	0.81x – 1.29x
Last 2 Years	0.79x – 1.46x

Equity Research Analysts’ Future Price Targets

Morgan Stanley reviewed and analyzed future public market trading price targets for the shares of Ruckus common stock prepared and published by equity research analysts prior to April 1, 2016 (the last full trading day prior to the meeting of the board of directors of Ruckus to approve and adopt the merger agreement). These targets reflected each analyst’s estimate of the future public market trading price of the shares of Ruckus common stock. The range of undiscounted analyst price targets for the shares of Ruckus common stock was $8.50 to $15.00 per share of Ruckus common stock as of April 1, 2016. Morgan Stanley discounted the range of analyst price targets per share of Ruckus common stock by one year at a rate of 9.7%, which discount rate was selected by Morgan Stanley, upon the application of its professional judgment and experience, to reflect Ruckus’ cost of equity. This analysis indicated an implied range of equity values for the shares of Ruckus common stock of $7.75 to $13.67 per share.

Morgan Stanley also calculated the exchange ratio implied by dividing the low end of analyst price targets for the shares of Ruckus common stock by the low end of analyst price targets for Brocade common stock and dividing the high end of analyst price targets for the shares of Ruckus common stock by the high end of analyst price targets for Brocade common stock. The resulting analysis yielded an exchange ratio range of 0.85x – 1.07x shares of Ruckus common stock per share of Brocade common stock compared with the implied exchange ratio of the transactions contemplated by the merger agreement (assuming an all-stock transaction) of 1.36x Ruckus shares per share of Brocade common stock.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Ruckus common stock or the shares of Brocade common stock, and these estimates are subject to uncertainties, including the future financial performance of Ruckus and Brocade and future financial market conditions.

Relative Contribution Analysis

Morgan Stanley calculated the implied exchange ratio using the size of Ruckus’ revenue, gross profit, adjusted EBITDA and adjusted net income for calendar years 2015 through 2017 relative to the same metrics for Brocade. Calendar year 2015 financial metrics were based on the actual financial performance of Ruckus and Brocade. Calendar years 2016 and 2017 financial metrics were based on the Ruckus management case forecasts and the Brocade mid range forecasts. The relative contribution was further adjusted for the relative cash and debt balances of Ruckus and Brocade.

The following table summarizes Morgan Stanley’s analysis:

Range of Exchange Ratios
2015 – 2017 Revenue	0.82x – 1.07x
2015 – 2017 Gross Profit	0.82x – 1.10x
2015 – 2017 EBITDA	0.50x – 0.79x
2015 – 2017 Net Income	0.41x – 0.63x

General

In connection with the review of the offer and the merger by the board of directors of Ruckus, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Ruckus. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Ruckus’ control. These include, among other things, the impact of competition on Ruckus’ business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Ruckus and the industry, or in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the transaction consideration to be received by the holders of Ruckus shares (other than excluded shares) pursuant to the merger agreement and in connection with the delivery of its opinion, dated April 3, 2016, to the board of directors of Ruckus. These analyses do not purport to be appraisals or to reflect the prices at which shares of Ruckus common stock might actually trade.

The consideration to be received by the holders of Ruckus shares (other than excluded shares) pursuant to the merger agreement was determined through arm’s-length negotiations between Ruckus and Brocade and was approved by the board of directors of Ruckus. Morgan Stanley provided advice to the board of directors of Ruckus during these negotiations but did not, however, recommend any specific consideration to Ruckus or the board of directors of Ruckus, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the offer and the merger. Morgan Stanley’s opinion did not address the relative merits of the offer and the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to whether the stockholders of Ruckus should tender shares of Ruckus common stock into the offer, or take any other action in connection with the offer and the merger.

Morgan Stanley’s opinion and its presentation to the board of directors of Ruckus was one of many factors taken into consideration by the board of directors of Ruckus in deciding to approve and adopt the merger agreement, declare the advisability of the merger agreement and approve the transactions contemplated by the merger agreement, including the offer and the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the board of directors of Ruckus with respect to the transaction consideration or of whether the board of directors of Ruckus would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, or may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Brocade, Ruckus, or any other company, or any currency or commodity, that may be involved in the offer and the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Ruckus and the board of directors of Ruckus with financial advisory services and the board of directors of Ruckus with a financial opinion, described in this section and attached to this prospectus/offer to exchange as Annex C, in connection with the offer and the merger, and Ruckus has agreed to pay Morgan Stanley a fee of approximately $19.7 million for its services

(which represents 1.3% of the transaction value as of the closing of the merger with the transaction value determined by reference to the fully diluted shares of Ruckus common stock as of the closing of the merger and a ten day average of the closing price of Brocade common stock prior to the announcement of the proposed merger), approximately $18.7 million of which is contingent upon the closing of the merger and $1 million of which has already been paid following the execution of the merger agreement. Ruckus has also agreed to reimburse Morgan Stanley for certain of its expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Ruckus has agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to, arising out of or in connection with Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley has not provided financial advisory services or financing services to Ruckus or Brocade. Morgan Stanley may seek to provide financial advisory and financing services to Brocade and Ruckus and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Certain Financial Forecasts

Financial Forecasts of Ruckus

Ruckus does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates.

The management of Ruckus prepared certain unaudited, non-public financial projections for the fiscal years 2016 through 2020 as set forth below. The unaudited projections reflected three alternative long-term scenarios: a “management case” scenario, which assumes that revenue growth due to market adoption of Ruckus’ small cell technology will begin in the second half of fiscal year 2017 and that Ruckus’ WLAN revenue growth will outpace the expected market growth by 3-4% annually (the “Ruckus management case forecasts”), a “faster small cell” scenario, which assumes accelerated market adoption of Ruckus’ small cell technology and WLAN revenue growth consistent with that assumed in the Ruckus management case forecasts (the “Ruckus faster small cell forecasts”), and a “slower small cell” scenario, which assumes that market adoption of Ruckus’ small cell technology will take one year longer than in the Ruckus management case forecasts and that Ruckus’ WLAN revenue will grow 16% in 2016 and then grow in line with the market’s rate of growth for fiscal years 2017 through 2020 (the “Ruckus slower small cell forecasts,” and together with the Ruckus management case forecasts and the Ruckus faster small cell forecasts, the “Ruckus forecasts”). Each of the Ruckus management case forecasts, the Ruckus faster small cell forecasts and the Ruckus slower small cell forecasts was prepared and provided to the board of directors of Ruckus in connection with its evaluation of Ruckus’ business as a result of having received an acquisition proposal from Brocade. The Ruckus forecasts were also provided to Morgan Stanley for purposes of its financial analyses and opinion. Morgan Stanley’s financial analyses and opinion are described above under the heading “—Opinion of Ruckus’ Financial Advisor.” Ruckus also provided to Brocade a nearly identical version of the Ruckus management case forecasts, which only contained immaterial differences.

The following is a summary of the Ruckus forecasts:

($MM, except percentages and per share amounts)	Fiscal Year(1)
	2016	2017	2018	2019	2020
Ruckus Management Case Forecasts

Revenue	$450	$550	$667	$798	$946
Revenue Growth %	20%	22%	21%	20%	19%
Adjusted EBITDA(2)	$72	$110	$156	$196	$241
Adjusted EBITDA Margin %(2)	16%	20%	23%	25%	25%
Non-GAAP EPS(3)	$0.55	$0.67	$0.95	$1.16	$1.37
Non-GAAP EPS Growth %(3)	29%	22%	41%	22%	19%

Ruckus Faster Small Cell Forecasts

Revenue	$450	$557	$696	$856	$1,047
Revenue Growth %	20%	24%	25%	23%	22%
Adjusted EBITDA(2)	$72	$112	$168	$206	$258
Adjusted EBITDA Margin %(2)	16%	20%	24%	24%	25%
Non-GAAP EPS(3)	$0.55	$0.69	$1.02	$1.22	$1.48
Non-GAAP EPS Growth %(3)	29%	25%	49%	19%	22%

Ruckus Slower Small Cell Forecasts

Revenue	$432	$515	$602	$689	$790
Revenue Growth %	16%	19%	17%	14%	15%
Adjusted EBITDA(2)	$64	$94	$128	$173	$205
Adjusted EBITDA Margin %(2)	15%	18%	21%	25%	26%
Non-GAAP EPS(3)	$0.48	$0.56	$0.75	$1.01	$1.16
Non-GAAP EPS Growth %(3)	12%	18%	34%	34%	15%

(1)	Ruckus’ fiscal year end is December 31.
(2)	Adjusted EBITDA, a non-GAAP financial measure which Ruckus reconciles to net income (loss), represents earnings before interest, taxes, depreciation, and amortization, adjusted to exclude stock-based compensation expense, amortization of intangible assets, acquisition-related payments and to account for GAAP to non-GAAP tax adjustments.
(3)	Ruckus derives non-GAAP EPS from non-GAAP net income (loss) using non-GAAP fully diluted share count.

Financial Forecasts for Brocade

Brocade’s management prepared certain unaudited financial projections for Brocade for fiscal years 2016 and 2017 and a financial model for fiscal year 2018, as set forth below. The projections for the fiscal years 2016 and 2017 were based upon a financial model made publicly available by Brocade at its Investor Day in September 2015, and subsequently published on Brocade’s website, with respect to Brocade’s revenue, revenue growth percentage, non-GAAP gross margins, non-GAAP operating margins, non-GAAP structural tax rate and anticipated share count reductions with respect to Brocade’s fiscal year 2016 and fiscal year 2017. Brocade also provided Morgan Stanley with a financial model extrapolated for the fiscal year 2018 assuming that fiscal year 2018 revenue and non-GAAP earnings data would be in the same ranges as assumed in the publicly available financial model for fiscal years 2016 and 2017. Morgan Stanley prepared estimates of Adjusted EBITDA and Adjusted EBITDA margin percentage for fiscal years 2016 through 2018 based upon Brocade’s non-GAAP financial projections for fiscal years 2016 and 2017 and the extrapolated financial projections for fiscal year 2018 both derived as described in the preceding sentence. These projections reflect three alternative long-term scenarios: a “low range” scenario, assuming the low end of the range of Brocade’s modeled annual revenue growth rates; a “high range” scenario, assuming the high end of the range of Brocade’s modeled annual revenue growth rates; and a “mid-range” scenario which Morgan Stanley prepared, solely as an interpolation of the low range forecast and high range forecast. Such low, mid- and high range forecasts and estimates are referred to as the “Brocade low range forecasts,” “Brocade mid range forecasts” and the “Brocade high range forecasts,” respectively, and collectively as the “Brocade forecasts.” Each of the Brocade forecasts, which is consistent with the modeling guidance provided publicly by Brocade at its Investor Day in September 2015, was provided to Brocade’s management for purposes of considering and evaluating Brocade’s acquisition proposal and to Morgan Stanley in connection with performing its related financial analyses. Morgan Stanley’s financial analyses and opinion are described above under the heading “Opinion of Ruckus’ Financial Advisor.”

The following is a summary of the Brocade forecasts:

($MM, except percentages and per share amounts)	Fiscal Year(1)
	2016	2017	2018
Brocade Low Range Forecasts

Revenue	$2,292	$2,327	$2,365
Revenue Growth %	1.3%	1.5%	1.6%
Adjusted EBITDA(2)	$650	$658	$670
Adjusted EBITDA Margin %(2)	28.3%	28.3%	28.3%
Non-GAAP EPS(3)	$1.01	$1.05	$1.10
Non-GAAP EPS Growth %(3)	0%	3%	5%

Brocade Mid Range Forecasts	$2,321	$2,387	$2,458

Revenue	$2,321	$2,387	$2,458
Revenue Growth %	2.6%	2.8%	3.0%
Adjusted EBITDA(2)	$681	$699	$722
Adjusted EBITDA Margin %(2)	29.3%	29.3%	29.3%
Non-GAAP EPS(3)	$1.07	$1.12	$1.20
Non-GAAP EPS Growth %(3)	5%	5%	7%

Brocade High Range Forecasts

Revenue	$2,350	$2,446	$2,552
Revenue Growth %	3.8%	4.1%	4.3%
Adjusted EBITDA(2)	$712	$741	$773
Adjusted EBITDA Margin %(2)	30.3%	30.3%	30.3%
Non-GAAP EPS(3)	$1.12	$1.20	$1.29
Non-GAAP EPS Growth %(3)	11%	6%	8%

(1)	For each of fiscal years 2016, 2017 and 2018, Brocade’s fiscal year end is the final Saturday in October.
(2)	Adjusted EBITDA, a non-GAAP financial measure, represents earnings before interest, taxes, depreciation, and amortization, adjusted to exclude stock-based compensation expense. Brocade does not report Adjusted EBITDA or Adjusted EBITDA margin percentage.
(3)	Brocade derives non-GAAP EPS from non-GAAP net income (loss) using the same measures of outstanding shares as are used to calculate net income (loss) per share in accordance with GAAP.

Estimated Synergies

Based on discussions with Ruckus’ management and Brocade’s management, Morgan Stanley prepared estimates of synergies (which are not included in the Ruckus forecasts or the Brocade forecasts) that the combined company could potentially realize in the fiscal years 2016, 2017 and 2018. Morgan Stanley presented these estimates to the Ruckus’ and Brocade’s managements, respectively. Based on comments received from the respective managements of Ruckus and Brocade, Morgan Stanley prepared estimates of synergies for the fiscal years 2016 through 2020 for use in its financial analyses. These estimates are referred to as the “synergies” under the heading “Opinion of Ruckus’ Financial Advisor” and are summarized in the following table:

($MM, except percentages and per share amounts)	Calendar Year
	2016	2017	2018	2019	2020
Net Revenue Synergies	$—	$19.7	$41.9	$44.5	$47.3
Total Cost Synergies (Dis-synergies)(1)	$(40.0)	$9.6	$20.2	$21.2	$22.6
Pre-Tax Synergies	$(40.0)	$29.2	$62.1	$65.7	$69.9
Post-Tax Synergies	$(30.8)	$22.5	$47.8	$50.6	$53.8

(1)	Cost dis-synergy in 2016 is due to one-time expense of $40.0 million in connection with the transaction contemplated by the merger agreement.

The actual synergies realized by the combined company may be less than, or exceed, these estimates.

Information about Non-GAAP Financial Measures

The Ruckus forecasts and the Brocade forecasts contain non-GAAP financial measures. Each of Ruckus’ and Brocade’s management believes such measures are helpful in understanding forecasts of Ruckus’ and Brocade’s respective future results. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. The calculations of non-GAAP financial measures reflected in the Ruckus forecasts and the Brocade forecasts may differ from others in Ruckus’ and Brocade’s industry and are not necessarily comparable with similar titles used by other companies. Each of Ruckus and Brocade strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Additional Information Concerning the Ruckus Forecasts and the Brocade Forecasts

The summary of the Ruckus forecasts and the Brocade forecasts is included in this prospectus/offer to exchange solely to give Ruckus’ stockholders access to information that was made available to the board of directors of Ruckus or to Morgan Stanley, or that was prepared by Morgan Stanley based on the information provided by one or both of the respective management teams, and with respect to the Ruckus management case forecasts, that was made available to Brocade and its representatives. These summaries of the Ruckus forecasts, the Brocade forecasts and the synergies are not being included in this prospectus/offer to exchange to influence any stockholder’s decision whether to tender shares of Ruckus common stock in the offer or for any other purpose. The inclusion of this information should not be regarded as an indication that the board of directors of Ruckus, its advisors or any other person considered, or now considers, it to be a reliable prediction of actual future results, and should not be relied upon as such. The Ruckus forecasts, the Brocade forecasts and the synergies were not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial data. The Ruckus forecasts, the Brocade forecasts and the synergies are forward-looking statements.

No independent registered public accounting firm provided any assistance in preparing the Ruckus forecasts, the Brocade forecasts or the synergies. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Ruckus forecasts, the Brocade forecasts or the synergies or expressed any opinion or given any other form of assurance with respect thereto, and no independent registered public accounting firm assumes any responsibility for the information contained in the Ruckus forecasts, the Brocade forecasts or the synergies. The Deloitte & Touche LLP report included in Ruckus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 relates solely to the historical financial information of Ruckus and to an assessment of Ruckus’ internal control over financial reporting. The KPMG LLP report included in Brocade’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 relates solely to the historical financial information of Brocade and to an assessment of Brocade’s internal control over financial reporting. Such reports do not extend to the Ruckus forecasts, the Brocade forecasts or the synergies and should not be read to do so. Deloitte & Touche LLP and KPMG LLP disclaim any association with the Ruckus forecasts, the Brocade forecasts and the synergies.

By including the Ruckus forecasts, the Brocade forecasts and the synergies in this prospectus/offer to exchange, neither Ruckus nor any of its representatives has made or makes any representation to any security holder regarding the information included in the Ruckus forecasts, the Brocade forecasts or the synergies or the ultimate performance of Ruckus, Brocade, the combined company following the transactions contemplated by the merger agreement or any of their affiliates compared to the information contained in the Ruckus forecasts, the Brocade forecasts and the synergies. The assumptions and estimates underlying the company forecasts, the parent forecasts and the synergies, all of which are difficult to predict and many of which are beyond the control of Ruckus and Brocade, may not be realized. There can be no assurance that the forecasted results or underlying assumptions will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Ruckus forecasts, the Brocade forecasts and the synergies, whether or not the offer and the merger are completed.

In particular, the Ruckus forecasts, the Brocade forecasts and the synergies, while presented with numerical specificity necessarily, were based on numerous variables and assumptions that are inherently uncertain. Since the Ruckus forecasts, the Brocade forecasts and the synergies cover multiple years, by their nature, they become subject to greater unpredictability with each successive year. Important factors that may affect actual results and cause results in the Ruckus forecasts, the Brocade forecasts and the synergies to not be achieved include, but are not limited to, the risk factors described in Ruckus’ and Brocade’s SEC filings, including Ruckus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Brocade’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 and Brocade’s Quarterly Report on Form 10-Q for the quarterly period ended January 30, 2016, and described below under the heading “Forward-Looking Statements.” The Ruckus forecasts, the Brocade forecasts and the synergies also reflect assumptions as to certain business decisions that are subject to change are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for Ruckus’ business or Brocade’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Ruckus forecasts, the Brocade forecasts or the synergies were prepared. The information set forth in the Ruckus forecasts, the Brocade forecasts and the synergies is not fact and should not be relied upon as being necessarily indicative of actual future results.

The Ruckus forecasts and the Brocade forecasts were each developed on a standalone basis without giving effect to the offer and the merger, and therefore the Ruckus forecasts and the Brocade forecasts do not give effect to the offer, the merger or any changes to Ruckus’ or Brocade’s operations or strategy that may be implemented after the consummation of the offer and the merger, if the offer and merger are consummated, including potential cost synergies to be realized as a result of the offer and the merger, or to any costs incurred in connection with the offer and the merger. Furthermore, the Ruckus forecasts and the Brocade forecasts do not take into account the effect of any failure of the offer and the merger to be completed and should not be viewed as accurate or continuing in that context.

The Ruckus forecasts, the Brocade forecasts and the synergies summarized in this section were prepared prior to the execution of the merger agreement and have not been updated to reflect any changes after the date they were prepared. Neither Ruckus nor Brocade undertakes any obligation, except as required by law, to update or otherwise revise the Ruckus forecasts, the Brocade forecasts or the synergies to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in general economic or industry conditions.

In light of the foregoing factors and the uncertainties inherent in the Ruckus forecasts, the Brocade forecasts and the synergies, readers of this prospectus/offer to exchange are cautioned not to place undue, if any, reliance on the Ruckus forecasts, the Brocade forecasts and the synergies.

No Stockholder Approval

If the offer is consummated, Brocade is not required to and will not seek the approval of Ruckus’ remaining public stockholders before effecting the merger.

Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. If the offer is completed, it will mean that the minimum tender condition has been satisfied, and if the minimum tender condition has been satisfied, it will mean that the merger will be subject to Section 251(h) of the DGCL. Accordingly, if the offer is completed, Brocade intends to effect the closing of the merger without a vote of the Ruckus stockholders in accordance with Section  251(h) of the DGCL.

Appraisal Rights

No appraisal rights are available to Ruckus stockholders in connection with the offer. However, if the offer is completed and the merger is consummated, the holders of record of Ruckus shares immediately prior to the effective time of the merger who (i) did not tender their Ruckus shares in the offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such shares in accordance with Section 262 of the DGCL, will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

The “fair value” of any Ruckus shares could be based upon considerations other than, or in addition to, the price paid in the offer and the merger and the market value of such shares. Ruckus stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the transaction consideration. Moreover, Brocade and Ruckus may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such shares of Ruckus common stock is less than the transaction consideration.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights will result in the loss of such rights.

As is described more fully in the Schedule 14D-9, if a Ruckus stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do ALL of the following, among other things:

•	the stockholder must, within the later of the consummation of the offer and twenty days after the mailing of the Schedule 14D-9, deliver to Ruckus a written demand for appraisal of shares of Ruckus common stock held, which demand must reasonably inform Ruckus of the identity of the stockholder and that the stockholder is demanding appraisal;

•	the stockholder must not tender his, her or its Ruckus shares pursuant to the offer; and

•	the stockholder must continuously hold of record such shares from the date of making the demand through the effective time of the merger.

The foregoing summary of the right of Ruckus stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by Ruckus stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex  B to the Schedule 14D-9.

Regulatory Approvals

General

Brocade is not aware of any governmental license or regulatory permit that appears to be material to Ruckus’ business that might be adversely affected by the acquisition of Ruckus shares pursuant to the offer or the merger or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Ruckus shares pursuant to the offer or the merger. Should any of these approvals or other actions be required, Brocade and the Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (i) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (ii) if these approvals were not obtained or these other actions were not taken, adverse consequences would not result to Ruckus’ business, or (iii) certain parts of Ruckus’ or any of its subsidiaries’ businesses would not have to be disposed of or held separate. The Offeror’s obligation under the offer to accept for exchange and pay for shares is subject to certain conditions. See “Merger Agreement—Conditions—Conditions to the Offer.”

Subject to the terms and conditions set forth in the merger agreement, Brocade and Ruckus have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable laws to consummate the offer and the merger as soon as reasonably practicable after the date of the merger agreement.

HSR Act

Under the HSR Act and the related rules and regulations issued by the FTC and the Antitrust Division of the U.S. Department of Justice (“DOJ”) under the HSR Act, the offer cannot be completed until the expiration or termination of a 30-day waiting period following the filing by Brocade of its Premerger Notification and Report Form with respect to the offer. Expiration or termination of the waiting period under the HSR Act is also a condition to the consummation of the offer.

Pursuant to the requirements of the HSR Act, Brocade and Ruckus each filed a Notification and Report Form with respect to the offer with the DOJ and the FTC on April 15, 2016, which began the 30-day waiting period required under the HSR Act. On April 28, 2016, Brocade and Ruckus were informed that the FTC granted early termination of the waiting period under the HSR Act. Accordingly, the condition of the offer relating to the expiration or termination of the waiting period under the HSR Act has been satisfied.

At any time before or after consummation of the offer and the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the completion of the offer or the merger, seeking the divestiture of shares acquired by Brocade or seeking the divestiture of substantial assets of the parties or each of their respective subsidiaries, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the offer and the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could also take legal action under federal and state antitrust laws and consumer protection laws as it deems necessary. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the offer and the merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “Merger Agreement—Conditions—Conditions to the Offer” for certain conditions to the offer, including conditions with respect to regulatory approvals and certain governmental actions.

Other Regulatory Approvals

Brocade and Ruckus derive revenues in other jurisdictions where antitrust or competition law filings or clearances are or may be required. Brocade has also submitted a pre-merger notification to the German Federal Cartel Office pursuant to applicable laws in Germany. The deadline for the German Federal Cartel Office’s decision in its Phase I investigation is May 16, 2016. At or before the end of its Phase I investigation, the German Federal Cartel Office may approve the transaction or it may extend its review for up to an additional three months. It is a condition to the offer that the German Federal Cartel Office has granted approval with respect to the offer and the merger.

Litigation Related to the Transaction

Following the announcement that Ruckus had entered into the merger agreement with Brocade and the Offeror on April 3, 2016, two putative stockholder class action complaints challenging the offer and the merger were filed on behalf of purported Ruckus stockholders in the Superior Court of California, County of Santa Clara. The first complaint was filed on April 12, 2016 and is captioned: Macuire v. Ruckus Wireless, Inc., et al., Case No.16CV293800 (referred to as the “Macuire complaint”). On April 19, 2016, another putative stockholder class action complaint was filed and is captioned: Jaljouli v. Ruckus Wireless, Inc., et al., Case No. 16CV294075 (referred to as the “Jaljouli complaint”).

Both the Macuire complaint and the Jaljouli complaint contain similar allegations and name Ruckus, members of the Ruckus board of directors, Brocade and the Offeror as defendants. In general, the complaints allege that the members of the Ruckus board of directors breached their fiduciary duties to Ruckus stockholders by doing one or more of the following: (i) agreeing to unfair and inadequate transaction consideration for the Ruckus shares, (ii) accepting unreasonable deal protection measures in the merger agreement that dissuade other potential bidders from making competing offers, (iii) failing to properly value Ruckus and take steps to maximize the sale value of Ruckus, and (iv) engaging in self-dealing.

The two complaints also allege that one or more of Ruckus, Brocade and the Offeror aided and abetted the members of the Ruckus board of directors in breaching their fiduciary duties to Ruckus stockholders.

The plaintiffs have requested certification as a class, rescission and invalidation of the merger agreement or related agreements, injunctive relief, imposition of a constructive trust, an award of the costs and disbursements of the action (including reasonable attorneys’ and experts’ fees), and other equitable relief that the court may deem just and proper.

The lawsuits are in their early stages and it is not possible to determine the potential outcome of the lawsuits or to make any estimate of probable losses at this time. Each of Ruckus, the Ruckus board of directors, Brocade and the Offeror believes that the lawsuits are completely without merit and each intends to vigorously defend against all allegations that have been asserted.

Interests of Certain Persons in the Offer and the Merger

Certain of Ruckus’ executive officers and directors have financial and other interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Ruckus stockholders generally. The Ruckus board of directors was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement. See the section entitled “The Offer and the Merger—Ruckus’ Reasons for the Offer and the Merger; Recommendation of the Ruckus Board of Directors.”

Consideration for Ruckus Shares

Ruckus’ executive officers and directors who tender the Ruckus shares they own pursuant to the offer will be entitled to receive the same transaction consideration per Ruckus share on the same terms and conditions as the other Ruckus stockholders who tender Ruckus shares into the offer. If the merger is consummated, any Ruckus shares owned by a director or executive officer of Ruckus that were not tendered into the offer will be converted into the right to receive the same transaction consideration per Ruckus share on the same terms and conditions as the other Ruckus stockholders whose Ruckus shares are converted in the merger.

The table below sets forth the approximate value of the cash payments and number of shares of Brocade common stock that each executive officer and director of Ruckus would receive in exchange for his or her Ruckus shares in the offer if he or she was to tender his or her Ruckus shares into the offer, including any Ruckus shares issuable upon exercise of any vested Ruckus options held by such executive officer or director (assuming he or she exercised each such vested Ruckus option by withholding the number of Ruckus shares equal to the aggregate exercise price of the Ruckus options exercised prior to tendering the underlying Ruckus shares in the offer). Brocade will not issue fractional shares of Brocade common stock in the offer or the merger. Instead, each holder of Ruckus shares who otherwise would be entitled to receive a fractional share of Brocade common stock will be entitled to an amount in cash (without interest and rounded to the nearest cent) equal to the amount of the fractional share interest in a share of Brocade common stock to which such holder would otherwise be entitled pursuant to the offer or the merger, as applicable, multiplied by the average of the volume weighted average price per share of Brocade common stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Brocade and Ruckus) on each of the ten consecutive trading days ending with and including the complete trading day immediately prior to the acceptance time. Except as otherwise noted in the table below, the information in the table is based on the number of Ruckus shares held by Ruckus’ executive officers and directors as of April 26, 2016 (and takes into account any Ruckus options that would vest on or prior to the expiration of the offer (which is expected to occur at 12:00 midnight Eastern time, at the end of May 26, 2016, unless the offer is earlier extended or terminated)), a price per share of Brocade common stock of $9.61, which is the average closing price per share of Brocade common stock as quoted on NASDAQ over the first five business days following the first public announcement of the merger on April 4, 2016, and a price per Ruckus share of $13.60, which is the average closing price per Ruckus share as quoted on the NYSE over the first five business days following the first public announcement of the merger on April 4, 2016. The amounts set forth in the table below are as calculated before any taxes that may be due on such amounts paid.

Name	Number of Ruckus Shares(1)		Cash Consideration for Ruckus Shares(2)	Number of Shares of Brocade Common Stock Received for Ruckus Shares	Total Value of Ruckus Shares (3)
Executive Officers(4)
Selina Lo(5)	5,719,991		$36,893,942	4,289,991	$78,120,777
Seamus Hennessy	533,730		$3,442,559	400,296	$7,289,417
Dan Rabinovitsj	41,919		$270,378	31,438	$572,509
Ian Whiting	46,004	(6)	$296,726	34,502	$628,300
Scott Maples	181,326	(7)	$1,169,553	135,992	$2,476,460

Directors(8)
Georges Antoun	99,987	(9)	$644,916	74,998	$1,365,572
Barton M. Burstein	35,995		$232,168	26,995	$491,602
Gaurav Garg	536,126		$3,458,013	402,093	$7,322,141
Stewart Grierson	81,379		$524,895	61,032	$1,111,434
Mohan Gyani	281,300		$1,814,385	210,937	$3,841,855
Richard Lynch	106,071		$684,158	79,551	$1,530,605

(1)	Includes (i) Ruckus shares held as of April 26, 2016 (except as otherwise indicated in footnotes 6, 7 and 9) and (ii) Ruckus shares underlying Ruckus options held as of such date that will vest on or prior to the expected expiration of the offer, assuming the holder thereof exercises each such vested Ruckus option by withholding the number of Ruckus shares equal to the aggregate exercise price of the Ruckus options exercised prior to tendering the underlying Ruckus shares in the offer and that the price per Ruckus share as of the date of such exercise is $13.60, which is the average closing price per Ruckus share as quoted on the NYSE over the first five business days following the first public announcement of the merger on April 4, 2016.
(2)	Includes the cash consideration to be received for Ruckus shares owned and Ruckus shares underlying Ruckus options held that will vest on or prior to the expected expiration of the offer which are deemed exercised as described above.
(3)	Calculated based on the sum of (i) the cash consideration to be received for Ruckus shares owned and Ruckus shares underlying Ruckus options held that will vest on or prior to the expected expiration of the offer which are deemed exercised as described above, (ii) cash to be received in lieu of fractional shares of Brocade common stock (calculated based on an assumed price per share of Brocade common stock of $9.61), and (iii) the aggregate value of Brocade common stock to be exchanged for Ruckus shares owned (and Ruckus shares underlying stock options held that will vest on or prior to the expected expiration of the offer which are deemed exercised as described above) based on a price per share of Brocade common stock of $9.61, which is the average closing price per share of Brocade common stock as quoted on NASDAQ over the first five business days following the first public announcement of the merger on April 4, 2016.
(4)	Ruckus’ executive officers (who are also Ruckus’ named executive officers) are Ms. Lo, Mr. Hennessy, Mr. Rabinovitsj, Mr. Whiting and Mr. Maples. Ruckus has no other executive officers.
(5)	Ms. Lo is both an executive officer and a director.
(6)	The number of Ruckus shares reported for Mr. Whiting includes 41,857 Ruckus shares in connection with the vesting and settlement of 70,000 Ruckus restricted stock units less Ruckus shares withheld for taxes on May 3, 2016.
(7)	The number of Ruckus shares reported for Mr. Maples accounts for Mr. Maples’ scheduled purchase of 1,000 Ruckus shares under Ruckus’ 2012 Employee Stock Purchase Plan on May 13, 2016 and his scheduled sale of 5,200 Ruckus shares pursuant to a 10b5-1 plan, with 2,600 Ruckus shares to be sold on each of May 6, 2016 and May 18, 2016.
(8)	Ruckus’ six non-employee directors are Messrs. Antoun, Burstein, Garg, Grierson, Gyani and Lynch.
(9)	The number of Ruckus shares reported for Mr. Antoun accounts for Mr. Antoun’s scheduled sale of 3,700 Ruckus shares pursuant to a 10b5-1 plan on May 10, 2016.

Treatment of Equity-Based Awards

Certain of Ruckus’ directors and executive officers hold one or more of the following equity-based awards: Ruckus options, Ruckus restricted stock units, and Ruckus performance-based restricted stock units, which will be treated as described under “Merger Agreement—Treatment of Ruckus Equity Awards” in connection with the Merger.

Change in Control Agreements

Each of Ruckus’ named executive officers is a participant in Ruckus’ Severance Benefit Plan. As described below, as a condition to entry into the merger agreement, Ms. Lo and Mr. Hennessy executed offer letters with Brocade. These offer letters will become effective as of the closing of the offer and the merger and are conditioned upon the occurrence of the closing of the offer and the merger. Thereafter, Ms. Lo and Mr. Hennessy will not be entitled to any benefits under Ruckus’ Severance Benefit Plan. The material terms of Ruckus’ Severance Benefit Plan, which will continue to apply to the named executive officers (other than Ms. Lo and Mr. Hennessy) after the closing of the offer and the merger, are described below.

In accordance with Ruckus’ Severance Benefit Plan and the participation notices thereunder, each of the executive officers is entitled to receive certain compensation and benefits upon a termination without “cause” or a “constructive termination,” in either case occurring three months prior to or one year following a “change in control,” as each term is defined in Ruckus’ Severance Benefit Plan. The merger will constitute a “change in control” for purposes of Ruckus’ Severance Benefit Plan. These payments and benefits, which are subject to applicable withholding, are as follows:

For each of the executive officers:

(a)	a lump sum cash payment equal to one times his or her then current annual base salary;

(b)	a lump sum cash payment equal to one times his or her annual target bonus under Ruckus’ 2016 Bonus Program;

(c)	payment by Ruckus of the executive’s COBRA premiums for up to 12 months; and

(d)	acceleration of vesting for all Ruckus options, Ruckus restricted stock units and Ruckus performance-based restricted stock units that are outstanding and unvested as of the date of termination of employment, including, to the extent the compensation committee of the Ruckus board of directors has not determined the number of earned Ruckus performance-based restricted stock units as of such date, vesting in (i) the target number of operating margin metrics Ruckus performance-based restricted stock units; and (ii) the full number of revenue metrics Ruckus performance-based restricted stock units.

Subject to the terms stated above, each participating executive will receive all of the foregoing severance benefits on the 60th day following his or her termination, conditioned upon his or her execution (and non-revocation) of a general release of all claims against Ruckus and its affiliates within 45 days of a qualifying termination.

In the event that any of the foregoing payments and benefits would be deemed to be excess parachute payments, Ruckus’ Severance Benefit Plan provides that the payments and benefits will be reduced if such a reduction maximizes the executive’s net after tax benefit, after taking into account any excise taxes payable under Section 4999 of the Internal Revenue Code of 1986, as amended (referred to as the “Code”).

Offer Letters with Brocade

As a condition to entering into the merger agreement, Brocade required Ms. Lo and Mr. Hennessy to execute offer letters. The offer letters specify certain compensation and benefits payable to Ms. Lo and Mr. Hennessy for their continuing employment with Brocade following the closing of the offer and the merger and are generally consistent, in most respects, with the compensation and benefits arrangements that currently apply to their employment with Ruckus other than with respect to certain differences described below. Each of these agreements becomes effective as of, and is conditioned upon the occurrence of, the closing of the offer and the merger. Upon and following the closing of the offer and the merger, the offer letters determine Ms. Lo’s and Mr. Hennessy’s terms of employment, and Ms. Lo and Mr. Hennessy will not be entitled to any benefits under Ruckus’ Severance Benefit Plan upon a qualifying termination.

Offer Letter between Brocade and Ms. Lo

Ms. Lo’s offer letter provides for her to serve as Chief Executive Officer of the Ruckus Wireless Business Unit of Brocade, reporting to the Chief Executive Officer of Brocade. She will continue to be paid her current annual base salary of $375,000. For the period between the closing of the offer and the merger and October 29, 2016, Ms. Lo will continue to participate in a leadership incentive plan under which she will be eligible to receive her existing semi-annual bonus at 100% of target ($140,625), payable in September 2016, subject to her continued employment through the payment date, and for the period from July 1, 2016 through October 29, 2016, Ms. Lo will be eligible to receive her existing semi-annual bonus at 100% of target ($140,625), payable in December 2016, subject to her continued employment through the payment date. In the event Ms. Lo’s employment is terminated by Brocade due to an “involuntary termination without cause” or by Ms. Lo due to “good reason” (each, as defined in her offer letter), the bonuses described above will be paid on the regular payment date. Beginning on October 30, 2016, Ms. Lo will be eligible to participate in the Brocade Senior Leadership Plan at the rate of 75% of her annual base salary, payable annually, subject to achievement of performance objectives.

Under the terms of her offer letter, Ms. Lo’s existing Ruckus equity-based awards will be treated as follows: (i) the vesting of 50% of her unvested Ruckus restricted stock units and Ruckus performance-based restricted stock units (at target) will accelerate and will be paid upon the closing of the offer and the merger, and (ii) 50% of her unvested Ruckus restricted stock units and Ruckus performance-based restricted stock units will convert into 230,250 Brocade restricted stock units, which will vest on the one-year anniversary of the closing of the offer and the merger, subject to her continued employment with Brocade, and will be settled as soon as practicable thereafter. The unvested portion of the Brocade restricted stock units will vest in the event Ms. Lo’s employment is terminated by Brocade due to an involuntary termination without cause, due to Ms. Lo’s termination due to good reason or due to her death or disability, in each case, subject to her executing a general release of claims in the form prescribed by Brocade, except in connection with her death. Any vested Ruckus equity awards and unvested Ruckus options will be treated as described in the merger agreement.

In the event Ms. Lo’s employment is terminated following the closing of the offer and the merger, Ms. Lo will be eligible to receive severance benefits in accordance with Brocade’s U.S. severance guidelines on the same terms and conditions as similarly situated employees of Brocade, which is nine months of base salary and benefits. As of the closing of the offer and the merger, Ms. Lo’s offer letter will supersede her employment and compensation agreements with Ruckus, including her participation in Ruckus’ Severance Benefit Plan.

Offer Letter between Brocade and Mr. Hennessy

Mr. Hennessy’s offer letter provides for him to serve as Chief Financial Officer of the Ruckus Wireless Business Unit of Brocade, reporting to the Chief Financial Officer of Brocade. He will be paid an annual base salary of $340,000. For the period between the closing of the offer and the merger and October 29, 2016, Mr. Hennessy will continue to participate in a leadership incentive plan under which he will be eligible to receive a semi-annual bonus at 100% of target ($93,500), payable in September 2016, subject to his continued employment through the payment date, and for the period from July 1, 2016 through October 29, 2016, Mr. Hennessy will be eligible to receive a semi-annual bonus at 100% of target ($93,500), payable in December 2016, subject to his continued employment through the payment date. In the event Mr. Hennessy’s employment is terminated by Brocade due to an “involuntary termination without cause” or by Mr. Hennessy due to “good reason” (each, as defined in his offer letter), the bonuses described above will be paid on the regular payment date. Beginning on October 30,

2016, Mr. Hennessy will be eligible to participate in the Brocade Senior Leadership Plan at the rate of 55% of his annual base salary, payable annually, subject to achievement of performance objectives.

As described above, under the terms of his offer letter with Brocade, Mr. Hennessy’s existing Ruckus equity-based awards will be treated as follows: (i) the vesting of 50% of his unvested Ruckus restricted stock units and Ruckus performance-based restricted stock units (at target) will accelerate and will be paid upon the closing of the offer and the merger, and (ii) 50% of his unvested Ruckus restricted stock units and Ruckus performance-based restricted stock units will convert into 150,000 Brocade restricted stock units, which will vest on the one-year anniversary of the closing of the offer and the merger, subject to his continued employment with Brocade, and will be settled as soon as practicable thereafter. The unvested portion of the Brocade restricted stock units will vest in the event Mr. Hennessy’s employment is terminated by Brocade due to an involuntary termination without cause, due to Mr. Hennessy’s termination due to good reason or due to his death or disability, in each case, subject to his executing a general release of claims in the form prescribed by Brocade, except in connection with his death. Any vested Ruckus equity awards and unvested Ruckus options will be treated as described in the merger agreement.

In the event Mr. Hennessy’s employment is terminated following the closing of the offer and the merger, Mr. Hennessy will be eligible to receive severance benefits in accordance with Brocade’s U.S. severance guidelines on the same terms and conditions as similarly situated employees of Brocade, which is nine months of base salary and benefits.

As of the closing of the offer and the merger, Mr. Hennessy’s offer letter will supersede his employment and compensation agreements with Ruckus, including his participation in Ruckus’ Severance Benefit Plan. As of the date of this prospectus/offer to exchange, no other executive officer of Ruckus has entered into any agreement with Brocade, Ruckus or any of their respective affiliates regarding employment with Brocade, Ruckus or their respective affiliates after the effective time of the merger, although it is possible that Brocade, Ruckus or their respective affiliates may enter into new or amended employment or other arrangements with Ruckus’ executive officers in the future.

Indemnification

The merger agreement provides that from and after the acceptance time, subject to applicable law, all rights to indemnification of each former and present director or officer of Ruckus or any of its subsidiaries with respect to acts or omissions occurring at or prior to the effective time of the merger as provided in their respective certificates of incorporation or by-laws in effect on the date of the merger agreement or in certain agreements to which Ruckus or any of its subsidiaries is a party will survive the merger and continue in full force and effect in accordance with their terms, and that Brocade will cause the surviving corporation to honor all the terms of such indemnification. In addition, for a period of no less than six years after the effective time of the merger, Brocade, to the fullest extent permitted by applicable law, will cause to be maintained in effect the provisions in the organizational documents of the surviving corporation and each subsidiary of Ruckus regarding indemnification, exculpation and expense advancement in effect as of immediately prior to the effective time of the merger.

Brocade has also agreed to cause the surviving corporation to either continue to maintain in effect for a period of no less than six years after the effective time of the merger Ruckus’ directors’ and officers’ insurance policies in place as of the date of the merger agreement or purchase comparable insurance for such six-year period, in each case, with coverage for the persons covered by Ruckus’ existing directors’ and officers’ insurance policies, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as Ruckus’ existing insurance policies with respect to matters existing or occurring prior to the effective time of the merger, subject to a premium cap. However, at Ruckus’ option, in lieu of Brocade’s obligations described above, Ruckus may instead purchase, prior to the effective time of the merger, a prepaid “tail policy” with coverage for the persons covered by Ruckus’ existing directors’ and officers’ insurance policies, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as Ruckus’ existing policies with respect to matters existing or occurring prior to the effective time of the merger, which Brocade must cause the surviving corporation to maintain in full force and effect for a period of no less than six years after the effective time of the merger, subject to a premium cap.

Section 16 Matters

The merger agreement provides that prior to the acceptance time, Ruckus and Brocade will each use reasonable best efforts to take all steps required to cause any disposition of shares of Ruckus common stock (including derivative securities with respect to such shares) or acquisitions of shares of Brocade common stock (including derivative securities with respect to such shares) resulting from the merger and the offer by each individual who is subject to reporting requirements of Section 16(a) of the Exchange Act with respect to Ruckus or will become subject to such reporting requirements with respect to Brocade, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable law.

Rule 14d-10(d) Matters

The merger agreement provides that prior to the acceptance time, Ruckus will take all steps required to cause to be exempt under Rule 14d-10(d) of the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of the merger agreement by Ruckus or its subsidiaries with current or future directors, officers or employees of Ruckus or its subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions under Rule 14d-10(d).

Certain Relationships With Ruckus

As of the date of this document, neither Brocade nor Offeror nor any of their respective associates or wholly owned subsidiaries owns any shares of Ruckus common stock. Neither Brocade nor the Offeror nor any of their respective associates or wholly owned subsidiaries has effected any transaction in securities of Ruckus in the past 60 days. To the best of Brocade’s and the Offeror’s knowledge, after reasonable inquiry, none of the individuals listed on Annex D hereto, nor any of their respective associates, beneficially owns or has the right to acquire any securities of Ruckus or has effected any transaction in securities of Ruckus during the past 60 days.

Brocade and Ruckus regularly collaborate to provide integrated wired and wireless access solutions to customers. This collaboration includes engaging in coordinated sales, marketing, and research and development efforts. However, each company sells its own products to the end-user customer, and neither company is a reseller of the other’s products. As such, the companies do not generally enter into transactions directly with one another that involve the payment of any amounts by or to Brocade or its affiliates, on the one hand, to or from Ruckus or its affiliates, on the other hand.

Prior to signing the merger agreement and in connection with discussions between Brocade and Ruckus regarding a potential transaction between them, Brocade and Ruckus entered into a confidentiality agreement dated as of February 5, 2016 (referred to as the “confidentiality agreement”) and an exclusivity agreement on March 13, 2016 (referred to as the “exclusivity agreement”). Under the terms of the confidentiality agreement, Brocade and Ruckus each agreed to use their respective reasonable best efforts to keep confidential, subject to certain exceptions, information furnished by the other party in furtherance of the proposed transaction between the parties and to use such information solely for the purpose of evaluating, or consummating a possible transaction between the parties. Each of Brocade and Ruckus agreed, subject to certain exceptions, that it and its representatives would not, for a period of one year from the date of the confidentiality agreement, solicit the services of certain employees of the other party or any of the other party’s subsidiaries or affiliates, in each case, with whom such party had direct interaction during discussions and negotiations regarding a possible strategic transaction. Brocade and Ruckus also agreed to certain standstill provisions that prohibit each party and its respective representatives from taking certain actions involving or with respect to the other party for a one-year period, subject to certain exceptions set forth in the confidentiality agreement.

Pursuant to the exclusivity agreement, Ruckus agreed, among other things, that from the date thereof through 11:59 p.m. San Francisco time on March 31, 2016 (referred to as the “exclusivity period”), neither Ruckus nor any of its officers, directors, representatives, affiliates, employees or agents, would directly or knowingly indirectly solicit, respond to or initiate or enter into discussions or any transaction with, or knowingly encourage, or provide any information to, any person, corporation, partnership or other entity or group, in each case concerning any sale of more than 15% of Ruckus shares by the stockholders of, or any merger or sale of more than 15% of the outstanding equity securities or any substantial assets of, or any similar transaction involving, Ruckus. The exclusivity agreement also provided for a one time seven-day extension of the exclusivity period so long as Brocade was acting in good faith to negotiate and promptly execute a definitive acquisition agreement.

Except as described above and in connection with the offer and the merger as described elsewhere in this document, there have been no transactions in the past two years between Brocade, the Offeror and the individuals listed on Annex D, on the one hand, and Ruckus or its directors, executive officers or affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of Ruckus’ securities, a sale or transfer of a material amount of Ruckus’ assets or the election of Ruckus’ directors.

Non-Applicability of Rules Regarding “Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the merger or another business combination following the purchase of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the merger because it is anticipated that the merger will be effected within one year following the consummation of the offer and, in the merger, stockholders will receive the same consideration as that paid in the offer. It is anticipated that, because the merger will be subject to Section 251(h) of the DGCL, if the offer is consummated, the merger will be consummated on the same day as the consummation of the offer.

Ownership of Brocade Common Stock After the Offer and the Merger

Brocade estimates that former stockholders of Ruckus will own, in the aggregate, approximately 14.5% of the outstanding shares of Brocade common stock immediately following consummation of the offer and the merger, assuming that:

•	Brocade acquires through the offer and the merger 100% of the outstanding shares of Ruckus common stock;

•	in the offer and the merger, Brocade issues 67,952,479 shares of Brocade common stock as part of the transaction consideration (See note 2 in “Unaudited Pro Forma Condensed Combined Financial Statements” for the estimated number of shares to be issued); and

•	immediately following completion of the offer and the merger, there are 467,316,769 shares of Brocade common stock outstanding (calculated by adding 399,364,290, the number of shares of Brocade common stock outstanding as of April 27, 2016, plus 67,952,479, the number of shares of Brocade common stock estimated to be issued as part of the transaction consideration).

Plans for Ruckus

In connection with the offer, Brocade has reviewed and will continue to review various possible business strategies that it might consider in the event that Brocade acquires control of Ruckus, whether pursuant to the offer and/or the merger or otherwise. Following a review of additional information regarding Ruckus, these changes could include, among other things, changes in Ruckus’ business, operations, management, personnel, employee benefit plans, corporate structure and capitalization. See also “The Offer and the Merger—Brocade’s Reasons for the Offer and the Merger.”

Delisting and Termination of Registration

Following consummation of the offer and the merger, shares of Ruckus common stock will no longer be eligible for inclusion on the NYSE and will be withdrawn from listing. Assuming that Ruckus common stock qualifies for termination of registration under the Exchange Act after the offer and the merger are consummated, Brocade also intends to seek to terminate the registration of Ruckus common stock under the Exchange Act. See “—Effect of the Offer on Ruckus Shares.”

Board of Directors and Management; Organizational Documents

From and after the effective time of the merger, the directors and officers of the Offeror immediately prior to the effective time of the merger will be the directors and officers, respectively, of the surviving corporation, until their respective successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal. At the effective time of the merger, the certificate of incorporation of Ruckus, as in effect immediately prior to the effective time of the merger, as amended as set forth in the merger agreement, will be the certificate of incorporation of the surviving corporation until further amended in accordance with applicable law, and the bylaws of the surviving corporation will be amended so as to read in their entirety as the bylaws of the Offeror as in effect immediately prior to the effective time of the merger (except the references to the Offeror’s name will be replaced by references to Ruckus), until further amended in accordance with the provisions thereof and applicable law.

In connection with the execution of the merger agreement, each of Selina Y. Lo, President and Chief Executive Officer of Ruckus, and Seamus Hennessy, Chief Financial Officer of Ruckus, entered into an offer letter with Brocade. These offer letters specify certain compensation and benefits payable to Ms. Lo and Mr. Hennessy for their continuing employment with Brocade following the consummation of the merger as the Chief Executive Officer and Chief Financial Officer, respectively, of the Ruckus Wireless Business Unit of Brocade. Each of these agreements becomes effective as of, and is conditioned upon the occurrence of, the consummation of the merger. For a more detailed description of the material terms of the agreements, see “Interests of Certain Persons in the Offer and the Merger—Offer Letters with Brocade.”

For a period of no less than six years after the effective time of the merger, Brocade, to the fullest extent permitted under applicable law, will cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organization documents of the surviving corporation and each subsidiary of Ruckus (or in such documents of any successor thereto) regarding indemnification, exculpation and expense advancement in effect as of immediately prior to the effective time of the merger, and, during such six-year period, will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual that, immediately before the acceptance time, was a former or present director or officer of Ruckus or any of its subsidiaries, except as required by applicable law.

Effect of the Offer on Ruckus Shares

Market for Ruckus Shares

It is anticipated that, if the offer is consummated, because the merger will be subject to Section 251(h) of the DGCL, the merger will be consummated on the same date as the consummation of the offer. As a result of the merger, shares of Ruckus common stock will no longer qualify for inclusion on the NYSE and will be withdrawn from listing. In the event that there is a delay between completion of the offer and consummation of the merger, the purchase of Ruckus shares by the Offeror pursuant to the offer will reduce the number of holders of Ruckus shares and the number of Ruckus shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Ruckus shares held by the public. The extent of the public market for Ruckus shares after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the number of stockholders holding Ruckus shares, the aggregate market value of the Ruckus shares held by the public at such time, the interest of maintaining a market in the Ruckus shares, analyst coverage of Ruckus on the part of any securities firms and other factors.

NYSE Listing

The shares of Ruckus common stock are currently listed on the NYSE. As a result of the merger, shares of Ruckus common stock will no longer qualify for inclusion on the NYSE and will be withdrawn from listing. In the event that there is a delay between completion of the offer and consummation of the merger, then depending upon the number of Ruckus shares accepted by the Offeror in the offer, the Ruckus shares may no longer meet the published guidelines for continued inclusion on the NYSE following consummation of the offer. Among such guidelines are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the Offeror’s purchase of shares of Ruckus common stock pursuant to the offer or otherwise, shares of Ruckus common stock no longer meet the requirements of the NYSE for continued listing and the shares of Ruckus common stock are delisted, the market for such shares would be adversely affected.

Following the consummation of the offer, if the merger is for some reason not consummated, it is possible that shares of Ruckus common stock would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for such shares would, however, depend upon the number of Ruckus stockholders and the aggregate market value of shares of Ruckus common stock remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of shares of Ruckus common stock under the Exchange Act and other factors.

Margin Regulations

The shares of Ruckus common stock are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (referred to as the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of such shares of Ruckus common stock. Depending upon factors similar to those described above regarding the market for Ruckus shares and stock quotations, it is possible that, following the offer, shares of Ruckus common stock would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. As a result of the merger, shares of Ruckus common stock will no longer constitute “margin securities.”

Registration Under the Exchange Act

The shares of Ruckus common stock are currently registered under the Exchange Act. After consummation of the offer and the merger, Brocade intends to cause Ruckus to terminate the registration of Ruckus shares under the Exchange Act. Such registration may be terminated upon application by Ruckus to the SEC if Ruckus shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Ruckus shares under the Exchange Act would substantially reduce the information required to be furnished by Ruckus to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Ruckus, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Ruckus and persons holding “restricted securities” of Ruckus to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of shares of Ruckus common stock under the Exchange Act were terminated, such shares would no longer be “margin securities” or be eligible for quotation on the NYSE.

Source and Amount of Funds

Brocade estimates that the aggregate amount of cash consideration required to purchase the outstanding shares of Ruckus common stock, complete the merger and pay related fees and expenses is approximately $737.0 million. Brocade anticipates that the funds needed to complete the offer and the merger and to pay related fees and expenses, and to fund the anticipated repurchases of Brocade shares following the consummation of the merger, will be derived from a combination of cash on hand and borrowings under a new senior credit facility. Brocade’s obligation to consummate the offer and the merger is not conditioned on Brocade or the Offeror obtaining any financing.

Concurrently with the execution of the merger agreement, Brocade entered into a commitment letter with Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., SunTrust Bank and SunTrust Robinson Humphrey, Inc. (collectively referred to as the “commitment parties”), pursuant to which certain of the commitment parties have committed to provide Brocade with a term loan facility of $800 million and a revolving credit facility of $100 million (collectively referred to as the “senior credit facility”). Such commitment parties’ commitment to provide the loans under the senior credit facility is subject to the satisfaction of certain conditions, including the negotiation of definitive documentation for the senior credit facility and other customary closing conditions. Brocade expects to enter into definitive documentation for the senior credit facility concurrently with the consummation of the offer and the merger.

The proceeds of the term loan would be used to (i) finance a portion of the cash consideration in the offer and the merger, (ii) pay fees and expenses related to the offer, the merger and the senior credit facility and (iii) finance the repurchase of Brocade shares following the consummation of the offer and the merger. The proceeds from the revolving credit facility may be used to (i) finance a portion of the cash consideration in the offer and the merger and (ii) finance ongoing working capital requirements and for other general corporate purposes.

The availability of the senior credit facility is conditioned on the consummation of Brocade’s acquisition of Ruckus in all material respects in accordance with the merger agreement, and other conditions, including, but not limited to:

•	the execution and delivery by the borrower and the guarantors of customary financing documentation consistent with the commitment letter;

•	there not having occurred or arisen since April 3, 2016 a material adverse effect (as such term is defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) with respect to Ruckus and its subsidiaries that is continuing;

•	the lead arranger having received certain historical financial statements for each of Brocade and Ruckus, and certain pro forma historical financial statements for the combined company giving effect to the consummation of the offer and the merger, the incurrence of debt under the senior credit facility and the payment of related fees and expenses;

•	the chief financial officer of Brocade having delivered a solvency certificate in a pre-agreed upon form;

•	the payment of certain fees and expenses;

•	the delivery of documentation and other information about the borrower and the guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•	if Brocade’s corporate family rating is below certain thresholds, subject to a customary limited condition provision, the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	the closing date for the senior credit facility not occurring on a date that is earlier than the 37th business day following April 3, 2016; and

•	the accuracy in all material respects of specified representations and warranties in the merger agreement and specified representations and warranties to be contained in the definitive documentation.

Loans under the senior credit facility are expected to bear interest, at the option of the borrower, either (i) at a base rate which is based in part on the prime rate, plus an applicable margin expected to vary between 0.00% and 0.75% based on Brocade’s total leverage ratio or (ii) at a LIBOR-based rate, plus an applicable margin expected to vary between 1.00% and 1.75% based on Brocade’s total leverage ratio. For purposes of calculating the applicable rate, the base rate and LIBOR-based rate are subject to a floor of 0.00%. Commitments under senior credit facility will be subject to an undrawn commitment fee starting at 0.30%, and later subject to adjustment between 0.20% and 0.35% based on Brocade’s total leverage ratio.

The final maturity of the senior credit facility will occur on the fifth anniversary of the closing date of the senior credit facility, except that if any of Brocade’s existing 1.375% convertible senior unsecured notes due 2020 remain outstanding on October 2, 2019 and certain other conditions have not been met, then the final maturity of the senior credit facility will occur on October 2, 2019. Notwithstanding the foregoing, upon the request of Brocade made to all applicable lenders, and provided that no event of default exists or will occur immediately thereafter, individual lenders may agree to extend the maturity date of its commitments under the revolving credit facility and loans under the term loan facility.

Brocade’s obligations under the senior credit facility will be unsecured, provided that upon the occurrence of certain events (including if Brocade’s corporate family rating from Moody’s falls below Ba1 and from S&P falls below BB+ at any time (referred to as a “ratings downgrade”)) then Brocade’s obligations shall be secured, subject to certain exceptions, by 100% of the equity interests of all present and future restricted subsidiaries directly held by Brocade or any guarantor. To the extent a ratings downgrade occurs prior to the closing of the senior credit facility, Brocade shall provide such security on the closing date (subject to a customary limited condition provision). To the extent that a ratings downgrade occurs after the closing date, Brocade shall provide such security within 90 days (or 20 business days with respect to the equity interests of material U.S. subsidiaries) of such ratings downgrade.

The senior credit facility is expected to contain financial maintenance covenants, including a (i) maximum total leverage ratio as of the last date of any fiscal quarter not to exceed 3.50:1.00; subject to certain step-downs to 3.25:1.00 and 3.00:1.00 for fiscal periods ending on or after April 30, 2017 and April 30, 2018, respectively, and (ii) a minimum interest coverage ratio of not less than 3.50 to 1.00. The senior credit facility is also expected to contain restrictive covenants that limit, among other things, Brocade’s and its restricted subsidiaries’ ability to incur additional indebtedness or issue certain preferred equity, pay dividends or make other distributions or other restricted payments (including stock repurchases), sell assets other than on terms specified by the senior credit facility, amend the terms of certain other indebtedness and organizational documents, create liens on certain assets to secure debt, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets, enter into certain transactions with affiliates and change its line of business, fiscal year and accounting practices, in each case, subject to customary exceptions to be agreed. The senior credit facility is also expected to contain customary events of default, including upon the failure to make timely payments under the senior credit facility, the failure to satisfy certain covenants, cross-default and cross-acceleration to other material debt for borrowed money, the occurrence of a change of control and specified events of bankruptcy and insolvency. If Brocade has a significant increase in its outstanding debt or if its earnings decrease significantly, Brocade may be unable to incur additional amounts of indebtedness, and the lenders under the senior credit facility may be unwilling to permit Brocade to amend the financial or restrictive covenants described above to provide additional flexibility.

The definitive documentation governing the senior credit facility has not been finalized and, accordingly, the actual terms of the senior credit facility may differ from those described in this document. In addition, certain terms of the senior credit facility are subject to the “market flex” provisions of a fee letter entered into on April 3, 2016 with the commitment parties in connection with the commitment letter. Although the obligation of the commitment parties to provide the senior credit facility on the terms set forth in the commitment letter is not subject to due diligence or a “market out,” such financing is subject to a number of conditions and may not be considered assured. There is a risk that these conditions will not be satisfied and the senior credit facility may not be available when needed. In the event that the senior credit facility is not available to Brocade on the terms set forth in the commitment letter or Brocade anticipates that the senior credit facility will not be available on the terms set forth in the commitment letter due to the failure of a condition thereto or for any other reason, Brocade has the obligation under the merger agreement to seek alternative financing. As of the date of this document, no alternative financing arrangements or alternative financing plans have been made in the event the senior credit facility described herein is not available.

Fees and Expenses

Brocade has retained D.F. King & Co., Inc. (referred to as the “information agent”) as information agent in connection with the offer and the merger. The information agent may contact holders of shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer and the merger to beneficial owners of shares. Brocade will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Brocade agreed to indemnify the information agent against certain liabilities and expenses arising out of or in connection with the information agent’s engagement.

In addition, Brocade has retained Wells Fargo Bank, N.A. as the depositary and exchange agent in connection with the offer and the merger. Brocade will pay the exchange agent reasonable and customary compensation for its services in connection with the offer and the merger, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses arising out of or in connection with the exchange agent’s engagement.

Brocade will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Brocade nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

Brocade Stock Repurchase Program

In connection with Brocade’s announcement on April 4, 2016 of its execution of the merger agreement and its intent to commence the offer, Brocade also announced that its board of directors had authorized an additional $800 million under Brocade’s stock repurchase program. The increase in Brocade’s stock repurchase program is intended to facilitate the repurchase of a number of Brocade shares equivalent to the number of Brocade shares issued as stock consideration in the offer and the merger, although Brocade has not committed to repurchasing any specific number of shares. Brocade intends to use a portion of the proceeds from the debt financing and cash on hand to fund the share repurchases. The timing and amounts of specific repurchases will be determined by Brocade from time to time based on Brocade’s cash balances, the trading price of Brocade’s common stock, general business and market conditions, and other factors, including alternative investment opportunities.

From April 4, 2016, the date of public announcement of the offer and the merger, through April 7, 2016, Brocade purchased an aggregate of 242,851 shares of its common stock for an aggregate of approximately $2.3 million, at an average price per share of $9.43. All such repurchases were executed under a Rule 10b5-1 trading plan implemented by Brocade in December 2015. Brocade did not purchase any shares of its common stock from April 8, 2016 through the date of this document. Brocade expects to resume purchasing shares under its stock repurchase program following the completion of the offer and the merger.

Accounting Treatment

In accordance with GAAP, Brocade will account for the acquisition of shares through the offer and the merger under the acquisition method of accounting for business combinations.

Listing of Brocade Common Stock

Shares of Brocade common stock are listed on the NASDAQ under the symbol “BRCD.” Brocade intends to submit a supplemental listing application to list on the NASDAQ the shares of Brocade common stock that Brocade will issue in the offer and the merger as part of the transaction consideration. Such listing is a condition to completion of the offer.

Resale of Brocade Common Stock

All Brocade common stock received by Ruckus stockholders as consideration in the offer and the merger will be freely tradable for purposes of the Securities Act, except for Brocade common stock received by any person who is deemed an “affiliate” of Brocade at the time of the closing of the merger. Brocade common stock held by an affiliate of Brocade may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 promulgated under the Securities Act or as otherwise permitted under the Securities Act. This document does not cover resales of Brocade common stock received upon completion of the offer or the merger by any person, and no person is authorized to make any use of this document in connection with any resale.

EXCHANGE OFFER PROCEDURES

Distribution of Offering Materials

This document, the related letter of transmittal and other relevant materials will be delivered to record holders of shares of Ruckus common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Ruckus’ stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares.

Expiration of the Offer

The offer is scheduled to expire at 12:00 midnight, Eastern time, at the end of May 26, 2016, unless earlier extended or terminated.

Extension, Termination and Amendment of the Offer

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, the Offeror must (i) extend the offer in the event that any of the offer conditions (including the minimum tender condition) have not been satisfied or waived as of any then scheduled expiration of the offer, for successive extension periods of up to ten business days each in order to permit the satisfaction of the conditions to the offer, and (ii) extend the offer for any period required by any law, rule, regulation, interpretation or position of the SEC or its staff or the NYSE which is applicable to the offer or the merger. However, the Offeror is not permitted or required to extend the offer beyond the outside date, other than any such extension requested by Ruckus, to the extent Brocade or the Offeror would be prohibited from terminating the merger agreement for failure of the acceptance time to occur by the outside date, or any such extension effected by Brocade or the Offeror, to the extent Ruckus would be prohibited from terminating the merger agreement for failure of the acceptance time to occur by the outside date (as described under “The Merger Agreement—Termination of the Merger Agreement—Termination by Brocade or Ruckus”). No extension of the offer will impair, limit or otherwise restrict the right of the parties to terminate the merger agreement pursuant to its terms.

Subject to applicable SEC rules and regulations, the Offeror also reserves the right to waive or modify any of the conditions to the offer and to make any change in the terms of, or conditions to the offer; except that without the prior written consent of Ruckus in its sole discretion, the Offeror may not waive any of the following conditions:

•	Minimum Tender Condition—Ruckus stockholders must have validly tendered and not validly withdrawn, in accordance with the terms of the offer and prior to the expiration of the offer, a number of shares of Ruckus common stock that, together with any shares of Ruckus common stock then owned by Brocade, the Offeror or Brocade’s other subsidiaries, represents at least a majority of all then-outstanding shares of Ruckus common stock.

•	Regulatory Approvals—The waiting period under the HSR Act relating to the transactions contemplated by the merger agreement must have expired or been terminated and the clearances, approvals and consents required to be obtained under the competition laws of Germany must have been obtained.

•	No Governmental Prohibition—No law, order or injunction prohibiting or making illegal the consummation of any of the offer, the merger or the issuance of Brocade common stock as consideration in connection with the offer or the merger must have been promulgated, entered, enforced, enacted or issued or be applicable to the offer, the merger or the issuance of Brocade common stock in connection with the offer or the merger by a governmental entity having jurisdiction over a material portion of the business of Ruckus, Brocade or the Offeror (or the effect of which would have a material effect on any of Ruckus, Brocade or the Offeror).

•	Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, must have become effective under the Securities Act, and must not be the subject of any stop order that is in effect or any pending proceeding seeking a stop order.

•	Listing of Brocade Common Stock—The shares of Brocade common stock to be issued as consideration in connection with the offer and the merger must have been approved for listing on NASDAQ, subject to official notice of issuance.

•	Accuracy of Brocade’s and the Offeror’s Representations and Warranties—The representations and warranties of Brocade and the Offeror contained in the merger agreement must be true and correct as of the expiration of the offer, subject to specified materiality standards.

•	Brocade’s and the Offeror’s Compliance with Covenants—Brocade and the Offeror must have performed in all material respects their respective covenants and obligations under the merger agreement required to be performed by them at or prior to the expiration of the offer or cured any failure to so perform on or prior to the expiration of the offer.

•	No Brocade Material Adverse Effect—There must not have occurred or arisen after the date of the merger agreement, any material adverse effect (as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”) with respect to Brocade and its subsidiaries that is continuing.

•	No Termination of the Merger Agreement—The merger agreement must not have been terminated in accordance with its terms.

•	Delivery of Brocade’s Officer Certificate—Ruckus must have received an officer’s certificate from Brocade and the Offeror certifying on behalf of Brocade and the Offeror as to the satisfaction of certain conditions to the offer.

However, Brocade and the Offeror must waive the conditions relating to the accuracy of Brocade’s and the Offeror’s representations and warranties, Brocade’s and the Offeror’s compliance with covenants, no Brocade material adverse effect and the Brocade certificate if requested to do so by Ruckus.

In addition, the Offeror may not, without the prior written consent of Ruckus in its sole discretion, (i) make any change in the terms of or conditions to the offer that (A) changes the form or amount of consideration to be paid in the offer (provided, however, that the Offeror may increase the amount of such consideration (irrespective of form), subject to certain limitations set forth in the merger agreement), (B) decreases the number of shares of Ruckus common stock sought in the offer, (C) extends the offer (other than as expressly permitted by the merger agreement), (D) imposes additional conditions to the offer, or (E) amends or modifies any other term of or any condition to the offer in any manner that is adverse to the holders of Ruckus shares, or (ii) provide for a “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.

Neither Brocade nor the Offeror may terminate or withdraw the offer prior to the scheduled expiration of the offer unless the merger agreement is validly terminated in accordance with its terms, in which case the Offeror must irrevocably and unconditionally terminate the offer promptly, but in no event more than one business day, after such termination of the merger agreement.

The Offeror will effect any extension, termination, amendment or delay of the offer by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

If the Offeror materially changes the terms of the offer or the information concerning the offer, or if the Offeror waives a material condition of the offer, the Offeror will extend the offer to the extent legally required under the Exchange Act.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

No subsequent offering period will be available after the offer.

Exchange of Shares; Delivery of Cash and Shares of Brocade Common Stock

Brocade has retained Wells Fargo Bank, N.A. as the depositary and exchange agent for the offer to handle the exchange of Ruckus shares for the transaction consideration in both the offer and the merger.

On the terms and subject to the conditions set forth in the merger agreement and the offer, the Offeror shall irrevocably accept for purchase and payment all shares of Ruckus common stock that are validly tendered and not validly withdrawn in the offer promptly after the expiration date of the offer and promptly thereafter pay for such shares. In all cases, a Ruckus stockholder will receive consideration for tendered Ruckus shares only after timely receipt by the exchange agent of certificates for those shares or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at DTC, as applicable, a properly completed and duly executed letter of transmittal or an agent’s message (as described below), as applicable, and any other documents required by the exchange agent.

For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares validly tendered and not validly withdrawn in the offer if and when it notifies the exchange agent of its acceptance of those shares pursuant to the offer. The exchange agent will deliver to the applicable Ruckus stockholders any cash and shares of Brocade common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice informing it of the Offeror’s acceptance. The exchange agent will act as the agent for tendering Ruckus stockholders for the purpose of receiving cash and shares of Brocade common stock from the Offeror and transmitting such cash and stock to the tendering Ruckus stockholders. Ruckus stockholders will not receive any interest on any cash that the Offeror pays in the offer, even if there is a delay in making the exchange.

Without the prior written consent of Ruckus, the Offeror shall not accept for payment, or pay for, any shares of Ruckus common stock if, as a result, the Offeror would acquire less than the number of shares of Ruckus common stock necessary to satisfy the minimum tender condition.

If the offer is terminated or withdrawn by the Offeror, or the merger agreement is terminated in accordance with its terms, prior to the acceptance for payment of shares of Ruckus common stock tendered in the offer, the Offeror shall promptly return, and shall cause any depository acting on behalf of the Offeror to return, all tendered shares of Ruckus common stock to the registered holders thereof.

Procedure for Tendering

To validly tender shares of Ruckus common stock held of record in certificated form or in book-entry form through the direct registration system, Ruckus stockholders must deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other documents required by the exchange agent, and certificates, if applicable, for tendered Ruckus shares to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date.

To validly tender shares held in “street name” (i.e., shares held in electronic book-entry form other than through the direct registration system), you must contact the institution that holds your shares for instructions on how to tender your shares. The valid tender of shares held in “street name” requires that an agent’s message be utilized.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the Offeror may enforce that agreement against such participant.

The exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees or an agent’s message (as applicable), along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth elsewhere in this document prior to the expiration date. The Offeror cannot assure Ruckus stockholders that book-entry delivery of shares will be available in the event of systems failures. If book-entry delivery is not available due to systems failures, Ruckus stockholders must tender shares by means of delivery of Ruckus stock certificates. The Offeror is not providing for guaranteed delivery procedures and therefore Ruckus stockholders who hold their shares through a DTC participant must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration of the offer. Tenders received by the exchange agent after the expiration of the offer will be disregarded and of no effect.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance or Payment Instructions” on the letter of transmittal or for the account of an eligible institution. An “eligible institution” is a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act.

If the certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature or signatures on the certificates or stock powers guaranteed by an eligible institution.

The method of delivery of Ruckus share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering Ruckus stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, Ruckus stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal backup withholding, each Ruckus stockholder that is a U.S. person (as defined in the Code), other than a stockholder exempt from backup withholding as described elsewhere in this document, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding of U.S. federal income tax by completing the Internal Revenue Service (referred to as the “IRS”) Form W-9 included with the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a Ruckus stockholder that is a foreign person to qualify as an exempt recipient for purposes of U.S. federal backup withholding, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status. In addition, Ruckus stockholders that are foreign persons may be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to cash received pursuant to the offer. See the discussion under “Material U.S. Federal Income Tax Consequences.”

The tender of shares pursuant to any of the procedures described in this document and the letter of transmittal will constitute a binding agreement between the Offeror and the tendering Ruckus stockholder upon the terms, and subject to the satisfaction or waiver of the conditions, of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment).

No Guaranteed Delivery

The Offeror is not providing for guaranteed delivery procedures, and therefore Ruckus stockholders must allow sufficient time for the necessary tender procedures to be completed prior to the expiration date. If Ruckus stockholders hold shares through a DTC participant, such stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration of the offer. Ruckus stockholders must tender their Ruckus shares in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange shares validly tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC (as described elsewhere in this document), as applicable, a properly completed and duly executed letter of transmittal or an agent’s message, as applicable, and any other documents required by the exchange agent.

Grant of Proxy

By executing a letter of transmittal, a Ruckus stockholder will irrevocably appoint the Offeror’s designees as such stockholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, to exercise to the full extent such stockholder’s rights with respect to its shares tendered and accepted for exchange by the Offeror and with respect to any and all dividends, distributions, rights, and other Ruckus shares issued or issuable in respect of those shares on or after the date hereof (or on or after the date of the applicable agent’s message) (referred to herein as “distributions”). That appointment is effective when and only to the extent that the Offeror accepts such tendered Ruckus shares for exchange pursuant to the offer and deposits with the exchange agent the transaction consideration for such shares. All such powers of attorney and proxies will be considered coupled with an interest in the tendered shares and therefore will not be revocable. Upon the effectiveness of such appointment, without further action, all prior powers of attorney and proxies that the Ruckus stockholder has given with respect to such shares (and any and all distributions) will be revoked, and such stockholder may not give any subsequent powers of attorney, proxies, consents or revocations with respect thereto (and, if given, they will not be deemed effective). The Offeror’s designees will, with respect to the shares for which the appointment is effective, be empowered, to exercise all of such stockholder’s voting, consent and other rights as they, in their discretion, deem proper at any annual or special meeting of Ruckus stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

The Offeror reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the Offeror’s acceptance of such shares for exchange, the Offeror must be able to exercise full voting, consent and other rights with respect to such shares (and any and all distributions). However, prior to acceptance of such shares for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting or consent rights as a result of the tender of such shares until such acceptance.

Withdrawal Rights

Ruckus stockholders may withdraw tendered Ruckus shares (other than shares subject to the support agreement) at any time until the expiration of the offer and, if the Offeror has not agreed to accept the shares for exchange on or prior to June 27, 2016, Ruckus stockholders can thereafter withdraw their shares from tender at any time after such date until the Offeror accepts such shares for exchange. If a Ruckus stockholder tenders Ruckus shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the Ruckus stockholder must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of the Ruckus shares, and such broker, dealer, commercial bank, trust company or other nominee must validly withdraw such Ruckus shares at any time at which the Ruckus stockholder has the right to withdraw shares.

For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the Ruckus stockholder at one of the addresses set forth elsewhere in this document, prior to the expiration time of the offer on the expiration date. The notice must include the Ruckus stockholder’s name, address, social security number (or tax identification number in the case of entities), the certificate number(s), if any, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees.

If shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. None of the Offeror, Brocade, Ruckus, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares validly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a Ruckus stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “—Procedure for Tendering” at any time prior to the expiration date.

Matters Concerning Validity and Eligibility

The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Ruckus shares and any notice of withdrawal, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law; provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Offeror shall determine. None of the Offeror, Brocade, Ruckus or any of their affiliates or assigns, the exchange agent, the information agent or any other person is or will be under any duty to give notification of any defects or irregularities in the tender of any shares, or to waive any such defect or irregularity, and none of them will incur any liability for failure to give any such notification or waiver. The Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law; provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction.

Ruckus stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent at the address and telephone number set forth elsewhere in this document.

Announcement of Results of the Offer

Brocade will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether the Offeror will accept the tendered shares of Ruckus common stock for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release or Current Report on Form 8-K in accordance with applicable securities laws and stock exchange requirements.

Fees and Commissions

Registered Ruckus stockholders who tender shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering Ruckus stockholders who hold Ruckus shares through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer.

Exchange Agent Contact Information

The contact information for the exchange agent for the offer and the merger is:

By Mail:

Wells Fargo Bank, N.A.

Shareowner Services

Voluntary Corporate Actions

P.O. Box 64858

St. Paul, Minnesota 55164-0858

By Hand or Overnight Courier:

Wells Fargo Bank, N.A.

Shareowner Services

Voluntary Corporate Actions

1110 Centre Pointe Curve, Suite 101

Mendota Heights, Minnesota 55120

MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this document is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached hereto as Annex A and is incorporated by reference into this document. The legal rights and obligations of the parties to the merger agreement are governed by the specific language of the merger agreement and not this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

The Offer

Brocade, through the Offeror, is offering to exchange the transaction consideration for each outstanding share of Ruckus common stock validly tendered and not validly withdrawn in the offer.

The Offeror’s obligation to accept for exchange, and to exchange, shares of Ruckus common stock for the transaction consideration in the offer is subject to a number of conditions, including there having been validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of Ruckus common stock that, together with any shares of Ruckus common stock then owned by Brocade, the Offeror or Brocade’s other subsidiaries, represents at least a majority of the then-outstanding shares of Ruckus common stock, as more fully described under “—Conditions—Conditions to the Offer.”

The offer is scheduled to expire at 12:00 midnight, Eastern time, at the end of May 26, 2016, unless earlier extended or terminated. Under the merger agreement, the Offeror must extend the offer:

•	for any period required by law, or by any rule, regulation, interpretation or position of the SEC or its staff or the NYSE applicable to the offer or the merger; and

•	for successive periods of up to ten business days each in order to further seek the satisfaction of the conditions to the offer if, as of any then scheduled expiration of the offer, any conditions to the offer have not been satisfied and not otherwise waived in accordance with the terms of the merger agreement.

No extension of the offer will impair, limit or otherwise restrict the right of the parties to terminate the merger agreement pursuant to its terms, including the right of Brocade or Ruckus to terminate the merger agreement if the acceptance time has not occurred on or before the outside date (the later of August 3, 2016, or, if all of the conditions to the offer have been satisfied or waived except the regulatory approvals condition, then upon notice by either Brocade or Ruckus, October 3, 2016). The Offeror will not be required to extend the offer beyond the outside date, subject to certain exceptions set forth in the merger agreement.

For a more complete description of the offer, see “The Offer and the Merger.”

The Merger

The merger agreement provides that, promptly following the acceptance for purchase of Ruckus shares validly tendered and not validly withdrawn in the offer, and in any case no later than the second business day after satisfaction or waiver of the conditions to closing the merger (see “—Conditions—Conditions to the Merger”), unless the parties agree otherwise in writing, the Offeror will be merged with and into Ruckus, whereupon the separate existence of the Offeror will cease, and Ruckus will continue as the surviving corporation and a direct wholly owned subsidiary of Brocade. Assuming the requirements of Section 251(h) of the DGCL are satisfied, no stockholder vote will be required to adopt the merger agreement or to consummate the merger. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware unless a later date is specified in the certificate of merger.

In the merger, except as provided below, each outstanding share of Ruckus common stock that was not purchased by the Offeror pursuant to the offer will be converted into the right to receive the transaction consideration.

In the merger, shares of Ruckus common stock that are owned, directly or indirectly, by Brocade, Ruckus (including shares held as treasury stock or otherwise) or the Offeror immediately prior to the effective time of the merger will be cancelled without any consideration being delivered. In addition, shares of Ruckus common stock that are held by holders who are properly exercising appraisal rights will not be converted into the right to receive the transaction consideration.

Transaction Consideration

The transaction consideration consists of:

•	$6.45 in cash; and

•	0.75 of a share of Brocade common stock, par value $0.001 per share, together with cash in lieu of any fractional shares of Brocade common stock;

in each case, without interest and less any applicable withholding taxes.

Fractional Shares

Brocade will not issue fractional shares of Brocade common stock in the offer or the merger. Instead, each holder of shares of Ruckus common stock who otherwise would be entitled to receive a fractional share of Brocade common stock will be entitled to an amount in cash (without interest and rounded to the nearest cent) equal to the amount of the fractional share interest in a share of Brocade common stock to which such holder would otherwise be entitled pursuant to the offer or the merger, as applicable, multiplied by the average of the volume weighted average price per share of Brocade common stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Brocade and Ruckus) on each of the ten consecutive trading days ending with and including the complete trading day immediately prior to the acceptance time.

Exchange of Ruckus Shares

Brocade has retained Wells Fargo Bank, N.A. as the depositary and exchange agent for the offer and the merger to handle the exchange of Ruckus shares for the transaction consideration.

In order to tender Ruckus shares in the offer and receive the transaction consideration, holders of Ruckus shares must follow the procedures described under “Exchange Offer Procedures—Procedure for Tendering” and in the letter of transmittal.

To effect the exchange of Ruckus shares that were converted into the right to receive the transaction consideration pursuant to the merger, as soon as reasonably practicable after the effective time of the merger and in any event not later than the fifth business day following the closing date of the merger, the exchange agent will send to each holder of record of Ruckus shares represented by a stock certificate, a letter of transmittal and instructions for use in effecting the surrender of Ruckus stock certificates in exchange for the transaction consideration. Upon surrender of a Ruckus stock certificate for cancellation, together with a duly executed letter of transmittal, and any other documents as may reasonably be required by the exchange agent, to the exchange agent, the holder of record of the surrendered Ruckus stock certificate will be entitled to receive, and the exchange agent will pay and deliver as promptly as practicable, the transaction consideration for such Ruckus shares, any dividends or other distributions payable pursuant to merger agreement and cash in lieu of fractional shares, as applicable. No interest will be paid or accrue on any cash payable upon surrender of any Ruckus stock certificates.

Holders of Ruckus shares held in book-entry form will not be required to deliver a stock certificate or, unless required by the exchange agent, an executed letter of transmittal to the exchange agent to receive the transaction consideration pursuant to the merger. In lieu thereof, each holder of record of book-entry shares whose shares of Ruckus common stock were converted into the right to receive the transaction consideration pursuant to merger will automatically, upon the effective time of the merger, be entitled to receive, and the exchange agent will pay and deliver as promptly as practicable after the effective time of the merger, the transaction consideration, any dividends or other distributions payable pursuant to merger agreement and cash in lieu of fractional shares, as applicable. No interest will be paid or accrue on any cash payable upon conversion of any book-entry shares.

Treatment of Ruckus Equity Awards

Vested Ruckus Options

At the effective time of the merger, each outstanding vested Ruckus option with an exercise price that is less than the “dollar value of the transaction consideration” (as described above under “The Offer and the Merger—Interests of Certain Persons in the Offer and the Merger”) will, without any further action on the part of any holder, be cancelled and the holder thereof will be entitled to receive a cash payment equal to the difference between the dollar value of the transaction consideration and the exercise price applicable to the Ruckus option, multiplied by the number of Ruckus shares for which the vested Ruckus option was exercisable, less applicable tax withholding. Each outstanding vested Ruckus option with an exercise price that is equal to or greater than the dollar value of the transaction consideration will, without any further action on the part of any holder, be cancelled and the holder thereof will be entitled to receive a replacement award of options to purchase shares of Brocade common stock (referred to as “Brocade options”) pursuant to the terms and conditions of a Brocade equity plan with terms and conditions substantially similar to Brocade’s 2009 Stock Plan (referred to as a “Brocade plan”) and applicable grant award. The number of Brocade shares covered by the Brocade option will be the number of Ruckus shares covered by the Ruckus option multiplied by the “option exchange ratio” (as described below), rounded down to the nearest whole number of shares of Brocade common stock, and the exercise price for the replacement award will be the quotient obtained by dividing the exercise price of the Ruckus option by the option exchange ratio, rounded up to the nearest whole cent.

The “dollar value of the transaction consideration” as referred to herein is equal to the cash consideration ($6.45)

plus the cash value of the stock consideration, which is determined by multiplying (i) 0.75 by (ii) the average of the volume weighted average price per share of Brocade common stock on NASDAQ on each of the ten consecutive trading days ending with and including the complete trading day immediately prior to the effective time of the merger (referred to as the “Brocade stock price”).

“Option exchange ratio” refers to an amount equal to the quotient obtained by dividing the dollar value of the transaction consideration by the Brocade stock price.

Unvested Ruckus Options

At the effective time of the merger, each outstanding unvested Ruckus option with an exercise price that is less than the dollar value of the transaction consideration will, without any further action on the part of any holder, be cancelled and the holder thereof will be entitled to receive an award of Brocade restricted stock units relating to the number of shares of Brocade common stock equal to the quotient obtained by dividing the Brocade stock price into (i) (A) the dollar value of the transaction consideration, (B) less the exercise price of the Ruckus options multiplied by (ii) the number of Ruckus shares for which the unvested Ruckus option was exercisable, with any fractional shares rounded down to the next whole number of shares of Brocade common stock. The Brocade restricted stock units will be subject to the same vesting period as the Ruckus options and will otherwise be subject to the terms and conditions of a Brocade plan and applicable award agreement. Each outstanding unvested Ruckus option with an exercise price that is equal to or greater than the dollar value of the transaction consideration will, without any further action on the part of any holder, be cancelled and the holder thereof will be entitled to receive a Brocade option with the same vesting schedule as the Ruckus option and will otherwise be subject to the terms and conditions of a Brocade plan and applicable grant award. The number of shares of Brocade common stock covered by the Brocade option will be the number of Ruckus shares covered by the Ruckus option multiplied by the option exchange ratio, rounded down to the nearest whole number of shares of Brocade common stock, and the exercise price for the replacement award will be the quotient obtained by dividing the exercise price of the Ruckus option by the option exchange ratio, rounded up to the nearest whole cent.

Ruckus Restricted Stock Units and Ruckus Performance-Based Restricted Stock Units

At the effective time of the merger, each outstanding unvested Ruckus restricted stock unit that is subject solely to a time-based vesting condition will, without any further action on the part of any holder, be cancelled, and the holder thereof will be entitled to receive a Brocade restricted stock unit relating to the number of Brocade shares equal to the product of (i) (x) the dollar value of the transaction consideration divided by (y) the Brocade stock price multiplied by (ii) the number of Ruckus shares subject to such unvested Ruckus restricted stock unit, with any fractional shares rounded down to the nearest whole number of shares of Brocade common stock. The Brocade restricted stock unit will be subject to the same vesting terms as the Ruckus restricted stock unit and will otherwise be subject to the terms and conditions of a Brocade plan and applicable award agreement.

At the effective time of the merger, each outstanding unvested Ruckus performance-based restricted stock unit will, without any further action on the part of any holder, be cancelled, and the holder thereof will be entitled to receive a Brocade restricted stock unit relating to the number of Brocade shares equal to the product of (i) (x) the dollar value of the transaction consideration divided by (y) the Brocade stock price multiplied by (ii) the target number of Ruckus shares subject to such unvested Ruckus performance-based restricted stock unit, with any fractional shares rounded down to the nearest whole number of shares of Brocade common stock. The Brocade restricted stock unit will be subject to the same vesting schedule (but without any performance conditions) as the Ruckus performance-based restricted stock unit and will otherwise be subject to the terms and conditions of a Brocade plan and applicable award agreement.

Alternative Equity-Based Award Treatment

Notwithstanding the treatment described above for Ruckus options, Ruckus restricted stock units and Ruckus performance-based restricted stock units, to the extent that Brocade determines, in its sole discretion, that there are impediments under applicable law to issuing Brocade replacement awards for such Ruckus awards, in lieu of the treatment described above, Brocade may instead provide the holder thereof with the following: (i) with respect to vested and unvested “underwater” Ruckus options, a cash payment or deferred cash award (with the same vesting schedule as the Ruckus options), respectively, equal to the Black-Scholes option value for such out-of-the-money Ruckus options; (ii) with respect to unvested in-the-money Ruckus options, a deferred cash award equal to the product of (i) (A) the dollar value of the transaction consideration, (B) less the exercise price of the Ruckus options, multiplied by (ii) the number of Ruckus shares for which the unvested Ruckus option was exercisable with the same vesting schedule as the Ruckus option, and (iii) with respect to Ruckus restricted stock units and Ruckus performance-based restricted stock units, Brocade may instead provide the holder thereof with an equivalent deferred cash award equal to the dollar value of the transaction consideration multiplied by the number of Ruckus shares subject to such unvested Ruckus restricted stock unit or Ruckus performance-based restricted stock unit with the same vesting schedule (but without any performance conditions, if any) as the Ruckus restricted stock unit and Ruckus performance-based restricted stock unit. The alternative treatment described in the preceding sentence is referred to as the “alternative cash treatment. ”

In connection with the merger, Brocade will assume such portion of the available Ruckus common stock share reserve under the Ruckus 2012 Employee Stock Purchase Plan (referred to as the “2012 ESPP”) as will, when taken together with the aggregate number of shares of Brocade common stock to be issued in respect of the offer and the merger and the aggregate number of shares of Brocade common stock underlying Brocade equity-based awards issued in replacement of Ruckus equity-based awards as described above, not exceed an amount equal to

19.9% of the issued and outstanding shares of Brocade common stock immediately prior to the effective time of the merger, as may be permitted pursuant to NASDAQ Listing Rule 5635. To the extent that treatment of the outstanding equity awards as described above would cause such 19.9% number to be exceeded, then, instead of the treatment outlined above, Ruckus equity-based awards will instead receive the alternative cash treatment in the following order: (i) out-of-the-money vested Ruckus options; (ii) out-of-the-money unvested Ruckus options; (iii) in-the-money unvested Ruckus options; (iv) unvested time-based Ruckus restricted stock units; and (v) unvested Ruckus performance-based restricted stock units, with the methodology for determining which equity awards in each such tranche will receive the alternative cash treatment to be determined by Brocade.

Ruckus 2012 Employee Stock Purchase Plan

Only participants in the current purchase period of the 2012 ESPP may continue to participate in the 2012 ESPP. Pursuant to the terms of the merger agreement, Ruckus suspended the commencement of any future offering periods or purchase periods under the 2012 ESPP as of the date of the merger agreement, and such suspension shall continue through the effective time of the merger and thereafter, subject only to Ruckus’ or Brocade’s ability to reverse such suspension.

Conditions

Conditions to the Offer

Notwithstanding any other provisions of the offer, and in addition to Brocade’s and the Offeror’s rights to extend, amend or terminate the offer in accordance with the provisions of the merger agreement and applicable law, and in addition to the obligations of the Offeror to extend the offer pursuant to the terms and conditions of the merger agreement and applicable law, neither Brocade nor the Offeror is required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of the Offeror to pay for or return tendered shares of Ruckus common stock promptly after termination or withdrawal of the offer)), pay for any Ruckus shares that are validly tendered and not validly withdrawn in the offer prior to the expiration of the offer in the event that, at the expiration of the offer, any of the following conditions have not been satisfied or waived:

(a)	Minimum Tender Condition—Ruckus stockholders must have validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of Ruckus shares that, together with any Ruckus shares then owned by Brocade, the Offeror or any of Brocade’s other subsidiaries, represent at least a majority of all then-outstanding Ruckus shares.

(b)	Regulatory Approvals—The waiting period under the HSR Act relating to the transactions contemplated by the merger agreement must have expired or been terminated and any applicable clearances, approvals and consents required to be obtained under the competition laws of Germany must have been obtained.

(c)	No Governmental Prohibition—No law, order or injunction prohibiting or making illegal the consummation of any of the offer, the merger or the issuance of Brocade common stock as consideration in connection with the offer or the merger must have been promulgated, entered, enforced, enacted or issued or be applicable to the offer, the merger or the issuance of Brocade common stock in connection with the offer or the merger by any governmental entity having jurisdiction over a material portion of the business of Ruckus, Brocade or the Offeror (or the effect of which would have a material effect on any of Ruckus, Brocade or the Offeror).

(d)	Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, must have become effective under the Securities Act, and must not be the subject of any stop order that is in effect or any pending proceeding seeking a stop order.

(e)	Listing of Brocade Common Stock—The shares of Brocade common stock to be issued as consideration in connection with the offer and the merger must have been approved for listing on NASDAQ, subject to official notice of issuance.

(f)	Accuracy of Ruckus’ Representations and Warranties—The representations and warranties of Ruckus contained in the merger agreement must be true and correct in all respects (disregarding all materiality and material adverse effect qualifiers contained therein, other than qualifiers contained in the representation relating to the absence of certain changes), in each case, as of the expiration of the offer as if made at the expiration of the offer (other than any such representations and warranties that by their terms address matters only as of another specified time, which must be true and correct in all respects (disregarding all materiality and material adverse effect qualifiers contained therein, other than qualifiers contained in the representation relating to the absence of certain changes) only as of such time), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Ruckus and its subsidiaries (as defined in the merger agreement and described under “—Material Adverse Effect”); except that (i) certain representations and warranties of Ruckus relating to corporate existence and power, corporate authorization, the opinion of its financial advisor and antitakeover statutes must, if qualified by materiality or material adverse effect, be true and correct in all respects, or, if not so qualified by materiality or material adverse effect, be true and correct in all material respects, in each case, as of the expiration of the offer as if made at the expiration of the offer (other than any such representations and warranties that by their terms address matters only as of another specified time, which must be true and correct in all material respects only as of such time), and (ii) certain representations and warranties of Ruckus relating to capitalization must be true and correct in all respects, other than de minimis inaccuracies, as of the expiration of the offer as if made at the expiration of the offer (other than any representations and warranties that by their terms address matters only as of another specified time, which must be true and correct in all material respects only as of such time).

(g)	Ruckus’ Compliance with Covenants—Ruckus must have performed in all material respects its covenants and obligations under the merger agreement required to be performed by it at or prior to the expiration of the offer or cured any failure to so perform on or prior to the expiration of the offer.

(h)	No Ruckus Material Adverse Effect—There must not have occurred or arisen after the date of the merger agreement, any material adverse effect (as defined in the merger agreement and described under “—Material Adverse Effect”) with respect to Ruckus and its subsidiaries that is continuing.

(i)	Accuracy of Brocade’s and the Offeror’s Representations and Warranties—The representations and warranties of Brocade and the Offeror contained in the merger agreement must be true and correct in all respects (disregarding all materiality and material adverse effect qualifiers contained therein, other than qualifiers contained in the representation relating to the absence of certain changes), in each case, as of the expiration of the offer as if made at the expiration of the offer (other than any such representations and warranties that by their terms address matters only as of another specified time, which must be true and correct in all respects (disregarding all materiality and material adverse effect qualifiers contained therein, other than qualifiers contained in the representation relating to the absence of certain changes) only as of such time), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Brocade and its subsidiaries (as defined in the merger agreement and described under “—Material Adverse Effect”); except that certain representations and warranties of Brocade and the Offeror relating to corporate existence and power and corporate authorization must, if qualified by materiality or material adverse effect, be true and correct in all respects, or, if not qualified by materiality or material adverse effect, be true and correct in all material respects, in each case, as of the expiration of the offer as if made at the expiration of the offer (other than any representations and warranties that by their terms address matters only as of another specified time, which must be true and correct in all material respects only as of such time).

(j)	Brocade’s and the Offeror’s Compliance with Covenants—Brocade and the Offeror must have performed in all material respects their respective covenants and obligations under the merger agreement required to be performed by them at or prior to the expiration of the offer or cured any failure to so perform on or prior to the expiration of the offer.

(k)	No Brocade Material Adverse Effect—There must not have occurred or arisen after the date of the merger agreement, any material adverse effect (as defined in the merger agreement and described under “—Material Adverse Effect”) with respect to Brocade and its subsidiaries that is continuing.

(l)	No Termination of the Merger Agreement—The merger agreement must not have been terminated in accordance with its terms.

(m)	Delivery of Ruckus Officer’s Certificate—Brocade must have received a certificate signed by an executive officer of Ruckus certifying on behalf of Ruckus, as to the satisfaction of the conditions described under (f), (g) and (h) above.

(n)	Delivery of Brocade Officer’s Certificate—Ruckus must have received a certificate signed by an executive officer of Brocade and the Offeror certifying on behalf of Brocade and the Offeror, as to the satisfaction of the conditions described under (i), (j) and (k) above.

Subject to Ruckus’ right to require that Brocade and the Offeror waive the conditions described in (i), (j), (k) and (n) above, the foregoing conditions may be asserted by Brocade or the Offeror prior to the expiration of the offer regardless of the circumstances giving rise to any such conditions, and may be waived by Brocade or the Offeror in whole or in part at any time and from time to time in their sole and absolute discretion, in each case, subject to the terms of the merger agreement and the applicable rules and regulations of the SEC (including, without limitation, Section 14(e) of the Exchange Act), except that the conditions described in (a) through (e) above and under (i), (j), (k), (l) and (n) above may only be waived by the Offeror with the prior written consent of Ruckus in its sole discretion. The offer is not conditioned on Brocade or the Offeror obtaining any financing.

Conditions to the Merger

The respective obligations of each of Brocade, the Offeror and Ruckus to consummate the merger are subject to the satisfaction of the following two conditions (which may be waived, in whole or in part, to the extent permitted by law, by the mutual consent of Brocade and Ruckus):

•	Purchase of Shares of Ruckus Common Stock—The Offeror must have accepted for purchase all of the shares of Ruckus common stock validly tendered and not validly withdrawn in the offer.

•	No Governmental Prohibition—No law or order (whether temporary, preliminary or permanent) must have been promulgated, entered, enforced, enacted or issued or be applicable to the merger or the issuance of Brocade common stock in connection with the offer or the merger by any governmental authority that prohibits or makes illegal the consummation of the merger or the issuance of Brocade common stock in connection with the offer or the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Ruckus with respect to:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	capitalization;

•	subsidiaries;

•	SEC filings and the Sarbanes-Oxley Act of 2002, as amended;

•	financial statements;

•	information supplied;

•	absence of certain changes;

•	no undisclosed material liabilities;

•	compliance with laws and court orders; governmental authorizations;

•	litigation;

•	properties;

•	intellectual property;

•	data privacy and security;

•	taxes;

•	employees and employee benefit plans;

•	environmental matters;

•	material contracts;

•	finders’ fees;

•	opinion of financial advisor to Ruckus;

•	antitakeover statutes;

•	anti-corruption and export control;

•	insurance; and

•	material distributors.

The merger agreement also contains customary representations and warranties of Brocade and the Offeror with respect to:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	capitalization;

•	SEC filings and the Sarbanes-Oxley Act of 2002, as amended;

•	financial statements;

•	information supplied;

•	financing;

•	absence of certain changes;

•	solvency;

•	no undisclosed material liabilities;

•	compliance with laws and court orders; governmental authorizations;

•	litigation; and

•	ownership of Ruckus securities.

The representations and warranties contained in the merger agreement are generally qualified by “material adverse effect,” as defined in the merger agreement and described under “—Material Adverse Effect” below, and will expire at the effective time of the merger. The representations, warranties and covenants made by Ruckus in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered by Ruckus to Brocade in connection with the execution of the merger agreement and by certain filings that Ruckus has made with the SEC prior to the date of the merger agreement. The representations, warranties and covenants made by Brocade and the Offeror in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered by Brocade and the Offeror to Ruckus in connection with the execution of the merger agreement and by certain filings that Brocade has made with the SEC prior to the date of the merger agreement. Stockholders are not express third-party beneficiaries of the representations, warranties and covenants under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions as of the date of this document of Ruckus or any of its affiliates or of Brocade or any of its affiliates. The representations, warranties and covenants contained in the merger agreement are made solely between the parties thereto and are not being made to any stockholder by reason of their inclusion in or references thereto in this document.

Material Adverse Effect

A “material adverse effect” with respect to Brocade or Ruckus, means any effect, change, condition, fact, development, occurrence or event (whether or not foreseeable as of the date of the merger agreement) that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of:

(a)	general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates;

(b)	changes or conditions generally affecting the industries, markets or geographical areas in which such party operates;

(c)	the outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage;

(d)	any natural disasters (including hurricanes, tornadoes, floods or earthquakes), except to the extent that any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other participants in the industries and geographies in which such party and its subsidiaries operate;

(e)	any failure by such party or its subsidiaries to meet any internal or published (including analyst) projections, forecasts or predictions in respect of financial or operating performance for any period ending after January 1, 2016 (with respect to Ruckus) or January 31, 2016 (with respect to Brocade); however neither party is prevented from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure may be taken into account in determining whether there has been a material adverse effect with respect to the other party if not otherwise excluded;

(f)	changes in GAAP or the authoritative interpretation of GAAP or changes in any law applicable to the operation of the business of such party or any of its subsidiaries;

(g)	the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the merger agreement, or the taking of any action or refraining from taking any action at the other party’s written request;

(h)	any change in the market price or trading volume of such party’s securities; however, neither party is prevented from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such change in market price or trading volume may be taken into account in determining whether there has been a material adverse effect with respect to the other party if not otherwise excluded;

(i)	the execution and delivery of the merger agreement or the public announcement or pendency of the merger agreement, the offer or the merger (including any resulting loss or departure of officers or other employees of such party or any of its subsidiaries, or the termination or reduction (or potential reduction) or any other resulting negative development in such party’s or any of its subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, solely to the extent attributable to the execution and delivery of the merger agreement or the public announcement or pendency of the merger agreement, the offer or the merger); and

(j)	any proceeding brought or threatened by stockholders of either party (whether on behalf of Brocade, Ruckus or otherwise) asserting allegations of breach of fiduciary duty relating to the merger agreement or violations of securities laws solely in connection with the offer or the merger (but excluding any damages award in any such proceeding).

The exceptions described in (a), (b), (c), and (f) above will not apply to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on a party and its subsidiaries, taken as a whole, relative to other participants in the industries in which the party and its subsidiaries operate.

No Solicitation of Other Offers by Ruckus

Subject to certain exceptions described below, Ruckus has agreed that, from the date of the merger agreement until the earlier of the acceptance time or the date the merger agreement is terminated, it will not (and will cause its subsidiaries not to), and Ruckus will not authorize or knowingly permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to (and will use reasonable best efforts to cause such persons not to), directly or indirectly:

•	solicit, initiate, support, knowingly induce or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action with the intent to facilitate, any inquiry, proposal, indication of interest or offer which constitutes, or could reasonably be expected to lead to, an acquisition proposal (as described below);

•	approve, endorse or recommend, or authorize any public statement approving, endorsing or recommending, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement or other agreement, arrangement, or contract relating to an acquisition proposal (other than an acceptable confidentiality agreement);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal;

•	furnish to any person (other than Brocade, its affiliates and their respective representatives) any non-public information or data relating to Ruckus or any of its subsidiaries, in connection with, or with the intent of encouraging or facilitating an acquisition proposal or that could reasonably be expected to be used for the purposes of any acquisition proposal;

•	submit any acquisition proposal to a vote of Ruckus stockholders; or

•	agree or publicly propose to do any of the foregoing.

In addition, under the merger agreement, Ruckus has agreed that:

•	it will cause each of its subsidiaries, and will direct and use reasonable best efforts to cause each of its and its subsidiaries’ representatives, to immediately cease and cause to be terminated any discussions, activities or negotiations with any person that may be ongoing with respect to an acquisition proposal (including terminating access to any physical or electronic data rooms relating to a possible acquisition proposal);

•	it will request each person that has executed a confidentiality agreement in connection with a possible acquisition proposal to return to Ruckus or destroy any confidential information that has been provided to any person in any such discussions or negotiations occurring in the twelve months prior to the date of the merger agreement (other than such confidential information that may be retained pursuant to the terms of the applicable confidentiality agreement); and

•	it will not, and will cause its subsidiaries not to, release any person from, or waive, amend or modify any provision of, or grant any permission under, any standstill provision or similar provision with respect to Ruckus securities in any contract to which Ruckus or any of its subsidiaries is a party, or any confidentiality agreement to which Ruckus or any of its subsidiaries is a party, except that the Ruckus board of directors shall be permitted to grant waivers of, and not enforce, any standstill provision to the extent that such provision would otherwise prohibit the counterparty from making a confidential acquisition proposal directly to the Ruckus board of directors in accordance with the merger agreement and the Ruckus board of directors determines in good faith, after consultation with Ruckus’ outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to Ruckus stockholders under applicable law.

Ruckus is obligated to promptly advise Brocade orally and in writing of any inquiries, proposals or offers with respect to an acquisition proposal that are received by, or any non-public information with regard to such acquisition proposal that is requested from, or any discussions or negotiations sought to be initiated regarding such acquisition proposal with, Ruckus (or to the knowledge of Ruckus, any of its representatives). Such notice must include the identity of the person or group of persons making the inquiry, proposal or offer and the material terms and conditions of any such inquiries, proposals or offers. Ruckus must also thereafter advise and confer with Brocade and keep Brocade reasonably informed, on a prompt basis, regarding any material changes to the status and material terms of any such inquiries, proposals or offers (including any material amendments thereto or any material change to the scope or material terms or conditions thereof including proposed agreements and material modifications thereto).

Notwithstanding the prohibitions described above, following the receipt of an unsolicited bona fide written acquisition proposal made after the date of the merger agreement (that did not result from a material breach of Ruckus’ non-solicitation obligations under the merger agreement) that the Ruckus board of directors determines in good faith, after consultation with Ruckus’ outside financial advisors and outside legal counsel is or could reasonably be expected to lead to a superior proposal (as described below) and failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to Ruckus stockholders under applicable law, then Ruckus may, in response to such acquisition proposal, furnish information relating to Ruckus or any of its subsidiaries to the person or group (or any of their representatives) making such acquisition proposal and engage in discussions or negotiations with such person or group and their representatives regarding such acquisition proposal so long as:

•	prior to furnishing any nonpublic information relating to Ruckus or any of its subsidiaries to such person or group or their respective representatives, Ruckus enters into a confidentiality agreement with the person or group making such acquisition proposal that does not contain any provision that would prevent Ruckus from complying with its disclosure obligations to Brocade as described above and contains provisions that in the aggregate are no less restrictive on such person than those contained in the confidentiality agreement between Brocade and Ruckus (provided that any such confidentiality agreement need not contain any “standstill” or similar provisions); and

•	substantially concurrently with furnishing any such nonpublic information to such person, Ruckus must furnish such nonpublic information to Brocade, to the extent such nonpublic information has not been previously furnished to Brocade or its representatives.

Ruckus and its subsidiaries and representatives may in any event seek to clarify the terms and conditions of any bona fide written acquisition proposal solely to determine whether such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and inform a person or group that has made or, to the knowledge of Ruckus, is considering making, an acquisition proposal of Ruckus’ non-solicitation obligations under the merger agreement as described above.

An “acquisition proposal” for purposes of the merger agreement means any proposal, inquiry, indication of interest or offer (whether or not in writing) from any person (other than Brocade and its subsidiaries or affiliates) relating to or involving, whether in a single transaction or series of related transactions:

•	any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of Ruckus or any of its subsidiaries) or purchase of any business, businesses or assets (including equity interests in subsidiaries but excluding sales of assets in the ordinary course of business) of Ruckus or any of its subsidiaries that constitute or account for 15% or more of the consolidated net revenues, net income or net assets of Ruckus and its subsidiaries, taken as a whole; or

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving Ruckus or any of its subsidiaries and a person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the stockholders of Ruckus immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or

•	any combination of the foregoing.

A “superior proposal” for purposes of the merger agreement means a bona fide written acquisition proposal from any person (other than Brocade and its subsidiaries or affiliates) (for this purpose, with all references to “15% or more” in the description of “acquisition proposal” above being deemed to reference “50% or more”), which the board of directors of Ruckus has, after consultation with Ruckus’ outside financial advisors and outside legal counsel, determined in its good faith judgment, is reasonably capable of being consummated, and would, if consummated, result in a transaction more favorable to the Ruckus stockholders (in their capacity as such) than the transactions contemplated by the merger agreement after taking into account all legal, financial, regulatory and other aspects of such acquisition proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation (as compared to the transactions contemplated by the merger agreement)) and such other matters that the Ruckus board of directors deems relevant.

Change of Recommendation

The merger agreement requires the Ruckus board of directors to recommend that Ruckus stockholders accept the offer and tender their shares of Ruckus common stock to the Offeror pursuant to the offer except as provided below. Other than as described below (any of the following being a “change of recommendation”), the Ruckus board of directors may not:

•	withdraw (or amend, modify or qualify in a manner adverse to Brocade) or propose publicly to withdraw (or amend, modify or qualify in a manner adverse to Brocade), the recommendation to accept the offer and tender shares of Ruckus common stock to the Offeror pursuant to the offer;

•	fail to make the recommendation to accept the offer and tender shares of Ruckus common stock to the Offeror pursuant to the offer in the initial Schedule 14D-9; or

•	approve, recommend, or otherwise declare or endorse publicly to be advisable or publicly propose to approve, adopt or recommend to be advisable any acquisition proposal or contract requiring Ruckus to abandon, terminate or fail to consummate the offer, the merger or any other transaction contemplated by the merger agreement.

Notwithstanding the foregoing, the Ruckus board of directors may make a change of recommendation if, prior to the acceptance time:

•	Ruckus has received a bona fide written acquisition proposal that was not solicited in violation of Ruckus’ non-solicit obligations under the merger agreement and that has not been withdrawn and the Ruckus board of directors concludes in good faith, after consultation with Ruckus’ outside financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal and concludes, in good faith, after consultation with Ruckus’ outside legal counsel, that failure to make a change of recommendation would reasonably be expected to be inconsistent with its fiduciary duties to Ruckus stockholders under applicable law; or

•	an intervening event (as described below) has occurred, and the Ruckus board of directors concludes in good faith, after consultation with Ruckus’ outside legal counsel, that failure to make a change of recommendation would reasonably be expected to be inconsistent with its fiduciary duties to Ruckus stockholders under applicable law.

Ruckus must give Brocade four business days’ prior written notice of its intent to make a change of recommendation. The notice must include, as applicable, the identity of the person or group of persons making the acquisition proposal and the material terms and conditions of such acquisition proposal, including a copy of such acquisition proposal, or the facts and circumstances in reasonable detail of the intervening event. In each case, the Ruckus board of directors must negotiate in good faith, and cause its representatives to negotiate in good faith, with Brocade (to the extent Brocade desires to negotiate), regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Brocade in response to such superior proposal or intervening event, as applicable, and the Ruckus board of directors must make the required determination regarding its fiduciary duties again, in good faith and after consultation with Ruckus’ outside legal counsel and outside financial advisors (and taking into account any legally binding (if accepted by Ruckus) adjustment or modification of the terms of the merger agreement proposed in writing by Brocade), at the end of such four business day negotiation period. With respect to any change of recommendation in response to a superior proposal, each time there is any material amendment or modification to the terms of the then-existing superior proposal, Ruckus must give prompt notice to Brocade of such amendment or modification and the match rights period described above will be extended until the later to occur of two business days after the board of directors of Ruckus provides such notice to Brocade and the end of the original four business day period described above.

An “intervening event” for purposes of the merger agreement is any material event, condition, fact, occurrence, change or development that is not known or reasonably foreseeable to the Ruckus board of directors as of the date of the merger agreement that becomes known to the Ruckus board of directors prior to the acceptance time; provided, however, that in no event will any event, condition, fact, occurrence, change or development resulting from or arising out of any of the following be deemed to give rise to an intervening event:

(a)	any acquisition proposal;

(b)	any actions taken by Brocade or Ruckus required by the merger agreement with respect to its efforts obligations under the merger agreement to consummate the offer or the merger (including obtaining approvals) or the consequences of any such action (see “—Additional Agreements”);

(c)	the fact that Ruckus or its subsidiaries have exceeded or met (or the failure of Brocade to meet) any internal or published projections, forecasts or predictions in respect of financial or operating performance for any period ending on or after the date of the merger agreement; or

(d)	any change in the market price or trading volume of the respective securities of Ruckus or Brocade.

The exceptions described under (c) and (d) above will not prevent Ruckus from asserting that any event, condition, fact, occurrence, change or development that may have contributed to exceeding or meeting such projections, forecasts or predictions or such change in market price or trading volume be taken into account in determining whether there has been an intervening event if not otherwise excluded.

Subject to Ruckus’ notification and negotiation obligations with respect to a potential change of recommendation, as applicable, nothing in the merger agreement prohibits the Ruckus board of directors from taking and disclosing to Ruckus stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act.

Conduct of Business Before Completion of the Merger

Restrictions on Ruckus’ Operations

The merger agreement provides for certain restrictions on Ruckus’ and its subsidiaries’ activities until the earlier of the effective time of the merger or the termination of the merger agreement. In general, Ruckus is required to conduct its business in all material respects in the ordinary course consistent with past practice, and, to the extent consistent with the foregoing, use its commercially reasonable efforts to preserve intact its current business organization, goodwill and reputation and maintain generally its business relationships with its significant customers and suppliers and others having significant business relationships with it and with governmental authorities with jurisdiction over Ruckus’ or any of its subsidiaries’ significant operations, except as contemplated by the merger agreement, as set forth in confidential disclosure schedules, as consented to in writing by Brocade (which consent cannot be unreasonably withheld, conditioned or delayed) or as required by applicable law. In addition, unless contemplated by the merger agreement, as set forth in confidential disclosure schedules, as consented to in writing by Brocade (which consent cannot be unreasonably withheld, conditioned or delayed, other than with respect to the actions described in (q) below) or as required by applicable law, Ruckus must not and must not permit any of its subsidiaries to:

(a)	amend the certificate of incorporation, bylaws or other similar organizational documents of Ruckus or any of its subsidiaries;

(b)	split, combine or reclassify any shares of capital stock of Ruckus or any of its subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Ruckus or its subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Ruckus securities or any Ruckus subsidiary securities, except for the declaration, setting aside or payment of any dividends or other distributions by any of its subsidiaries to Ruckus or to another subsidiary in the ordinary course of business consistent with past practice;

(c)	(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of Ruckus or its subsidiaries, other than (x) the issuance of any shares of Ruckus common stock upon the exercise of options or the settlement of Ruckus restricted stock units that are outstanding on the date of the merger agreement or that are issued or granted after the date of the merger agreement to the extent permitted by the merger agreement and (y) the issuance of Ruckus subsidiary securities to Ruckus or to wholly-owned subsidiaries of Ruckus or (ii) amend any term of any Ruckus security;

(d)	incur or commit to any capital expenditures or any obligations or liabilities in respect thereof, except for those as may be contemplated by Ruckus’ fiscal 2016 budget and capital expenditure plan or any other capital expenditures not to exceed $2 million in the aggregate;

(e)

acquire directly or indirectly, any assets, securities or businesses, other than acquisitions of supplies, materials and similar assets in the ordinary course of business in a manner that is consistent with past practice, pursuant to contracts in effect on the date of the merger agreement, any other acquisitions for consideration that is not in excess of $2 million, individually or in the aggregate, acquisitions solely involving one or more of Ruckus and any of its wholly-owned subsidiaries and as contemplated by Ruckus’ fiscal 2016 budget and capital expenditure plan;

(f)	sell, assign, license, lease or otherwise transfer, or abandon or create or incur any material lien on any of Ruckus’ or its subsidiaries’ assets, securities, properties, interests or businesses in excess of $1 million in the aggregate, other than sales, leases or transfers in the ordinary course of business consistent with past practice, non-exclusive licenses granted to customers, suppliers, distributors, resellers, channel partners and other third parties in the ordinary course of business consistent with past practice, certain permissible liens or the abandonment of non-material intellectual property rights of Ruckus in the ordinary course of business consistent with past practice; except Ruckus and its subsidiaries must not assign or grant any exclusive licenses of any intellectual property rights or technology of Ruckus, or grant any other licenses of any intellectual property rights or technology of Ruckus other than non-exclusive licenses granted in the ordinary course of business consistent with past practice to the extent permitted above;

(g)	make any loans, advances or capital contributions to, or investments in, any other person in excess of $3 million in the aggregate, other than intercompany indebtedness;

(h)	create, incur, suffer to exist or assume any indebtedness for borrowed money or guarantees thereof, other than intercompany indebtedness;

(i)	other than in the ordinary course of business consistent with past practice, enter into any agreement or arrangement that limits or otherwise restricts in any material respect Ruckus or any of its subsidiaries from engaging or competing in any line of business, in any location or with any person, or would purport to limit, after the effective time of the merger, Brocade or any of its subsidiaries from engaging or competing in any line of business in any material respect;

(j)	other than in the ordinary course of business consistent with past practice (including renewals consistent with the their terms), amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration in accordance with their terms) any material contract or waive, release or assign any material rights, claims or benefits under any material contract or enter into material contracts;

(k)	recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or negotiate, enter into, amend, modify or terminate any collective bargaining agreement;

(l)	grant or modify any equity or equity-based awards, other than awards granted pursuant to a Ruckus benefit plan consistent with the schedule of terms agreed between Brocade and Ruckus, in each case, in the ordinary course of business consistent with past practice, except in no event can such equity or equity-based award contain any “single trigger,” “double trigger,” or other vesting acceleration provisions and such equity or equity-based award cannot be subject to acceleration (in whole or in part) as a result of the consummation of the transactions contemplated by the merger agreement (whether alone or in combination with any termination of employment or other event);

(m)

except as required pursuant to a Ruckus employee benefit plan or a contract in effect prior to the date of the merger agreement, or as otherwise required by applicable law, grant or provide any severance, retention or termination payments or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of Ruckus or any of its subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any tax incurred by any such individual, including under Section 409A or 4999 of the Code); accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of Ruckus or any of its subsidiaries; increase the compensation payable to any current or former employee, officer, non-employee director, independent contractor or consultant of Ruckus or any of its subsidiaries, other than increases in base salaries or hourly base wage rates, as applicable, to employees in the ordinary course of business consistent with past practice and not in excess of Ruckus’ 2016 established budget; establish, adopt, terminate or amend any Ruckus employee benefit plan, hire any employee of Ruckus or any of its subsidiaries or engage any other individual to provide services to the Ruckus or any of its subsidiaries (subject to certain exceptions); terminate the employment of any current employee or the engagement of any individual independent contractor of Ruckus or any of its subsidiaries other than for cause or for performance-related reasons or a non-merger related reason; or promote any employee of Ruckus or any of its subsidiaries to a position that reports directly to the Chief Executive Officer of Ruckus;

(n)	knowingly waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of Ruckus or any of its subsidiaries, in each case that would reasonably be expected to have more than a de minimis adverse effect on Ruckus and its subsidiaries, taken as a whole;

(o)	change Ruckus’ methods of financial accounting, except as required by GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any governmental authority or applicable law;

(p)	make or change any material election with respect to taxes, amend any tax return that would have the effect of causing a material amount of taxes to be due in a taxable period (or portion thereof) following the consummation of the merger, agree or settle any claim or assessment in respect of a material amount of taxes, agree to an extension or waiver of the limitation period for any claim or assessment in respect of a material amount of taxes, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to a material amount of taxes or surrender any right to a material refund of taxes;

(q)	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Ruckus or any material subsidiary of Ruckus;

(r)	enter into any material interest rate swaps, foreign exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(s)	fail to maintain, allow to lapse or abandon any owned intellectual property rights of Ruckus or any intellectual property rights that are exclusively licensed to Ruckus or any of its subsidiaries (other than to the extent permitted as described under (f) above);

(t)	settle, offer or propose to settle any proceeding involving or against Ruckus or any of its subsidiaries that requires payment by Ruckus or any of its subsidiaries in excess of $2.5 million or that would include any non-monetary relief that would have more than a de minimis adverse effect on Ruckus and its subsidiaries, taken as a whole, or commence any proceeding other than the commencement of any proceeding seeking damages of less than $2.5 million or relating to the transactions contemplated by the merger agreement; or

(u)	agree, resolve or commit to do any of the foregoing.

Restrictions on Brocade’s Operations

The merger agreement provides for certain restrictions on Brocade’s and its subsidiaries’ activities until the earlier of the effective time of the merger or the termination of the merger agreement. In general, Brocade is required to conduct its business in all material respects in the ordinary course consistent with past practice, and, to the extent consistent with the foregoing, use its commercially reasonable efforts to preserve intact its current business organization, maintain generally its business relationships with its customers, lenders, suppliers and others having significant business relationships with it and with governmental authorities with jurisdiction over Brocade’s or any of its subsidiaries’ operations, except as contemplated by the merger agreement, as set forth in confidential disclosure schedules, as consented to in writing by Brocade (which consent cannot be unreasonably withheld, conditioned or delayed) or as required by applicable law. In addition, unless contemplated by the merger agreement, as set forth in confidential disclosure schedules, as consented to in writing by Ruckus (which consent cannot to be unreasonably withheld, conditioned or delayed) or as required by applicable law, Brocade must not and must not permit any of its subsidiaries to:

•	amend the certificate of incorporation or bylaws of Brocade in a manner that would have an adverse impact on the value of Brocade common stock or that would reasonably be expected to prevent, or impede or delay, the consummation of the transactions contemplated by the merger agreement;

•	adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization of Brocade;

•	acquire or sell (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities or businesses or make investments in any other person, in each case that would reasonably be expected to prevent, or impede or delay, the consummation of the transactions contemplated by the merger agreement;

•	authorize or pay any dividends on or make any distribution with respect to its outstanding shares, except regular quarterly cash dividends by Brocade at a rate not in excess of $0.045 per share of Brocade common stock, dividends and distributions paid or made on a pro rata basis by subsidiaries of Brocade or by a wholly owned subsidiary of Brocade to Brocade or another wholly owned subsidiary of Brocade;

•	except for any Brocade shares issued, delivered, sold or authorized in connection with the transactions contemplated by the merger agreement, issue, deliver or sell, or authorize the issuance, delivery or sale of a number of Brocade securities in excess of 20% of the number of outstanding Brocade shares as of the date of the merger agreement (measured on an as-converted, as-exercised basis), other than the issuance of any shares of Brocade common stock upon the exercise of options or the settlement of Brocade restricted stock units that are outstanding on the date of the merger agreement or that are issued or granted after the date of the merger agreement under Brocade’s equity plans, or Brocade securities where such issuance, delivery or sale would impede or delay the consummation of the transactions contemplated by the merger agreement;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Brocade;

•	take any action (or omit to take any action) with the knowledge that such action (or omission) would reasonably be expected to result in a requirement to seek the approval by holders of Brocade common stock of the transactions contemplated by the merger agreement; or

•	agree, resolve or commit to do any of the foregoing.

Access to Information

The merger agreement provides that Brocade and Ruckus will give the other party and its representatives reasonable access during normal business hours to all of its and its subsidiaries’ properties, books, contracts, commitments, records, officers and employees and, during such period upon reasonable request, will furnish promptly all other information concerning it, its subsidiaries and each of their respective businesses, properties and personnel; however, Ruckus’ access is limited to that which is reasonably necessary to confirm the accuracy of the representations and warranties of Brocade and the Offeror or the compliance by Brocade and the Offeror with their respective covenants set forth in the merger agreement. Brocade and Ruckus may restrict the foregoing access and the disclosure of information to the extent that, in their good faith judgment, is required under any applicable law, the information is subject to confidentiality obligations to a third party, disclosure of any such information could result in the loss of attorney-client privilege or such access would unreasonably disrupt their and their subsidiaries’ operations.

Financing Cooperation

Brocade is required to use its reasonable best efforts to, as promptly as possible, obtain and consummate the debt financing on the terms and conditions set forth in the commitment letter with Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., SunTrust Bank and SunTrust Robinson Humphrey, Inc. (subject to modifications resulting from the “market flex” provisions in the related fee letter). Such efforts include Brocade using its reasonable best efforts to maintain in effect the commitment letter and comply with all obligations under the commitment letter, negotiate, enter into and deliver definitive agreements with respect to the debt financing and enforce its rights under the commitment letter. If funds in the amounts set forth in the commitment letter, or any portion thereof, become unavailable, Brocade must use its reasonable best efforts to obtain substitute financing as promptly as practicable (on terms and conditions that are not materially less favorable to Brocade, taken as a whole, than the terms and conditions as set forth in the commitment letter, taking into account any “market flex” provisions related thereto) sufficient to enable Brocade to consummate the transactions contemplated by the merger agreement. Ruckus has agreed to use its reasonable best efforts to provide Brocade customary cooperation, as reasonably requested by Brocade to assist Brocade in arranging the debt financing. Brocade has agreed, promptly upon the request of Ruckus, to reimburse Ruckus for all reasonable and documented out-of-pocket fees and expenses incurred by it, any of its subsidiaries or their representatives in connection with such cooperation and to indemnify and hold harmless Ruckus, its subsidiaries and their representatives for and against any losses and damages incurred as a result of, or in connection with, such cooperation for the debt financing.

Brocade’s obligation to consummate the offer and the merger is not conditioned on Brocade or the Offeror obtaining any financing.

Additional Agreements

Brocade and Ruckus are required to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the merger agreement as promptly as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained that are necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement. Each of Ruckus and Brocade must use its reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to such filings.

Notwithstanding the foregoing, Brocade is not obligated to do any of the following:

•	propose or agree to accept any undertaking or condition;

•	enter into any consent decree, to make any divestiture;

•	accept any operational restriction; or

•	take any other action that, in the reasonable judgment of Brocade, could be expected to limit the rights of Brocade with respect to any product lines or assets of Brocade or Ruckus.

Employee Matters

The merger agreement provides that for a period of twelve months following the effective time of the merger (referred to as the “continuation period”), Brocade will provide each employee of Ruckus or its subsidiaries employed immediately prior to the effective time of the merger and who remains employed during such period with (i) a base salary or base wage that is no less favorable than the base salary or base wage in effect for such employee immediately prior to the effective time of the merger, and (ii) retirement and health and welfare benefits that are no less favorable in the aggregate than those provided by Ruckus and its subsidiaries to continuing employees immediately prior to the effective time of the merger (for this purpose including Ruckus’ 401(k) plan that may be terminated in connection with the closing of the merger). During the continuation period, Brocade will also either (i) continue the agreements covering non-U.S. service providers on terms that are substantially comparable in all respects to the agreements as in effect immediately prior to the effective time of the merger, or (ii) to the extent that Brocade elects to hire any such non-U.S. service provider, Brocade shall provide each such non-U.S. service provider with base compensation, incentive opportunities and employee benefits that are substantially comparable to the base compensation, incentive opportunities and employee benefits provided to similarly situated employees of Brocade.

Each continuing employee and non-U.S. service provider will be given service credit for his or her years of service with Ruckus and its subsidiaries for purposes of vesting, benefit accrual, level of benefit and eligibility to participate under each applicable Brocade benefit plan, as if such service had been performed with Brocade (including, for purposes of determining vacation, other paid time off and severance benefits), except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits. At least ten business days prior to the closing of the merger, Ruckus will terminate its 401(k) plan, subject to the consummation of the offer and the merger, if Brocade directs Ruckus to do so.

At the effective time of the merger, the individuals who received participation notices in accordance with Ruckus’ Severance Benefit Plan (other than Ms. Lo and Mr. Hennessy) will remain eligible to receive such severance benefits described therein during the continuation period. The merger agreement also provides a method of determining the severance benefits, if any, for which continuing employees and non-U.S. service providers who are not participants in Ruckus’ Severance Benefit Plan will be eligible to receive.

Directors’ and Officers’ Indemnification

The merger agreement provides that from and after the acceptance time, subject to applicable law, all rights to indemnification of each former and present director or officer of Ruckus or any of its subsidiaries (each a “Ruckus indemnified party”) with respect to acts or omissions occurring at or prior to the effective time of the merger as provided in their respective certificates of incorporation or by-laws as in effect on the date of the merger agreement or in any agreement to which Ruckus or any of its subsidiaries is a party which is in effect on the date of the merger agreement and a copy of which has been provided to Brocade, will survive the merger and will continue in full force and effect in accordance with their terms. Brocade will cause the surviving corporation to honor all the terms of such indemnification. For a period of no less than six years after the effective time, Brocade, to the fullest extent permitted under applicable law, will cause to be maintained in effect the provisions in the organizational documents of the surviving corporation and each subsidiary of Ruckus regarding indemnification, exculpation and expense advancement in effect as of immediately prior to the effective time of the merger and during such six year period will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights of any individual who immediately before the acceptance time was a Ruckus indemnified party, except as required by applicable law.

Brocade has also agreed to cause the surviving corporation to either (i) continue to maintain in effect for a period of no less than six years after the effective time, Ruckus’ directors’ and officers’ insurance policies in place as of the date of the merger agreement or (ii) purchase comparable directors’ and officers’ insurance (from a carrier with the same or better credit rating as Ruckus’ directors’ and officers’ insurance carrier) for such six-year period, in each case, with coverage for the persons who are covered by Ruckus’ existing directors’ and officers’ insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as Ruckus’ existing policies with respect to matters existing or occurring prior to the effective time, except that the cost of such policies may not exceed 300% of the annual premium paid by Ruckus in its last full fiscal year (the “premium cap”), provided further, that if the amount necessary to procure such insurance coverage exceeds the premium cap, Ruckus may purchase the most advantageous policy available for an amount not to exceed the premium cap.

Alternatively, Ruckus may elect to purchase, prior to the effective time of the merger, a prepaid “tail policy” for a period of no more than six years after the effective time, subject to the premium cap described above.

In the event that either Brocade or the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any entity, then, and in each such case, Brocade will cause the successors and assigns of Brocade or the surviving corporation, as the case may be, to succeed to or assume the applicable obligations with respect to indemnification and directors’ and officers’ insurance.

Termination of the Merger Agreement

Termination by Brocade or Ruckus

The merger agreement may be terminated at any time prior to the acceptance time:

•	by mutual written consent of Brocade and Ruckus; or

•	by either Brocade or Ruckus, if:

•	the acceptance time does not occur on or before 11:59 p.m. New York City time on the outside date (the later of August 3, 2016, or, if on such date the regulatory approvals condition has not been satisfied but all other conditions to the offer have been satisfied or waived in accordance with the merger agreement, then upon notice by Brocade or Ruckus to the other in writing, October 3, 2016); provided that neither Brocade nor Ruckus, respectively, may terminate the merger agreement under this right if such party’s breach of any of its obligations under the merger agreement proximately caused the failure of the acceptance time to occur before the outside date;

•	a governmental authority of competent jurisdiction having jurisdiction over a material portion of the business of Ruckus, Brocade or the Offeror (or the effect of which would have a material effect on Ruckus, Brocade or the Offeror) issued an order that has become final and non-appealable permanently prohibiting the offer, the merger or the issuance of Brocade common stock in connection with the offer or the merger; however, neither Brocade nor Ruckus, respectively, may terminate the merger agreement under this right if such party’s breach of its obligations under the merger agreement proximately caused such order to have been issued; or

•	the offer (as the same may be extended in accordance with the terms of the merger agreement) has expired or been terminated in accordance with the terms of the merger agreement without the minimum tender condition having been satisfied; however, neither Brocade nor Ruckus, respectively, may terminate the merger agreement under this right if such party’s breach of any of its obligations under the merger agreement proximately caused the failure to satisfy the minimum tender condition.

Termination by Brocade

The merger agreement may be terminated at any time before the acceptance time by Brocade if:

•	a triggering event (as described below) occurs; or

•

Ruckus breached or failed to perform any of its representations or warranties or covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of the condition to the offer related to the accuracy of Ruckus’ representation and warranties or compliance with Ruckus’ covenants, and such breach or failure to perform is incapable of being cured by Ruckus by the outside date, or, if capable of being cured by the outside date, has not been cured by the outside date (following receipt from Brocade of written notice of such breach or failure to perform); however, if such breach or failure to perform is capable of being cured by Ruckus by the outside date and Ruckus ceases using reasonable best efforts to cure such breach or failure to perform following written notice from Brocade, then Brocade may terminate the merger agreement under this right, but Brocade may not terminate the merger agreement under this right if Brocade or the Offeror is in breach of any of their respective representations, warranties, covenants or agreements under the merger agreement such that Ruckus has the right to terminate the merger agreement as described in the first bullet point below under “—Termination of the Merger Agreement—Termination by Ruckus.”

A “triggering event” for purposes of the merger agreement is the occurrence of any of the following:

•	a change of recommendation (as described under “—Change of Recommendation”);

•	entry by Ruckus or any of its subsidiaries into an agreement or contract relating to an acquisition proposal (other than an acceptable confidentiality agreement, as discussed above under “—No Solicitation of Other Offers by Ruckus”);

•	after public announcement of any acquisition proposal, the Ruckus board of directors or one of its committees fails to issue a press release that expressly reaffirms, without qualification, its recommendation that Ruckus stockholders accept the offer and tender their shares of Ruckus common stock to the Offeror pursuant to the offer, within four business days following Brocade’s written request to do so; or

•	after the commencement of any acquisition proposal that is a tender offer or exchange offer relating to the securities of Ruckus, the Ruckus board of directors is publicly neutral or fails to send to Ruckus stockholders a statement rejecting and recommending against any such tender offer or exchange offer, within ten business days of commencement of such tender offer or exchange offer.

Termination by Ruckus

The merger agreement may be terminated at any time before the acceptance time by Ruckus if:

•	Brocade or the Offeror breached or failed to perform any of their respective representations or warranties or covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of the condition to the offer related to the accuracy of Brocade’s and the Offeror’s representation and warranties or compliance with Brocade’s and the Offeror’s covenants, and such breach or failure to perform is incapable of being cured by Brocade and the Offeror by the outside date, or, if capable of being cured by the outside date, has not been cured by the outside date (following receipt from Ruckus of written notice of such breach or failure to perform); however, if such breach or failure to perform is capable of being cured by Brocade by the outside date and Brocade ceases using reasonable best efforts to cure such breach or failure to perform following written notice from Ruckus, then Ruckus may terminate the merger agreement under this right, but Ruckus may not terminate the merger agreement under this right if Ruckus is in breach of any of its representations, warranties, covenants or agreements under the merger agreement such that Brocade has the right to terminate the merger agreement as described in the second bullet above under “—Termination by Brocade”; or

•	the Ruckus board of directors authorizes Ruckus to enter into an agreement with respect to a superior proposal that did not result from a breach of Ruckus’ non-solicit obligations under the merger agreement and Ruckus did not breach its notification and negotiation obligations with respect to such superior proposal under the merger agreement and Ruckus enters into such definitive agreement substantially concurrently with the termination of the merger agreement; however, Ruckus must pay Brocade the fee described under “—Termination Fees and Expenses—Termination Fee” prior to or concurrently with the termination of the merger agreement under this right.

Termination Fee and Expenses

Expenses

All fees and expenses incurred in connection with the filings under applicable competitions laws (other than Ruckus’ attorneys’ fees) and all filing fees and printing and mailing costs for the registration statement on Form S-4, of which this document is a part, will be paid by Brocade. All other costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Termination Fee

The merger agreement provides that Ruckus will pay Brocade a termination fee of $50 million if:

•	Brocade terminates the merger agreement because of a triggering event (other than a change of recommendation relating to an intervening event consisting of any event, condition, fact, occurrence, change or development that has had or would reasonably be expected to have an adverse effect on Brocade and its subsidiaries taken as a whole);

•	Ruckus terminates the merger agreement in order to enter into an agreement providing for a superior proposal;

•	(i) either (A) Brocade or Ruckus terminates the merger agreement due to the failure of the acceptance time to occur on or before the outside date, or (B) Brocade terminates the merger agreement as a result of a willful breach by Ruckus of its representations, warranties or covenants under the merger agreement, (ii) an acquisition proposal has been made to the board of directors of Ruckus after the date of the merger agreement and not withdrawn, and (iii) within twelve months of such termination, a definitive agreement with respect to an acquisition proposal is entered into or consummated (for this purpose, with all references to “15%” in the description of “acquisition proposal” above being replaced with “50%”); however, in the case of a termination by Ruckus due to the failure of the acceptance time to occur on or before the outside date at a time when Brocade would not be permitted to terminate the merger agreement under such right, the acquisition proposal must be consummated in order for the termination fee to be payable; or

•	(i) Brocade or Ruckus terminates the merger agreement as a result of failing to meet the minimum tender condition, (ii) an acquisition proposal has been publicly announced after the date of the merger agreement and not withdrawn prior to the expiration of the offer, and (iii) within twelve months of such termination, Ruckus enters into an agreement with respect to an acquisition proposal (for this purpose, with all references to “15%” in the description of “acquisition proposal” above being replaced with “50%”).

Other than with respect to claims for fraud or willful breach by Ruckus, in the event that the merger agreement is terminated under circumstances where the termination fee is payable, the payment of the termination fee will be the sole and exclusive remedy of Brocade, its subsidiaries, stockholders, affiliates, officers, directors, employees and representatives against Ruckus or any of its representatives, affiliates, officers, directors or employees.

Effect of Termination

In the event of termination of the merger agreement, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party thereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party), other than with respect to the confidentiality agreement between Brocade and Ruckus, certain reimbursements to Ruckus with respect to its cooperation with Brocade in seeking to obtain the debt financing and provisions relating to the termination fee and effect of termination, and certain miscellaneous provisions of the merger agreement; however, no party will be relieved from liability for any fraud or willful breach of the merger agreement.

Enforcement

Prior to the valid termination of the merger agreement, each party to the merger agreement will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

SUPPORT AGREEMENT

This section describes the material terms of the support agreement. The description in this section and elsewhere in this document is qualified in its entirety by reference to the complete text of the support agreement, a copy of which is attached hereto as Annex B and is incorporated by reference into this document. The legal rights and obligations of the parties to the support agreement are governed by the specific language of the support agreement and not this document. This summary does not purport to be complete and may not contain all of the information about the support agreement that is important to you. We encourage you to read the support agreement carefully and in its entirety.

Concurrently with the execution of the merger agreement, Selina Lo, President and Chief Executive Officer and a director of Ruckus, entered into a support agreement with Brocade and the Offeror covering all of the Ruckus shares beneficially owned by her. Pursuant to the terms of the support agreement, Ms. Lo has, in her capacity as a Ruckus stockholder, agreed, among other things:

•	to cause all such Ruckus shares beneficially owned by her to be tendered into the offer promptly (and, in any event, not later than the tenth business day) after commencement of the offer (except that the support agreement does not require Ms. Lo to convert, exercise or exchange any securities convertible into or exercisable or exchangeable for shares of Ruckus common stock and only outstanding shares of Ruckus common stock beneficially owned by her are required to be tendered into the offer);

•	not to withdraw any of such shares from the offer unless and until the support agreement is terminated in accordance with its terms;

•	to certain restrictions on the encumbering or disposing of any such Ruckus shares prior to the termination of the support agreement; and

•	to certain restrictions with respect to the solicitation of acquisition proposals in her capacity as a stockholder of Ruckus.

The support agreement terminates automatically upon the earliest to occur of the following: (a) termination of the merger agreement in accordance with its terms, (b) the consummation of the merger, (c) the termination or withdrawal of the offer, (d) any modification, change or amendment of, or any waiver of Ruckus’ rights under or conditions set forth in, the merger agreement or the offer, without the prior written consent of Ms. Lo, that results in any decrease in the amount of the transaction consideration and (e) the date on which Brocade, Offeror and Ms. Lo mutually agree to terminate the support agreement.

The shares subject to the support agreement represent approximately 2.3% of the Ruckus shares outstanding as of April 20, 2016.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

Brocade common stock is listed on the NASDAQ under the symbol “BRCD,” and Ruckus common stock is listed on the NYSE under the symbol “RKUS.” The following table sets forth, for the periods indicated, as reported by the NASDAQ or the NYSE, as applicable, the per share high and low sales prices of each company’s common stock.

	Brocade Common Stock			Ruckus Common Stock
	High	Low	Dividend	High	Low	Dividend
2013
First Fiscal Quarter	$5.80	$5.17	$—	$26.50	$18.24	$—
Second Fiscal Quarter	$6.15	$5.38	$—	$21.25	$10.24	$—
Third Fiscal Quarter	$6.69	$5.14	$—	$17.73	$12.50	$—
Fourth Fiscal Quarter	$8.43	$6.28	$—	$18.58	$12.30	$—
2014
First Fiscal Quarter	$9.70	$7.77	$—	$15.55	$11.17	$—
Second Fiscal Quarter	$10.96	$8.81	$—	$12.48	$8.65	$—
Third Fiscal Quarter	$9.75	$7.95	$0.035	$15.21	$10.30	$—
Fourth Fiscal Quarter	$10.99	$8.91	$0.035	$14.05	$10.82	$—
2015
First Fiscal Quarter	$12.43	$10.66	$0.035	$13.10	$9.11	$—
Second Fiscal Quarter	$12.96	$10.85	$0.035	$13.24	$10.07	$—
Third Fiscal Quarter	$12.88	$9.67	$0.045	$12.58	$9.62	$—
Fourth Fiscal Quarter	$11.28	$9.72	$0.045	$13.50	$10.11	$—
2016
First Fiscal Quarter	$10.92	$7.40	$0.045	$10.77	$7.25	$—
Second Fiscal Quarter (through April 28, 2016)	$10.70	$7.58	$0.045	$14.01	$9.60	$—

On April 1, 2016, the trading day before the public announcement of the execution of the merger agreement, the closing price per share of Ruckus common stock on the NYSE was $10.00, and the closing price per share of Brocade common stock on the NASDAQ was $10.64. On April 28, 2016, the most recent trading date prior to the mailing of this document, the closing price per share of Ruckus common stock on the NYSE was $13.84, and the closing price per share of Brocade common stock on the NASDAQ was $9.86. Ruckus stockholders should obtain current market quotations for shares of Ruckus common stock and shares of Brocade common stock before deciding whether to tender their shares of Ruckus common stock in the offer.

Dividends

The timing, declaration, amount of, and payment of any dividends by Brocade is subject to review and approval on a quarterly basis by the Brocade board of directors.

Brocade’s outstanding 1.375% convertible senior unsecured notes due 2020 (referred to as the “2020 notes”) contain provisions where the conversion rate is adjusted upon the occurrence of certain events, including if Brocade pays a regular, quarterly cash dividend in an amount greater than $0.035 per share. Under the terms of warrants issued in connection with the issuance of the 2020 notes, the strike price and number of shares to be acquired by the holders of the warrants are adjusted if Brocade pays a regular, quarterly cash dividend in an amount greater than $0.035 per share. The definitive documentation governing the senior credit facility has not yet been finalized but it is expected to contain restrictions on Brocade’s and its restricted subsidiaries’ ability to pay dividends.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared to reflect the offer, the merger and the debt financing. Following the consummation of the merger, Brocade intends to use a portion of the proceeds from the debt financing and cash on hand to repurchase a number of Brocade shares equivalent to the number of Brocade shares issued as stock consideration in the offer and the merger. See “The Offer and the Merger—Brocade Stock Repurchase Program.” However, Brocade has not committed to repurchasing any specific number of shares. Because the anticipated share repurchases are not directly related to the transactions contemplated by the merger agreement, the selected unaudited pro forma condensed combined financial data do not reflect the impact of those share repurchases. See “Supplemental Information—Brocade Share Repurchases” following these unaudited pro forma condensed combined financial statements for an analysis of the impact of such share repurchases on selected line items of the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of January 30, 2016 combines the historical consolidated balance sheets of Brocade and Ruckus as of January 30, 2016 and December 31, 2015, respectively, giving effect to the offer, the merger and the debt financing as if they had occurred on January 30, 2016. The unaudited pro forma condensed combined statement of income for the three months ended January 30, 2016 combines the historical consolidated statements of income of Brocade and Ruckus for the three months ended January 30, 2016 and the three months ended December 31, 2015, respectively, and the unaudited pro forma condensed combined statement of income for the fiscal year ended October 31, 2015 combines the historical consolidated statements of income of Brocade and Ruckus for the fiscal year ended October 31, 2015 and the fiscal year ended December 31, 2015, respectively, in each case, giving effect to the offer, the merger and the debt financing as if they had occurred on November 2, 2014. This historical combined financial information has been adjusted to reflect pro forma events that are directly attributable to the transactions contemplated by the merger agreement, factually supportable and are expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. The acquisition method of accounting is dependent upon certain valuations and other studies that are in progress. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Brocade’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not give effect to the costs of integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the acquisition.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Brocade would have been had the offer, the merger and the debt financing occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes, and Brocade’s and Ruckus’ publicly-available historical consolidated financial statements and accompanying notes, which are incorporated by reference herein. See “Where to Obtain Additional Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JANUARY 30, 2016

	Historical
	Brocade As of January 30, 2016	Ruckus As of December 31, 2015	Pro Forma Adjustment(1)		Pro Forma Combined
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$1,392,009	$69,687	$63,038	(a)	$1,524,734
Restricted cash	—	5,000	—		5,000
Short-term investments	—	160,791	—		160,791
Accounts receivable, net	174,757	70,649	—		245,406
Inventories	42,586	26,591	37,409	(b)	106,586
Prepaid expenses and other current assets	51,708	9,837	—		61,545

Total current assets	1,661,060	342,555	100,447		2,104,062
Property and equipment, net	442,158	19,411	8,477	(b)	470,046
Goodwill	1,617,041	16,390	663,792	(b)	2,297,223
Intangible assets, net	71,290	8,625	413,375	(b)	493,290
Non-current deferred tax assets	68,968	30,217	(97,013)	(c)	2,172
Other assets	48,378	1,623	—		50,001

Total assets	$3,908,895	$418,821	$1,089,078		$5,416,794

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$74,019	$30,360	—		$104,379
Accrued employee compensation	112,951	14,902	—		127,853
Deferred revenue	228,582	36,602	(22,655)	(d)	242,529
Current portion of long-term debt	—	—	76,579	(e)	76,579
Other accrued liabilities	69,287	7,748	—		77,035

Total current liabilities	484,839	89,612	53,924		628,375
Long term debt, net of current portion	798,103	—	709,126	(e)	1,507,229
Non-current deferred revenue	74,571	14,524	(4,104)	(d)	84,991
Non-current income tax liability	47,651	—	—		47,651
Non-current deferred tax liabilities	—	111	21,547	(c)	21,658
Other non-current liabilities	2,538	3,041	—		5,579

Total liabilities	1,407,702	107,288	780,493		2,295,483

Preferred stock, $.001 par value
Common stock, $.001 par value	403	89	(21)	(f)	471
Additional paid-in capital	1,529,313	320,561	337,759	(g)	2,187,633
Accumulated other comprehensive loss	(28,879)	(192)	192	(h)	(28,879)
Retained earnings	1,000,356	(8,925)	(29,345)	(i)	962,086

Total stockholders’ equity	2,501,193	311,533	308,585	(f)	3,121,311

Total liabilities and stockholders’ equity	$3,908,895	$418,821	$1,089,078		$5,416,794

(1)	The letters refer to a description of the adjustments in Note 4, “Notes to Unaudited Pro Forma Condensed Combined Balance Sheet,” of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

FOR THE FISCAL YEAR ENDED OCTOBER 31, 2015

	Historical
	Brocade Fiscal Year Ended October 31, 2015	Ruckus Fiscal Year Ended December 31, 2015(1)	Pro Forma Adjustment(2)		Pro Forma Combined
	(In thousands, except per share amounts)
Net revenues
Product	$1,902,401	$343,659	$—		$2,246,060
Service	361,059	29,717	—		390,776

Total net revenues	2,263,460	373,376	—		2,636,836

Cost of revenues
Product	587,515	105,314	58,880	(a)(b)	751,709
Service	147,872	14,741	—		162,613

Total cost of revenues	735,387	120,055	58,880		914,322

Gross margin	1,528,073	253,321	(58,880)		1,722,514
Operating expenses
Research and development	356,720	94,234	(3,896	)(a)(b)	447,058
Sales and marketing	585,230	109,864	(2,469	)(a)(b)	692,625
General and administrative	87,623	41,799	(5,277	)(a)(b)	124,145
Amortization of intangible assets	2,556	—	—		2,556
Acquisition and integration costs	3,942	—	—		3,942
Restructuring and other related benefits	(678)	—	—		(678)

Total operating expenses	1,035,393	245,897	(11,642)		1,269,648

Income from operations	492,680	7,424	(47,238)		452,866
Interest expense	(55,578)	—	(16,738	)(c)	(72,316)
Interest and other income, net	1,949	177	—		2,126

Income before income tax	439,051	7,601	(63,976)		382,676
Income tax provision	98,689	2,911	(22,392	)(d)	79,208

Net income	$340,362	$4,690	$(41,584)		$303,468

Net income per share—basic	$0.81	$0.05			$0.62

Net income per share—diluted	$0.79	$0.05			$0.61

Shares used in per share calculation—basic	420,331	87,418		(e)	488,283

Shares used in per share calculation—diluted	430,556	95,851		(e)	500,045

(1)	The financial results for Ruckus’ three-month period ended December 31, 2015 are reflected in the unaudited pro forma condensed combined statements of income for the year ended October 31, 2015 and three months ended January 30, 2016. Summarized financial results for the duplicated three-month period are as follows (in thousands):

Total net revenues:	$100,116
Total cost of revenues:	$31,830
Total operating expenses:	$64,740
Net income:	$2,820
(2)	The letters refer to a description of the adjustments in Note 5, “Notes to Unaudited Pro Forma Condensed Combined Statements of Income,” of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED JANUARY 30, 2016

	Historical
	Brocade Three Months Ended January 30, 2016	Ruckus Three Months Ended December 31, 2015 (1)	Pro Forma Adjustment (2)		Pro Forma Combined
	(In thousands, except per share amounts)
Net revenues
Product	$481,167	$91,896	$—		$573,063
Service	93,117	8,220	—		101,337

Total net revenues	574,284	100,116	—		674,400

Cost of revenues:
Product	144,097	27,872	14,675	(a)(b)	186,644
Service	41,372	3,958	—		45,330

Total cost of revenues	185,469	31,830	14,675		231,974

Gross margin	388,815	68,286	(14,675)		442,426
Operating expenses:
Research and development	93,257	25,851	(1,057	)(a)(b)	118,051
Sales and marketing	151,827	28,657	(993	)(a)(b)	179,491
General and administrative	22,429	10,232	(1,735	)(a)(b))	30,926
Amortization of intangible assets	902	—	—		902
Restructuring and other related benefits	(566)	—	—		(566)

Total operating expenses	267,849	64,740	(3,785)		328,804

Income from operations	120,966	3,546	(10,890)		113,622
Interest expense	(9,865)	—	(4,258	)(c)	(14,123)
Interest and other income, net	669	43	—		712

Income before income tax	111,770	3,589	(15,148)		100,211
Income tax provision	18,124	769	(5,302	)(d)	13,591

Net income	$93,646	$2,820	$(9,846)		$86,620

Net income per share—basic	$0.23	$0.03			$0.18

Net income per share—diluted	$0.23	$0.03			$0.18

Shares used in per share calculation—basic	407,902	88,974		(e)	475,854

Shares used in per share calculation—diluted	415,085	96,878		(e)	484,574

(1)	The financial results for the Ruckus’ three-month period ended December 31, 2015 are reflected in the unaudited pro forma condensed combined statements of income for the year ended October 31, 2015 and three months ended January 30, 2016. Summarized financial results for the duplicated three-month period are as follows (in thousands):

Total net revenues:	$100,116
Total cost of revenues:	$31,830
Total operating expenses:	$64,740
Net income:	$2,820
(2)	The letters refer to a description of the adjustments in Note 5, “Notes to Unaudited Pro Forma Condensed Combined Statements of Income,” of the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The historical information of Brocade and Ruckus is presented in accordance with GAAP. The historical financial information of Brocade and Ruckus has been adjusted to give effect to items that are (i) directly attributable to the transactions contemplated by the merger agreement, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company. Because the anticipated share repurchases are not directly related to the transactions contemplated by the merger agreement, the unaudited pro forma condensed combined financial statements do not include the anticipated share repurchases. See Supplemental Information—Brocade Share Repurchases below.

The acquisition accounting adjustments relating to the transactions contemplated by the merger agreement are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to this preliminary purchase price allocation. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any anticipated benefits from cost savings or synergies that may result from the merger or to any integration costs. The unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company following the consummation of the merger.

Note 2. Calculation of Preliminary Estimated Purchase Price

The calculation of the estimated purchase price for Ruckus presented below is based on the terms of the merger agreement and Brocade management’s assumption that the transactions contemplated by the merger agreement will close in Brocade’s third fiscal quarter of 2016. The estimated purchase price that is reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual purchase price will be and the actual purchase price may differ materially from the estimated purchase price.

The estimated purchase price expected to be transferred in the transactions contemplated by the merger agreement includes the value of the estimated cash consideration and the fair value of the stock consideration pursuant to the terms of the merger agreement. The calculation of the estimated purchase price assumes that the effective date of the merger is May 27, 2016 and that the Brocade stock price on such effective date was $9.53. The Brocade stock price of $9.53 is an estimate based on the volume-weighted average price per share of Brocade common stock for the ten consecutive trading days ending on April 22, 2016 (referred to as the “Brocade Closing Price”). The transaction consideration will ultimately be based on the price of Brocade common stock in the ten consecutive trading days ending on the effective time of the merger, which could be materially different than the price per share of Brocade common stock assumed for purposes of calculating the estimated purchase price. The calculation of the estimated purchase price is as follows

	(In thousands, except per share amounts)
Estimated number of Brocade shares to be delivered to Ruckus stockholders
Total number of Ruckus shares outstanding(1)		90,603
Share exchange ratio		0.75

Estimated number of Brocade shares to be delivered		67,952
Preliminary estimated purchase price
Cash payment for outstanding Ruckus shares at $6.45 per share		$584,391
Net cash payment for outstanding vested in-the-money Ruckus options		100,006
Estimated number of Brocade shares to be delivered	67,952
Multiplied by Brocade Closing Price	$9.53

Total value of Brocade shares to be delivered		647,587
Value of replacement Brocade stock options and Brocade restricted stock units(2)		10,801

Total preliminary estimated purchase price		$1,342,786

(1)	Represents 90,062,345 shares of Ruckus common stock outstanding as of April 1, 2016, plus an estimated 540,961 shares of Ruckus common stock underlying restricted stock units scheduled to vest prior to the assumed closing date of May 27, 2016.
(2)	Represents the fair value of Brocade options and Brocade restricted stock units issued to replace Ruckus options and Ruckus restricted stock units attributable to pre-combination service to be recorded as part of the transaction consideration, while the fair value of replacement awards attributable to post-combination service is recorded separately from the business combination and recognized as compensation expense over the remaining post-combination service period. Pursuant to the terms of the merger agreement, all (i) unvested Ruckus options, (ii) unvested Ruckus restricted stock units and (iii) vested Ruckus stock options with a per share exercise price that is greater than or equal to dollar value of the per share transaction consideration, in each case, that are outstanding immediately prior to the effective time of the merger, will be replaced with Brocade options or Brocade restricted stock units, as provided in the merger agreement. The estimated incremental impact of post-combination compensation expense has been recorded as an adjustment to the unaudited pro forma condensed combined statements of income for the fiscal year ended October 31, 2015 and the three months ended January 30, 2016.

For purposes of these unaudited pro forma condensed combined financial statements, the fair values of equivalent Brocade stock options and Brocade restricted stock units were estimated based on the exchange ratio set forth in the merger agreement using the Brocade Closing Price and Black-Scholes valuation model. The underlying assumptions are based on best estimates at this time, and therefore are subject to change with market conditions and other circumstances, and these changes may have a material impact on the fair values used to calculate the total purchase price and the incremental impact of post-combination compensation expense. Further, the purchase price and the allocation of the purchase price will be dependent on the number of Ruckus options and Ruckus restricted stock units outstanding at the effective time of the merger.

The price of Brocade common stock in the period leading up to the effective time of the merger as well as changes in the assumptions of Brocade management could result in the final purchase price being different from the estimated purchase price and the difference may be material.

Refer to Note 6 for sensitivity analyses illustrating the potential impact of changes in certain of Brocade’s assumptions and estimates related to the preliminary estimated purchase price.

Note 3. Preliminary Estimated Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition. The following summarizes the preliminary allocation of the estimated purchase price based on the terms of the merger agreement and Brocade management’s preliminary estimates of fair value of Ruckus’ assets and liabilities as of March 31, 2016, using the historical balance sheet of Ruckus as of December 31, 2015. As of the date of this document, Brocade management has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Ruckus’ assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. Additional intangible asset classes may be identified as the valuation process continues. Therefore, the allocation of the purchase price to assets acquired and liabilities assumed is based on preliminary fair value estimates and is subject to final analysis by Brocade management, with the assistance of third party valuation advisors, following the consummation of the merger.

The following table sets forth a preliminary allocation of the estimated purchase price to Ruckus’ identifiable tangible and intangible assets acquired and liabilities assumed, with the excess recorded as goodwill (in thousands):

Assets acquired:
Cash and cash equivalents	$69,687
Restricted cash	5,000
Short-term investments	160,791
Accounts receivable, net	70,649
Inventories	64,000
Prepaid expenses and other current assets	9,837
Property and equipment, net	27,888
Identifiable intangible assets	422,000
Non-current deferred tax assets	84,783
Other assets	1,623

Total assets acquired	916,258
Liabilities Assumed:
Accounts payable	30,360
Accrued employee compensation	14,902
Deferred revenue	13,946
Other accrued liabilities	7,748
Non-current deferred revenue	10,420
Non-current deferred tax liabilities (Note 4 (c))	173,237
Other non-current liabilities	3,041

Total liabilities assumed	253,654

Net assets acquired, excluding goodwill (a)	662,604
Total preliminary estimated purchase price (b)	1,342,786

Estimated goodwill (b) - (a)	$680,182

Tangible assets acquired and liabilities assumed

Property, plant and equipment, net ( referred to as “PP&E”), inventories and deferred revenue have been adjusted to their estimated fair value as discussed further in Note 4 below. The fair value of all other tangible assets acquired and liabilities assumed has been reflected at Ruckus’ book value as of December 31, 2015, which Brocade management believes to be a reasonable approximation of fair value.

Identifiable intangible assets

For purposes of these unaudited pro forma condensed combined financial statements, preliminary identifiable intangible assets consist of anticipated intangibles derived from customer relationships, developed technology, trade name and in-process research and development (referred to as “IPR&D”). The preliminary identification of these intangible assets are based on consideration of similar transactions.

The developed technology, trade names and customer relationships are finite-lived intangible assets and the estimated amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income, as further described in Note 5(c). The actual amortization may differ significantly between periods based upon the final value assigned and amortization period used for each identifiable intangible asset. The IPR&D is an indefinite-lived intangible asset until the underlying projects are completed or abandoned.

Identifiable intangible assets recognized in the acquisition are not expected to be deductible for tax purposes. Adjustments were made to record deferred taxes related to taxable temporary differences arising from a difference between the tax basis and the recognized value of identifiable intangible assets assumed in the acquisition. These adjustments are based on estimates of the fair value of the assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. These estimates are subject to further review by Brocade management, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.

Goodwill represents the excess of the preliminary estimated purchase price over the fair value of the underlying net assets acquired. Goodwill is not amortized but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets, and synergies expected to be achieved from the combined operations of Brocade and Ruckus. Goodwill recognized in the acquisition is not expected to be deductible for tax purposes.

Note 4. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents the impact from the estimated cash portion of the estimated purchase price, Brocade and Ruckus transaction costs, original issue discount and debt issuance costs (in thousands):

Cash proceeds from debt financing	$800,000
Cash consideration paid for outstanding Ruckus shares and outstanding vested in-the-money Ruckus stock options	(684,397)
Estimated transaction costs	(38,270)
Original issue discount and debt issuance costs	(14,295)

Net cash inflow	$63,038

(b)	Reflects the application of the acquisition method of accounting based on the estimated fair value of the tangible assets and the fair value of intangible assets acquired as discussed in Note 3 above (in thousands):

Inventories—elimination of historical	$(26,591)
Inventories—fair value	64,000

Change in balance	$37,409

Property, and equipment—elimination of historical	$(19,411)
Property, and equipment—fair value	27,888

Change in balance	$8,477

Goodwill—elimination of historical	$(16,390)
Goodwill—fair value	680,182

Change in balance	$663,792

Intangible assets—elimination of historical	$(8,625)
Intangible assets—fair value	422,000

Change in balance	$413,375

(c)

Adjustments to record deferred taxes related to taxable and deductible temporary differences that arise from a difference between the tax basis and the recognized value of assets acquired and liabilities assumed in the acquisition. The deferred tax liabilities included in other long-term liabilities represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes were established based on an assumed statutory tax rate of 35%. The effective tax rate of the combined company could be different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income, and the difference could be material. The Tax Reform Act of 1986 limits the use of net operating losses and tax credit carryforwards in certain situations where stock ownership changes occur. For purposes of these unaudited pro forma condensed combined financial statements, it has been assumed that the applicable net operating losses and tax credit carryforwards could ultimately be utilized. The non-current deferred tax assets and liabilities balances are preliminary and subject to change based upon the final determination. Presentational adjustments have also been made to reclassify acquired deferred taxes between net non-current asset or liability accounts (in thousands):

Estimated tax effects of pro forma adjustments and related reclassification adjustments
Non-current deferred tax assets:
Increase due to preliminary purchase price allocation	$54,566
Reclass to non-current deferred tax liabilities	(151,579)

Net increase in non-current deferred tax liability	$(97,013)

Estimated tax effects of pro forma adjustments and related reclassification adjustments
Non-current deferred tax liability:
Increase due to preliminary purchase price allocation	$173,126
Reclass of non-current deferred tax assets	(151,579)

Net adjustment to non-current deferred tax liabilities	$21,547

(d)	Adjustment to reflect Ruckus’ deferred revenue at fair value. The estimation reflects the anticipated remaining fulfillment obligations and a profit component associated with deferred revenue (in thousands):

Short-term deferred revenue and deferred income adjustment	$(22,655)
Long-term deferred revenue and deferred income adjustment	$(4,104)

(e)	Reflects adjustments to current and long-term debt for anticipated borrowings in connection with the transactions contemplated by the merger agreement, net of estimated original issue discount and debt issuance costs. In connection with the transactions contemplated by the merger agreement, Brocade intends to enter into a new senior credit facility totaling $900 million and utilize approximately $800 million (excluding original issue discount and debt issuance costs) of proceeds from borrowings under the senior credit facility to pay a portion of the purchase price (in thousands):

Current portion of debt financing, net	$76,579
Long-term portion of debt financing, net	709,126

Proceeds from debt financing, net	$785,705

(f)	Adjustments to common stock to eliminate Ruckus common stock par value and to record the issuance of Brocade common stock to Ruckus common shareholders (in thousands):

Eliminate Ruckus common stock par value	$(89)
Issuance of Brocade common stock to Ruckus common shareholders—par value	68

Change in balance	$(21)

(g)	Adjustments to capital surplus to eliminate Ruckus additional paid-in capital and record the issuance of Brocade common stock in excess of par value to Ruckus common shareholders and value of replacement Brocade stock options and Brocade restricted stock units (in thousands):

Eliminate Ruckus additional paid-in capital	$(320,561)
Issuance of Brocade common stock in excess of par value to Ruckus common shareholders	647,519
Value of replacement Brocade stock options and Brocade restricted stock units (in thousands):	10,801

Change in balance	$337,759

(h)	Adjustments to accumulated other comprehensive loss to eliminate Ruckus accumulated other comprehensive loss.

(i)	Adjustments to retained earnings to eliminate Ruckus accumulated deficit and to record the estimated transaction costs (in thousands):

Eliminate Ruckus accumulated deficit	$8,925
Estimated transaction costs	(38,270)

Change in balance	$(29,345)

Note 5. Notes to Unaudited Pro Forma Condensed Combined Statements of Income

The unaudited pro forma condensed consolidated statements of income for the three months ended January 30, 2016 and the year ended October 31, 2015 have not been adjusted for estimated non-recurring transaction costs yet to be incurred, retention bonuses, and other items that are expected to have a one-time impact on the pro forma combined net income in the twelve months following the merger. These other items include the impact on post-merger cost of revenues of the purchase accounting adjustment to step up inventory to fair value (see Note 4(b)), and the impact on post-merger revenue of the purchase accounting adjustment to reflect deferred revenue at fair value (see Note 4(d)).

(a)	Represents adjustment to record post-combination stock-based compensation expense related to unvested Ruckus restricted stock units and unvested Ruckus options that will be replaced with unvested Brocade equity awards pursuant to the terms of the merger agreement (in thousands):

	Pro Forma Fiscal Year Ended October 31, 2015				Pro Forma Three Months Ended January 30, 2016
	Cost of Revenues	General and administrative (“G&A”)	Research and Development (“R&D”)	Sales and Marketing (“S&M”)	Cost of Revenues	G&A	R&D	S&M
Reversal of Ruckus historical stock-based compensation expense	$(1,097)	$(10,685)	$(9,759)	$(7,252)	$(285)	$(2,834)	$(2,332)	$(2,030)
Post-combination replacement stock-based compensation expense	551	5,394	5,831	4,746	123	1,116	1,319	1,086

Total adjustment to stock-based compensation expense	$(546)	$(5,291)	$(3,928)	$(2,506)	$(162)	$(1,718)	$(1,013)	$(944)

(b)	Represents adjustments to depreciation expense related to the fair value adjustment of PP&E and amortization expense related to identifiable intangible assets calculated on a straight-line basis.

The adjustment to depreciation expense associated with the fair value adjustment of PP&E is as follows (in thousands):

	Pro Forma Fiscal Year Ended October 31, 2015	Pro Forma Three Months Ended January 30, 2016
Cost of Revenues	$41	$(54)
R&D	32	(44)
S&M	37	(49)
G&A	14	(17)

Total incremental/ (decreased) depreciation expense	$124	$(164)

The adjustment for the amortization of the identifiable intangible assets is as follows (in thousands):

	Pro Forma Fiscal Year Ended October 31, 2015 Cost of Revenues	Pro Forma Three Months Ended January 30, 2016 Cost of Revenues
Reversal of Ruckus’ historical intangible asset amortization	$(3,000)	$(705)
Amortization of purchased identifiable intangible assets	62,385	15,596

Total incremental intangible asset amortization expense	$59,385	$14,891

The table below indicates the estimated fair value of each of the identifiable intangible assets and estimated useful life of each (in thousands):

	Approximate Intangible Asset Fair Value	Estimated Remaining Useful Life
	(In thousands)	(In years)
Trade name / trademark	$48,000	12.5
Customer relationships	117,000	6.5
Developed technology	223,000	5.5
IPR&D	34,000	N/A	(1)

Total intangible assets	$422,000

(1)	IPR&D will be accounted for as an indefinite-lived intangible asset until the underlying projects are completed or abandoned.

(c)	To record estimated interest expense, amortization of original issuance discount and debt issuance costs associated with the debt financing that is being incurred to finance the offer and the merger. Estimated interest expense on the anticipated debt financing is based on the applicable one month LIBOR rate as of April 20, 2016, which was 0.44% plus 1.5% interest margin, and is as follows (in thousands):

	Pro Forma Fiscal Year Ended October 31, 2015	Pro Forma Three Months Ended January 30, 2016
Interest expense on anticipated debt, inclusive of estimated original issue discount and debt issuance costs	$16,738	$4,258

The following table shows the potential impact to interest expense for the fiscal year ended October 31, 2015 and the three months ended January 30, 2016 resulting from an increase or decrease in the base interest rate for the debt financing of one-eighth of a percent (0.125%):

Change in interest expense assuming	Pro Forma Fiscal Year Ended October 31, 2015	Pro Forma Three Months Ended January 30, 2016
	(In thousands)
Increase of 0.125%	$866	$220
Decrease of 0.125%	$(866)	$(220)

(d)	A 35% tax rate has been assumed for purposes of the pro forma adjustments. The effective tax rate of the combined company could differ from the assumed rate depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income and the difference could be material.

(e)	Represents basic and diluted shares, assuming the shares were outstanding for the year ended October 31, 2015 and the three months ended January 30, 2016. The pro forma basic and diluted net income per share amounts presented in the unaudited pro forma condensed combined statements of income are based upon the weighted average number of shares of Brocade common stock outstanding as of such dates adjusted for shares issued as part of the transaction consideration. The diluted net income per share is adjusted for additional Brocade restricted stock units issued to replace Ruckus stock awards pursuant to the terms of the merger agreement and are accounted for using the treasury stock method as if the merger had occurred on November 2, 2014. The calculation does not consider any subsequent award activity such as grants, exercises, vested and cancellations for the unaudited pro forma condensed combined statements of income for the year ended October 31, 2015 and the three months ended January 30, 2016.

Pro Forma Basic Weighted Average Shares (in thousands)	Pro Forma Fiscal Year Ended October 31, 2015	Pro Forma Three Months Ended January 30, 2016
Historical weighted-average shares outstanding	420,331	407,902
Shares issued as part of transaction consideration	67,952	67,952

Pro forma weighted-average shares-basic	488,283	475,854

Pro Forma Diluted Weighted-Average Shares (in thousands)	Pro Forma Year Ended October 31, 2015	Pro Forma Three Months Ended January 30, 2016
Historical weighted-average shares outstanding—diluted	430,556	415,085
Brocade shares issued as part of transaction consideration	67,952	67,952
Dilutive impact of Brocade replacement awards for unvested Ruckus restricted stock units and unvested Ruckus options	1,537	1,537

Pro forma weighted-average shares—diluted	500,045	484,574

Summary of Certain Statements of Income Pro Forma Adjustments

The following provides a summary of statements of income pro forma adjustments where multiple adjustments have impacted a single financial statement line item (in thousands):

	Pro Forma Fiscal Year Ended October 31, 2015				Pro Forma Three Months Ended January 30, 2016
	Cost of Revenues	G&A	R&D	S&M	Cost of Revenues	G&A	R&D	S&M
Stock-based compensation expense (Note 5(a))	$(546)	$(5,291)	$(3,928)	$(2,506)	$(162)	$(1,718)	$(1,013)	$(944)
Depreciation expense (Note 5(b))	41	14	32	37	(54)	(17)	(44)	(49)
Additional intangible asset amortization expense (Note 5(b))	59,385	—	—	—	14,891	—	—	—

Net adjustments	$58,880	$(5,277)	$(3,896)	$(2,469)	$14,675	$(1,735)	$(1,057)	$(993)

Note 6. Sensitivity Analyses on the Impact of Change in Brocade Management’s Assumption

The following table shows the potential impact to the estimated purchase price and goodwill resulting from a 10% increase or decrease in the assumed price of Brocade common stock (in thousands, except per share amounts). For purposes of this calculation, the total number of Ruckus shares outstanding was assumed to be 90,603,306.

Change in Stock Price	Price per share	Estimated Purchase Price	Goodwill
Increase of 10%	$14.31	$1,415,512	$752,909
Decrease of 10%	$12.88	$1,269,254	$606,651

Supplemental Information-Brocade Share Repurchases

Following the consummation of the merger, Brocade intends to repurchase a number of Brocade shares equivalent to the number of Brocade shares issued as stock consideration in the offer and the merger. See “The Offer and the Merger—Brocade Stock Repurchase Program.” However, Brocade has not committed to repurchasing any specific number of shares. The unaudited condensed combined pro forma financial statements do not reflect the impact of those share repurchases.

The following tables show the potential impact of the anticipated Brocade share repurchases to selected line items of the unaudited pro forma condensed combined financial statements, assuming that Brocade repurchases a number of shares equivalent to the number of shares to be issued as stock consideration in the offer and the merger at the Brocade Closing Price over a six-month period beginning on the assumed effective date of the merger at an average price of $9.53. The actual timing and amounts of specific repurchases will be determined by Brocade from time to time based on Brocade’s cash balances, the trading price of Brocade’s common stock, general business and market conditions, and other factors, including alternative investment opportunities (in thousands except for per share amounts):

Adjusted Balance As of January 30, 2016
Cash and cash equivalents per unaudited pro forma condensed combined balance sheet	$1,524,734
Assumed cash used to repurchase Brocade shares following the merger	(647,587)

Adjusted cash and cash equivalent balance	$877,147

	Adjusted Amount For Fiscal Year Ended October 31, 2015	Adjusted Amount For Three Months Ended January 30, 2016
Net income per unaudited pro forma condensed combined statement of income	$303,468	$86,620

Net income per share—basic	$0.69	$0.21

Net income per share—diluted	$0.67	$0.21

Shares used in per share calculation—basic	439,893	407,902

Shares used in per share calculation—diluted	451,655	416,622

Shares used in per share calculation—basic	488,283	475,854
Assumed Brocade shares repurchased	(48,390)	(67,952)

Adjusted weighted-average shares—basic	439,893	407,902

Shares used in per share calculation—diluted	500,045	484,574
Assumed Brocade shares repurchased	(48,390)	(67,952)

Adjusted weighted-average shares—diluted	451,655	416,622

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the offer and the merger to stockholders whose Ruckus shares are tendered and accepted for purchase pursuant to the offer or whose Ruckus shares are converted into the right to receive Brocade common stock and cash in the merger. The discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of Ruckus. The discussion is based on current provisions of the Code, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (referred to as the “IRS”) with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion applies only to stockholders of Ruckus that hold their Ruckus shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not address non-U.S. or state or local tax consequences of the offer or the merger, nor does it address the U.S. federal income tax consequences to special classes of taxpayers (e.g., small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders of Ruckus that are, or hold Ruckus shares through, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, U.S. Holders (as described below) whose functional currency is not the United States dollar, dealers in securities or non-U.S. currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, Ruckus stockholders subject to the alternative minimum tax or stockholders holding Ruckus shares as part of a straddle, hedging, constructive sale or conversion transaction). It does not address tax consequences applicable to holders of Ruckus options or Ruckus restricted stock units.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Ruckus shares that is: (i) an individual citizen or resident of the United States, as determined for U.S. federal income tax purposes; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions, or (B) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes. The term “Non-U.S. Holder” means a beneficial owner of Ruckus shares that is not a U.S. Holder or an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

If a partnership, or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Ruckus shares, the tax treatment of the partnership and its partners generally will depend upon the status of the partner and the partnership’s activities. Accordingly, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Ruckus shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the offer and the merger.

Because individual circumstances may differ, each Ruckus stockholder should consult its own tax advisor to determine the applicability of the rules discussed below and the particular tax consequences of the offer and the merger to a beneficial owner of Ruckus shares, including the application and effect of the alternative minimum tax and any state, local and non-U.S. tax laws and changes in any laws.

U.S. Holders

The exchange of Ruckus shares for cash and Brocade common stock pursuant to the offer or the merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder that exchanges Ruckus shares for cash and Brocade common stock pursuant to the offer or the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the sum of (i) the fair market value of the shares of Brocade shares (determined at the time the offer is consummated or the merger is effective, as the case may be) and (ii) the amount of cash received (determined before the deduction, if any, of withholding taxes) and (b) the U.S. Holder’s adjusted tax basis in the Ruckus shares exchanged. Gain or loss will be determined separately for each block of Ruckus shares (that is, Ruckus shares acquired at the same cost in a single transaction) tendered pursuant to the offer or exchanged for cash and Brocade common stock pursuant to the merger.

Such gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period for such Ruckus shares is more than one year at the time of the exchange. Long-term capital gain recognized by non-corporate U.S. Holders, including individuals, is generally taxable at a reduced rate. In the case of Ruckus shares that have been held for one year or less, capital gain on the sale or exchange of such Ruckus shares generally will be subject to U.S. federal income tax at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations. Under certain circumstances, a Medicare tax of 3.8% may apply on the amount of gain (in addition to any long- or short-term capital gain tax) to a U.S. Holder that is an individual, estate or trust.

A U.S. Holder’s holding period in the shares of Brocade common stock received begins the day after Ruckus shares are exchanged for shares of Brocade common stock and cash. The U.S. Holder’s basis in the Brocade common stock received will be equal to its fair market value at the time the offer is consummated or the merger is effective, as the case may be.

Non-U.S. Holders

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to the exchange of Ruckus shares for cash and Brocade common stock pursuant to the offer or the merger unless:

•	the gain recognized on the exchange is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of such Non-U.S. Holder);

•	the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the consummation of the offer (or, if applicable, in the taxable year of the merger) and certain other conditions exist; or

•	Ruckus is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the Non-U.S. Holder held Ruckus shares, directly and indirectly, at any time within the shorter of the five-year period ending on the date of the consummation of the offer (or, if applicable, the date of the merger) or the Non-U.S. Holder’s holding period in its Ruckus shares.

With respect to the first bullet above, unless an applicable income tax treaty provides otherwise, Non-U.S. Holders are subject to U.S. federal income tax on effectively connected income on a net income basis at U.S. federal income tax rates applicable to U.S. persons. “Effectively connected” gains that are recognized by a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes also may be subject, under certain circumstances, to an additional “branch profits tax” at a 30% rate or at a lower rate if such Non-U.S. Holder is eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

Gain realized by an individual Non-U.S. Holder described in the second bullet-point above will be subject to a flat 30% tax (or at a lower rate if such Non-U.S. Holder is eligible for the benefits of an applicable income tax treaty that provides for a lower rate), which gain may be offset by U.S.-source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

In general, Ruckus would be a United States real property holding corporation if interests in United States real property interests comprised (by fair market value) at least half of Ruckus’ total worldwide interests in real property plus Ruckus’ business assets. Ruckus believes that is has not been during the five-year period ending on the date of the consummation of the offer (or, if applicable, the date of the merger), is not, and does not anticipate becoming, a United States real property holding corporation before the date of the consummation of the offer (or, if applicable, the date of the merger) for U.S. federal income tax purposes. Even if Ruckus were treated as a United States real property holding corporation, such treatment would not cause gain realized by a Non- U.S. Holder on a disposition of Ruckus shares to be subject to U.S. federal income tax so long as the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of all outstanding Ruckus common stock at all times within the shorter of (A) the five-year period preceding the date of the consummation of the offer (or, if applicable, the date of the merger), or (B) the Non-U.S. Holder’s holding period.

Information Reporting and Backup Withholding

Payments to a U.S. Holder of Ruckus shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and Non-U.S. Holders) are exempt from backup withholding. Payments to a Non-U.S. Holder in connection with the offer or merger may be subject to backup withholding tax unless such Non-U.S. Holder furnishes the required certification as to its non-United States status by providing the applicable Internal IRS Form W-8 or by otherwise establishing that such Non-U.S. Holder is not subject to backup withholding. See “Exchange Offer Procedures—Procedure for Tendering.” Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

DESCRIPTION OF BROCADE CAPITAL STOCK

General

As of the date of this document, Brocade’s authorized capital stock consists of 800,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of April 27, 2016, there were 399,364,290 shares of common stock outstanding and no shares of preferred stock issued or outstanding.

The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of the DGCL. This information is qualified entirely by reference to the applicable provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the DGCL. For information on how to obtain copies of our amended and restated certificate of incorporation and amended and restated bylaws, which are exhibits to the registration statement of which this document is a part, see “Where You Can Find More Information.”

Brocade Common Stock

Each holder of our common stock is entitled to one vote for each share of capital stock held by such stockholder. The holders of our common stock do not have cumulative voting rights in the election of directors. The Brocade board of directors may declare and pay dividends upon the shares of Brocade capital stock pursuant to the DGCL. Dividends may be paid in cash, in property, or in shares of Brocade’s capital stock. There are no redemption or sinking fund provisions applicable to our common stock.

The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that we may designate and issue in the future.

Brocade Preferred Stock

We may issue up to 5,000,000 shares of our preferred stock from time to time, in one or more series. Under our amended and restated certificate of incorporation, our board of directors has the authority to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. The preferred stock may carry rights, including, without limitation, dividend rights, conversion rights, voting rights, rights and terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of our common stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Brocade’s Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws make more difficult the acquisition of Brocade by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Brocade to first negotiate with us. We believe that the benefits of increased protection of Brocade’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Brocade outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the DGCL. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time such stockholder became an interested stockholder, unless:

•	prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include:

•	any merger or consolidation involving the corporation (or any majority-owned subsidiary of the corporation) and the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation (or any majority-owned subsidiary of the corporation) involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation (or any majority-owned subsidiary of the corporation) of any stock of the corporation or such subsidiary to the interested stockholder;

•	any transaction involving the corporation (or any majority-owned subsidiary of the corporation) that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation (or any such subsidiary) beneficially owned by the interested stockholder, subject to certain exceptions; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation (or any of its majority-owned subsidiaries).

In general, section 203 of the DGCL defines an “interested stockholder” as any entity or person that (i) beneficially owns 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the last three (3) years, and the affiliates and associates of such entity or person, subject to certain exceptions.

Charter Documents. Our amended and restated certificate of incorporation and/or amended and restated bylaws provide for, among other things, the following:

•	that our board of directors may issue up to 5,000,000 shares of preferred stock, with any rights, preferences, privileges and restrictions as they may designate;

•	that no action shall be taken by our stockholders except at an annual or special meeting of our stockholders called in accordance with our bylaws;

•	a special meeting of our stockholders may be called only by the board of directors, the chairman of the board, the chief executive officer, the president, or the secretary at the request of stockholders holding shares representing in the aggregate not less than twenty-five percent (25%) of our outstanding voting securities and entitled to vote on the matter(s) to be brought before the proposed special meeting; and

•	that certain amendments to our amended and restated bylaws by our stockholders require the approval of holders of at least a majority of the voting power of all the then-outstanding shares of voting stock, voting together as a class.

These and other provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws could delay or discourage some types of transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Indemnification of Officers and Directors; Insurance

Brocade’s certificate of incorporation provides that (i) a director of Brocade shall be indemnified by Brocade or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent permitted by the DGCL, and (ii) Brocade shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of Brocade or any predecessor of Brocade or serves or served at any other enterprise as a director, officer or employee at the request of Brocade or any predecessor to Brocade. Brocade’s bylaws provide for the indemnification of current and past officers, directors and employees of Brocade, or persons who are or were serving at the request of Brocade as a director, officer or employee of another entity, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Brocade, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our amended and restated bylaws also contain a number of other limitations on the right to indemnification. Brocade’s bylaws also provide that expenses incurred by an officer or director of Brocade in defending a civil or criminal action, suit or proceeding will be paid in advance by Brocade, subject to an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Brocade. Brocade’s bylaws expressly authorize Brocade to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Brocade, or is or was serving at the request of Brocade, as a director, officer, employee or agent of another entity against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Brocade would have the power to indemnify him against such liability.

The indemnification provisions that are in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Brocade’s directors and officers, even though such an action, if successful, might otherwise benefit Brocade and its stockholders.

Exclusive Forum

Unless Brocade otherwise consents in writing, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Brocade, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Brocade to Brocade or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Authorized but Unissued Shares

Brocade’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. Brocade may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Brocade by means of a proxy contest, tender offer, merger or otherwise.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the offer and the merger, holders of shares of Ruckus common stock will become holders of shares of Brocade common stock. Both Brocade and Ruckus are Delaware corporations and are governed by the DGCL, so many of the differences between the rights of the stockholders of Brocade and the current rights of the stockholders of Ruckus arise primarily from differences in their respective constituent documents.

The following is a summary of the material differences between the current rights of Ruckus stockholders and the current rights of Brocade stockholders under Delaware law and their respective constituent documents. It is not a complete statement of the provisions affecting, and the differences between, the rights of Brocade and Ruckus stockholders. This summary is qualified in its entirety by reference to Delaware law and Brocade’s and Ruckus’ respective constituent documents. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

Ruckus	Brocade
Authorized Capital Stock
The authorized capital stock of Ruckus currently consists of (i) 250,000,000 shares of common stock, par value $0.001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001.	The authorized capital stock of Brocade currently consists of (i) 800,000,000 shares of common stock, par value $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001.

Voting Rights
Each stockholder is entitled to one vote for each share of common stock held by such stockholder.	Each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Number of Directors and Size of Board

The Ruckus certificate of incorporation provides that the number of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the board of directors.

The board of directors of Ruckus currently consists of seven directors.

The Brocade bylaws provide that the board of directors will be comprised of ten members. The board of directors of Brocade currently consists of ten directors.

Structure and Term of Directors
The board of directors of Ruckus is classified into three classes of directors, with one class of directors coming up for election each year. Directors serve three-year terms.	Brocade’s directors are elected annually.

Removal of Directors
Ruckus’ certificate of incorporation and bylaws provide that any director or the entire board of directors may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors.	Except with respect to any directors that may be elected separately by the holders of a series of stock designated pursuant to the authority granted to the board of directors in Brocade’s certificate of incorporation, any director or the entire board of directors may at any time be removed with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of voting stock, voting together as a single class.

Ruckus	Brocade
Vacancies
Vacancies resulting from death, resignation, disqualification, removal, or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders.	Vacancies resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Newly created directorships resulting from any increase in the number of the directors shall, unless the board of directors determines by resolution that the vacancy shall be held by stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum.

Special Stockholders’ Meetings
The Ruckus bylaws provide that a special meeting may be called by (i) the Chairperson of the board of directors, (ii) the Chief Executive Officer, or (iii) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the board of directors).	The Brocade bylaws provide that a special meeting may be called at any time by (i) the board of directors, (ii) the Chairman of the Board, (iii) the Chief Executive Officer, or (iv) the President, and shall be called by the Secretary at the request (validly submitted in accordance with the bylaws) of one or more stockholders holding shares representing in the aggregate at least 25% of the total voting power outstanding and entitled to vote on the matter to be brought before the proposed special meeting.

Delivery and Notice Requirements of Stockholder Nominations and Proposals
Under the Ruckus bylaws, for a nomination for the election of directors or other business to be properly brought by a stockholder, such stockholder must deliver written notice in proper form to the Secretary at the principal executive office of Ruckus on a timely basis. To be timely, the notice must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is more than 30 days prior to or more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by Ruckus.	Under the Brocade bylaws, for a nomination for the election of directors or other business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice to the Secretary at the principal executive office of Brocade in proper form of his intent to bring such business before such meeting. To be timely, the notice must be received not less than 45 nor more than 75 days before the anniversary of the mailing of Brocade’s proxy statement with respect to the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the previous year’s annual meeting, notice by the stockholder must be received no earlier than 90 days before such annual meeting, nor later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by Brocade.

Ruckus	Brocade
Stockholder Action by Written Consent

Ruckus’ certificate of incorporation provides that no stockholder action shall be taken except at an annual or special meeting of the stockholders called in accordance with Ruckus’ bylaws.	Brocade’s certificate of incorporation provides that no stockholder action shall be taken except at an annual or special meeting of the stockholders called in accordance with Brocade’s bylaws.

Amendment of Governing Documents
Ruckus reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner prescribed by statute, except that notwithstanding any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of capital stock of Ruckus entitled to vote in the election of directors, voting together as a single class, shall be required to alter the provisions related to the structure of the board of directors, amending the bylaws and the certificate of incorporation, director indemnification and choice of forum. Ruckus’ bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of capital stock of Ruckus entitled to vote in the election of directors, voting together as a single class. In addition, the board of directors is authorized to adopt, amend or repeal the bylaws.	Brocade reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner prescribed by statute. Brocade’s bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of a majority of the voting power of the then-outstanding shares of voting stock, voting together as a class, shall be required for the adoption, amendment or repeal of certain provisions of the bylaws relating to annual and special meetings. In addition, the board of directors is authorized to adopt, amend or repeal the bylaws.

Proxy Access for Director Nominations
None.	In order for a stockholder nominee to be included in Brocade’s proxy materials for an annual meeting of stockholders, a nomination notice meeting the requirements of Brocade’s bylaws must be submitted by an eligible stockholder (or a group of no more than 30 stockholders) who has continuously owned for at least 3 years that number of shares of Brocade common stock that constitutes 3% or more of outstanding Brocade common stock as of both (i) a date within 7 days prior to the date of the nomination notice and (ii) the record date for determining stockholders entitled to vote at the annual meeting. The number of stockholder nominees appearing in the proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (a) two or (b) 20% of the number of directors in office as of the last day on which a nomination notice may be delivered.

Ruckus	Brocade
Exclusive Forum for Adjudication of Disputes
Unless Ruckus otherwise consents in writing, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Ruckus, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Ruckus to Ruckus or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Ruckus’ certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware.	Unless Brocade otherwise consents in writing, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Brocade, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director officer or other employee of Brocade to Brocade or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

LEGAL MATTERS

The validity of the Brocade common stock offered by this document will be passed upon for Brocade by Paul Hastings LLP.

EXPERTS

The consolidated financial statements of Brocade as of October 31, 2015 and November 1, 2014, and for each of the years in the three-year period ended October 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements incorporated in this Registration Statement on Form S-4 by reference from Ruckus Wireless Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 and the effectiveness of Ruckus Wireless Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting

WHERE TO OBTAIN MORE INFORMATION

Brocade and Ruckus file annual, quarterly and current reports, proxy statements and other information with the SEC. Ruckus stockholders may read and copy any reports, statements or other information that Brocade or Ruckus file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Brocade’s and Ruckus’ public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov, as well as on their respective websites at www.brcd.com and http://investors.ruckuswireless.com.

Brocade has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of Brocade common stock to be issued in the offer and the merger. This document is a part of that registration statement. Brocade may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this document is a part, Brocade and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. Brocade and the Offeror may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this document.

The SEC allows Brocade to incorporate information into this document “by reference,” which means that Brocade and the Offeror can disclose important information to Ruckus stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that Brocade and Ruckus have previously filed with the SEC. These documents contain important information about Brocade and Ruckus and their financial conditions, businesses, operations and results.

Brocade Filings:

Brocade Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended October 31, 2015, as filed with the SEC on December 22, 2015

Quarterly Report on Form 10-Q	Fiscal quarter ended January 30, 2016, as filed with the SEC on March 4, 2016

Definitive Proxy Statement on Schedule 14A	Filed with the SEC on February 25, 2016

Current Reports on Form 8-K	Filed with the SEC on: • January 29, 2016 • February 9, 2016 • April 4, 2016 • April 13, 2016

The description of Brocade’s common stock contained in its Registration Statement on Form 8-A	As filed with the SEC on March 19, 1999, together with all amendments and reports filed for the purpose of updating such description.

Ruckus Filings:

Ruckus Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2015, as filed with the SEC on February 24, 2016, as amended on April 29, 2016.

Current Reports on Form 8-K	Filed with the SEC on: • February 5, 2016 • April 4, 2016

Brocade also hereby incorporates by reference any additional documents that either it or Ruckus may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date the offering is terminated. Such additional documents, however, are not automatically incorporated by reference into the Schedule TO. Brocade will file amendments to the Schedule TO, to the extent required, specifically to include information that is filed from the date of this prospectus/offer to exchange and incorporated by reference herein. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC (including information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and the exhibits related thereto filed under Item 9.01 of Form 8-K) or the contents of Brocade’s and Ruckus’ websites.

Ruckus stockholders may obtain any of these documents without charge upon request to the information agent, D.F. King, toll free at (866) 620-2535, or from the SEC at the SEC’s website at www.sec.gov.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

RUCKUS WIRELESS, INC.,

BROCADE COMMUNICATIONS SYSTEMS, INC.,

and

STALLION MERGER SUB INC.

Dated as of April 3, 2016

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 3, 2016, among Ruckus Wireless, Inc., a Delaware corporation (the “Company”), Brocade Communications Systems, Inc., a Delaware corporation (“Parent”), and Stallion Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Parent, Purchaser and the Company are referred to individually as a “Party” and collectively as “Parties”.

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, Purchaser shall commence an exchange offer to acquire any and all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Stock”), for consideration comprised of the Per Share Cash Amount and the Per Share Stock Amount (as defined below) (the “Offer”);

WHEREAS, it is also proposed that, upon the terms and subject to the conditions set forth herein, as soon as practicable following the consummation of the Offer, the Parties will effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”);

WHEREAS, the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the terms of the transactions contemplated by this Agreement, including the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders to enter into, and has declared advisable, this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms, and subject to the conditions, contained herein and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Stock to Purchaser pursuant to the Offer (the “Company Board Recommendation”) by a unanimous vote;

WHEREAS, the boards of directors of Parent and Purchaser have each unanimously approved this Agreement and determined that the terms of the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, Parent and Purchaser and their respective stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, a certain stockholder of the Company is entering into a support agreement (the “Support Agreement”) pursuant to which such stockholder, among other things, will, upon the terms and subject to the conditions contained therein, agree to tender all shares of Company Stock beneficially owned by such stockholder to Purchaser pursuant to the Offer and take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement; and

WHEREAS, Parent, the Company and Purchaser desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether though ownership of 50% or more of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“Black-Scholes Option Value” means, as of the Closing Date, the fair market value of an Out-of-the-Money Vested Option or Out-of-the-Money Unvested Option, as defined in Section 3.11(a) and Section 3.11(b) respectively, as determined using the Black-Scholes formula with the following inputs: (i) the stock price will equal the Equity Award Cash Consideration; (ii) the exercise price will equal the exercise price per share of Company Stock subject to the Out-of-the-Money Vested Option or Out-of-the-Money Unvested Option, as applicable; (iii) the time until exercise will be determined using the simplified midpoint method as outlined in SAB Topic 14; (iv) the volatility assumption will equal 36.5%; (v) the risk-free interest rate will equal 1.45%; and (vi) the dividend yield will equal 1.3%.

“Business Day” means any day that is not a Saturday, a Sunday or other day that (i) is a statutory holiday under the federal Laws of the United States or (ii) is otherwise a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.

“Claim” means any claim, demand, cause of action, suit, dispute, proceeding, arbitration, audit, hearing, investigation or inquiry (whether formal or informal).

“Closing Date” means the date of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” mean any Contract, work rules or any side letter to which the Company or any Subsidiaries thereof is bound or that has been entered into between the Company or any Subsidiary thereof and any labor organization, union, works council, employee association, trade union, other similar employee representative body.

“Company Acquisition Proposal” means any proposal, inquiry, indication of interest or offer (whether or not in writing) from any Person (other than Parent and its Subsidiaries or Affiliates) relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of the Company or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of the Company or any of its Subsidiaries that constitute or account for 15% or more of the consolidated net revenues, net income or net assets of the Company and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of its Subsidiaries and a Person or “group” (as defined in Section 13(d) of the 1934 Act) pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or (iii) any combination of the foregoing.

“Company Adverse Recommendation Change” means any of the following actions by the Company Board or any committee thereof: (i) withdrawing (or amending, modifying or qualifying in a manner adverse to Parent) or proposing publicly to withdraw (or amend, modify or qualify in a manner adverse to Parent), the Company Board Recommendation, (ii) failing to make the Company Board Recommendation in the initial Schedule 14D-9, subject to the terms and conditions of this Agreement, or (iii) approving, recommending, or otherwise declaring or endorsing publicly to be advisable or publicly proposing to approve, adopt or recommend to be advisable any (A) Company Acquisition Proposal or (B) Contract requiring the Company to abandon, terminate or fail to consummate the Offer, the Merger or any other transaction contemplated by this Agreement.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2015 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

“Company Balance Sheet Date” means December 31, 2015.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Purchaser in connection with, and upon the execution of, this Agreement.

“Company Intellectual Property Rights” means all Owned Intellectual Property Rights and all Licensed Intellectual Property Rights.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event (whether or not foreseeable as of the date of this Agreement) that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (A) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, (B) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries operates, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, (C) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, (D) any natural disasters (including hurricanes, tornadoes, floods or earthquakes) except to the extent that any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries and geographies in which the Company and its Subsidiaries operate, (E) any failure by the Company or its Subsidiaries to meet any internal or published (including analyst) projections, forecasts or predictions in respect of financial or operating performance for any period ending after January 1, 2016 (it being understood that this clause (E) shall not prevent a Party from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise excluded), (F) changes in GAAP or the authoritative interpretation thereof or changes in any Law applicable to the operation of the business of the Company or any of its Subsidiaries, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, (G) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, this Agreement, including any action expressly prohibited by Section 6.1 or the taking of any action or refraining from taking any action at Parent or Purchaser’s written request, (H) any change in the market price or trading volume of the Company’s securities (it being understood that this clause (H) shall not prevent a Party from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise excluded), (I) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Offer or the Merger (including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination or reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, solely to the extent attributable to the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Offer or the Merger) (provided that this clause (I) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement) and (J) any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Offer or the Merger (but excluding any damages award in any such Proceeding).

“Company Product” means all products or services that are being manufactured, marketed, distributed, sold or otherwise commercialized by or on behalf of the Company or any of its Subsidiaries.

“Company Technology” means all Owned Technology and all Licensed Technology.

“Competition Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means that certain letter agreement, dated as of February 5, 2016, by and between the Company and Parent.

“Contract” means any agreement, arrangement, contract, understanding, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other legally binding commitment, whether written or oral.

“Disclosure Letter” means, as the context requires, the Company Disclosure Letter and/or the Parent Disclosure Letter.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Environmental Claim” means any claim, action, suit, proceeding, investigation, Order, demand or written notice alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence of, Release of, or exposure to any Hazardous Substances, (ii) circumstances forming the basis of any violation of any Environmental Law; or (iii) any other matters covered or regulated by, or for which liability could be imposed under, Environmental Law.

“Environmental Law” means any Law or Order relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including any Law or Order relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, including the conflict mineral diligence and disclosure provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, § 1502, 124 Stat. 2213 (2010), codified as amended at 15 U.S.C. § 78m(p), and implementing regulations, 17 C.F.R. §§ 240, 249b, and the European Union Directives on the Restriction on the Use of Certain Hazardous Substances (“RoHS”) in Electrical and Electronic Equipment, Directive 2011/65/EU, 2011 O.J. (L 174), Directive 2002/95/EC, 2003 O.J. (L 37); and Waste Electrical and Electronic Equipment (“WEEE”), Directive 2012/19/EU, 2012 O.J. (L 197).

“Environmental Permits” means all Governmental Authorizations relating to or required by Environmental Law.

“Equity Award Cash Consideration” means an amount equal to (1) the Per Share Cash Amount plus (2) (x) the Per Share Stock Amount multiplied by (y) the Parent Stock Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exploit” or “Exploitation” means to research, design, develop, implement, use, reproduce, modify and otherwise create improvements or derivative works based upon, make, have made, assemble, test, support, display, perform (whether publicly or otherwise), publish, transmit, broadcast, sell, offer to sell, import, distribute and otherwise dispose of, commercialize or exploit, or authorize any third party Person to do any of the foregoing.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (i) nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency, merger control authority, in each case of competent jurisdiction, (ii) any arbitrator, tribunal or federal, state, local or foreign court, in each case of competent jurisdiction, (iii) any national securities exchange on which the securities of the Company or Parent are listed, or (iv) other governmental entity or quasi-governmental entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority, including those set forth in clauses (i), (ii) or (iii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case of competent jurisdiction.

“Governmental Authorization” means any licenses, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from a Government Authority.

“Hazardous Substance” means any material, substance, chemical, or waste (or combination thereof) (i) to which liability or standards of conduct may be imposed, or that requires or may require reporting or investigation under Environmental Law; (ii) that is listed, defined, designated, regulated or classified as “hazardous,” “toxic,” “radioactive,” “dangerous,” a “pollutant,” a “contaminant,” “petroleum,” “oil,” or words of similar meaning or effect under Environmental Law; or (iii) that can form the basis of any liability under Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inbound Intellectual Property Contracts” means any Contracts pursuant to which the Company or any of its Subsidiaries has the right to Exploit any Licensed Intellectual Property Rights or Licensed Technology, including all modifications, amendments and supplements thereto and waivers thereunder.

“Intellectual Property Contracts” means the Inbound Intellectual Property Contracts and the Outbound Intellectual Property Contracts.

“Intellectual Property Rights” means any and all intellectual property rights throughout the world, whether registered or not, including without limitation all (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) (collectively, “Patents”), (ii) copyrights in works of authorship of any type and all rights, title and interests in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world (collectively, “Copyrights”); (iii) trade names, trademarks and service marks, logos, corporate names, domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing and all goodwill associated therewith throughout the world (collectively, “Marks”); (iv) rights, title and interests in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); and (v) moral rights, publicity rights and any other intellectual property rights or other rights similar, corresponding or equivalent to any of the foregoing of any kind or nature anywhere in the world.

“Intervening Event” means any material event, condition, fact, occurrence, change or development that is not known or reasonably foreseeable to the Company Board as of the date of this Agreement, which event, condition, fact, occurrence, change or development becomes known to the Company Board prior to the Acceptance Time; provided, however, that in no event shall any event, condition, fact, occurrence, change or development resulting from or arising out of any of the following give rise to an Intervening Event: (i) any Company Acquisition Proposal, (ii) any actions taken by Parent or the Company in accordance with Section 8.1 or the consequences of any such action, (iii) the fact that the Company or its Subsidiaries have exceeded or met (or the failure of Parent to meet) any internal or published projections, forecasts or predictions in respect of financial or operating performance for any period ending on or after the date hereof and (iv) any change in the market price or trading volume of the Company’s securities or Parent’s securities; provided, however, with respect to clauses (iii) and (iv), nothing shall prevent a Party from asserting that any event, condition, fact, occurrence, change or development that may have contributed to exceeding or meeting such projections, forecasts or predictions or such change in market price or trading volume may be taken into account in determining whether there has been an Intervening Event if not otherwise excluded.

“knowledge” means (i) with respect to the Company, the actual knowledge of each of the individuals listed in Section 1.1(a) of the Company Disclosure Letter, after reasonable inquiry by such individual, and (ii) with respect to Parent, the actual knowledge of each of the individuals listed in Section 1.1(a) of the Parent

Disclosure Letter, after reasonable inquiry by such individual. With respect to Intellectual Property Rights and Technology, “knowledge” does not require the Company to conduct, have conducted, obtain, or have obtained any freedom to operate opinions or similar opinions of counsel or any Patents, Trademarks or other Intellectual Property Rights clearance searches, and no knowledge of any third party Patents, Trademarks, or other Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to the Company.

“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights that are licensed or sublicensed to, or subject to a covenant not to sue for the benefit of, the Company or any of its Subsidiaries.

“Licensed Technology” means any and all Technology that is licensed or sublicensed to, or subject to a covenant not to sue for the benefit of, the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer (other than such a limitation arising under federal or state securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext or any successor thereto.

“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, including (a) software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to the following: the Artistic License, the BSD License, the Apache License, the Mozilla Public License, the GNU General Public License (GPL) or Lesser/Library GPL, or the Sun Community Source License or (b) any other license or distribution model which seeks to require any party which uses, modifies or distributes such software, code or libraries to make such software, code or libraries (or modification or derivative work thereof) or any other software, code or libraries which may be combined with or linked thereto available in source code form or which may impose any other obligation or restriction with respect to such party’s Patent or other Intellectual Property Rights.

“Option Exchange Ratio” means an amount equal to the quotient obtained by dividing (i) the Equity Award Cash Consideration, by (ii) the Parent Stock Price.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Ordinary Course Customer Agreements” means any Contracts entered in the ordinary course of business pursuant to which the Company or any of its Subsidiaries non-exclusively licenses or otherwise provides on a non-exclusive basis any Company Products to any of its customers.

“Outbound Intellectual Property Contracts” means any Contracts pursuant to which the Company or any of its Subsidiaries grants to any Person (other than the Company or its Subsidiaries) any right, license, or covenant not to sue with respect to any Intellectual Property Rights or Technology, including all modifications, amendments and supplements thereto and waivers thereunder.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Technology” means any and all Technology owned or purported to be owned by the Company or any of its Subsidiaries, including, without limitation, the Technology that the Company purports to own as set forth in its securities filings, on its website, and in other public statements.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of October 31, 2015 and the footnotes thereto set forth in Parent’s annual report on Form 10-K for the fiscal year ended October 31, 2015.

“Parent Balance Sheet Date” means October 31, 2015.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event (whether or not foreseeable as of the date of this Agreement) that, individually or in the aggregate with all other effects, changes, conditions, facts, developments, occurrences or events, has had or would reasonably be expected to have a material adverse effect on the business, assets results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of: (A) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, (B) changes or conditions generally affecting the industries, markets or geographical areas in which Parent or any of its Subsidiaries operates, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, (C) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, (D) any natural disasters (including hurricanes, tornadoes, floods or earthquakes) except to the extent that any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries and geographies in which Parent and its Subsidiaries operate, (E) any failure by Parent or its Subsidiaries to meet any internal or published (including analyst) projections, forecasts or predictions in respect of financial or operating performance for any period ending after January 31, 2016 (it being understood that this clause (E) shall not prevent a Party from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect if not otherwise excluded), (F) changes in GAAP or the authoritative interpretation thereof or changes in any Law applicable to the operation of the business of Parent or any of its Subsidiaries, except to the extent any such effect, change, condition, fact, development, occurrence or event has a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, (G) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by this Agreement, including any action expressly prohibited by Section 7.1 or the taking of any action or refraining from taking any action at the Company’s written request, (H) any change in the market price or trading volume of

Parent’s securities (it being understood that this clause (H) shall not prevent a Party from asserting that any effect, change, condition, fact, development, occurrence or event that may have contributed to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect if not otherwise excluded), (I) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Offer or the Merger (including any resulting loss or departure of officers or other employees of Parent or any of its Subsidiaries, or the termination or reduction (or potential reduction) or any other resulting negative development in Parent’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, solely to the extent attributable to the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Offer or the Merger) (provided that this clause (I) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement) and (J) any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Offer or the Merger (but excluding any damages award in any such Proceeding).

“Parent Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Stock Price” means the average of the volume weighted average price per share of Parent Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the Closing Date.

“Parent Stock Issuance” means the issuance of shares of Parent Stock as part of the consideration payable to the stockholders of the Company in connection with the Offer and the Merger.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, (iii) Liens reflected in the Company Balance Sheet or Parent Balance Sheet, as applicable, (iv) with respect to any real property, Liens that do not materially impair the value or use of such real property or are being contested in the ordinary course of business in good faith, (v) Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority, and (vi) with respect to the real property, title defects or irregularities that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted or are being contested in the ordinary course of business in good faith and (vii) solely with respect to Sections 4.14(c), 4.15(a), and 4.17(a) of this Agreement, grants of non-exclusive licenses or other non-exclusive rights with respect to Intellectual Property Rights or Technology that do not, in each case, otherwise contain or constitute a mortgage, lien, pledge, charge, security interest, encumbrance, or limitation on transfer.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the 1934 Act), corporation, partnership, limited liability company, association, company, joint venture, estate, trust, association, or other entity or organization of any kind or nature, including a Governmental Authority.

“Personal Information” means any information that identifies or that, in combination with other information, can be used to identify a natural person, including such information of employees, contractors and customers of the Company or its Subsidiaries, that is protected under Privacy Laws.

“Privacy Laws” means applicable Laws in respect of, or standards imposed by self-regulatory organizations that apply to, Processing and includes, without limitation, the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d – 1329d-8), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 3000 et seq.), and their implementing regulations, the Data Protection Directive (95/46/EC) as implemented in each relevant EU member state and the Payment Card Industry Data Security Standard (“PCI-DSS”).

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Process” or “Processing” means the collection, use, storage, distribution, transfer, protection, disclosure or disposal of, or other action taken regarding, (i) Personal Information or (ii) ‘personal data’ as that term is understood under any applicable Laws.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, another Person (other than a natural Person), of which such first Person (i) owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect or appoint a majority of the board of directors or other governing body or (b) if there are no such voting interests, 50% or more of the equity interests therein or (ii) has the right to appoint 50% or more of the directors or managers.

“Superior Proposal” means a bona fide written Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries or Affiliates) (with all references to “15% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more”), which the Company Board has, after consultation with the Company’s outside financial advisors and outside legal counsel, determined in its good faith judgment, (i) is reasonably capable of being consummated, and (ii) would, if consummated, result in a transaction more favorable to its stockholders (in their capacity as such) than the transactions contemplated by this Agreement after taking into account all legal, financial, regulatory and other aspects of such Company Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation (as compared to the transactions contemplated hereby)) and such other matters that the Company Board deems relevant.

“Tax” means any tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, stamp, custom, escheat, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, document, declaration or other information or statement with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and in all cases including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreements” means all existing agreements binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax, assessment or charge (domestic or foreign).

“Technology” means, collectively, any technology, information, or tangible embodiments of any Intellectual Property Rights, in electronic, written or any other form, including without limitation designs, formulae, specifications, research and development information, technical information, design and manufacturing schematics, manufacturing and other processes, procedures, algorithms, data, databases, methods, techniques, ideas, know-how, concepts, inventions, invention disclosures, discoveries, developments, creations, works of authorship, improvements, derivative works, products, hardware, and software and other similar materials (including firmware or software in the form of source code, object code, byte code or other format and any bug fixes, patches, updates, upgrades or modifications thereto).

“Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” shall be deemed to have occurred if: (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company or any of its Subsidiaries shall have entered into any Alternative Acquisition Agreement, (iii) any of the following actions by the Company Board or any committee thereof occur: (x) after public announcement of any Company Acquisition Proposal, failing to issue a press release that expressly reaffirms, without qualification, the Company Board Recommendation, within four (4) Business Days following Parent’s written request to do so (which request may not be made more than once with respect to any Company Acquisition Proposal unless such Company Acquisition Proposal is subsequently materially amended or modified, in which case Parent may make one request each time such Company Acquisition Proposal is so subsequently amended or modified) or (y) following the commencement of any Company Acquisition Proposal that is a tender offer or exchange offer relating to the securities of the Company, (A) publicly be neutral or (B) fail to send to its stockholders a statement rejecting and recommending against any such tender offer or exchange offer, within ten (10) Business Days of such commencement of such tender offer or exchange offer.

“Vested Company Stock Option” means a compensatory Company Stock Option that is vested by its terms as of immediately prior to the Effective Time and that is outstanding immediately prior to the Effective Time.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act was undertaken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Section 1.2 Table of Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2009 Stock Plan	Section 3.11(a)
2012 Equity Plan	Section 3.11(a)
2012 ESPP	Section 3.11(f)
Acceptable Confidentiality Agreement	Section 8.2(a)
Acceptance Time	Section 2.4
Agreement	Preamble
Alternative Acquisition Agreement	Section 8.2(a)
Appraisal Shares	Section 3.8
Book-Entry Shares	Section 3.5(c)
Certificate	Section 3.5(c)
Certificate of Merger	Section 3.3
Closing	Section 3.2
COBRA	Section 4.18(d)
Commitment Letter	Section 5.9
Company	Preamble
Company Acquisition Proposal	Section 10.3(b)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Indemnified Party	Section 7.4(a)
Company Material Contract	Section 4.20(a)
Company Plan	Section 4.18(a)
Company Preferred Stock	Section 4.5(a)
Company Real Property	Section 4.14(b)
Company RSU	Section 3.11
Company SEC Documents	Section 4.7(a)
Company Securities	Section 4.5(c)
Company Stock	Recitals
Company Stock Option	Section 3.11
Company Subsidiary Securities	Section 4.6(b)
Company Termination Fee	Section 10.3(a)
Company Transaction Litigation	Section 8.10
Continuation Period	Section 7.6(a)
Continuing Employee	Section 7.6(b)
D&O Insurance	Section 7.4(b)
Debt Letters	Section 5.9
DFS Provisions	Section 11.8
DGCL	Recitals
Effective Time	Section 3.3
End Date	Section 10.1(b)(i)
Equity Award Exchange Ratio	Section 3.11(c)
Exchange Agent	Section 3.9(a)
Exchange Fund	Section 3.9(a)
Exchange Ratio	Section 2.1(a)
Financing	Section 5.9
Financing Parties	Section 8.3(a)
Financing Source Party or Parties	Section 11.8
Foreign Company Plan	Section 4.18(a)
Internal controls	Section 4.7(g)

International Trade Laws	Section 4.24(c)
In-the-Money Unvested Options	Section 3.11(b)
Material Distributors	Section 4.26
Merger	Recitals
Merger Consideration	Section 3.5(b)
Minimum Condition	Section 2.1(a)(i)
Multiemployer Plan	Section 4.18(c)
OFAC	Section 4.24(b)
Offer	Recitals
Offer Consideration	Section 2.1(a)
Offer Documents	Section 2.5(a)(i)
Offer to Purchase	Section 2.1(a)
Out-of-the-Money Unvested Options	Section 3.11(b)
Out-of-the-Money Vested Options	Section 3.11(a)
Owned Real Property	Section 4.14(a)
Parent	Preamble
Parent Preferred Stock	Section 5.5(a)
Parent RSUs	Section 5.5(a)
Parent SEC Documents	Section 5.6(a)
Parent Securities	Section 5.5(b)
Parent Stock Options	Section 5.5(a)
Parent Trading Price	Section 2.2
Party or Parties	Preamble
Per Share Cash Amount	Section 2.1(a)
Per Share Stock Amount	Section 2.1(a)
Premium Cap	Section 7.4(b)
Public Official	Section 4.24(a)
Public Statement	Section 8.4
Purchaser	Preamble
Real Property Leases	Section 4.14(b)
Redacted Fee Letter	Section 5.9
Registration Statement	Section 2.5(b)
Replaced RSU	Section 3.11(b)
Replaced Vested Options	Section 3.11(a)
Replaced Unvested Options	Section 3.11(b)
Representatives	Section 8.6(a)
Schedule 14D-9	Section 2.6
Schedule TO	Section 2.5(a)(i)
Section 262	Section 3.8
Substitute Financing	Section 8.3(a)
Support Agreement	Recitals
Surviving Corporation	Section 3.1(a)
U.S. Company Plan	Section 4.18(a)
Unvested Company Performance-Based RSU	Section 3.11(d)
Unvested Company Time-Based RSU	Section 3.11(c)
Unvested Company Stock Option	Section 3.11(b)

Section 1.3 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this

Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Offer and the Merger. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The phrase “made available” with respect to documents shall be deemed to include any documents filed or furnished with the SEC. References to “consummates” (and with correlative meaning, “consummation” and “consummating”) in respect of the Offer shall have the meaning specified in Section 251(h) of the DGCL. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

THE OFFER

Section 2.1 Terms and Conditions of the Offer.

(a) Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been terminated pursuant to Section 10.1, as promptly as practicable after the date hereof (but in no event more than twenty (20) Business Days thereafter), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the 1934 Act) the Offer. In the Offer, each share of Company Stock accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive (x) $6.45 in cash, without interest (as may be increased pursuant to Section 2.1(b), the “Per Share Cash Amount”), and (y) 0.75 (such ratio, as may be adjusted pursuant to Section 3.6 or increased pursuant to Section 2.1(b), the “Exchange Ratio”) of a validly issued, fully paid and non-assessable share of Parent Stock (the “Per Share Stock Amount” and, together with the Per Share Cash Amount, the “Offer Consideration”), subject to the other provisions of this Article II. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the holders of shares of Company Stock pursuant to the 1934 Act and contains the terms and conditions set forth in this Agreement and in Annex A. Each of Parent and Purchaser shall consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to:

(i) the condition that, prior to the expiration of the Offer, there being validly tendered (and not validly withdrawn) in accordance with the terms of the Offer a number of shares of Company Stock that, together with the shares (if any) of Company Stock then owned by Parent and Purchaser or any of their Subsidiaries (excluding shares of Company Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), represents at least a majority of all then outstanding shares of Company Stock (the “Minimum Condition”); and

(ii) the other conditions set forth in Annex A.

(b) Purchaser expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole discretion, Purchaser may not (and Parent shall not permit Purchaser to) (i) waive any of the conditions set forth in clauses (a), (b), (c), (d), (e), (f)(iv), (f)(v), (f)(vi), (f)(vii) or (h) of Annex A (provided that Parent shall (and shall cause Purchaser to) waive the conditions set forth in clauses (f)(iv), (f)(v), (f)(vi) and (h) of Annex A upon the written request of the Company), (ii) make any change in the terms of or conditions to the Offer that (A) changes the form or amount of consideration to be paid in the Offer (provided, however that, Purchaser may increase the amount of such consideration (irrespective of form), but in no event shall such increase reduce the Exchange Ratio or the Per Share Cash Amount and provided that such increase is not for the primary purpose of delaying the Acceptance Time), (B) decrease the number of shares of Company Stock sought in the Offer, (C) extend the Offer, other than in a manner required or permitted by the provisions of Section 2.3(b), (D) impose conditions to the Offer other than those set forth in Annex A, or (E) amend or modify any other term of or any condition to the Offer in any manner that is adverse to the holders of shares of Company Stock or (iii) provide for a “subsequent offering period” within the meaning of Rule 14d-11 under the 1934 Act.

Section 2.2 Fractional Shares–the Offer. In lieu of any fractional shares of Parent Stock that otherwise would be issuable pursuant to the Offer, each holder of Company Stock who would otherwise be entitled to such fractional shares (after aggregating all shares of Company Stock validly tendered (and not validly withdrawn) in the Offer by such holder) shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Stock to which such holder would, but for this Section 2.2, be entitled pursuant to the Offer and (B) an amount equal to the average of the volume weighted average price per share of Parent Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the ten (10) consecutive trading days ending with the complete trading day immediately prior to the Acceptance Time (the “Parent Trading Price”).

Section 2.3 Expiration and Extension of the Offer.

(a) Unless the Offer is extended pursuant to and in accordance with Section 2.3(b), the Offer shall expire at midnight, Eastern Time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the 1934 Act) after the date that the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the 1934 Act) (which twenty (20) Business Days, for the avoidance of doubt, shall include the date on which the Offer is first commenced). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(b) Notwithstanding the provisions of Section 2.3(a) or anything to the contrary set forth in this Agreement:

(i) Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE, in any such case, which is applicable to the Offer or the Merger; and

(ii) if as of any then scheduled expiration of the Offer, in the event that any of the conditions to the Offer (including the Minimum Condition) have not been satisfied or waived in accordance with Section 2.1(b) as of any then scheduled expiration of the Offer, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive extension periods of up to ten (10) Business Days each in order to further seek the satisfaction of the conditions to the Offer (including the Minimum Condition);

provided, however, in each case that (1) any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Section 10.1 and (2) Purchaser shall not be permitted or required (and Parent shall not be permitted or required to cause Purchaser) to extend the Offer beyond the End Date other than (A) any such extension requested by the Company, to the extent Parent or Purchaser would be prohibited from terminating this Agreement pursuant to Section 10.1(b)(i) or (B) any such extension effected by Parent or Purchaser, to the extent the Company would be prohibited from terminating this Agreement pursuant to Section 10.1(b)(i).

(c) Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Section 10.1, in which case Purchaser shall (and Parent shall cause Purchaser to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement. If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated in accordance with Section 10.1, prior to the acceptance for payment of shares of Company Stock tendered in the Offer, Purchaser shall, and Parent shall cause Purchaser to, promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered shares of Company Stock to the registered holders thereof.

Section 2.4 Payment for Company Stock. On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) irrevocably accept for purchase and payment all shares of Company Stock that are validly tendered (and not validly withdrawn) in the Offer promptly after the expiration of the Offer (as it may be extended in accordance with Section 2.3(b)) and promptly thereafter pay for such shares. The time at which Purchaser first irrevocably accepts for purchase and payment the shares of Company Stock tendered in the Offer is referred to as the “Acceptance Time”. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Parent Stock necessary to pay for any shares of Company Stock that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment, or pay for, any shares of Company Stock if, as a result, Purchaser would acquire less than the number of shares of Company Stock necessary to satisfy the Minimum Condition. The Offer Consideration shall be paid net to the holder of each share of Company Stock validly tendered (and not validly withdrawn) in the Offer subject to reduction for any applicable withholding Taxes payable in respect thereof. The Company shall use its reasonable best efforts to register (and shall instruct its transfer agent to register) the transfer of shares of Company Stock irrevocably accepted for purchase and payment effective immediately after the Acceptance Time.

Section 2.5 Schedule TO; Offer Documents; Registration Statement.

(a) As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the 1934 Act), Parent and Purchaser shall:

(i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(ii) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the 1934 Act;

(iii) give telephonic notice of the information required by Rule 14d-3 promulgated under the 1934 Act, and mail by means of first class mail a copy of the Schedule TO, to the NYSE in accordance with Rule 14d-3(a) promulgated under the 1934 Act; and

(iv) subject to the Company’s compliance with Section 2.7(b), cause the Offer Documents and the Registration Statement to be disseminated to all holders of shares of Company Stock as and to the extent required by applicable Law.

(b) Concurrently with the filing of the Offer Documents, Parent shall file with the SEC a registration statement on Form S-4 to register under the 1933 Act, the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (together with all amendments thereto, the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the 1934 Act. Each of Purchaser and Parent shall use its reasonable best efforts to (A) have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing and (B) if the Registration Statement is declared effective by the SEC, keep the Registration Statement effective for so long as necessary to complete the Merger. Parent and Purchaser shall cause the Offer Documents and the Registration Statement to comply as to form in all material respects with requirements of applicable Law. The Company shall furnish all information concerning the Company and its Affiliates to Parent and Purchaser as may be reasonably requested by Parent to be included in the Offer Documents and the Registration Statement so as to enable Parent and Purchaser to comply with their obligations under this Section 2.5(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Registration Statement in order to satisfy applicable Laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Offer Documents or the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Purchaser shall take all steps necessary to cause the Offer Documents and the Registration Statement, as so corrected in respect thereof, to be filed with the SEC and to be disseminated to the holders of shares of Company Stock, in each case as and to the extent required by applicable Laws, the SEC or its staff or any applicable stock exchange. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and the Registration Statement prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Purchaser shall provide to the Company and its counsel copies of all written comments or other material communications and a description of any oral comments that Parent, Purchaser or their counsel receives from the SEC or its staff with respect to the Offer Documents and the Registration Statement promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response or amendment to the Registration Statement or Offer Documents, to which Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. Purchaser and Parent shall promptly respond to any comments of the SEC or its staff regarding the Offer Documents or the Registration Statement. Parent shall notify the Company promptly of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Parent Stock issuable in connection with the Offer and the Merger for offering or sale in any jurisdiction. Parent shall also take any other action required to be taken under the 1933 Act, the 1934 Act, any applicable foreign or state securities or blue sky Laws and the rules and regulations thereunder in connection with the issuance of the shares of Parent Stock in the Offer and the Merger.

Section 2.6 Schedule 14D-9. The Company shall (i) file with the SEC promptly following the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer, which shall contain and constitute notice to holders of shares of Company Stock informing such holders of their rights of appraisal in respect of such shares of Company Stock in accordance with Section 262 of the DGCL (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of shares of

Company Stock promptly after commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with requirements of applicable Law. Each of Parent and Purchaser shall promptly furnish all information concerning Parent and Purchaser and their Affiliates, respectively, as may be reasonably requested by the Company to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.6. Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding Parent and Purchaser that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected in respect thereof, to be filed with the SEC and disseminated to the holders of shares of Company Stock, in each case as and to the extent required by applicable Laws, the SEC or its staff or applicable stock exchange. Unless the Company Board has effected a Company Adverse Recommendation Change, the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide to Parent, Purchaser and their counsel copies of any written comments or other material communications and a description of any oral comments that the Company or its counsel receives from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected a Company Adverse Recommendation Change, the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. The Company shall promptly respond to any comments of the SEC or its staff with respect to the Schedule 14D-9. Unless the Company Board has effected a Company Adverse Recommendation Change to the extent permitted by Section 8.2, the Company shall include the Company Board Recommendation in the Schedule 14D-9, the Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 4.22 (if such opinion has not been withdrawn) and the notice and other information required by Section 262(d) of the DGCL.

Section 2.7 Company Actions.

(a) The Company hereby approves and consents to the Offer and represents and warrants to Parent and Purchaser that, at a meeting duly called and held prior to the date hereof, the Company Board has unanimously, upon the terms and subject to the conditions set forth herein, (i) determined that the terms of the transactions contemplated by this Agreement, including the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders to enter into, and declared advisable, this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms, and subject to the conditions, contained herein and (iv) resolved to make the Company Board Recommendation. The Company hereby consents to the inclusion of the foregoing determinations and approvals and the Company Board Recommendation in the Offer Documents and the Registration Statement, unless the Company Board has effected a Company Adverse Recommendation Change in compliance with the terms of Section 8.2.

(b) In connection with the Offer and the Merger, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer and the Merger to the record and beneficial holders of shares of Company Stock, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of shares of Company Stock, and lists of security positions of shares of Company Stock held in stock depositories (including lists of stockholders, mailing labels, listings or files of securities positions), and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Stock, mailing labels and lists of security positions) as Parent and Purchaser or their agents may reasonably request in order to communicate the Offer and the Merger to the holders of shares of Company Stock. Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Purchaser (and their respective agents) shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger and (iii) if this Agreement shall be terminated pursuant to Section 10.1, promptly return to the Company or destroy (and shall use their respective reasonable efforts to cause their agents to deliver or destroy) any and all copies and summaries of, and any extracts from, such information then in their possession or control.

ARTICLE III

THE MERGER; EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent.

(b) The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.2 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Paul Hastings LLP, 1117 California Avenue, Palo Alto, California 94304, promptly following the Acceptance Time, and in any case no later than the second (2nd) Business Day following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article IX (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company.

Section 3.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 3.4 Surviving Corporation Matters.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, but as amended as set forth on Exhibit A hereto, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

(b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Purchaser as in effect immediately prior to the Effective Time, except the references to Purchaser’s name shall be replaced by references to “Ruckus Wireless, Inc.” until further amended in accordance with the provisions thereof and applicable Law.

(c) From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal: (i) the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 3.5 Effect of the Merger on Capital Stock of the Company and Purchaser. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any securities of the Company or Purchaser:

(a) All shares of Company Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Purchaser immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled in accordance with Section 3.5(a), and (ii) subject to the provisions of Section 3.8) shall at the Effective Time be converted into the right to receive the Offer Consideration (the “Merger Consideration”), subject to the provisions of this Article III.

(c) As of the Effective Time, all shares of Company Stock converted into the Merger Consideration pursuant to this Section 3.5 shall automatically be cancelled and shall cease to exist, and each holder of (1) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (2) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 3.8) (A) the right to receive the Merger Consideration and (B) the right to receive any other amounts expressly provided herein, in each case, without interest, subject to compliance with the procedures set forth in Section 3.9.

(d) Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 3.6 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (i) the Effective Time or (ii) any termination of this Agreement in accordance with Section 10.1, the outstanding shares of Parent Stock or Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Stock (including Company Stock Options exercisable for Company Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.6 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.7 Fractional Shares. No certificates or scrip representing fractional shares of Parent Stock shall be issued upon the conversion of Company Stock pursuant to Section 3.5, and such fractional share interests shall not entitle the owner thereof to any Parent Stock or to vote or to any other rights of a holder of Parent Stock. All fractional shares to which a single record holder of Company Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3) decimal places. In lieu of any such fractional shares, each holder of Company Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Stock to which such holder would, but for this Section 3.7, be entitled under Section 3.5(b) and (B) the Parent Trading Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional share interests in Parent Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Stock entitled to receive such cash.

Section 3.8 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who has not tendered such shares in the Offer and is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 3.5, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the Merger Consideration as provided in Section 3.5. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.9 Exchange of Company Stock.

(a) Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), and shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Article III, through the Exchange Agent, subject to Section 3.9(b)(ii), book-entry shares (or certificates if requested) representing the full number of whole shares of Parent Stock issuable pursuant to Section 3.5 in exchange for outstanding shares of Company Stock. At or immediately following the Effective Time on the Closing Date, Parent shall provide or shall cause to be provided to the Exchange Agent cash in an aggregate amount necessary to pay the cash portion of the Merger Consideration, and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Stock pursuant to Section 3.9(c) which had not theretofore been surrendered for exchange or been exchanged pursuant to Section 3.9(b)(ii) (such shares of Parent Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.7. The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.5 out of the Exchange Fund. Except as provided in Section 3.9(h), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the Merger

Consideration pursuant to Section 3.5, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, (A) cash in an amount equal to the Per Share Cash Amount multiplied by the number of shares of Company Stock previously represented by such Certificate, (B) the number of shares of Parent Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 3.5(b) (after taking into account all other Certificates surrendered by such holder pursuant to this Section 3.9(b)(i)), (C) any dividends or other distributions payable pursuant to Section 3.9(c)(i) and (D) cash in lieu of fractional shares of Parent Stock payable pursuant to Section 3.7, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the Merger Consideration pursuant to Section 3.5 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, (A) cash in an amount equal to the Per Share Cash Amount multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, (B) the number of shares of Parent Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 3.5(b) (after taking into account all other Book-Entry Shares converted by such holder pursuant to this Section 3.9(b)(ii)), (C) any dividends or distributions payable pursuant to Section 3.9(c)(ii) and (D) cash in lieu of any fractional shares payable pursuant to Section 3.7, and the Book-Entry Shares of such holder shall forthwith be cancelled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares.

(i) Certificates. No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.7, until the surrender of such Certificate in accordance with this Article III. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the shares of Parent Stock issued in exchange therefor, without interest, (A) at the time of delivery of such Parent Stock by the Exchange Agent pursuant to Section 3.9(b)(i), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Stock by the Exchange Agent pursuant to Section 3.9(b)(i), and a payment date subsequent to such delivery of such Parent Stock by the Exchange Agent pursuant to Section 3.9(b)(i), payable with respect to such shares of Parent Stock.

(ii) Book-Entry Shares. Subject to applicable Law, there shall be paid to the holder of the shares of Parent Stock issued in exchange for Book-Entry Shares in accordance with this Article III, without interest, (A) at the time of delivery of such Parent Stock by the Exchange Agent pursuant to Section 3.9(b)(ii), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such delivery by the Exchange Agent pursuant to Section 3.9(b)(ii), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 3.9(b)(ii), payable with respect to such shares of Parent Stock.

(d) The Merger Consideration issued and paid in accordance with the terms of this Article III upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 3.9(c)). After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e) Any portion of the Exchange Fund that remains undistributed to the former holders of Company Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration and any dividends or distributions with respect to Parent Stock as contemplated by Section 3.9(c).

(f) None of Parent, Purchaser, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to Section 3.9(c) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article III.

(h) The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article III. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Company Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Any amount deducted or withheld pursuant to this Section 3.9(i) and paid over to the relevant Taxing Authority shall be treated as having been paid to the holder of Company Stock in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under applicable Law.

Section 3.10 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 3.11 Company Stock Options and Other Stock-Based Awards. Except as expressly provided in this Section 3.11, Parent shall not assume or substitute any compensatory option to purchase shares of Company Stock (a “Company Stock Option”), any compensatory restricted stock unit with respect to shares of Company Stock (a “Company RSU”) or any other outstanding equity award.

(a) Vested Company Stock Options. At the Effective Time, by virtue of the Merger and action by the Company Board, without any action on the part of any holder of any Company Stock Option and pursuant to the terms of the Company’s Amended and Restated 2012 Equity Incentive Plan (the “2012 Equity Plan”), each Vested Company Stock Option (other than Out-of-the-Money Vested Options) shall be canceled, and the holder of such Vested Company Stock Option shall be entitled to receive as soon as practicable following the Closing Date, but in no event later than 15 days after the Closing Date, in full satisfaction of the rights of such holder with respect thereto: an amount in cash, paid in United States Dollars, equal to the product of (i) the excess (if any) of (A) the Equity Award Cash Consideration, less (B) the exercise price per share of Company Stock subject to such Vested Company Stock Option, multiplied by (ii) the number of shares of Company Stock subject to such Vested Company Stock Option. Notwithstanding the foregoing, each Vested Company Stock Option for which (B) is equal to or greater than (A) pursuant to the immediately preceding sentence (“Out-of-the-Money Vested Options”) shall, at the Effective Time, by virtue of the Merger and action by the Company Board, without any action on the part of any holder of any Company Stock Option and pursuant to the terms of the 2012 Equity Plan, be canceled, and the holder of such Out-of-the-Money Vested Options shall be entitled to receive a replacement award of options (“Replaced Vested Options”) pursuant to the terms and conditions of a Parent equity plan with terms and conditions substantially similar to Parent’s 2009 Stock Plan (the “2009 Stock Plan”) and applicable grant agreement, in full satisfaction of the rights of such holder with respect thereto. The exercise price and number of shares of Parent Stock covered by such Replaced Vested Options shall be determined in accordance with the following: (A) such Replaced Vested Options will be exercisable for that number of whole shares of Parent Stock equal to the product of the number of shares of Company Stock that were issuable on exercise of such Out-of-the-Money Vested Options immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock and (B) the per share exercise price for the shares of Parent Stock issuable upon exercise of such Replaced Vested Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Stock at which the applicable Out-of-the-Money Vested Options were exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding the foregoing, to the extent that Parent determines, in its sole discretion, that there are impediments under applicable Laws to issuing Replaced Vested Options, in lieu of the treatment described above, Parent may instead provide the holder of such Out-of-the-Money Vested Option a cash payment in United States Dollars equal to the Black Scholes Option Value for such Out-of-the-Money Vested Option as soon as practicable following the Closing, but in no event later than fifteen (15) days after the Closing Date.

(b) Unvested Company Stock Options. Each Company Stock Option that is not vested by its terms as of immediately prior to the Effective Time (“Unvested Company Stock Option”) with respect to which (A) the Equity Award Cash Consideration, less (B) the exercise price per share of Company Stock subject to such Unvested Company Stock Option that is outstanding immediately prior to the Effective Time is a positive number (the “In-the-Money Unvested Options”) shall be canceled, and the holder of such Unvested Company Stock Option shall be entitled to receive, in full satisfaction of the rights of such holder with respect thereto an award of Parent restricted stock units (“Replaced RSU”) relating to the number of shares of Parent Stock equal to the quotient obtained by dividing the Parent Stock Price into the amount by which (A) the Equity Award Cash Consideration, less (B) the exercise price per share of Company Stock subject to such Unvested Company Stock Option, multiplied by (ii) the number of shares of Company Stock subject to such Unvested Company Stock Option, with any fractional shares otherwise subject to the Replaced RSU being rounded down to the next whole number of shares. Such Replaced RSU will be subject to vesting over the same time period as was applicable under such Unvested Company Stock Option immediately prior to the Effective Time with such remaining vesting term being applied proportionally to the Replaced RSU and will otherwise be subject to the terms and conditions of a Parent equity plan with terms and conditions substantially similar to the 2009 Stock Plan and the applicable grant agreement. Notwithstanding the foregoing, to the extent that Parent determines, in its sole discretion, that there are impediments under applicable Laws to issuing Replaced RSUs, in lieu of the treatment described above, Parent may instead issue, in full satisfaction of the rights of such holder with respect thereto, a contingent right to receive an amount in cash in United States Dollars, equal to the product of (i) the excess of (A) the Equity Award Cash Consideration, less (B) the exercise price per share of Company Stock subject to such Unvested Company Stock Option, multiplied by (ii) the number of shares of Company Stock subject to such Unvested Company Stock Option, subject to the same vesting schedule as applied to such Unvested Company Stock Option and otherwise subject to the terms and conditions of the applicable Parent grant agreement. Notwithstanding the foregoing, each Unvested Company Stock Option for which (A) the Equity Award Cash Consideration, less (B) the exercise price per share of Company Stock subject to such Unvested Company Stock Option that is outstanding immediately prior to the Effective Time is not a positive number (the “Out-of-the-Money Unvested Options”) shall, effective as of the Effective Time, by virtue of the Merger and action by the Company Board, without any action on the part of any holder of any Company Stock Option and pursuant to the terms of the 2012 Equity Plan, be canceled, and the holder of such Out-of-the-Money Unvested Options shall be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, a replacement award of options (“Replaced Unvested Options”) pursuant to the terms and conditions of a Parent equity plan with terms and conditions substantially similar to Parent’s 2009 Stock Plan and applicable grant agreement, in full satisfaction of the rights of such holder with respect thereto. The exercise price and number of shares of Parent Stock covered by such Replaced Unvested Options shall be determined in accordance with the following: (A) such Replaced Unvested Options will be exercisable for that number of whole shares of Parent Stock equal to the product of the number of shares of Company Stock that were issuable on exercise of such Out-of-the-Money Unvested Options immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock and (B) the per share exercise price for the shares of Parent Stock issuable upon exercise of such Replaced Unvested Options shall be equal to the quotient obtained by dividing the exercise price per share of Company Stock at which the applicable Out-of-the-Money Unvested Options were exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Any such Replaced Unvested Options will be subject to vesting over the same time period as was applicable under such Unvested Company Stock Option immediately prior to the Effective Time with such remaining vesting term being applied proportionally to the Replaced Unvested Option. Notwithstanding the foregoing, to the extent that Parent determines, in its sole discretion, that there are impediments under applicable Laws to issuing Replaced Unvested Options, in lieu of the treatment described above, Parent may instead issue, in full satisfaction of the rights of such holder with respect thereto, a contingent right to receive an amount in cash in United States Dollars equal to the Black-Scholes Option Value for such Out-of-the-Money Unvested Option, subject to the same vesting schedule as applied to such Out-of-the-Money Unvested Option and otherwise subject to the terms and conditions of the applicable Parent grant agreement.

(c) Unvested Time-Based Company RSUs. Each Company RSU that is subject solely to a time-based vesting condition and is outstanding and unvested immediately prior to the Effective Time and does not vest by its terms at the Effective Time (an “Unvested Company Time-Based RSU”) shall be canceled, and the holder of such Unvested Company Time-Based RSU shall be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, a Parent restricted stock unit with the same vesting terms) as were applicable under such Company RSU immediately prior to the Effective Time and relating to the number of shares of Parent Stock equal to the product of (i) the Equity Award Cash Consideration divided by (y) the Parent Stock Price (the “Equity Award Exchange Ratio”), multiplied by (ii) the number of shares of Company Stock subject to such Unvested Company Time-Based RSU immediately prior to the Effective Time, with any fractional shares rounded down to the nearest whole number of shares. Each Parent restricted stock unit granted pursuant to this Section 3.11(c) will be subject to the terms and conditions of a Parent equity plan with terms and conditions substantially similar to Parent’s 2009 Stock Plan and the applicable grant agreement. Notwithstanding the foregoing, to the extent that Parent determines, in its sole discretion, that there are impediments under applicable Laws to issuing Parent restricted stock units to a holder of Unvested Company Time-Based RSUs, in lieu of the treatment described above, Parent may instead issue, in full satisfaction of the rights of such holder with respect thereto, a contingent right to receive an amount in cash in United States Dollars equal to the Equity Award Cash Consideration multiplied by the number of shares of Company Stock subject to such Unvested Company Time-Based RSU immediately prior to the Effective Time, subject to the same vesting schedule as applied to the applicable Unvested Company Time-Based RSU and otherwise subject to the terms and conditions of the applicable Parent grant agreement.

(d) Unvested Performance-Based Company RSUs. Each Company RSU that is subject to a performance-based vesting condition and is outstanding and unvested immediately prior to the Effective Time and does not vest by its terms at the Effective Time (an “Unvested Company Performance-Based RSU”) shall be canceled, and the holder of such Unvested Company Performance-Based RSU shall be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, a Parent restricted stock unit with the same vesting time vesting schedule, but without any performance conditions as applied to such Unvested Company Performance-Based RSU immediately prior to the Effective Time and relating to the number of shares of Parent Stock equal to the product of (i) the Equity Award Exchange Ratio multiplied by (ii) the target number of shares of Company Stock subject to such Unvested Company Performance-Based RSU immediately prior to the Effective Time, with any fractional shares rounded down to the nearest whole number of shares. Each Parent restricted stock unit granted pursuant to this Section 3.11(d) will be granted under and subject to the terms and conditions of a Parent equity plan with terms and conditions substantially similar to Parent’s 2009 Stock Plan and the applicable grant agreement. Notwithstanding the foregoing, to the extent that Parent determines, in its sole discretion, that there are impediments under applicable Laws to issuing Parent restricted stock units to a holder of Unvested Company Performance-Based RSUs, Parent may instead issue, in full satisfaction of the rights of such holder with respect thereto, a contingent right to receive an amount in cash in United States Dollars equal to the Equity Award Cash Consideration multiplied by the target number of shares of Company Stock subject to such Unvested Company Performance-Based RSU immediately prior to the Effective Time, subject to the same vesting schedule but without any performance conditions as applied to the applicable Unvested Company Performance-Based RSU immediately prior to the Effective Time and otherwise be subject to the terms and conditions of the applicable Parent grant agreement.

(e) Withholding. The Surviving Corporation and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to Section 3.11 such amounts as are required or permitted to be deducted and withheld with respect to the making of such payment under any state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the applicable equity award in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(f) Purchase Rights. There shall be no outstanding Purchase Rights, as that term is defined under the Company’s 2012 Employee Stock Purchase Plan (the “2012 ESPP”), that are outstanding and unexercised immediately prior to the Effective Time.

(g) Parent Actions. Parent shall use its reasonable best efforts to take such actions as are necessary for the conversion of the Unvested Company Stock Options and Unvested Company RSUs pursuant to this Section 3.11, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 3.11. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Stock subject to Adjusted Stock Awards. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Parent shall use its reasonable best efforts to administer any Adjusted Stock Awards in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent such Adjusted Stock Award complied with such rule prior to the Merger.

(h) Company Actions. Prior to the Effective Time, the Company shall use its reasonable best efforts to (i) take such actions with respect to the Company’s equity compensation plans or arrangements as are necessary to give effect to the transactions contemplated by this Section 3.11 and (ii) satisfy all applicable requirements of Rule 16b-3(e) promulgated under the 1934 Act.

(i) Share Reserve Assumption. As of the Effective Date, Parent shall assume such portion of the available Company Stock share reserve under the 2012 Equity Plan as will, when taken together with the aggregate number of shares of Parent Stock to be issued in respect of shares of Company Stock accepted for purchase by Purchaser pursuant to Section 2.1(a) and in connection with the Merger pursuant to Section 3.5 and the aggregate number of shares of Parent Stock underlying Parent equity awards issued in replacement of Company equity awards pursuant to Section 3.11, not to exceed an amount equal to 19.9% of the issued and outstanding shares of Parent Stock immediately prior to the Effective Time, as may be permitted pursuant to Nasdaq Listing Rule 5635. To the extent that treatment of the outstanding equity awards as provided in this Section 3.11 would cause such 19.9% number to be exceeded, then, instead of the default treatment outlined above, equity awards shall instead be treated as if Parent had concluded that there are impediments under applicable Laws to such default treatment (the “Alternative Cash Treatment”) in the following order: (1) Out-of-the-Money Vested Options; (2) Out-of-the-Money Unvested Options; (3) In-the-Money Unvested Options; (4) Unvested Company Time-Based RSUs; and (5) Unvested Company Performance-Based RSUs, with the methodology for determining which equity awards in each such tranche will receive the Alternative Cash Treatment to be determined by Parent.

(j) Ancillary Agreements. To the extent a holder of an equity award described in this Section 3.11 enters into a written agreement with Parent providing for treatment inconsistent with the treatment in this Section 3.11, such other written agreement shall prevail over this Section 3.11 with respect to such holder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.5, (a) except as disclosed in the Company SEC Documents publicly filed prior to the date of this Agreement; provided, that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement or (b) except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Purchaser that:

Section 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, (i) to have a Company Material Adverse Effect or (ii) to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Offer or the Merger. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement. The Company is not in violation of, in conflict with, or in default under, its certificate of incorporation or bylaws.

Section 4.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate power and authority and have been duly authorized by all necessary corporate action on the part of the Company. Assuming the applicability of Section 251(h) of the DGCL to the transactions contemplated by this Agreement, no vote of the holders of shares of Company Stock or other capital stock of the Company is necessary to adopt this Agreement and consummate the Merger under applicable Law or the certificate of incorporation or bylaws of the Company. This Agreement, assuming due authorization, execution and delivery by Parent and Purchaser, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) compliance with any applicable requirements of the NYSE and (v) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (x) have a Company Material Adverse Effect, or (y) have an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Offer or the Merger.

Section 4.4 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company do not and will not (i) assuming the authorizations, consents and approvals referred to in clauses (i) through (iv) of Section 4.3 are obtained, (A) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (B) contravene, conflict with or result in a violation or breach of any provision of any Law or Order or (C) require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (ii) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (i)(B), (i)(C) and (ii), which have not had, and would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Offer or the Merger.

Section 4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Company Preferred Stock”). As of April 1, 2016, (i) there were issued and outstanding (A) 90,062,345 shares of Company Stock, (B) no shares of Company Preferred Stock, (C) Company Stock Options to purchase an aggregate of 17,631,102 shares of Company Stock, all of which were issued under the 2012 Equity Plan and (D) Company RSUs with respect to an aggregate of 3,937,208 shares of Company Stock, all of which were issued under the 2012 Equity Plan, (E) Company PSUs with respect to an aggregate of 666,500 shares of Company Stock, all of which were issued under the 2012 Equity Plan and (ii) 15,876,970 shares of Company Stock were available for issuance of future awards under the 2012 Equity Plan, 6,786,738 shares of Company Stock were available for issuance of future awards under the 2012 ESPP, and no other shares of Company Stock were available for issuance of future awards under any other Company equity compensation plan or arrangement. Based on the aggregate authorized Contributions by Participants with respect to the current Purchase Period under the 2012 ESPP, the maximum number of shares of Company Stock that can be purchased with respect to the current Purchase Period under the 2012 ESPP, assuming the Company’s Stock price was lower on the commencement of the current Purchase Period than it will be at the end of the current Purchase Period is 310,000 shares of Company Stock (with the terms “Contributions,” “Participants,” and “Purchase Period” having the meanings ascribed to such terms under the 2012 ESPP).

(b) Each outstanding Company Stock Option is listed on Section 4.5 of the Company Disclosure Letter, which sets forth for each such Company Stock Option, (i) its date of grant, (ii) the recipient thereof, (iii) the per-share exercise price, and (iv) the number of shares of Company Stock subject to such Company Stock Option. All Company Stock Options were granted with a per-share strike price at or higher than the fair market value of one (1) share of Company Stock on the date of grant and all Company Stock Options and Company RSUs comply with all applicable Laws and none are subject to Section 409A of the Code or the local equivalent thereof under applicable Laws.

(c) Except (x) as set forth in Section 4.5(a), (y) for any Company Stock Options and Company RSUs that are granted under the 2012 Equity Plan or otherwise after the date of this Agreement in accordance with the terms of this Agreement (all of which will be set forth on an updated Company Disclosure Letter delivered five (5) Business Days prior to the Closing and which otherwise will comply with the last sentence of Section 4.5(a)), and (z) for any shares of Company Stock issued upon the exercise of Company Stock Options or the settlement of Company RSUs, in each case, that were outstanding on April 1, 2016 or subsequently granted under the 2012 Equity Plan or otherwise in accordance with the terms of this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(d) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, and, except for the 2012 ESPP, neither the Company nor any of its Subsidiaries maintains an employee stock purchase plan. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 4.6 Subsidiaries.

(a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests), in each case other than (x) statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (y) transfer and other restrictions under applicable federal and state securities Laws and (z) in the case of Subsidiaries that are immaterial to the Company and its Subsidiaries, taken as a whole, immaterial Liens. Section 4.6(b) of the Company Disclosure Letter contains a complete and accurate list of the Subsidiaries of the Company, including, for each of the Subsidiaries, (i) its name and (ii) its jurisdiction of organization. Each Subsidiary is directly or indirectly wholly owned by the Company. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the

Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.7 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Company since February 1, 2013 (collectively, together with any schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e) The Company has heretofore furnished or made available to Parent complete and correct copies of all comment letters received from the SEC or its staff from January 1, 2013 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared, and such disclosure controls and procedures are reasonably designed to ensure that all such information is communicated in a timely fashion to the Company’s principal executive officer and principal financial officer such that timely decisions may be made regarding the disclosure of such information in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(g) The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(h) Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

(i) The Company is in compliance, and has complied since February 1, 2013, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(j) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct in all material respects.

(k) Since the Company Balance Sheet Date through the date of this Agreement, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Company SEC Documents publicly filed or furnished with the SEC following the Company Balance Sheet Date.

Section 4.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) (a) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by the SEC’s Form 10-Q) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under the SEC’s Form 10-Q).

Section 4.9 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Offer Documents, the Registration Statement and the Schedule 14D-9 will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to stockholders or at the time the Registration Statement is declared effective by the SEC or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the 1934 Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.9, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents, the Registration Statement or the Schedule 14D-9 that were not supplied by or on behalf of the Company for use therein.

Section 4.10 Absence of Certain Changes.

(a) From the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects, and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of clauses (a), (b), (e), (f), (g), (h), (k), (o), (p), (q) or (t) of Section 6.1.

(b) Since the Company Balance Sheet Date through the date of this Agreement, there has not been any effect, change, condition, fact, development, occurrence or event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date;

(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Compliance with Laws and Court Orders; Governmental Authorizations.

(a) Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, (i) a Company Material Adverse Effect or (ii) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Offer or the Merger, the Company and each of its Subsidiaries is and since February 1, 2013 has been in compliance with all applicable Laws and Orders, and to the knowledge of the Company, is not under investigation by any Governmental Authority with respect to any Law or Order. There is no Order of any Governmental Authority outstanding against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Offer or the Merger, the Company and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is and since February 1, 2013, has been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and (ii) since February 1, 2013, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

Section 4.13 Litigation. Except as has not had and would not reasonably expected to have, individually or in the aggregate, (x) a Company Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Offer or the Merger, there is no Proceeding or, to the knowledge of the Company, investigation, pending against, or, to the knowledge of the Company, threatened by or against, the Company, any of its Subsidiaries, or to the knowledge of the Company and insofar as any such Proceeding or investigation relates to the Company or any of its Subsidiaries, any present or former officer, director, worker or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings or investigations, that would be before) or by any Governmental Authority.

Section 4.14 Properties.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a list of the addresses of the material real properties owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”) and the legal name of the respective owner(s) of each Owned Real Property.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the material leases, subleases, licenses or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property (the “Real Property Leases” and, together with the Owned Real Property, the “Company Real Property”).

(c) The Company or one of its Subsidiaries owns good and marketable fee simple title or valid leasehold title (as applicable) to the Company Real Property and all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case, free and clear of all Liens, except (i) for Permitted Liens, (ii) for the property and assets that have been disposed of or leased since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) in respects that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies any real property is valid, binding and in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease.

Section 4.15 Intellectual Property.

(a) The Company and/or one or more of its Subsidiaries are the sole owners of each item of material Owned Intellectual Property Rights and material Owned Technology, free and clear of any Liens, except for Permitted Liens. As of the date hereof, no item of Owned Intellectual Property Rights or Owned Technology is subject to any outstanding injunction, judgment, order, decree or ruling of which the Company has received written notice, and no Claim of which the Company has received written notice is pending before any court or arbitrator or was threatened in writing that challenges the validity, enforceability, or the Company’s ownership of any item of Owned Intellectual Property Rights or Owned Technology, as applicable, which remains unresolved as of the date hereof. Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of (i) all material Owned Intellectual Property Rights that have been registered, issued, or applied for with any Governmental Authority and (ii) all material Marks currently used by the Company or its Subsidiaries for which no registration has been sought. All fees currently due, as of the signing date of this Agreement, for maintaining any Owned Intellectual Property Rights shall have been paid in full to the proper Governmental Authority to the extent necessary to avoid lapse or abandonment of such Owned Intellectual Property Rights.

(b) The material Licensed Intellectual Property Rights and the material Licensed Technology are duly and validly licensed to the Company or its Subsidiaries under the Inbound License Agreements for use in the manner currently used by the Company and its Subsidiaries in the conduct of the business as currently conducted. Each material Inbound Intellectual Property Contract is valid, binding, and in full force and effect. There are no restrictions on the transfer or assignment by the Company or its Subsidiaries of any Inbound Intellectual Property Contract required to be listed on Section 4.15(b) of the Company Disclosure Letter which would cause the Offer or the Merger (or any related transactions) to impair any rights of the Company or any of its Subsidiaries under such Inbound Intellectual Property Contract. Neither the Company nor any of its Subsidiaries will, as a result of the execution and delivery of this Agreement or the performance of the Company’s and each of its Subsidiaries’ obligations hereunder, lose any material rights to Exploit any Licensed Intellectual Property Rights or Licensed Technology pursuant to any Inbound Intellectual Property Contract. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice, or has any knowledge, that any party to any material Inbound Intellectual Property Contract intends to cancel, terminate or refuse to renew (if renewable) such Inbound Intellectual Property Contract, or to exercise or decline to exercise any option or right thereunder. Section 4.15(b) of the Company Disclosure Letter contains a complete and accurate list of all (i) material Inbound Intellectual Property Contracts, other than (x) licenses for generally available software that is licensed to the Company or a Subsidiary in object code form only and that is not incorporated into or otherwise used in connection with the use of any Company Product, and (y) confidentiality and non-disclosure agreements entered into in the ordinary course of business. For clarity, and without limiting the foregoing sentence, Section 4.15(b) of the Company Disclosure Letter includes a complete and accurate list of all Inbound Intellectual Property Contracts pursuant to which the Company or a Subsidiary is granted a license to material software (other than Open Source Software) that is incorporated into or otherwise used in connection with the use of any Company Product.

(c) Each material Outbound Intellectual Property Contract is valid, binding, and in full force and effect. There are no restrictions on the transfer or assignment by the Company or its Subsidiaries of any Outbound Intellectual Property Contract required to be listed on Section 4.15(c) of the Company Disclosure Letter which would cause the Offer or the Merger (or any related transactions) to impair any rights of the Company or any of its Subsidiaries under such Outbound Intellectual Property Contract. Neither the Company nor any of its Subsidiaries will, as a result of the execution and delivery of this Agreement or the performance of the Company’s and each of its Subsidiaries’ obligations hereunder, lose any material rights to Exploit any Owned Intellectual Property Rights or Owned Technology pursuant to any Outbound Intellectual Property Contract. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice, or has any knowledge (without any obligation of due inquiry), that any party to any material Outbound Intellectual Property Contract intends to cancel, terminate or refuse to renew (if renewable) any such Outbound Intellectual Property Contract, or to exercise or decline to exercise any option or right thereunder. Section 4.15(c) of the Company Disclosure Letter contains a complete and accurate list of all Outbound Intellectual Property Contracts (other than Ordinary Course Customer Agreements) (i) with any industry standards bodies, patent pools or similar organizations of which the Company or any of its Subsidiaries has been a founder, member or promotor of, or a contributor to, and which require the licensing of Intellectual Property Rights or Technology by the Company or any its Subsidiaries, including any obligations to license such Intellectual Property Rights or Technology on a royalty-free, RAND or FRAND basis; (ii) pursuant to which any material source code included in the Owned Technology or included in any other material Technology used in or incorporated in any Company Product is licensed or otherwise made available to any other Person (other than to current or former employees within the scope of their employment or independent contractors acting for the benefit and account of the Company or any of its Subsidiaries, in each case, solely during the time period that they are employed or engaged by the Company or any of its Subsidiaries) or that include any provision for source code escrow; (iii) pursuant to which any rights, licenses, or covenants not to sue are expressly granted with respect to Patents of the Company or any of its Subsidiaries to any other Person, including any Patent cross-licenses or Patent licenses granted in settlement agreements; (iv) pursuant to which any exclusive rights, licenses, or covenants have been or may be granted by the Company or any of its Subsidiaries, whether by region, Company Product or otherwise; (v) pursuant to which any material covenant not to sue is granted by the Company or any of its Subsidiaries to any other Person; (vi) which would reasonably be likely to materially restrict the operation of the business of the Company or any of its Subsidiaries as currently conducted; and (vii) pursuant to which the Company or any of its Subsidiaries have sold, disposed of otherwise transferred ownership of any material Intellectual Property Rights or Technology that was an Owned Intellectual Property Right or Owned Technology in the three (3) year period prior to the date hereof.

(d) The Company Intellectual Property Rights constitute in all material respects all of the Intellectual Property Rights used in, held for use in, and/or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted (provided that the representation and warranty provided in this first sentence of Section 4.15(d) is to the knowledge of the Company (without any obligation of due inquiry) with respect to Patents of a third party). The Company Technology constitutes in all material respects all of the Technology used in, held for use in, and/or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted. Except for Outbound Intellectual Property Contracts listed on Section 4.15(c) of the Company Disclosure Letter, as of the date hereof, (i) neither the Company nor any of its Subsidiaries has granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use, any Intellectual Property Right or Technology to any Person that are still in effect, and (ii) in the three (3) year period prior to the date hereof, neither the Company nor any of its Subsidiaries has transferred to any Person ownership (whether exclusive or joint) of any material Intellectual Property Right or material Technology that was an Owned Intellectual Property Right or Owned Technology.

(e) To the knowledge of the Company (without any obligation of due inquiry), as of the date hereof, no Person (including, without limitation, any current or former employee or consultant of the Company or its Subsidiaries) is infringing, misappropriating or otherwise violating any of the material Owned Intellectual Property Rights or material Owned Technology. As of the date hereof, none of the Company or its Subsidiaries has brought any Claim before any Governmental Authority or arbitral tribunal against any Third Party with respect to the infringement, misappropriation or other violation of any of the Owned Intellectual Property Rights or Owned Technology, in each case, which remains unresolved as of the date hereof.

(f) The Company Products (and the Exploitation thereof by the Company and its Subsidiaries) and the operations of the Company and its Subsidiaries have not and do not infringe, misappropriate or otherwise violate any Intellectual Property Rights of a third party (provided that the representation and warranty provided in this first sentence of Section 4.15(f) is to the knowledge of the Company (without any obligation of due inquiry) with respect to Patents of a third party). Section 4.15(f) of the Company Disclosure Letter lists (i) any written Claim or other written complaint, notice or threat of any of the foregoing (including any written notification that a license under any Patent is or may be required) received by the Company or any of its Subsidiaries in the three (3) years prior to the date hereof or, subject to the knowledge of the Company (without any obligation of due inquiry), earlier to the extent it is unresolved as of the date hereof, alleging any infringement, misappropriation or violation of any material Intellectual Property Rights of a third party, and (ii) any written request or demand for indemnification or defense of a material Intellectual Property infringement Claim received by the Company or any of its Subsidiaries in the three (3) years prior to the date hereof or, subject to the knowledge of the Company (without any obligation of due inquiry), earlier to the extent it is unresolved as of the date hereof, from any reseller, distributor, channel partner or end-customer of a Company Product.

(g) Except as set forth in Section 4.15(g)(i) of the Company Disclosure Letter, there are no royalties or other similar payments that are payable by the Company or any of its Subsidiaries as of the date hereof to any third Person (excluding, for the avoidance of doubt, salaries that are payable to employees, and contractor fees that are payable to independent contractors) for the Exploitation of any Intellectual Property Right or Technology of such third Person by the Company or any of its Subsidiaries, excluding any royalties or other payments that are due pursuant to licenses for generally available software that is licensed to the Company or a Subsidiary in object code form only and that is not incorporated into or used in connection with the use of any Company Product. Without limiting the foregoing, Section 4.15(g)(ii) of the Company Disclosure Letter sets forth the cumulative amount due or payable as of the date hereof by the Company or any of its Subsidiaries to its employees and contractors, (i) under any invention reward program, Technology development incentive program, or any other similar program or arrangement, or (ii) under any applicable Laws related to the creation or development of inventions or other Technology (and any and all Intellectual Property Rights thereto).

(h) Each employee, worker, contractor, subcontractor, and consultant of the Company or its Subsidiaries that is involved in the development or creation of material Intellectual Property Rights or Technology by or on behalf of the Company or any of its Subsidiaries or from whom the Company or any of its Subsidiaries have acquired ownership of any material Intellectual Property Rights or Technology have, in each case, executed and delivered a valid, binding and enforceable written agreement expressly assigning to the Company or the applicable Subsidiary all of such employee’s, worker’s, contractor’s, subcontractor’s, or consultant’s right, title and interest in any material Intellectual Property Rights or Technology created by such employee, worker, contractor, subcontractor, or consultant within the scope of his or her employment or engagement or otherwise acquired from such employee, contractor, subcontractor or consultant. In the three (3) years prior to the date hereof or, subject to the knowledge of the Company (without any obligation of due inquiry), earlier to the extent unresolved as of the date hereof, no Person (including, without limitation, any current or former employee or consultant of the Company or its Subsidiaries) has brought any Claim before any Governmental Authority or arbitral tribunal against the Company or any of its Subsidiaries or otherwise regarding the ownership of any Intellectual Property Rights or Technology, or otherwise has asserted in writing or has alleged in writing to own any Owned Intellectual Property Rights or Owned Technology.

(i) The Company takes commercially reasonable actions, consistent with industry standards, to protect the confidentiality and security of its information technology systems and confidential or proprietary data (including, without limitation, any Trade Secrets of the Company or its Subsidiaries). To the knowledge of the Company (without any obligation of due inquiry), except as set forth in Section 4.15(i)(A) of the Company Disclosure Letter, there have been no violations or unauthorized disclosure or use of or unauthorized access to any information technology systems or any confidential or proprietary data (including, without limitation, any Trade Secrets of the Company or its Subsidiaries) and all items disclosed (or required to be disclosed) on Section 4.15(i)(A) of the Company Disclosure Letter occurring within the three (3) years prior to the date hereof have been or will be satisfactorily and finally resolved or mitigated by the End Date with no material adverse effect on the Company or any of its Subsidiaries. Without limiting the foregoing, as of the date hereof, neither the Company nor any of its Subsidiaries have (A) disclosed Trade Secrets or other material confidential or proprietary information of the Company or any of its Subsidiaries to any Person, unless such disclosure was under an appropriate written nondisclosure agreement or to a Person subject to a fiduciary duty to maintain the confidentiality thereof, or (B) except as set forth in Section 4.15(i)(B) of the Company Disclosure Letter, deposited, disclosed or delivered to any Person outside of the Company or its Subsidiaries (for clarity, excluding current or former employees within the scope of their employment or independent contractors acting for the benefit and account of the Company or any of its Subsidiaries, in each case, solely during the time period that they are employed or engaged by the Company or any of its Subsidiaries) any material source code (e.g., human-readable computer programming code) version of or with respect to any Owned Technology or any other material source code with respect to any Company Technology or Company Product. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been in breach of any obligations of confidentiality that they may have with respect to any Trade Secrets or other material confidential or proprietary information.

(j) Neither the Company nor any of its Subsidiaries has at any time used or otherwise Exploited any Open Source Software in such a way that creates obligations of the Company or any of its Subsidiaries with respect to any Owned Intellectual Property Rights or Owned Technology or grants or purports to grant to any third Person any rights or immunities under or with respect to any Owned Intellectual Property Rights or Owned Technology. Neither the Company nor any of its Subsidiaries is in material violation of any license for Open Source Software. Notwithstanding any other provision hereof, no Company Technology used or otherwise Exploited by the Company or any of its Subsidiaries, including any Technology used in or incorporated in any Company Product, is subject to any license under which an obligation to disclose source code for any Owned Technology or make such source code available would be triggered by the manner in which the Company or any of its Subsidiaries use or otherwise Exploit such Company Technology.

(k) Except as set forth on Section 4.15(k) of the Company Disclosure Letter, to the knowledge of the Company (without any obligation of due inquiry), the Company Technology and Company Products are free of material defects and errors in features, functionality, performance, programming and operation, and do not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other harmful, malicious, or destructive code or any software routines that are designed to permit or cause unauthorized access to, or material disruption, impairment, disablement, or destruction of, software, data, systems or other materials.

(l) Neither the execution, delivery nor performance of this Agreement nor the consummation of the Offer or the Merger or any of the other transactions contemplated hereby will (i) result in the Company or any of its Subsidiaries granting to any Person any right to, or with respect to, any material Company Intellectual Property Rights, Company Technology, or Company Products; (ii) require the consent of any other Person in respect of the Company’s and its Subsidiaries’ rights to own, use, and/or hold for use any material Company Intellectual Property Rights or Company Technology; (iii) impair the right of the Company or any of its Subsidiaries to Exploit any material Company Intellectual Property Rights or Company Technology or result in any loss of, or the diminishment in value of, any material Company Intellectual Property Rights or Company Technology; or (iv) result in the Company or any of its Subsidiaries being obligated to pay (or increase the amount of) any material royalties or other material amounts to any Person.

(m) Section 4.15(m) of the Company Disclosure Letter lists any written request or demand for indemnification or defense of a material Intellectual Property infringement Claim received by the Company or any of its Subsidiaries, in the three (3) years prior to the date hereof or, subject to the knowledge of the Company (without any obligation of due inquiry), earlier to the extent unresolved as of the date hereof, from end-customers, distributors, resellers or channel partners based on Company Products, which, in each case, remains unresolved as of the date hereof.

(n) Notwithstanding anything to the contrary set forth herein, except as expressly set forth in Sections 4.10, 4.13 or 4.20 of this Agreement, this Section 4.15 contains all of the representations and warranties provided by the Company with respect to matters related to Intellectual Property Rights (other than those rights relating to privacy and any rights similar, which are addressed in Section 4.16 of this Agreement).

Section 4.16 Data Privacy and Security. The Company and its Subsidiaries are, and have at all times since February 1, 2011, been, in compliance in all material respects with (i) their privacy policies and notices, including any website privacy policies which are posted and accessible to individuals at all times; (ii) all written representations, warranties, covenants and agreements of the Company and each of its Subsidiaries pursuant to any Contract related to the collection, use, storage, processing, distribution, transfer, import, export, disposal or disclosure (whether electronically or in any other form or medium) of any Personal Information; and (iii) all applicable Privacy Laws. The Company and its Subsidiaries have obtained all material approvals and licenses necessary to Process such Personal Information and are Processing such Personal Information in accordance with the scope of such approvals and licenses. In the five (5) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or complaint, or other written charge or accusation, of violation of any applicable Privacy Laws, and there is no Claim before any Governmental Authority against, and, to the knowledge of the Company (without any obligation of due inquiry), no pending investigation by any Governmental Authority of, the Company or any of its Subsidiaries relating to applicable Privacy Laws. The

Company and its Subsidiaries have taken reasonable steps in accordance with standard industry practices and applicable Privacy Laws to secure Personal Information from unauthorized access or use thereof by any Person. To the knowledge of the Company (without any obligation of due inquiry), in the five (5) years prior to the date hereof, neither the Company nor any of its Subsidiaries has experienced any incident in which any Personal Information was or may have been stolen or subject to any unauthorized access or use that would trigger a requirement to notify data subjects or any Governmental Authority, or that otherwise has resulted in, or would reasonably be expected to result in, any material liability of the Company. Where the Company has knowledge (without any obligation of due inquiry) of any attempted violation or breach of any information technology systems (including any confidential or proprietary data residing on those systems), the Company or its Subsidiaries, in accordance with their privacy and information security policies, duly review and, where appropriate, investigate, such violation or breach.

Section 4.17 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) the Company and each of its Subsidiaries have timely filed (taking into account extensions) each income or franchise Tax Return and each other Tax Return required to be filed, and all such Tax Returns are true, accurate and complete in all respects; (ii) the Company and each of its Subsidiaries have timely paid to the appropriate Taxing Authority all Taxes due and payable; (iii) the Company and each of its Subsidiaries have complied with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over, except, in each case of clauses (ii) and (iii), with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company Balance Sheet; (iv) there is no Proceeding or, to the Company’s knowledge, investigation, pending or, to the Company’s knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax; and (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens;

(b) during the three (3) year period ending on the date of this Agreement, none of the Subsidiaries of the Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(c) (i) neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time, (ii) neither the Company nor any of its Subsidiaries has been a member of a group filing an affiliated consolidated, combined or unitary Tax Return, including, for the avoidance of doubt, any group that is subject to equivalent or similar such taxes in a country other than the United States (in each case other than a group the common parent of which is or was the Company or any of its Subsidiaries), and (iii) neither the Company nor any of its Subsidiaries has any liability for the payment of any Tax imposed on any Person (other than the Company or any of its Subsidiaries) as a transferee or successor;

(d) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or a similar provision of state, local or foreign Tax Law; and

(e) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code.

Section 4.18 Employees and Employee Benefit Plans.

(a) Section 4.18 of the Company Disclosure Letter contains a correct and complete list identifying each material Company Plan. For purposes of this Agreement, (i) “Company Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, all equity or equity-based (including the 2012 Equity Plan and the 2012 ESPP), change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, employee discount or free product, vacation, sick pay or paid time off agreements, plans or policies, and each other material benefit or compensation plan, program, policy, contract, agreement or arrangement, whether written or unwritten, in each case (A) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any ERISA Affiliate or (B) with respect to which the Company or any ERISA Affiliate has or could reasonably be expected to have, any liability or obligation; (ii) “Foreign Company Plan” means each Company Plan that primarily covers Employees, officers, directors or other service providers of the Company or any of its Affiliates based outside of the United States and/or which is governed by the laws of any jurisdiction outside of the United States (other than any plan or program maintained by a Governmental Authority to which the Company or any of its ERISA Affiliates contributes pursuant to applicable Laws, including, but not limited to, any benefits that are required to be provided under applicable Law, including statutory severance) and any severance, retirement, pension, or leave accruals provided by the Company that primarily covers Employees, officers, directors or other service providers as required by applicable Law; and (iii) “U.S. Company Plan” means each Company Plan that is not a Foreign Company Plan. The Company has made available to Parent with respect to each U.S. Company Plan: (A) all documents setting forth the terms of each such U.S. Company Plan (or with respect to any unwritten U.S. Company Plan, a written description of each material term thereof) and all material documents relating to each such U.S. Company Plan, including the plan document, all amendments thereto and all related trust documents and funding instruments, (B) the two (2) most recent annual reports (Form 5500 including, if applicable, all schedules and attachments thereto) and tax return (Form 990), if any, required under ERISA or the Code in connection therewith or its related trust and any state or local tax returns, (C) the most recent actuarial report (if applicable), (D) all summary plan descriptions, together with each summary of material modifications, if any, required under ERISA, and all material written employee communications relating to each such U.S. Company Plan, (E) all material written contracts, instruments or agreements relating to each such U.S. Company Plan, including all amendments thereto, (F) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such U.S. Company Plan intended to be qualified under Section 401(a) of the Code, (G) all material correspondence to or from any Governmental Authority within the past three (3) years with respect to any U.S. Company Plan, and (H) all nondiscrimination and coverage tests for the three (3) most recent full plan years. The Company has made available to Parent with respect to each Foreign Company Plan, summaries of material benefits and form employment agreements.

(b) Neither the Company nor any ERISA Affiliate has contributed (or had any obligation of any sort, contingent or otherwise) in the last six (6) years to or with respect to a plan that is subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or the local equivalent thereof under applicable Laws.

(d) With respect to each of the U.S. Company Plans, except as would not reasonably be expected to result in a material liability to the Company and the Company’s Subsidiaries, taken as a whole: (i) each

U.S. Company Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service upon which it may rely regarding its qualified status under the Code and to the Company’s knowledge no event has occurred that has caused or could reasonably be expected to cause the loss of such qualification, (ii) all payments required to be paid by the Company or any of its Subsidiaries or ERISA Affiliates pursuant to the terms of a U.S. Company Plan, any Collective Bargaining Agreement, or by applicable Law (including, without limitation, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries or ERISA Affiliates in accordance with the provisions of such U.S. Company Plan, Collective Bargaining Agreement or applicable Law, (iii) no proceeding related to the U.S. Company Plans has been instituted or, to the knowledge of the Company, threatened or is anticipated against any of the U.S. Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, or any of the assets of any trust of any of the U.S. Company Plans or the Company or any of its Subsidiaries or ERISA Affiliates, (iv) each U.S. Company Plan complies in form and has been maintained and operated in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code, (v) none of the Company, any of its Subsidiaries, and, to the knowledge of the Company, its third party fiduciaries have engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA with respect to the U.S. Company Plans, (vi) no U.S. Company Plan is currently under, and neither the Company nor its Subsidiaries has received any notice of, a pending audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or any other Governmental Authority, and (vii) no U.S. Company Plan provides any post-retirement health or welfare benefits for any current or former employee of the Company or its Subsidiaries (or their dependents), other than as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”).

(e) Except as set forth in Section 4.18(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any Employee, officer, director, independent contractor, or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries to severance pay under a U.S. Company Plan and, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, any Foreign Company Plan, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under any U.S. Company Plan and, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, any Foreign Company Plan, (iii) increase the amount payable or trigger any other financial obligation pursuant to any Company Plan, except as would not reasonably be expected to result in a material liability to the Company and the Company’s Subsidiaries, taken as a whole, or (iv) result in any amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, worker, director or other independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or 4999 of the Code or otherwise.

(f) Other than contractual termination provisions in existing U.S. Company Plans, no condition or circumstance exists that would prevent or materially impede the amendment or termination of any U.S. Company Plan unilaterally at any time by the Company or its Subsidiaries, the Surviving Corporation, Parent or their respective ERISA Affiliates. Neither the Company nor any of its Subsidiaries has made any promises or commitments to create any additional U.S. Company Plan or to modify or change in any material way any existing U.S. Company Plan other than those amendments or modifications required by Law.

(g) Except as would not result in a material liability to the Company, with respect to each Foreign Company Plan: (i) the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign

Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (ii) there are no underfunded or unfunded liabilities or obligations that are not reflected on the Company Balance Sheet with respect to any Foreign Company Plan maintained for severance or retirement purposes; (iii) all payments (including premiums due) and all employer and employee contributions required to have been collected in respect of each Foreign Company Plan have been paid when due, or if applicable, accrued on the balance sheet of the Company and its Subsidiaries; and (iv) each such Foreign Company Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements, including funding requirements, and if intended to qualify for special tax treatment, satisfies all requirements for such treatment.

(h) Each U.S. Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in material compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder.

(i) As of the date of this Agreement, except as set forth in Section 4.18(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement, and there are no labor organizations, work councils, trade unions or other employee representatives representing, or, to the knowledge of the Company, purporting to represent or seeking to represent any current Employee.

(j) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any Collective Bargaining Agreement and there are no grievances or arbitrations outstanding thereunder; (ii) to the knowledge of the Company, there are no labor organizational campaigns, corporate campaigns, petitions, demands for recognition (including demands for works council recognition), applications or other unionization activities seeking recognition of a bargaining unit at the Company or any of its Subsidiaries; (iii) none of the Company or any of its Subsidiaries is suffering (and, for the past three (3) years, none of the Company or any of its Subsidiaries has suffered) any labor dispute, any activity or proceeding by a labor union or representative thereof to organize any Employee or any picketing, lockouts, strikes, slowdowns, work stoppages, job actions or threats thereof by or with respect to any Employee, against or involving the Company or any of its Subsidiaries; (iv) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union matters before the National Labor Relations Board or other labor board of Governmental Authority or works council disputes that would reasonably be expected to affect the employees of the Company and its Subsidiaries; (v) there are no current or, to the knowledge of the Company, threatened strikes, slowdowns, lockouts, organized labor disputes or work stoppages, and no such strike, slowdown, lockout, organized labor dispute or work stoppage has occurred within the two (2) years preceding the date of this Agreement; (vi) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Collective Bargaining Agreement; and (vii) the execution of this Agreement will not result in any breach or other violation of any notice, information or consultation obligations under applicable labor Law.

(k) Except as contemplated by this Agreement, to the knowledge of the Company, no director, executive officer, or other key current Employee with the title of Vice President or higher has expressed to the Company in writing any present intention to terminate his or her employment with the Company or any of its Subsidiaries. No Employees have notified the Company or its Subsidiaries, in writing, of any obligations of confidentiality of such Employees to any other Person(s) that conflict with such Employee’s work for, or obligations to, Parent, the Company, the Surviving Corporation, or any of their Subsidiaries.

(l) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment, employment practices, wages, hours, mandatory insurance, and other benefits, leaves of absence, employee classification, immigration control, employee safety, bonuses and terms and conditions of employment, including laws relating to termination of employment and relating to job applicants and employee background checks. No legally effected material action, suit, Claim (or counterclaim), litigation, arbitration, or mediation, (including any civil, criminal, administrative, investigative or appellate proceeding) that arises out of the current, former or potential employment or service relationship between the Company or any of its Subsidiaries and applicants or Employees, officers, or directors, or other service providers is pending or, to the knowledge of the Company, is otherwise pending or has been threatened against the Company or its Subsidiaries.

Section 4.19 Environmental Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and its Subsidiaries are and, since February 1, 2013, have been in compliance with all applicable Environmental Laws;

(ii) there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(iii) except as listed in Section 4.19(a)(iii) of the Company Disclosure Letter, the Company and its Subsidiaries have no contractual indemnity obligation to any third party for Environmental Claims or liability under Environmental Law, other than general commercial indemnification obligations entered into in the ordinary course of business, and not for the primary purpose of indemnifying matters relating to Environmental Claims or Environmental Laws; and

(iv) to the knowledge of the Company, there are no actions, activities, circumstances, facts, conditions, events or incidents that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

(b) Except as listed in Section 4.19(b) of the Company Disclosure Letter, the Company and its Subsidiaries are not required to hold any Environmental Permits in order to conduct their business or operations as their business and operations are conducted as of the Acceptance Time, other than those the absence of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has provided Parent with true and complete copies of all material environmental assessment reports and reports of material environmental investigations with respect to the Company and any of its Subsidiaries, in each case that have been prepared in the last three (3) years and that are in the possession of or reasonably available to the Company.

(d) Prior to the Acceptance Time, the transactions contemplated by this Agreement do not require, under any Environmental Law, any material consent of, or material filings with, any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries.

Section 4.20 Material Contracts.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) each Contract that limits or restricts in any material respect the Company or any of its Subsidiaries from (1) engaging or competing in any line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person, in each case of subclauses (1), (2) and (3), that is material to the Company and its Subsidiaries, taken as a whole;

(ii) each Contract that includes any arrangement whereby the Company grants any right of first refusal or right of first offer or similar right to a Third Party or any arrangement whereby the Company or one of its Subsidiaries is obligated to lease real property that would be material to the Company and its Subsidiaries, in each that is material to the Company and its Subsidiaries, taken as a whole;

(iii) each Contract that is a joint venture or partnership agreement that is material to the Company and its Subsidiaries, taken as a whole;

(iv) each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $2 million individually;

(v) each Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $1 million;

(vi) each Contract that is an (A) Inbound Intellectual Property Contract that is required to be listed on Section 4.15(b) of the Company Disclosure Letter, or (B) Outbound Intellectual Property Contract that is required to be listed on Section 4.15(c) of the Company Disclosure Letter;

(vii) each Contract that is an acquisition agreement or a divestiture agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration including assumption of debt after the date of this Agreement to be in excess of $5 million, (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $5 million or (C) any other Person has the right to acquire any interests in the Company or any of its Subsidiaries, excluding, in the case of clauses (A) and (B), acquisitions or dispositions of supplies, inventory, merchandise or products in connection with the conduct of the Company’s and its Subsidiaries’ business or of supplies, inventory, merchandise, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(viii) each Contract that is a settlement or similar agreement with any Governmental Authority (including any corporate integrity agreement, monitoring agreement or deferred prosecution agreement) or order or consent of a Governmental Authority (including any consent decree or settlement order) to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole;

(ix) each Contract (or series of related Contracts) pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or similar obligations that could result in payments in excess of $5 million in the aggregate;

(x) each Contract (or series of related Contracts) that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $3 million in the aggregate in any one year period after the date of this Agreement that cannot be terminated by the Company or any of its Subsidiaries on less than sixty (60) days’ notice without material payment or penalty;

(xi) each Contract for the employment of, or receipt of any services from, any current Employee at the level of Vice President or higher;

(xii) each Contract to which the Company or any of its Subsidiaries is a party that constitutes a Collective Bargaining Agreement or other labor agreement or that relates to the employment of non-U.S. individual service providers to the Company or its Subsidiaries employed by professional employer organizations (“Non-U.S. Service Providers”);

(xiii) each material Contract with a Material Distributor; and

(xiv) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act or disclosed by the Company under Item 1.01 on a Current Report on Form 8-K.

Each Contract of the type described in clauses (i) through (xiv) is referred to herein as a “Company Material Contract.”

(b) Except for this Agreement or as listed in Section 4.20(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in a Company SEC Document.

(c) Except for any Company Material Contract that has terminated or expired in accordance with its terms or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms. The Company and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of the Company, each other party thereto, has performed its obligations required to be performed by it, as and when required, under each Company Material Contract, except for failures to perform that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Material Contract, is in violation of or in default under any provision of such Company Material Contract. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement.

Section 4.21 Finders’ Fees, etc. Except for Morgan Stanley & Co. LLC (“Morgan Stanley”), true and correct copies of whose engagement letter has been provided to Parent, and except as set forth on Section 4.21 of the Company Disclosure Letter, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.22 Opinion of Financial Advisor. As of the date of this Agreement, the Company Board has received the opinion of Morgan Stanley, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the consideration to be received by the holders of Company Stock (other than (i) shares of Company Stock owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise), or Purchaser, and (ii) Appraisal Shares) pursuant to this Agreement is fair from a financial point of view to such holders. A copy of such opinion will be made available to Parent as soon as practicable following the date of this Agreement for informational purposes only.

Section 4.23 Antitakeover Statutes. Assuming the accuracy of Parent’s and Purchaser’s representations and warranties in Section 5.15, (i) the Company has taken all action necessary to exempt the Offer, the Merger, this Agreement, the Support Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL, and, accordingly, neither such provision of the DGCL nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions and (ii) no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Support Agreement or any of the transactions contemplated hereby or thereby.

Section 4.24 Anti-Corruption; Export Control. Except as would not be material to the Company and its Subsidiaries, taken as a whole, since February 1, 2013:

(a) The Company and its Subsidiaries have been and are in compliance with all applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) and the U.K. Bribery Act 2010, and neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, agent or employee of the Company or any of its Subsidiaries has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, expenditure or other advantage: (i) which would violate any applicable Law; or (ii) to or for a Public Official with the intention of: (A) improperly influencing any act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (C) securing any improper advantage, in each case in order to obtain or retain business or any business advantage. For the purposes of this Agreement, “Public Official” includes any Person holding, representing or acting on behalf of a Person holding a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Authority or enterprise thereof, public international organization, any representative or official of a political party or any candidate for any political office or any official or employee of any state hospital, agency or health care institution.

(b) Neither the Company, nor its Subsidiaries, nor any directors, administrators, officers, directors or, to the knowledge of the Company, employees of the Company or its Subsidiaries is, or has been since February 1, 2013, identified on (i) List of Specially Designated Nationals and Blocked Persons maintained by the Department of Treasury, Office of Foreign Assets Control (“OFAC”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties;” or (iv) foreign governmental listings of similar effect.

(c) Since February 1, 2013, the Company and each of its Subsidiaries have conducted their import, export and trade transactions in accordance with all applicable provisions of U.S. export control and sanctions Laws (including the International Traffic in Arms Regulations, the Export Administration Regulations, the regulations administered by OFAC, and any applicable anti-boycott compliance regulations), the import and export laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security, and export, sanctions, and customs Laws of the other countries (collectively, “International Trade Laws”) where it conducted and currently conducts business.

(d) Since February 1, 2013, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral, notice of noncompliance, complaints, or warnings from any Government Authority with respect to its compliance with International Trade Laws.

(e) To the knowledge of the Company, at no time since February 1, 2013 has the Company or any of its Subsidiaries sold, exported, reexported, imported, transferred, diverted, or otherwise disposed of any products, software, encryption-related source code, object code, or technology (including products derived from or based on such technology) to or from any destination, entity, or Person, without obtaining prior authorization from the competent government authorities as required by any International Trade Laws.

Section 4.25 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of the Company are in full force and effect. As of the date of this Agreement, since February 1, 2013, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not constitute a Company Material Adverse Effect; or (b) written notice of refusal of any coverage or rejection of any claim under any such insurance policy that if not paid would constitute a Company Material Adverse Effect. With respect to each Proceeding that has been filed or investigation initiated against the Company or any of its Subsidiaries since February 1, 2013, no insurance carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding or investigation, or informed any of the Company or any of its Subsidiaries of its intent to do so, other than such denial or reservation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.26 Material Distributors. Section 4.26 of the Company Disclosure Letter sets forth the twenty (20) largest distributors through which the Company currently distributes the Company Products (the “Material Distributors”), on the basis of total sales by the Company and its Subsidiaries, taken together as a whole, to its distributors, for the last three (3) fiscal years ended December 31, 2015. Section 4.26 of the Company Disclosure Letter sets forth the total sales by the Company to each Material Distributor for each applicable period. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral notice from any Material Distributor that such distributor shall not continue as a distributor of the Company (or the Surviving Corporation or Parent) after the Closing or that such distributor intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent).

Section 4.27 No Additional Representations. Except for the representations and warranties expressly made by the Company (i) in this Article IV and (ii) in the Company Disclosure Letter, each of Parent and Purchaser acknowledges that neither the Company nor any other Person makes any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither the Company nor any Representative of the Company makes any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, affairs operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Subject to Section 11.5, (a) except as disclosed in the Parent SEC Documents publicly filed prior to the date of this Agreement; provided, that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Parent SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Parent or Purchaser contained in this Agreement or (b) except as set forth in the Parent Disclosure Letter, Parent and Purchaser represent and warrant to the Company that:

Section 5.1 Corporate Existence and Power. Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, (i) to have a Parent Material Adverse Effect or (ii) to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Offer or the Merger. Prior to the date of this Agreement, Parent has delivered or made available to the Company true and complete copies of the organizational documents of Parent and Purchaser as in effect on the date of this Agreement. Neither Parent nor Purchaser is in violation of, in conflict with, or in default under, its certificate of incorporation or bylaws.

Section 5.2 Corporate Authorization.

(a) The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby are within the corporate power and authority of Parent and Purchaser and, except for the approval of Parent as the sole stockholder of Purchaser, have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. No vote of any holders of any of Parent’s capital stock is necessary in connection with the consummation of the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) As of the date of this Agreement, the respective board of directors of each of Parent and Purchaser have approved and declared advisable this Agreement and the transactions contemplated hereby.

Section 5.3 Governmental Authorization. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) compliance with any applicable requirements of Nasdaq and (v) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (x) have a Parent Material Adverse Effect or (y) have an effect that would prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Offer or the Merger.

Section 5.4 Non-contravention. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby do not and will not (i) assuming the authorizations, consents and approvals referred to in clauses (i) through (iv) of Section 5.3 are obtained, (A) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Purchaser, (B) contravene, conflict with or result in a violation or breach of any Law or Order or (C) require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (ii) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of Parent or any of its Subsidiaries, except, in the case of each of subclauses (B) and (C) of clause (i) and clause (ii), which have not had and would not reasonably be expected to have, individually or in the aggregate, (x) a Parent Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Offer or the Merger.

Section 5.5 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 800,000,000 shares of Parent Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). As of March 31, 2016, (A) 399,573,170 shares of Parent Stock were issued and outstanding, (B) no shares of Parent Preferred Stock were issued and outstanding, (C) 6,507,949 shares of Parent Stock were subject to compensatory options to purchase shares of Parent Stock (“Parent Stock Options”) and (D) 21,892,098 shares of Parent Stock were subject to restricted stock units with respect to Parent Stock (“Parent RSUs”).

(b) Except as set forth in Section 5.5(a) or upon the exercise of Parent Stock Options and the settlement of Parent RSUs, in each case, that were outstanding on March 31, 2016, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of or other voting securities of or other ownership interests in Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities, and neither Parent nor any of its Subsidiaries maintains an employee stock purchase plan other than the 2009 Employee Stock Purchase Plan. Neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Parent Securities. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(c) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(d) The shares of Parent Stock to be issued as part of the Offer Consideration and Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(e) With respect to Purchaser:

(i) Since its date of incorporation, Purchaser has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(ii) The authorized capital stock of Purchaser consists of 1,000 shares of common stock, $0.001 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien.

Section 5.6 SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Parent since February 1, 2013 (collectively, together with any schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Parent SEC Document complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.

(c) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Parent SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e) Parent has heretofore furnished to the Company complete and correct copies of all comment letters received from the SEC or its staff from January 1, 2013 through the date of this Agreement with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto, to the extent that such comment letters and written responses are not publicly available on EDGAR. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to any of the Parent SEC Documents, and, to the knowledge of Parent, none of the Parent SEC Documents are subject to ongoing SEC review.

(f) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared, and such disclosure controls and procedures are reasonably designed to ensure all such information is communicated in a timely fashion to Parent’s principal executive officer and principal financial officer such that timely decisions may be made regarding the disclosure of such information in Parent’s periodic and current reports required under the 1934 Act.

(g) Parent and its Subsidiaries have established and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(h) Neither Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent in violation of Section 402 of the Sarbanes-Oxley Act.

(i) Parent is in compliance, and has complied since February 1, 2013, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(j) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct in all material respects.

(k) Since the Parent Balance Sheet Date through the date of this Agreement, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Parent or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Parent SEC Documents publicly filed or furnished with the SEC following the Parent Balance Sheet Date.

Section 5.7 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) (a) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by the SEC’s Form 10-Q) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of any unaudited interim financial statements), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under the SEC’s Form 10-Q).

Section 5.8 Information Supplied. The information relating to Parent, its Subsidiaries, and Purchaser to be contained in the Offer Documents, the Schedule 14D-9 and the Registration Statement will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the stockholders of the Company or at the time the Registration Statement is declared effective by the SEC or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Offer Documents and the Registration Statement will comply in all material respects as to form with the requirements of both the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.8, no representation or warranty is made by Parent or Purchaser with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9 or the Registration Statement that were not supplied by or on behalf of Parent for use therein.

Section 5.9 Financing. Parent has delivered to the Company true, correct and complete fully executed copies of (i) the commitment letter, dated as of April 3, 2016, among Parent and Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., SunTrust Bank and SunTrust Robinson Humphrey, Inc. (the “Commitment Letter”) and (ii) the fee letter, dated as of April 3, 2016, among Parent and Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., SunTrust Bank and SunTrust Robinson Humphrey, Inc. (as redacted in a customary manner to remove the fee amounts, pricing caps, the rates and amounts included in the “market flex” and certain other terms (none of which could reasonably be expected to adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Financing (other than in respect of upfront fees)), the “Redacted Fee Letter”), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (collectively, the “Debt Letters”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) have severally committed to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, but subject to the provisions of Section 8.3, the “Financing”) for the purposes set forth in such Debt Letters. As of the execution and delivery of this Agreement, the Debt Letters have not been amended, restated or otherwise modified or waived and the respective commitments contained in the Debt Letters have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect. As of the execution and delivery of this Agreement, the Debt Letters are in full force and effect and constitute the legal, valid, enforceable and binding obligations of each of Parent and, to the knowledge of Parent, the other parties thereto, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. As of the date of this Agreement, there are no conditions precedent or contingencies related to the funding of the full amount of the Financing pursuant to the Debt Letters, other than as expressly set forth in the Debt Letters. Subject to the terms and conditions of the Debt Letters, the net proceeds contemplated from the Financing, together with other financial resources of Parent, including contemplated cash on hand of Parent, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the Offer Consideration and the Merger Consideration and all fees and expenses reasonably expected to be incurred in connection therewith. As of the date of this Agreement, assuming the satisfaction of the conditions to the Offer set forth in Annex A, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent under the Debt Letters or, to the knowledge of Parent, any other party to the Debt Letters. As of the date of this Agreement, there are no side letters or other agreements, Contracts or arrangements related to the Financing or the funding of all or any part of the Financing other than as expressly set forth in the Debt Letters. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, assuming the satisfaction of the conditions to the Offer set forth in Annex A, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied, nor does Parent have knowledge, as of the date of this Agreement, that the full amount of the Financing will not be made available to Parent as of the time at which the Acceptance Time is required to occur pursuant to Section 2.4 in accordance with the terms of the Debt Letters.

Section 5.10 Absence of Certain Changes.

(a) From the Parent Balance Sheet Date through the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects.

(b) Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any effect, change, condition, fact, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11 Solvency. Each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.12 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of Parent (including the notes thereto), other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date;

(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.13 Compliance with Laws and Court Orders; Governmental Authorization.

(a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, (i) a Parent Material Adverse Effect or (ii) an effect that would prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the Offer or the Merger, Parent and each of its Subsidiaries is and since February 1, 2013 has been in compliance with all applicable Laws (including with respect to applicable anti-corruption Laws) and Orders, and to the knowledge of Parent, is not under investigation by any Governmental Authority with respect to any Law (including with respect to applicable anti-corruption Laws) or Order. There is no Order of any Governmental Authority outstanding against Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, (x) a Parent Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of Parent or Purchaser to perform their respective obligations under this Agreement or to consummate the Offer or the Merger, Parent and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries is and since February 1, 2013, has been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and (ii) since February 1, 2013, neither Parent nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

Section 5.14 Litigation. Except as has not had and would not reasonably expected to have, individually or in the aggregate, (x) a Parent Material Adverse Effect or (y) an effect that would prevent, materially delay or materially impair the ability of Parent or Purchaser to perform their respective obligations under this Agreement or to consummate the Offer or the Merger, there is no Proceeding or, to the knowledge of Parent, investigation, pending against, or, to the knowledge of Parent, threatened by or against, Parent, any of its Subsidiaries, or to the knowledge of Parent and insofar as any such Proceeding or investigation relates to Parent or any of its Subsidiaries, any present or former officer, director, worker or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings or investigations, that would be before) or by any Governmental Authority.

Section 5.15 Share Ownership. None of Parent, Purchaser or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the 1934 Act) any Company Stock or any options, warrants or other rights to acquire Company Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.

Section 5.16 No Additional Representations. Except for the representations and warranties expressly made by Parent and Purchaser in this Article V, the Company acknowledges that none of Parent, Purchaser or any other Person makes any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that none of Parent, Purchaser or any of their Representatives makes any representation or warranty with respect to (a) Parent or its Subsidiaries or any of their respective businesses, affairs, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to

Parent or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Parent or any Representative of Parent, including in any “data rooms” or management presentations.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of the Company. From the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with Article X, except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its current business organization, goodwill and reputation and (ii) maintain generally its business relationships with its significant customers and suppliers and others having significant business relationships with it and with Governmental Authorities with jurisdiction over the Company’s or any of its Subsidiaries’ significant operations; provided, however, that no action that is specifically permitted by any of clauses (a) through (v) of this Section 6.1 shall be deemed a breach of this sentence. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with Article X, except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent, other than with respect to clause (q), not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise), in each case, of the Company or any Subsidiary of the Company;

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for the (i) declaration, setting aside or payment of any dividends or other distributions by any of its Subsidiaries to the Company or to another Subsidiary in the ordinary course of business consistent with past practice;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (x) the issuance of any shares of the Company Stock upon the exercise of Company Stock Options or the settlement of Company RSUs that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement or that are issued or granted after the date of this Agreement to the extent permitted by Section 6.1(l) and (y) issuances of securities of the Company’s Subsidiaries to the Company or to wholly-owned Subsidiaries of the Company or (ii) amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise);

(d) incur or commit to any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those as may be contemplated by the Company’s fiscal 2016 budget and capital expenditure plan made available to Parent prior to the date of this Agreement (whether or not such capital expenditures are made during the Company’s 2016 fiscal year), or (ii) any other capital expenditures not to exceed $2 million in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets (including Intellectual Property Rights, Technology and other intangible assets), securities or businesses, other than (i) acquisitions of supplies, materials and similar assets in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (ii) pursuant to Contracts in effect on the date of this Agreement, (iii) any other acquisitions for consideration that is not in excess of $2 million individually or in the aggregate, (iv) acquisitions solely involving one or more of the Company and any of its wholly-owned Subsidiaries and (v) as contemplated by the Company’s fiscal 2016 budget and capital expenditure plan made available to Parent prior to the date of this Agreement;

(f) sell, assign, license, lease or otherwise transfer, or abandon or create or incur any material Lien on any of the Company’s or its Subsidiaries’ assets (including Intellectual Property Rights, Technology and other intangible assets), securities, properties, interests or businesses in excess of $1 million in the aggregate, other than (i) sales, leases or transfers in the ordinary course of business consistent with past practice, (ii) non-exclusive licenses granted to customers, suppliers, distributors, resellers, channel partners and other third parties in the ordinary course of business consistent with past practices, (iii) Permitted Liens or (iv) the abandonment of non-material Intellectual Property Rights in the ordinary course of business consistent with past practice; provided, that in no event shall the Company or any of its Subsidiaries assign or grant any exclusive licenses of any Intellectual Property Rights or Technology, or grant any other licenses of any Intellectual Property Rights or Technology other than non-exclusive licenses granted in the ordinary course of business consistent with past practices to the extent permitted above in Section 6.1(f)(ii), in each case, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed);

(g) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $3 million in the aggregate, other than intercompany indebtedness;

(h) create, incur, suffer to exist or assume any indebtedness for borrowed money or guarantees thereof, other than intercompany indebtedness;

(i) other than in the ordinary course of business consistent with past practice, enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person, or would purport to limit, after the Effective Time, Parent or any of its Subsidiaries from engaging or competing in any line of business in any material respect;

(j) other than in the ordinary course of business consistent with past practice (including renewals consistent with the terms thereof), (i) amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract or (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement;

(k) (i) recognize any new labor organization, union, employee association, trade union, works council or other similar employee representative, or (ii) negotiate, enter into, amend, modify or terminate any Collective Bargaining Agreement;

(l) grant or modify any equity or equity-based awards, other than such awards granted pursuant to a Company Plan consistent with the terms of Section 6.1(l) of the Company Disclosure Letter, in each case, in the ordinary course of business consistent with past practice; provided, that in no event shall such equity or equity-based award contain any “single trigger,” “double trigger,” or other vesting acceleration provisions and such equity or equity-based award shall not be subject to acceleration (in whole or in part) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in combination with any termination of employment or other event);

(m) except (x) as required pursuant to a Company Plan or a Contract in effect prior to the date of this Agreement, or (y) as otherwise required by applicable Law, (i) grant or provide any severance, retention or termination payments or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries, (iii) increase the compensation payable to any current or former employee, officer, non-employee director, independent contractor or consultant of the Company or any of its Subsidiaries, other than increases in base salaries or hourly base wage rates, as applicable, to employees in the ordinary course of business consistent with past practice and not in excess of the Company’s 2016 established budget as set forth on Section 6.1(m) of the Company Disclosure Letter, (iv) establish, adopt, terminate or amend any Company Plan or any plan, program, arrangement, policy or agreement that would be a Company Plan if it were in existence on the date of this Agreement, (v) hire any employee of the Company or any of its Subsidiaries or engage any other individual to provide services to the Company or any of its Subsidiaries, other than as set forth in Section 6.1(m) of the Company Disclosure Letter, (vi) terminate the employment of any current employee or the engagement of any individual independent contractor of the Company or any of its Subsidiaries other than for cause or for performance-related reasons or a non-Merger related reason, or (vii) promote any employee of the Company or any of its Subsidiaries to a position that reports directly to the Chief Executive Officer of the Company;

(n) knowingly waive, release, limit or condition any restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries, in each case that would reasonably be expected to have more than a de minimis adverse effect on the Company and its Subsidiaries, taken as a whole;

(o) change the Company’s methods of financial accounting, except as required by GAAP or in Regulation S-X of the 1934 Act (or any interpretation thereof), any Governmental Authority or applicable Law;

(p) (i) make or change any material election with respect to Taxes, (ii) amend any Tax Return that would have the effect of causing a material amount of Taxes to be due in a taxable period (or portion thereof) following the Closing Date, (iii) agree or settle any claim or assessment in respect of a material amount of Taxes, (iv) agree to an extension or waiver of the limitation period for any claim or assessment in respect of a material amount of Taxes, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of Taxes or (vi) surrender any right to a material refund of Taxes;

(q) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any material Subsidiary of the Company;

(r) enter into any material interest rate swaps, foreign exchange or other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(s) fail to maintain, allow to lapse or abandon any Owned Intellectual Property Rights or any Intellectual Property Rights that are exclusively licensed to the Company or any of its Subsidiaries (other than to the extent permitted pursuant to Section 6.1(f) hereof);

(t) settle, offer or propose to settle any Proceeding involving or against the Company or any of its Subsidiaries that requires payment by the Company or any of its Subsidiaries in excess of $2.5 million or that would include any non-monetary relief that would have more than a de minimis adverse effect on the Company and its Subsidiaries, taken as a whole, or commence any Proceeding other than the commencement of any Proceeding seeking damages of less than $2.5 million or relating to the transactions contemplated hereby;

(u) take any of the actions set forth in Section 6.1(u) of the Company Disclosure Letter; or

(v) agree, resolve or commit to do any of the foregoing.

Parent and Purchaser acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Purchaser shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable law. In addition, for the sake of clarity, Parent does not have the right to direct and control the litigation, including any defenses, which right remains with the Company or the applicable Subsidiary of the Company.

Section 6.2 ESPP Purchase Rights. As of no later than the date of this Agreement, the Company Board shall have “suspended” the 2012 ESPP under Section 12 of the 2012 ESPP and there shall be no Purchase Rights as defined in the 2012 ESPP granted on or after such suspension (for the sake of clarity, no individual shall be permitted to become a participant in the 2012 ESPP or increase his or her election on or after the date hereof, however, such suspension shall not affect the right of current participants with respect to the current purchase period). The 2012 ESPP shall remain “suspended” continuously through the Closing and thereafter, subject only to the Surviving Corporation’s or the Parent’s ability to reverse such suspension.

Section 6.3 Information and Consultation. The Company’s Subsidiaries shall comply with their information and consultation obligations as required under applicable works council Laws and Collective Bargaining Agreements before the Closing Date.

ARTICLE VII

COVENANTS OF PARENT AND PURCHASER

Section 7.1 Conduct of Parent. From the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with Article X, except as expressly contemplated by this Agreement, as set forth in Section 7.1 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its current business organization and (ii) maintain generally its business relationships with its customers, lenders, suppliers and others having business relationships with it and with Governmental Authorities with jurisdiction over Parent’s operations; provided, however, that no action that is specifically permitted by any of clauses (a) through (h) of this Section 7.1 shall be deemed a breach of this sentence. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with Article X, except as expressly contemplated by this Agreement, as set forth in Section 7.1 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the certificate of incorporation or bylaws of Parent in a manner that would have an adverse impact on the value of Parent Stock or that would reasonably be expected to prevent, or impede or delay, the consummation of the Offer, the Merger or the transactions contemplated hereby (provided, that any amendment to its certificate of incorporation solely to increase the authorized number of shares of any class or series of the capital stock of Parent shall in no way be restricted by the foregoing);

(b) adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(c) (i) acquire or sell (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets (including Intellectual Property Rights, Technology and other intangible assets), securities or businesses or (ii) make investments in any other Person, in each case that would reasonably be expected to prevent, or impede or delay, the consummation of the Offer, the Merger or the transactions contemplated hereby;

(d) authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (i) regular quarterly cash dividends by Parent at a rate not in excess of $0.045 per share of Parent Stock, (ii) dividends and distributions paid or made on a pro rata basis by Subsidiaries of Parent or (iii) by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent;

(e) except for any shares of Parent Stock issued, delivered, sold or authorized in connection with the transactions contemplated by this Agreement (including the Offer and the Merger), issue, deliver or sell, or authorize the issuance, delivery or sale of (i) a number of Parent Securities in excess of 20% of the number of outstanding shares of Parent Stock as of the date of this Agreement (measured on an as-converted, as-exercised basis), other than the issuance of any shares of Parent Stock upon the exercise of Parent Stock Options or the settlement of Parent RSUs that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement or that are issued or granted after the date of this Agreement under Parent’s equity plans, or (ii) Parent Securities where such issuance, delivery or sale would impede or delay the consummation of the Offer, the Merger or the transactions contemplated hereby;

(f) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Parent;

(g) take any action (or omit to take any action) with the knowledge that such action (or omission) would reasonably be expected to result in a requirement to seek the approval by holders of Parent Stock of the transactions contemplated hereby; or

(h) agree, resolve or commit to do any of the foregoing.

Section 7.2 Obligations of Purchaser. Parent shall cause Purchaser to perform when due its obligations under this Agreement and to consummate the Offer and the Merger pursuant to the terms and subject to the conditions set forth in this Agreement and the Offer.

Section 7.3 Approval by Sole Stockholder of Purchaser. Immediately following the execution and delivery of this Agreement by the Parties, Parent, as sole stockholder of Purchaser, shall adopt this Agreement and approve the Merger, in accordance with the DGCL, by written consent.

Section 7.4 Director and Officer Indemnification.

(a) From and after the Acceptance Time, Parent and Purchaser agree that, subject to applicable Law, all rights to indemnification of each former and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) with respect to acts or omissions occurring at or prior to the Effective Time as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) as in effect on the date of this Agreement or in any agreement, a true and complete copy of which agreement has been provided by the Company to Parent prior to the date of this Agreement, to which the Company or any of its Subsidiaries is a party which is in effect as of the date of this Agreement, shall survive the Merger and continue in full force and effect in accordance with their terms, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all the terms thereof. For a period of no less than six (6) years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor thereto) regarding indemnification, exculpation and expense advancement in effect as of immediately prior to the Effective Time, and, during such six (6) year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Acceptance Time was a Company Indemnified Party, except as required by applicable Law.

(b) Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to either (i) continue to maintain in effect for a period of no less than six (6) years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance (from a carrier with the same or better credit rating as the Company’s D&O Insurance carrier) for such six (6)-year period, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time; provided, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.4(b) of the Company Disclosure Letter (the “Premium Cap”); provided further, that if the amount necessary to procure such insurance coverage exceeds the Premium Cap, the Company may purchase the most advantageous policy available for an amount not to exceed the Premium Cap. At the Company’s option, the Company may purchase, prior to the Effective Time, a prepaid “tail policy” for a period of no more than six (6) years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time, in which event Parent shall cease to have any obligations under the first sentence of this Section 7.4(b); provided, that the aggregate premium for such policies shall not exceed the Premium Cap; provided further, that if the amount of annual premiums necessary to maintain or procure such insurance coverage exceeds the Premium Cap, Parent and the Surviving Corporation shall procure and maintain for such six-year period the most advantageous policy available for an annual premium equal to the Premium Cap. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(c) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 7.4.

(d) The provisions of this Section 7.4 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 7.5 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued as part of the Offer Consideration and the Merger Consideration to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Acceptance Time.

Section 7.6 Employee Matters.

(a) Parent agrees that each Continuing Employee (other than any Continuing Employee covered by a Collective Bargaining Agreement) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), be provided with (1) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (2) retirement and health and welfare benefits that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries to such Continuing Employees immediately prior to the Effective Time (for this purpose including the Company 401(k) Plan that is being terminated in connection with the Closing)). In addition to the foregoing, Parent agrees that, during the Continuation Period, Parent shall either (i) continue the agreements covering Non-U.S. Service Providers on terms that are substantially comparable in all respects to the agreements as in effect immediately prior to the Effective Time, or (ii) to the extent that Parent elects to hire any such Non-U.S. Service Provider, Parent shall provide each such Non-U.S. Service Provider with base compensation, incentive opportunities and employee benefits that are substantially comparable to the base compensation, incentive opportunities and employee benefits provided to similarly situated employees of Parent;

(b) Parent shall give each Continuing Employee and Non-U.S. Service Provider service credit for such Continuing Employee’s employment with (and Non-U.S. Service Provider’s service to) the Company and its Subsidiaries for purposes of vesting, benefit accrual, level of benefit and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent (including, for purposes of determining vacation, other paid time off and severance benefits), except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits. For purposes of this Section 7.6, “Continuing Employee” means each employee of the Company and its Subsidiaries at the Effective Time, who continues to be employed with the Company or any of its Subsidiaries immediately after the Closing Date.

(c) Upon the written request of Parent at least ten (10) Business Days prior to the Closing Date, effective as of immediately prior to Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or shall cause the termination of any or all U.S. tax qualified defined contribution plans provided to Employees of the Company and its Subsidiaries, to the extent directed by Parent and in compliance with applicable Law (each plan so terminated, a “Company Qualified Plan”).

(d) As soon as possible following the execution of this Agreement, the Company shall make commercially reasonable efforts to provide Parent with copies of all material documents embodying and relating to each Foreign Company Plan, including the Foreign Company Plan document, all amendments thereto and all related trust documents, the most recent summary plan description, the most recent actuarial valuation report, and the most recent tax return filing, in each case, to the extent applicable.

(e) Parent agrees that the individuals listed on Section 7.6(e)(i) of the Company Disclosure Letter will be eligible to receive severance benefits in accordance with the Company’s Severance Benefit Plan and their individual Participation Notices as in effect on March 1, 2016 and the terms and conditions thereof during the 12 months following the Effective Time. Continuing Employees and Non-U.S. Service Providers who never had an individual Participation Notice in connection with the Company’s Severance Benefit Plan shall be eligible to receive severance benefits as provided in Section 7.6(e)(ii) of the Company Disclosure Letter.

(f) Nothing contained in this Section 7.6, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Plan, (ii) give any Employee, director, independent contractor, or other service provider (including Non-U.S. Service Providers) of the Company or its Subsidiaries (including any beneficiary or dependent thereof), or any labor organization, union, works council, employee association, trade union, other similar employee representative body, any third-party beneficiary or other rights or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Plan or any Parent plan or (B) retain the employment or services of any Employee, director, other independent contractor or other service provider (including Non-U.S. Service Providers) of the Company and its Subsidiaries.

ARTICLE VIII

COVENANTS OF PARENT AND THE COMPANY

Section 8.1 Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement, including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Offer pursuant to Annex A or the Merger pursuant to Article IX); provided that no Party shall be required to pay any consideration therefor other than filing fees and other regulatory payments.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, as promptly as reasonably practicable, and in any event within ten (10) Business Days of the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. In addition, Parent and Company shall make any filing that may be required under the Competition Law of any jurisdiction identified on Section A of the Company Disclosure Letter within ten (10) Business Days after the date hereof. Each of the Company and Parent shall use its reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing, and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods regarding the foregoing as soon as reasonably practicable. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.

(c) Except as prohibited by applicable Law or Order, each of Parent and the Company shall use its reasonable best efforts to (A) cooperate with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (B) promptly inform the other Party of (and if in writing, supply to the other Party) any communication (other than any ministerial communications) received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other similar Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (C) consult with each other prior to taking any material position with respect to the filings under the HSR Act or any other Competition Law in discussions with or filings to be submitted to any Governmental Authority, (D) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act or any other Competition Law, and (E) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act or any other Competition Law. Notwithstanding anything to the contrary contained herein, Parent shall, on behalf of the Parties, have control over and lead all communications and strategy relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations under any Competition Law from any Governmental Authority or other Third Party in connection with consummating the Offer, the Merger and the other transactions contemplated by this Agreement as it relates to Competition Laws or to any litigation under any Competition Law arising therefrom; provided, however, that Parent shall consult in good faith with the Company and its counsel regarding the foregoing and shall in good faith take into account the views of the Company and the Company’s counsel. Notwithstanding the foregoing, matters relating to the Offer Documents, the Schedule 14D-9 and the Registration Statement shall be governed by Section 2.5 and Section 2.6 and not this Section 8.1(c).

(d) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Company and Parent shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation (other than ministerial conversations) with any Governmental Authority in respect of the Offer or the Merger (including with respect to any of the actions referred to in Section 8.1(a) but other than as contemplated by Section 2.5 and Section 2.6) without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep the non-participating Party reasonably apprised with respect thereto.

(e) Notwithstanding anything in this Agreement to the contrary, in no event will Parent be obligated (i) to propose or agree to accept any undertaking or condition, (ii) to enter into any consent decree, to make any divestiture, (iii) to accept any operational restriction, or (iv) to take any other action that, in the reasonable judgment of Parent, could be expected to limit the rights of Parent with respect to any product lines or assets of Parent or the Company.

Section 8.2 No Solicitation.

(a) The Company shall, and shall cause each of its Subsidiaries and its controlled Affiliates, and shall direct and use reasonable best efforts to cause each of its, its Subsidiaries’ and its controlled Affiliates’ Representatives, to immediately cease and cause to be terminated any discussions, activities or negotiations with any Person that may be ongoing with respect to a Company Acquisition Proposal (including terminating access to any physical or electronic data rooms relating to a possible Company Acquisition Proposal) and, if applicable, shall request each Person that has heretofore executed a confidentiality agreement in connection with a possible Company Acquisition Proposal to have returned to the Company or destroyed any confidential information that has been provided to any Person in any such discussions or negotiations occurring in the twelve (12) months prior to the date of this Agreement (other than such confidential information that may be retained pursuant to the terms of the applicable confidentiality agreement). From and after the date of this Agreement until the earlier to occur of the Acceptance Time and the date of termination of this Agreement in accordance with Article X, subject to Section 8.2(b), the Company shall not, nor shall it permit any of its Subsidiaries or controlled Affiliates to, nor shall it authorize or knowingly permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other Representative retained by it or any of its Subsidiaries to (and shall use reasonable best efforts to cause such Persons not to), directly or indirectly, (i) solicit, initiate, support, knowingly induce or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action with the intent to facilitate, any inquiry, proposal, indication of interest or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) subject to this Section 8.2(a) and Section 8.2(b), approve, endorse or recommend, or authorize any public statement approving, endorsing or recommending, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement or other agreement, arrangement, or Contract relating to a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each an “Alternative Acquisition Agreement”), (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Company Acquisition Proposal, (iv) furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any non-public information or data relating to the Company or any of its Subsidiaries, in connection with, or with the intent of encouraging or facilitating a Company Acquisition Proposal or that could reasonably be expected to be used for the purposes of any Company Acquisition Proposal, (v) submit any Company Acquisition Proposal to a vote of the stockholders of the Company, or (vi) agree or publicly propose to do any of the foregoing; provided, however, that if, prior to the Acceptance Time, following the receipt of a bona fide written Company Acquisition Proposal that was unsolicited and made after the date of this Agreement that did not result from a material breach of this Section 8.2, that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (A) is or could reasonably be expected to lead to a Superior Proposal and (B) failure to take such action would reasonably expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may, in response to such Company Acquisition Proposal, furnish information relating to the Company or any of its Subsidiaries to the Person or group (or any of their Representatives) making such Company Acquisition Proposal and engage in discussions or negotiations with such Person or group and their Representatives regarding such Company Acquisition Proposal; provided, that (A) prior to furnishing, or causing to be furnished, any nonpublic information relating to the Company or any of its Subsidiaries to such Person or group or their respective Representatives, the Company enters into a confidentiality agreement with the Person or group making such Company Acquisition Proposal (an “Acceptable Confidentiality Agreement”) that (x) does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to this Section 8.2 and (y) contains provisions that in the aggregate are no less restrictive on such Person than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided that any such agreement need not contain any “standstill” or similar provisions), and (B) substantially concurrently with (but not more than twenty-four (24) hours after) furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives). Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and the Company’s Representatives may in any event (A) seek to clarify the terms and conditions of any bona fide written Company Acquisition Proposal solely to determine whether such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) inform a Person or group that has made or, to the knowledge of the Company, is considering making, a Company Acquisition Proposal of the provisions of this Section 8.2(a).

(b) Except as permitted pursuant to this Section 8.2(b), the Company Board shall not (x) effect a Company Adverse Recommendation Change or (y) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Agreement, prior to the Acceptance Time, the Company Board may effect a Company Adverse Recommendation Change (and, in the case of a Company Acquisition Proposal, terminate this Agreement pursuant to Section 10.1(d)(ii) and concurrently pay the fees required by Section 10.3 in order to enter into a definitive agreement in connection with a Superior Proposal) if (and only if): (I) (A) a bona fide written Company Acquisition Proposal that was not solicited in violation of Section 8.2 is made to the Company after the date of this Agreement by a Third Party and such Company Acquisition Proposal is not withdrawn prior to such Company Adverse Recommendation Change or (B) there has been an Intervening Event; (II) in the case of a Company Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Proposal; and (III) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the

Company under applicable Laws; provided, however, that, prior to making any Company Adverse Recommendation Change or entering into any Alternative Acquisition Agreement, (i) the Company Board shall provide Parent at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall include, as applicable, (a) the information with respect to the Superior Proposal that is specified in Section 8.2(c), as well as a copy of such Company Acquisition Proposal, or (b) the facts and circumstances in reasonable detail of the Intervening Event; (ii) during the four (4) Business Days following such written notice (or such shorter period as is specified below), the Company Board and its Representatives have negotiated in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Proposal or Intervening Event, as applicable; and (C) at the end of the four (4) Business Day period described in the foregoing clause (ii), the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any legally binding (if accepted by the Company) adjustment or modification of the terms of this Agreement proposed in writing by Parent), that, as applicable (a) the Company Acquisition Proposal continues to be a Superior Proposal or (b) the Intervening Event continues to warrant a Company Adverse Recommendation Change and in each case, that failure to take such action would reasonably expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Laws. Any material amendment or modification to any Superior Proposal will be deemed to be a new Company Acquisition Proposal for purposes of this Section 8.2, and the Company shall promptly (but in any event within one (1) Business Day of any such occurrence) notify Parent of any such new Company Acquisition Proposal and the Parties shall comply with the provisions of this Section 8.2(b) with respect thereto; provided, however, that the period during which the Company Board and its Representatives are required to negotiate in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent in response to such new Company Acquisition Proposal pursuant to clause (ii) above shall expire on the later to occur of two (2) Business Days after the Company Board provides written notice of such new Company Acquisition Proposal to Parent and the end of the original four (4) Business Day period described in clause (ii) above; provided, further, that in the event there is a Company Adverse Recommendation Change made in compliance with this Section 8.2(b) with respect to a Superior Proposal, the Company shall only enter into an Alternative Acquisition Agreement with respect thereto by terminating this Agreement in accordance with Section 10.1(d)(ii) (including paying any fees pursuant to Section 10.3).

(c) In addition to the obligations of the Company and Parent set forth in Section 8.2(a) and Section 8.2(b), the Company shall promptly (and in any event within one (1) Business Day) advise Parent orally and in writing of any inquiries, proposals or offers with respect to a Company Acquisition Proposal that are received by, or any non-public information with regard to such Company Acquisition Proposal that is requested from, or any discussions or negotiations sought to be initiated regarding such Company Acquisition Proposal with, the Company (or to the knowledge of the Company, any of its Representatives), indicating, in connection with such notice, the identity of the Person or group of Persons making the inquiry, proposal or offer and the material terms and conditions of any such inquiries, proposals or offers and thereafter shall advise and confer with Parent and keep Parent reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours after the occurrence of any changes, developments, discussions or negotiations), regarding any material changes to the status and material terms of any such inquiries, proposals or offers (including any material amendments thereto or any material change to the scope or material terms or conditions thereof including proposed agreements and material modifications thereto).

(d) The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive, amend or modify any provision of, or grant any permission under, (i) any standstill provision or similar provision with respect to Company Securities in any Contract to which the Company or any of its Subsidiaries is a party, or (ii) any confidentiality agreement to which the Company or any of its Subsidiaries is a party; provided, however, that the Company Board shall be permitted to grant waivers of, and not enforce, any standstill provision to the extent that (x) such provision would otherwise prohibit the counterparty thereto from making a confidential Company Acquisition Proposal directly to the Company Board in accordance with this Section 8.2 and (y) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law. Except to the extent otherwise permitted by the proviso in the foregoing sentence, the Company shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement.

(e) Nothing contained in this Section 8.2 or Section 8.4, but in all cases subject to Section 8.2(b), as applicable, shall prohibit the Company Board from taking and disclosing to their stockholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the 1934 Act; provided, however, that this Section 8.2(e) shall not permit the Company Board to effect a Company Adverse Recommendation Change except to the extent permitted by this Section 8.2. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act shall not constitute a Company Adverse Recommendation Change.

(f) The Company agrees that any violation of the restrictions set forth in this Section 8.2 by any Representative of the Company or any of its Subsidiaries or its controlled Affiliates shall be deemed a breach of this Section 8.2 by the Company, but only to the extent the Company did not use reasonable best efforts to cause such Representative to comply with the provisions of this Section 8.2.

Section 8.3 Financing Cooperation.

(a) Parent shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing or any Substitute Financing as promptly as possible following the date of this Agreement (and, in any event, no later than the time at which the Acceptance Time is required to occur pursuant to Section 2.4), including using its reasonable best efforts to (i) (A) maintain in effect the Debt Letters and comply with all of their respective obligations thereunder, (B) negotiate, enter into and deliver definitive agreements with respect to the Financing reflecting the terms and conditions contained in the Debt Letters, so that such agreements are in effect no later than the time at which the Acceptance Time is required to occur pursuant to Section 2.4 and (C) enforce their rights under the Debt Letters and (ii) satisfy on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are in Parent’s (or its Affiliates’) control. In the event that all conditions set forth in Annex A have been satisfied or waived in accordance with Section 2.1(b) or, upon funding shall be satisfied or waived, Parent and its Affiliates shall use their reasonable best efforts to cause the Persons providing the Financing (the “Financing Parties”) to fund the Financing at the Acceptance Time with respect to shares accepted for payment pursuant to the Offer and at the Effective Time with respect to shares to be paid for pursuant to the Merger. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Financing and material developments with respect thereto and upon the Company’s written request, provide the Company promptly (and no later than two (2) Business Days after such written request) with copies of any material definitive agreements related to the Financing. Without limiting the foregoing, Parent shall, promptly (and in no event less than two (2) Business Days) after obtaining knowledge thereof, give the Company written notice of any (A) breach or default by Parent, its Affiliates, any Financing Party or any other party to the Debt Letters or any definitive document related to the Financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any breach or default), (B) threatened in writing or actual withdrawal, repudiation, expiration, intention not to fund or termination of or relating to the Debt Letters or the Financing, (C) material dispute or disagreement between or among any parties to the Debt Letters or any definitive document related to the Financing or (D) if for any reason Parent in good faith no longer believes it will be able to obtain all or any portion of the Debt Financing. Parent may amend, modify, terminate, assign or agree to any waiver under the Debt Letters without the prior written approval of the Company, provided, that Parent shall not, without Company’s prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Debt Letters which would (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount), or (B) impose new or additional conditions to the Financing or otherwise expand, amend or modify any of the conditions to the Financing, or (C) otherwise expand, amend, modify or waive any provision of the Debt Letters or the Financing in a manner that in the case of clause (C) would reasonably be expected to (1) delay, prevent or make less likely the consummation of the Offer or the Merger or the funding of the Financing (or satisfaction of the conditions to the Financing) at the Effective Time, (2) adversely impact the ability of Parent to enforce its rights against the Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (3) adversely affect the ability of Parent to timely consummate the acceptance of, and payment for, shares of Company Stock by Purchaser pursuant to Section 2.4, the Merger and the other transactions contemplated hereby; provided, that notwithstanding the foregoing, Parent may modify, supplement or amend the Debt Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Letters as of the date of this Agreement. In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 8.3, such new commitment letters and/or fee letters shall be deemed to be a part of the “Financing” and deemed to be the “Debt Letters” for all purposes of this Agreement. Parent shall promptly (and in any event no later than two (2) Business Days) deliver to the Company true, correct and complete copies of any termination, amendment, modification or replacement of the Debt Letters. If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable, Parent shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to (x) notify the Company in writing thereof, (y) use their respective reasonable best efforts to obtain substitute financing (on terms and conditions that are not materially less favorable to Parent, taken as a whole, than the terms and conditions as set forth in the Debt Letters, taking into account any “market flex” provisions thereof) sufficient to enable Parent to consummate the acceptance of, and payment for, shares of Company Stock by Purchaser pursuant to Section 2.4, the Merger and the other transactions contemplated hereby in accordance with the terms hereof (the “Substitute Financing”) and (z) use their respective reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof (and, in any event, no later than two (2) Business Days), deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form in a customary manner removing the fee amounts, pricing caps, the rates and amounts included in the “market flex” and certain other terms (none of which could reasonably be expected to adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Financing (other than in respect of upfront fees))) and related definitive financing documents with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Financing shall be deemed the “Debt Letters” for all purposes of this Agreement.

(b) Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Letters.

(c) Notwithstanding anything contained in this Agreement to the contrary, Parent and Purchaser expressly acknowledge and agree that neither Parent’s nor Purchaser’s obligations hereunder (including the obligation to effect the Offer as promptly as practicable after the date hereof) are conditioned in any manner upon Parent or Purchaser obtaining the Financing, any Substitute Financing or any other financing.

(d) The Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent such customary cooperation, as may be reasonably requested by Parent to assist Parent in arranging the Financing, which reasonable best efforts shall include:

(i) reasonable cooperation with customary marketing efforts of Parent for all or any portion of the Financing, including causing its management team, with appropriate seniority and expertise, and use its reasonable best efforts to cause its external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times;

(ii) providing reasonable assistance with the preparation of customary rating agency presentations, road show materials, bank information memoranda, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents (including the delivery, within forty (40) days of the end of each applicable fiscal quarter, of unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Company for each interim fiscal quarter ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date and the delivery of customary authorization and representation letters in connection therewith) customarily required in connection with the marketing and syndication of the Financing (as set forth in Section 4 of the Commitment Letter as in effect on the date of this Agreement);

(iii) using reasonable best efforts to furnish Parent, within a reasonable amount of time following Parent’s reasonable request, with information reasonably available to the Company relating to the Company and its Subsidiaries to the extent required to consummate the Financing in accordance with the terms of the Debt Letters as in effect on the date of this Agreement of the type described in Section 4 of the Commitment Letter as in effect on the date of this Agreement, and subject to clause (e) below, providing reasonable assistance to Parent’s preparation of pro forma financial information; and

(iv) furnishing Parent at least three (3) Business Days prior to the time at which the Acceptance Time is required to occur pursuant to Section 2.4 (to the extent requested within ten (10) Business Days prior to the time at which the Acceptance Time is required to occur pursuant to Section 2.4), with all documentation and other information related to the Company and its Subsidiaries as and solely to the extent required by any Governmental Authority with respect to the Financing (as set forth in the Debt Letters as in effect on the date of this Agreement) under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(e) Notwithstanding anything to the contrary contained in this Agreement (including this Section 8.3): (i) nothing in this Agreement (including this Section 8.3) shall require any such cooperation to the extent that (A) it would require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities that are not reimbursed by Parent as provided in clause (f) below or give any indemnities prior to the Closing, (B) it would require the Company to take any action that in the good faith judgment of the Company unreasonably interferes with the ongoing business or operations of the Company and/or its Subsidiaries, (C) it would require the Company or any of its Subsidiaries to enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters), (D) none of the Company or any of its Subsidiaries shall be required to provide, and Parent shall be solely responsible for, (1) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (it being understood and agreed that the Company and its Subsidiaries shall assist Parent in Parent’s preparation of the pro forma financial information), (2) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (3) projections, risk factors or other forward-looking statements relating to any component of such financing or (4) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (E) it would require the Company to provide any financial statements, (F) it would require the Company to provide any information the disclosure of which is prohibited by or restricted under applicable Law, or (G) it would require the Company, any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing or any documentation related thereto, and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company, its Subsidiaries, or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing.

(f) Parent shall (i) promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company, any of its Subsidiaries or any of its or their Representatives in connection with any cooperation contemplated by this Section 8.3 and (ii) indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable and documented out-of-pocket attorneys’ fees) or settlement payment incurred as a result of, or in connection with, such cooperation or the Financing, except to the extent (A) arising out of gross negligence, bad faith or willful misconduct of the Company or (B) arising from any information utilized in the Financing regarding the Company or its Subsidiaries provided to Parent for use in connection therewith. Except for the representations and warranties of the Company set forth in Article IV of this Agreement, the Company shall not have any liability to Parent in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 8.3.

(g) The Company hereby consents to the use of its trademarks and logos in connection with the Financing; provided, that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(h) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.3 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require Parent to (i) pay any fees to the lenders or increase any interest rates or original issue discounts or upfront fees applicable to the Financing in excess of those contemplated in the Debt Letters, whether to secure waiver of any conditions contained therein or otherwise, (ii) amend or waive any of the terms or conditions hereof or under any of the Debt Letters or (iii) consummate the Closing at any time prior to the date determined in accordance with Section 3.2.

Section 8.4 Public Announcements. The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release in the form attached as Exhibit B hereto. Thereafter, Parent and the Company will use their respective reasonable best efforts to consult with the other Party before (a) participating in any media interviews, (b) engaging in meetings or calls with analysts and (c) providing any public statements (including press releases), in any such case to the extent relating to the transactions contemplated hereby and other than engaging in discussions in which the statements made are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company (each a “Public Statement”). None of the limitations set forth in this Section 8.4 shall apply to any disclosure of any information concerning this Agreement or the transactions contemplated by this Agreement (i) in connection with or following a Company Adverse Recommendation Change, (ii) as contemplated by Section 8.2(e) and (iii) in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated by this Agreement.

Section 8.5 Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of:

(a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated by this Agreement;

(b) any written notice or other communication from any Governmental Authority or securities exchange in connection with the Offer, the Merger or the other transactions contemplated by this Agreement;

(c) any Proceeding or investigation, commenced or, to its knowledge, threatened against, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that would be reasonably likely to (i) prevent or materially delay the consummation of the Offer, the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Offer set forth in Annex A to be satisfied;

(d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Offer, the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Offer set forth in Annex A to be satisfied; provided, that the delivery of any notice pursuant to this Section 8.5 shall not (A) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (B) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

Section 8.6 Access to Information.

(a) Upon reasonable notice, and subject to applicable Law, each Party shall (and shall cause its Subsidiaries to) afford to any other Party, its Affiliates and its officers, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants and financial advisors) and Financing Parties (“Representatives”) reasonable access during normal business hours, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees and, during such period as a Party may from time to time reasonably request, the Party receiving the request shall (and shall cause its Subsidiaries to) furnish promptly to the requesting Party all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as the requesting Party may reasonably request, including with respect to the compliance program of the Party receiving the request; provided, however, that the Party receiving such request may restrict the foregoing access and the disclosure of information to the extent that, in the good faith judgment of such Party, (i) any Law applicable to such Party or its Subsidiaries requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege (provided, that such Party and/or its counsel shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney client privilege) or (iv) such access would unreasonably disrupt the operations of such Party or any of its Subsidiaries; provided, however, that with respect to clauses (i) through (iii) of this Section 8.6(a) as it relates to access and information provided to Parent and its Representatives, the Company shall use its reasonable best efforts to (A) obtain the required consent of such Third Party to provide such access or disclosure or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to both Parent and the Company, provided, however, this Section 8.6(a) as it relates to access and information provided to the Company and its Representatives shall be limited to that which is reasonably necessary for the Company to confirm the accuracy, at any point in time prior to the Acceptance Time, of the representations and warranties of Parent and Purchaser or the compliance by Parent and Purchaser of their respective covenants, in each case as set forth in this Agreement.

(b) With respect to the information disclosed pursuant to Section 8.6(a), each of Parent and the Company shall comply with, and shall cause such party’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.

Section 8.7 Section 16 Matters. Prior to the Acceptance Time, Parent and the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act, to the extent permitted by applicable Law.

Section 8.8 Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the Company Board or its compensation committee) will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the 1934 Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its Subsidiaries with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 8.9 Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock and other securities of the Company under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.10 Stockholder Litigation. The Company shall promptly notify Parent in writing of any litigation related to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of the Company, threatened in writing, in the name of or against the Company and/or its directors (any such litigation, a “Company Transaction Litigation”) and shall keep Parent fully informed on a reasonably current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any Company Transaction Litigation, and the Company shall not settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Company Transaction Litigation, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Without limiting in any way the Parties’ obligations under Section 8.1, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 8.10.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.1 Conditions to Obligations of Each Party. The obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company):

(a) Purchase of Shares of Company Stock. Purchaser shall have accepted for payment all of the shares of Company Stock validly tendered (and not validly withdrawn) in the Offer.

(b) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger or the Parent Stock Issuance by any Governmental Authority that prohibits or makes illegal the consummation of the Merger or the Parent Stock Issuance.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time, whether before or after the adoption of this Agreement by the sole stockholder of the Purchaser (except as otherwise stated below):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Acceptance Time shall not have occurred on or before 11:59 P.M. New York City Time on August 3, 2016 (the “End Date”); provided, however, that if on the End Date the conditions to the Offer set forth in clause (b) of Annex A shall not have been satisfied but all other conditions to the Offer set forth in Annex A shall have been satisfied or waived in accordance with Section 2.1(b), then the End Date shall be extended, if Parent or the Company notifies the other Party in writing on or prior to the End Date, to 11:59 P.M. New York City Time on October 3, 2016; provided, further, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement shall have proximately caused the failure of the Acceptance Time to occur before the End Date;

(ii) if there shall have been issued an Order by a Governmental Authority of competent jurisdiction having jurisdiction over a material portion of the business of the Company, Parent or Purchaser (or the effect of which would have a material effect on any of the Company, Parent or Purchaser) permanently prohibiting the Offer, the Merger or the Parent Stock Issuance and such Order shall have become final and non-appealable; provided however, that the right to terminate this Agreement under this Section 10.(b)(ii) shall not be available to a Party if such Party’s breach of its obligations under this Agreement shall have proximately caused such Order to have been issued; or

(iii) if the Offer (as extended in accordance with the terms of this Agreement) has expired or been terminated in accordance with the terms of this Agreement and the Offer without the Minimum Condition having been satisfied; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to a Party if such Party’s breach of any of its obligations under this Agreement shall have proximately caused such failure to satisfy the Minimum Condition;

(c) by Parent:

(i) if a Triggering Event shall have occurred; or

(ii) if the Company shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the Offer set forth in clause (f)(i) or clause (f)(ii) of Annex A and (ii) is incapable of being cured by the Company by the End Date, or, if capable of being cured by the End Date, shall not have been cured by the End Date (following receipt from Parent of written notice of such breach or failure to perform); provided, that if such breach or failure to perform is capable of being cured by the Company by the End Date and the Company ceases using reasonable best efforts to cure such breach or failure to perform following written notice from Parent, Parent shall have the right to terminate this Agreement pursuant to this Section 10.1(c)(ii); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(c)(ii) if Parent or Purchaser is then in breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to Section 10.1(d)(i);

(d) by the Company:

(i) if Parent or Purchaser shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the Offer set forth in clause (f)(iv) or clause (f)(v) of Annex A and (ii) is incapable of being cured by Parent and Purchaser by the End Date, or, if capable of being cured by the End Date, shall not have been cured by the End Date (following receipt from the Company of written notice of such breach or failure to perform); provided, that if such breach or failure to perform is capable of being cured by Parent and Purchaser by the End Date and Parent or Purchaser cease using reasonable best efforts to cure such breach or failure to perform following written notice from the Company, the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(d)(i); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 10.1(c)(ii); or

(ii) if (A) the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a breach of Section 8.2 in accordance with the terms of Section 8.2, (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a breach of Section 8.2 and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 10.3.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 10.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 10.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than the Confidentiality Agreement, Section 8.3(f), this Section 10.2, Section 10.3, and Article XI, which provisions shall survive such termination; provided, however, that, subject to the limitations set forth in Section 11.12, nothing in this Section 10.2 shall relieve any Party from liability for any fraud or Willful Breach of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement.

Section 10.3 Termination Fees; Expenses.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 10.1(c)(i) (other than a Company Adverse Recommendation Change relating to an Intervening Event consisting of any event, condition, fact, occurrence, change or development that has had or would reasonably be expected to have an adverse effect on Parent and its Subsidiaries taken as a whole) or in the event that this Agreement is terminated by the Company pursuant to Section 10.1(d)(ii), then, in each case, the Company shall pay, by wire transfer of immediately available funds, to Parent a fee in the amount of $50 million (the “Company Termination Fee”) at or prior to the termination of this Agreement in the case of a termination pursuant to Section 10.1(d)(ii) or as promptly as practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination pursuant to Section 10.1(c)(i).

(b) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 10.1(b)(i) or Section 10.1(b)(iii), or in the event that this Agreement is terminated by Parent pursuant to Section 10.1(c)(ii) in respect of a Willful Breach by the Company, and (I) at any time after the date of this Agreement (A) prior to such termination pursuant to Section 10.1(c)(ii) or Section 10.1(b)(i), a bona fide Company Acquisition Proposal shall have been announced, disclosed or otherwise made to or communicated to the Company Board (whether or not publicly announced or publicly made known) and not withdrawn or (B) prior to expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer (in the case of a termination pursuant to Section 10.1(b)(iii)) a Company Acquisition Proposal shall have been publicly announced or publicly made known and not withdrawn prior to the expiration of the Offer, and (II) within twelve (12) months after such termination, the Company shall have entered into an agreement with respect to any Company Acquisition Proposal (whether or not subsequently consummated, other than in the case of a termination by the Company pursuant to Section 10.1(b)(i) at a time when Parent would not be permitted to terminate the Agreement pursuant to Section 10.1(b)(i), in which case such Company Acquisition Proposal must be subsequently consummated), or any Company Acquisition Proposal shall have been consummated (in each case, whether or not such Company Acquisition Proposal is the same as the original Company Acquisition Proposal made, communicated, publicly made known or publicly announced), then, in any such event, the

Company shall pay, by wire transfer of immediately available funds, to Parent the Company Termination Fee on the earlier to occur of the Company entering into an agreement with respect to such Company Acquisition Proposal or consummation of such Company Acquisition Proposal; provided, however, that (x) for purposes of the definition of “Company Acquisition Proposal” in this Section 10.3(b), references to “15%” shall be replaced by “50%” and (y) in the case of a termination by the Company pursuant to Section 10.1(b)(i) at a time when Parent would not be permitted to terminate the Agreement pursuant to Section 10.1(b)(i), the Company Termination Fee, if any, that would otherwise be payable upon entering into an agreement with respect to a Company Acquisition Proposal pursuant to this Section 10.3(b) would not be payable until consummation of such Company Acquisition Proposal.

(c) The Parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails promptly to pay any amount due pursuant to this Section 10.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against such Party for any amount due pursuant to this Section 10.3, then such Party shall pay the other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 10.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 10.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable. In no event shall a Company Termination Fee be payable more than once.

(d) Each Party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with fraud or Willful Breach) (A) in the event that this Agreement is terminated under circumstances where the Company Termination Fee is payable pursuant to this Section 10.3, the payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its Representatives, Affiliates, officers, directors or employees for, and (B) in no event will Parent or any other such person being paid the Company Termination Payment seek to recover any other money damages or seek any other remedy (including any remedy for specific performance) based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Offer or the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement and (C) upon payment of any Company Termination Fee in accordance with this Section 10.3, none of the Company or any Affiliates or Representatives of the Company shall have any further liability or obligation to another Party relating to or arising out of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit Section 10.2, Section 10.3 or any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 11.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of the Parties at any time prior to the Acceptance Time with respect to any of the terms contained herein; provided, however, that no amendments to or waivers of any DFS Provision shall be effective without the written consent of the Financing Parties. A termination of this Agreement pursuant to Section 10.1 or an amendment or waiver of this Agreement pursuant to Section 11.2 or Section 11.3 shall, in order to be effective, require, in the case of Parent, Purchaser and the Company, action by their respective board of directors (or a committee thereof) or sole member, as applicable.

Section 11.3 Extension; Waiver. At any time prior to the Effective Time, Parent or Purchaser on the one hand, or the Company on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Parties or (c) subject to the first proviso of Section 11.2, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The Parties acknowledge and agree that Parent shall act on behalf of Purchaser and the Company may rely on any notice given by Parent on behalf of Purchaser with respect to the matters set forth in this Section 11.3.

Section 11.4 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay any and all (i) fees and expenses, other than the Company’s attorneys’ fees, incurred in connection with the filing by the Parties of the premerger notification and report forms relating to the Offer and the Merger under the HSR Act and the filing of any notice of other document under any applicable foreign Competition Law, and (ii) filing fees and printing and mailing costs for the Registration Statement.

Section 11.5 Disclosure Letter References. Each Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in a Party’s Disclosure Letter shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in such Party’s Disclosure Letter relating to such Party’s representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within such Disclosure Letter is expressly made to such other part in such Disclosure Letter, as well as to the extent that the relevance of such item as an exception to, or as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure.

Section 11.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation of transmission) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11.6):

if to Parent or Purchaser, to:

Brocade Communications Systems, Inc. 130 Holger Way
San Jose, California 95134
Attention:	General Counsel
Facsimile:	(408) 333-8344

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, California 94304
Attention:	Robert Carlson
Facsimile:	(650) 320-1930

Paul Hastings LLP
515 S. Flower Street, 25th Floor
Los Angeles, California 90071
Attention:	Claudia Simon
Facsimile:	(213) 996-3199

if to the Company, to:

Ruckus Wireless, Inc.
350 West Java Drive
Sunnyvale, California 94089
Attention:	General Counsel
Facsimile:	(408) 738-2065

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street
New York, New York 10004-2498
Attention:	Alexandra D. Korry
Facsimile:	(212) 291-9085

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303-3308
Attention:	Sarah P. Payne
Facsimile:	(650) 461-5747

Section 11.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 11.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof (provided, that (x) any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement and (y) all standstill or similar provisions set forth in the Confidentiality Agreement shall terminate and no longer be in effect upon execution and delivery hereof) and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns, except for the rights of the holders of Company Stock to (i) following the Acceptance Time, to receive the Offer Consideration in accordance with Article II and (ii) following the Effective Time, to receive the Merger Consideration in accordance with Article III; provided, that notwithstanding the foregoing clause (b), following the Effective Time, the provisions of Section 7.4 shall be enforceable by each Company Indemnified Party hereunder and his or her heirs and his or her representatives; provided, further that the Financing Parties and each of their respective Affiliates and their respective current, former and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or representatives (each, a “Financing Source Party,” collectively, the “Financing Source Parties”) shall be express third party beneficiaries with respect to Section 11.2, this Section 11.8, Section 11.11, Section 11.12(c), Section 11.13 and Section 11.14 (collectively, the “DFS Provisions”).

Section 11.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided, that Parent may designate, prior to the Effective Time, by written notice to the Company, another wholly owned direct or indirect Subsidiary of Parent with respect to which the representations and warranties of such Subsidiary as Purchaser must be true and correct in all respects hereunder to be a party to the Offer and the Merger in lieu of Purchaser, in which event all references herein to Purchaser shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Purchaser as of the date of this Agreement) and all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided, that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary; and provided further, that such assignment does not adversely affect the Offer or the Merger or the timing thereof in any way. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 11.11 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction, except that, notwithstanding the foregoing, except as otherwise set forth in the Debt Letters as in effect as of the date of this Agreement, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Source Parties in any way relating to the Debt Letters or the performance thereof or the Financing, shall be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

Section 11.12 Enforcement; Exclusive Jurisdiction.

(a) The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the limitations in Section 10.3(d), and in the next sentence of this Section 11.12(a), the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the Offer and the Merger, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

(b) In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.6.

(c) Notwithstanding anything to the contrary in this Agreement, each Party agrees (on behalf of itself and its controlled Affiliates) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties in any way relating to this Agreement, including any dispute arising out of the Debt Letters or the performance thereof or the Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York in the County of New York (and of the appropriate appellate courts therefrom).

Section 11.13 No Recourse; Waiver of Claims. Notwithstanding anything herein to the contrary, each of the Company and its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives hereby waives any rights or claims against any Financing Source Party in connection with this Agreement, the Debt Letters or the Financing, whether at law or equity, in contract, in tort or otherwise, and each of the Company and its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives agrees not to commence a Proceeding against any Financing Source Party in connection with this Agreement or the transactions contemplated hereunder (including any Proceeding relating to the Financing or the Debt Letters). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source Party shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Company or any of its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives in connection with this Agreement or the transactions contemplated hereunder. Nothing in this Section 11.13 shall in any way (a) expand the circumstances in which Parent may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Financing) or (b) limit or qualify the obligations and liabilities of the parties to the Debt Letters to each other thereunder or in connection therewith.

Section 11.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST THE FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT LETTERS, THE FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO).

[The remainder of this page has been intentionally left blank; the nextpage is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

RUCKUS WIRELESS, INC.

By:	/s/ Selina Lo
Name:	Selina Lo
Title:	Chief Executive Officer

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Lloyd Carney
Name:	Lloyd Carney
Title:	Chief Executive Officer

STALLION MERGER SUB INC.

By:	/s/ Ken Cheng
Name:	Ken Cheng
Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Parent’s and Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of that certain Agreement and Plan of Merger (the “Agreement”), dated as of April 3, 2016, among Ruckus Wireless, Inc., a Delaware corporation (the “Company”), Brocade Communications Systems, Inc., a Delaware corporation (“Parent”), and Stallion Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement) and applicable Law, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of the Agreement and applicable Law, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the 1934 Act (relating to the obligation of Purchaser to pay for or return tendered shares of Company Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Stock that are validly tendered (and not validly withdrawn) in the Offer prior to the expiration of the Offer in the event that, at the expiration of the Offer:

(a) the Minimum Condition shall not have been satisfied;

(b) (i) the waiting period under the HSR Act relating to the transactions contemplated by the Agreement shall not have expired or been terminated or (ii) the clearances, approvals and consents required to be obtained under applicable Competition Laws of any jurisdiction set forth on Section A of the Company Disclosure Letter to permit the Parties to consummate the transactions contemplated by the Agreement shall not have been obtained;

(c) a Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Offer, the Merger or the Parent Stock Issuance by any Governmental Authority having jurisdiction over a material portion of the business of the Company, Parent or Purchaser (or the effect of which would have a material effect on any of the Company, Parent or Purchaser) that prohibits or makes illegal the consummation of any of the Offer, the Merger or the Parent Stock Issuance;

(d) the Registration Statement shall not have become effective under the 1933 Act or shall be the subject of any stop order that is in effect or pending Proceedings seeking a stop order;

(e) the Parent Stock Issuance shall not have been approved for listing on Nasdaq, subject to official notice of issuance;

(f) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(i) (A) the representations and warranties of the Company contained in Section 4.1 (Corporate Existence and Power), Section 4.2 (Corporate Authorization), Section 4.22 (Opinion of Financial Advisor) and Section 4.23 (Antitakeover Statutes) of the Agreement shall, if qualified by materiality or “Company Material Adverse Effect,” not be true and correct in all respects, or, if not so qualified by materiality or “Company Material Adverse Effect,” not be true and correct in all material respects, in each case at and as of the expiration of the Offer as if made at and as of the expiration of the Offer (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall not be true and correct in all material respects only at and as of such time), (B) the representations and warranties of the Company contained in Section 4.5(a) (Capitalization), clauses (iii) and (iv) in the first sentence of Section 4.5(b) (Capitalization) and Section 4.5(c) (Capitalization) of the Agreement shall not be true and correct in all respects, other than any de minimis inaccuracies, in each case, at and as of the expiration of the Offer as if made at and as of the expiration of the Offer (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall not be true and correct in all material respects only at and as of such time), and (C) all other representations and warranties of the Company contained in the Agreement shall not be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in Section 4.10 (Absence of Certain Changes) of the Agreement), in each case at and as of the expiration of the Offer as if made at and as of the expiration of the Offer (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall not be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in Section 4.10 (Absence of Certain Changes) of the Agreement) only at and as of such time), except, in the case of this clause (C), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii) the Company shall not have performed in all material respects its covenants and obligations under the Agreement required to be performed by it at or prior to the expiration of the Offer and such failure shall not have been cured on or prior to the expiration of the Offer;

(iii) after the date of the Agreement, there shall have occurred or arisen any Company Material Adverse Effect that is continuing;

(iv) (A) the representations and warranties of Parent and Purchaser set forth in the first and second sentences of Section 5.1 (Corporate Existence and Power) and Section 5.2 (Corporate Authorization) of the Agreement shall, if qualified by materiality or “Parent Material Adverse Effect,” not be true and correct in all respects, or, if not so qualified by materiality or “Parent Material Adverse Effect,” not be true and correct in all material respects, in each case, at and as of the expiration of the Offer as if made at and as of the expiration of the Offer (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall not be true and correct in all material respects only at and as of such time) and (B) all other representations and warranties of Parent or Purchaser contained in the Agreement shall not be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in Section 5.10 (Absence of Certain Changes) of the Agreement), in each case, at and as of the expiration of the Offer as if made at and as of the expiration of the Offer (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall not be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in Section 5.10 (Absence of Certain Changes) of the Agreement) only at and as of such time), except, in the case of this clause (B), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(v) Parent or Purchaser shall not have performed in all material respects its covenants and obligations under the Agreement required to be performed by them at or prior to the expiration of the Offer and such failure shall not have been cured on or prior to the expiration of the Offer;

(vi) after the date of the Agreement, there shall have occurred or arisen any Parent Material Adverse Effect that is continuing; or

(vii) the Agreement shall have been terminated in accordance with its terms;

(g) Parent shall have not received a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that none of the conditions set forth in clauses (f)(i), (f)(ii) or (f)(iii) of this Annex A have occurred; or

(h) the Company shall have not received a certificate signed by an executive officer of Parent and Purchaser certifying on behalf of Parent and Purchaser, and not in such officer’s personal capacity, that none of the conditions set forth in clauses (f)(iv), (f)(v) or (f)(vi) of this Annex A have occurred.

Except as expressly set forth in the Agreement, the foregoing conditions may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion, in each case, subject to Section 2.1(b) of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ANNEX B

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2016, by and among Brocade Communications Systems, Inc., a Delaware corporation (“Parent”), Stallion Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the undersigned stockholder (“Stockholder”) of Ruckus Wireless, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), of certain shares of Company Stock (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated the date hereof (as the same may be amended from time to time, the “Merger Agreement”) which provides, among other things, for (a) Purchaser to commence an exchange offer to acquire any and all of the issued and outstanding shares of Company Stock (the “Offer”) and, following consummation of the Offer, (b) the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), in each case, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition and inducement to the willingness of Parent and Purchaser to enter into the Merger Agreement, Stockholder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. Capitalized terms used in this Agreement that are not defined herein shall have the respective meanings given to such terms in the Merger Agreement. As used herein, the following terms have the following meanings:

“Company Stock” means the common stock, par value $0.001 per share, of the Company.

“Lien” means, with respect to the Shares (other than arising under this Agreement or federal or state securities laws), any mortgage, lien, pledge, charge, security interest, proxy, voting trust or agreement, option, right, understanding or arrangement or other encumbrance or limitation on transfer, title or exercise of any rights of Stockholder in respect thereof, in each case, that would prevent or delay Stockholder from complying with its obligations under this Agreement, including the tendering of its Shares pursuant to Section 2.1.

Stockholder shall be deemed to “Own”, be the “Owner” of, or to have acquired “Ownership” of a security if Stockholder is the “beneficial owner” of such security within the meaning of Rule 13d-3 under the 1934 Act.

“Shares” means: (i) all shares of Company Stock Owned by Stockholder as of the date of this Agreement; and (ii) all additional shares of Company Stock of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or other conversion of any convertible securities), in each case other than Shares that have been Transferred following the date of this Agreement in accordance with Section 3.1.

The term “Termination Date” means the date on which this Agreement terminates pursuant to Section 6.2.

A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, assigns, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Purchaser; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Purchaser; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

AGREEMENT TO TENDER

Section 2.1 Tender of Shares. Stockholder agrees: (a) to promptly (and, in any event, not later than the tenth (10th) Business Day) after commencement of the Offer validly tender (and deliver any certificates evidencing) all of its Shares, or cause such Shares to be validly tendered, into the Offer, pursuant to and in accordance with the terms of the Offer, free and clear of any Liens; and (b) if Stockholder thereafter acquires any additional Shares prior to the Acceptance Time, to promptly (and, in any event, not later than two (2) Business Days after Stockholder acquires Ownership of such additional Shares) validly tender (and deliver any certificates evidencing) all of such Shares, or cause such Shares to be validly tendered, into the Offer, pursuant to and in accordance with the terms of the Offer, free and clear of any Liens. For the avoidance of doubt, (A) nothing in this Agreement shall require Stockholder to convert, exercise or exchange any securities convertible into or exercisable or exchangeable for shares of Company Stock, and (B) only issued and outstanding shares of Company Stock shall be tendered into the Offer.

Section 2.2 No Withdrawal. Stockholder agrees not to withdraw, and not to permit to be withdrawn, any Shares from the Offer unless and until this Agreement is terminated pursuant to Section 6.2.

Section 2.3 Return of Shares. If the Offer is terminated or withdrawn by Purchaser or the Merger Agreement is terminated prior to the Acceptance Time, Parent and Purchaser shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Purchaser, to promptly return all tendered Shares to Stockholder.

Section 2.4 Conditional Obligation. Stockholder acknowledges and agrees that Purchaser’s obligation to accept for payment shares of Company Stock tendered in the Offer, including any Shares tendered by Stockholder, is subject to the terms and conditions set forth in the Merger Agreement and the Offer. Parent and Purchaser acknowledge and agree that Stockholder’s tender of its Shares is subject to the terms and conditions set forth in the Merger Agreement and the Offer.

ARTICLE III

COVENANTS OF STOCKHOLDER

Section 3.1 Agreement to Retain Shares; Other Actions.

(a) Restriction on Transfer. Except as otherwise provided in Section 3.1(c), during the period from the date of this Agreement through the Termination Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Shares or create or permit to exist any Lien on any of the Shares. Any attempt by Stockholder to Transfer the Shares or any interest therein in violation of this Section 3.1(a) shall be null and avoid.

(b) Restriction on Transfer of Voting Rights; Other Actions. During the period from the date of this Agreement through the Termination Date, Stockholder shall ensure that: (i) none of the Shares are deposited into a voting trust; and (ii) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Shares. Stockholder shall not, directly or knowingly indirectly, take any other action that would (A) make any representation or warranty of Stockholder contained herein to be untrue or incorrect, or (B) in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions required hereby.

(c) Permitted Transfers. Section 3.1(a) shall not prohibit a Transfer of Company Stock by Stockholder, (i) if Stockholder is an individual, (A) upon the death of Stockholder or (B) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (ii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder, (iii) to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended or (iv) under a trading plan pursuant to Rule 10b5-1 under the 1934 Act that exists as of the date of this Agreement; provided, however, that any Transfer referred to in clauses (i), (ii) or (iii) of this Section 3.1(c) shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and Purchaser, to be bound by all of the terms of this Agreement.

Section 3.2 No Solicitation. Subject to Section 6.3 of this Agreement, Stockholder shall, and shall direct and use reasonable best efforts to cause each of its agents, consultants and professional advisors (including its financial advisors, attorneys and accountants) (each a “Stockholder Representative”), to immediately cease and cause to be terminated any discussions, activities or negotiations with any Person that may be ongoing with respect to a Company Acquisition Proposal. From and after the date of this Agreement until the Termination Date, Stockholder shall not, nor shall it authorize or knowingly permit any of its Stockholder Representatives to (and shall use reasonable best efforts to cause such Persons not to), directly or indirectly, (a) solicit, initiate, support, knowingly induce or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action with the intent to facilitate, any inquiry, proposal, indication of interest or offer which constitutes, or could reasonably be expected to lead to, a Company

Acquisition Proposal, (b) approve, endorse or recommend, or authorize any public statement approving, endorsing or recommending, or execute or enter into any Alternative Acquisition Agreement, (c) enter into, continue or otherwise participate in any discussions or negotiations regarding any Company Acquisition Proposal, (d) furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any non-public information or data relating to the Company or any of its Subsidiaries, in connection with, or with the intent of encouraging or facilitating a Company Acquisition Proposal or that could reasonably be expected to be used for the purposes of any Company Acquisition Proposal, or (e) agree or publicly propose to do any of the foregoing.

Section 3.3 Communications. Stockholder hereby (a) consents to and authorizes the publication and disclosure by Parent, Purchaser and the Company (including in the Offer Documents, the Registration Statement, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (i) Stockholder’s identity, (ii) Stockholder’s Ownership of shares of Company Stock or other securities of the Company (including the number of such shares or other securities) and (iii) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and (b) agrees as promptly as practicable to notify Parent, Purchaser and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

Section 3.4 Waiver of Appraisal Rights; Other Actions. Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder may have by virtue of any outstanding shares of Company Stock Owned by Stockholder, including, without limitation, under Section 262 of the DGCL. Stockholder agrees that Stockholder will not in Stockholder’s capacity as a stockholder of the Company bring, commence, institute, maintain, prosecute, join in or voluntarily aid, and shall take all actions necessary to opt out of any class in any class action with respect to, any Proceeding, which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement or (b) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other Company support agreements to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent and Purchaser as follows:

Section 4.1 Due Authorization, Etc. If Stockholder is not an individual, Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated or constituted. All consents, approvals, authorizations and orders necessary for the execution and delivery by Stockholder of this Agreement have been obtained, and Stockholder has full right, power and authority (and if Stockholder is an individual, fully legal capacity) to enter into this Agreement, and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered proceeding in equity or Law).

Section 4.2 No Conflict. The execution, delivery and performance of this Agreement by Stockholder does not and will not: (a) contravene, conflict with, or result in any violation or breach of any provision of any Law or Order; (b) conflict with or violate or require any consent, approval, notice or other action by any Person, constitute a default (with or without notice or lapse of time or both), or give rise to any right of termination, amendment, acceleration or cancellation or to a loss of any benefit to which Stockholder is entitled, under any provision of any Contract to which Stockholder is a party or by which Stockholder or any of his or its Affiliates or properties is or may be bound or affected; or (c) require any consent, approval, or notice under any statute, Law, rule or regulation applicable to Stockholder, other than as required under the 1933 Act, the 1934 Act or other similar securities laws and the rules and regulations promulgated thereunder, except as would not, individually or in the aggregate, reasonably be expected to prevent, impede or materially delay Stockholder’s ability to perform its obligations under this Agreement.

Section 4.3 Title to Shares. (a) Stockholder is the record owner and beneficial Owner of, and has good and marketable title to, the Shares (including the shares of Company Stock set forth under the heading “Shares Held of Record” on the signature page hereto), free and clear of any Liens; (b) Stockholder holds the options, restricted stock units, warrants and other rights to acquire shares of Company Stock set forth under the heading “Options, RSUs and Other Rights” on the signature page hereto, free and clear of any Liens; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereto, free and clear of any Liens; and (d) Stockholder does not, directly or indirectly, Own any shares of capital stock or other securities of the Company, or any option, restricted stock unit, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, restricted stock units, warrants and other rights set forth on the signature page hereto.

Section 4.4 Voting Power. Stockholder has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights that would prevent or delay Stockholder from complying with its obligations under this Agreement, including the tendering of its Shares pursuant to Section 2.1, subject to applicable federal securities laws and arising under the terms of this Agreement.

Section 4.5 Reliance by Parent. Stockholder has had the opportunity to review the Merger Agreement and this Agreement. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

Section 4.6 No Legal Actions. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of Stockholder, threatened against, Stockholder or any of Stockholder’s properties or assets (including the Shares) that would reasonably be expected to impair the ability of Stockholder to perform his, her or its obligations hereunder or to consummate the transactions required hereby.

Section 4.7 No Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to Stockholder as follows:

Section 5.1 Due Authorization, Etc. Each of Parent and Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Delaware. All consents, approvals, authorizations and orders necessary for the execution and delivery by each of Parent and Purchaser of this Agreement have been obtained, and each of Parent and Purchaser has full right, power and authority to enter into this Agreement, and to perform their respective obligations hereunder. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes a valid and binding agreement of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered proceeding in equity or Law).

ARTICLE VI

MISCELLANEOUS

Section 6.1 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such documents and instruments necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement or (ii) otherwise reasonably requested by Parent or Purchaser for the purpose of carrying out the provisions of this Agreement.

Section 6.2 Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately and automatically without any notice or other action by any party hereto upon the earliest to occur of the following: (a) termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the termination or withdrawal of the Offer by Parent or Purchaser (d) any modification, change or amendment of, or any waiver of the Company’s rights under or conditions set forth in, the Merger Agreement or the Offer, without the prior written consent of Stockholder, that results in any decrease in the amount of the Offer Consideration or Merger Consideration, and (e) such other date as the parties hereto otherwise mutually agree in writing to terminate this Agreement; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination and this Article VII shall survive the termination of this Agreement.

Section 6.3 Action in Stockholder’s Capacity Only. Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. Stockholder signs this Agreement solely in Stockholder’s capacity as an Owner of shares of Company Stock and of other securities of the Company, and nothing herein shall limit or affect any actions taken or any actions that have failed to be taken in Stockholder’s capacity as an officer or director of the Company or as trustee or fiduciary of any employee benefit plan or trust, including, to the extent applicable, complying with or exercising Stockholder’s fiduciary duties as a member of the Company Board or taking any actions that Stockholder would otherwise be permitted to take pursuant to the terms of Section 8.2 of the Merger Agreement and no such action or failure to take such action shall be deemed a breach of this Agreement.

Section 6.4 Survival of Representations and Warranties. All representations and warranties made by Stockholder in this Agreement shall survive the Termination Date.

Section 6.5 Amendment and Waiver. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto, except that the parties hereto agree not to effect any amendment, modification or supplement that would reasonably be likely to be adverse to the Offer, the Merger or the other transactions contemplated by the Merger Agreement. The parties hereto may waive any inaccuracies in the representations and warranties contained in this Agreement or waive compliance with any of the agreements contained in this Agreement. Any agreement on the part of any party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any such party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 6.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation of transmission) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for any such party as shall be specified by like notice made pursuant to this Section 6.6):

if to Parent to:

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, California 95134

Attention:     General Counsel

Facsimile:    (408) 333-8344

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304

Attention:     Robert Carlson

Facsimile:    (650) 320-1930

Paul Hastings LLP

515 S. Flower Street, 25th Floor

Los Angeles, California 90071

Attention:     Claudia Simon

Facsimile:    (213) 996-3199

if to Stockholder, to the address set forth on the signature page hereto, with a copy (which shall not constitute notice) to:

Ruckus Wireless, Inc.

350 West Java Drive

Sunnyvale, California 94089

Attention:     General Counsel

Facsimile:    (408) 738-2065

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention:     Alexandra D. Korry

Facsimile:    (212) 291-9085

Sullivan & Cromwell LLP

1870 Embarcadero Road

Palo Alto, California 94303-3308

Attention:     Sarah P. Payne

Facsimile:    (650) 461-5747

Section 6.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 6.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Section 6.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions required hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions required hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.10 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Stockholder in whole or in part (whether by operation of Law or otherwise) without the prior written consent of Parent, and any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than Parent, Purchaser, Stockholder and their respective successors and assigns) any rights or remedies of any nature.

Section 6.11 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 6.12 Enforcement; Exclusive Jurisdiction.

(a) The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

(b) In addition, each of the parties hereto (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 6.6.

Section 6.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS REQUIRED HEREBY.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

PARENT:

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Lloyd Carney
Name:	Lloyd Carney
Title:	Chief Executive Officer

STOCKHOLDER:

SELINA Y. LO

/s/ Selina Y. Lo

Address for notices:	Ms. Selina Y. Lo
Ruckus Wireless, Inc.
350 West Java Drive Sunnyvale, California 94089

Shares Held of Record	Options, RSUs and Other Rights	Additional Securities Beneficially Owned
13,872	5,542,404	2,102,874

ANNEX C

April 3, 2016

Board of Directors

Ruckus Wireless, Inc.

350 West Java Drive

Sunnyvale, CA 94089

Members of the Board:

We understand that Ruckus Wireless, Inc. (the “Company”), Brocade Communications Systems, Inc. (the “Parent”) and Stallion Merger Sub Inc., a wholly owned subsidiary of the Parent (“Purchaser”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 3, 2016 (the “Merger Agreement”), which provides, among other things, for (i) the commencement by Purchaser of an exchange offer (the “Offer”) to acquire any and all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company for $6.45 per share in cash without interest (the “Per Share Cash Amount”) and 0.75 of a share of common stock, par value $0.001 per share, of the Parent (the “Parent Common Stock”) (the “Per Share Stock Amount” and, together with the Per Share Cash Amount, the “Consideration”) and (ii) the subsequent merger (the “Merger”) of Purchaser with and into the Company. As a result of the Merger, the Company will become a wholly owned subsidiary of the Parent, and each issued and outstanding share of the Company Common Stock immediately prior to the effective time of the Merger, other than (a) shares of the Company Common Stock that are owned, directly or indirectly, by the Parent, the Company (including shares held as treasury stock or otherwise) or Purchaser and (b) shares of the Company Common Stock that are held by any person who has not tendered such shares in the Offer and is entitled to demand and properly demands appraisal of such shares (subclauses (a) and (b), collectively, the “Excluded Shares”) will be converted into the right to receive the Consideration at the effective time of the Merger. The terms and conditions of the Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Parent, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Parent, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company and the Parent, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Parent, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)	Discussed the past and current operations and financial condition and the prospects of the Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Parent;

7)	Reviewed the pro forma impact of the Merger on the Parent’s earnings per share, cash flow, consolidated capitalization and financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

9)	Compared the financial performance of the Company and the Parent and the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other publicly-traded companies comparable with the Company and the Parent, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

12)	Reviewed the Merger Agreement and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Parent, and formed a substantial basis for this opinion. We have further relied upon the assurances of the management of the Company and the Parent that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Parent of the future financial performance of the Company and the Parent. In addition, we have assumed that the Offer and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver or amendment of any terms or conditions and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Offer and the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the managements of the Company and the Parent of: (i) the strategic, financial and other benefits expected to result from the Offer and the Merger; (ii) the timing and risks associated with the integration of the Company and the Parent; and (iii) the validity of, and risks associated with, the Company and the Parent’s existing and future technologies, intellectual property, products, services and business models. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Parent and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Offer and the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Offer and the Merger and will receive a fee for our services, a portion of which is contingent upon the execution of the Merger Agreement and the substantial remainder of which is contingent upon the closing of the Offer. Morgan Stanley may seek to provide financial advisory and financing services to the Parent and the Company in the future for which it would expect to receive fees.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, or may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of the Parent, the Company, or any other company, or any currency or commodity, that may be involved in the Offer and the Merger, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Offer and the Merger if such inclusion is required by applicable law.

Our opinion does not address the relative merits of the Offer and Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. In addition, Morgan Stanley expresses no opinion or recommendation as to whether the stockholders of the Company should tender shares into the Offer, or take any other action in connection with the Offer and the Merger. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Merger or at any time.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Erik Marth
Erik Marth Executive Director

Annex D

DIRECTORS AND EXECUTIVE OFFICERS OF BROCADE AND THE OFFEROR

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Brocade and the Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and officer is c/o Brocade Communications Systems, Inc., 130 Holger Way, San Jose, California 95134. Unless otherwise indicated below, the current business telephone number of each director and officer is (408) 333-8000.

During the past five years, none of the directors and officers of Brocade or the Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each such person listed below is a citizen of the United States of America.

Directors and Executive Officers of Brocade

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Judy Bruner, 57	Director	Judy Bruner has served on the Brocade board of directors since 2009. Since 2004, she has been the Executive Vice President, Administration and Chief Financial Officer of SanDisk Corporation, a supplier of flash storage products. Between 1999 and 2004, Ms. Bruner served as the Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions. Ms. Bruner has also held positions with 3Com Corporation, Ridge Computers and Hewlett-Packard Company.

Lloyd A. Carney, 54	Director and Chief Executive Officer	Lloyd A. Carney has served on the Brocade board of directors and as Chief Executive Officer of Brocade since 2013. Mr. Carney also currently serves on the board of directors of Visa, Inc. Prior to joining Brocade, Mr. Carney served as the Chief Executive Officer of Xsigo Systems, Inc., an input/output virtualization platform company, between 2008 and 2012. Mr. Carney also served as Chief Executive Officer of Micromuse Inc., a provider of network management software, between 2003 and 2006, and subsequently as General Manager of IBM’s Netcool division following IBM’s acquisition of Micromuse. Mr. Carney has previously served as a member of numerous public company boards, including Cypress Semiconductor Corporation and Technicolor SA.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Ken K. Cheng, 60	Chief Technology Officer and Senior Vice President, Corporate Development and Emerging Business	Ken K. Cheng has served as Brocade’s Chief Technology Officer since 2013 and its Senior Vice President for Corporate Development and Emerging Business since 2014. Prior to assuming these responsibilities, Mr. Cheng served in the following capacities at Brocade: Vice President for Corporate Development and Emerging Business (2013-2014), Vice President of the Application Delivery and Software Networking Group (2010-2013) and Vice President of Layer 2-3 Products (2008-2010). Prior to joining Brocade, Mr. Cheng served in various executive management positions during his ten-year tenure at Foundry Networks, Inc., as Chief Operating Officer and Vice President of Engineering at DG Systems, Inc. and in senior engineering management positions at Network Equipment Technologies, Inc. and Bell-Northern Research.

Renato A. DiPentima, 75	Director	Renato A. DiPentima has served on the Brocade board of directors since 2007. Since 2010, Mr. DiPentima has been a Senior Advisor to Providence Equity Partners L.L.C., a global private equity and investment firm. Prior to joining Providence Equity Partners, Mr. DiPentima served in various capacities at SRA International, Inc., a provider of technology and strategic consulting services and solutions, including as President and Chief Executive Officer (2005-2007), President and Chief Operating Officer (2003-2005), Senior Vice President and President of Government Sector (1997-2003) and Vice President and Chief Information Officer (1995-1997). Before joining SRA, Mr. DiPentima served in several senior management positions in the U.S. federal government, most recently serving as Deputy Commissioner for Systems at the Social Security Administration from 1990 to 1995. Mr. DiPentima currently serves as a director on the boards of ASI Government, Inc., Cap Gemini Government Solutions LLC, and iNovex Information Systems Inc.

Alan L. Earhart, 72	Director	Alan L. Earhart has served on the Brocade board of directors since 2009. Mr. Earhart also currently serves on the boards of directors of Rovi Corporation and NetApp, Inc., and has previously served on numerous other public company boards, including those of Foundry Networks, Inc., Quantum Corporation and Monolithic Power Systems, Inc. Mr. Earhart previously held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office from 1970 to 2001.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Gale E. England, 66	Chief Operating Officer and Senior Vice President, Operations	Gale E. England has served as Brocade’s Chief Operating Officer and Senior Vice President, Operations since 2015. Prior to assuming these responsibilities, Mr. England served as Brocade’s Senior Vice President of Operations (2014-2015) and Vice President of Customer Advocacy and Operational Effectiveness (2013-2014). Prior to joining Brocade, Mr. England served as Senior Vice President of Global Operations and Quality at Grass Valley USA, LLC, a broadcast equipment supplier (2011-2013), and in senior positions at Nortel Networks Corporation, Bay Networks, Inc., Sonus Networks, Inc. and Numetrix Technologies Inc.

Daniel W. Fairfax, 60	Senior Vice President and Chief Financial Officer	Daniel W. Fairfax has served as Brocade’s Chief Financial Officer since 2011, and as a Senior Vice President since 2015. Prior to assuming these responsibilities, Mr. Fairfax served Brocade as Vice President, Finance (2011-2015) and Vice President, Global Services (2009-2011). Prior to joining Brocade, Mr. Fairfax served as Chief Financial Officer of Foundry Networks, Inc. (2007-2008), Vice President, Corporate Controller of Foundry Networks, Inc. (2006-2007), Senior Vice President and Chief Financial Officer of GoRemote Internet Communications, Inc., Chief Financial Officer of Ironside Technologies, Inc., ACTA Technology Inc. and Neovista Software, Inc. and in senior financial management and operations positions at Siemens AG and Spectra-Physics Inc.

John W. Gerdelman, 63	Director	John W. Gerdelman has served on the board of directors of Brocade since 2007. Mr. Gerdelman has also served as a managing partner of River2, an investment and consulting partnership since 2007. Mr. Gerdelman has previously served as the President of Long Lines Limited, a telecommunications service provider (2010-2011), the Co-founder and Executive Chairman of Intelliden Corporation (2004-2010), the Chief Executive Officer of Metromedia Fiber Networks (2002-2003), the President and CEO of USA.NET (1999), and in various positions with MCI Communications Corporation and Baxter Travenol Corporation, as well as serving in the U.S. Navy as a naval aviator. Mr. Gerdelman currently serves on the board of Owens & Minor Inc., and has previously served on the boards of other public companies including APAC Customer Services, Inc., Proxim Wireless Corporation and Sycamore Networks, Inc. Mr. Gerdelman also currently serves on the boards of directors of Certes Networks Inc. and Local Voice Media LLC.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Kim C. Goodman, 50	Director	Kim C. Goodman has served on the Brocade board of directors since 2016. Ms. Goodman previously served in various positions with American Express Company, a financial services company, from 2007 to 2014, including as President of American Express Global Business Travel (2011-2013), President of Merchant Services Americas (2010-2011) and Executive Vice President of Merchant Services North America (2007-2010). Ms. Goodman also served in various positions at Dell, Inc., including Vice President of Software and Peripherals of Dell Inc. (2005-2007), Vice President of Public Sector Marketing and Transactional Sales, Vice President of Dell Networking and Vice President of Business Development (2000-2005). Ms. Goodman previously served on the boards of directors of public companies Alcatel-Lucent SA and AutoNation, Inc. Ms. Goodman currently serves as a director of BlueTarp Financial, Inc. and National Life Group.

David L. House, 73	Director	David L. House has served on the Brocade board of directors since 2004. Mr. House previously served as the Chairman and Chief Executive Officer of Allegro Networks, a privately held provider of network routing equipment (2001-2003), President of Nortel Networks Corporation (1998-1999), Chairman of the Board, President and Chief Executive Officer of Bay Networks, Inc. (1996-1998) and in various senior management positions at Intel Corporation for 23 years. Mr. House has served on numerous boards of public companies, including Bay Networks, Inc., Credence Systems Corporation and Nortel Networks Corporation, and private companies, including Allegro Networks, Salira Systems, Inc. and Soil & Topography Information, Inc.

L. William (Bill) Krause, 73	Director	L. William “Bill” Krause has served on the Brocade board of directors since 2004. Mr. Krause also currently serves as President of LWK Ventures, a private advisory and investment firm (since 1991), Senior Advisor for the Carlyle Group (since 2010) and as a Board Partner for Andreessen Horowitz (since 2014). Mr. Krause previously served as the President and Chief Executive Officer of 3Com Corporation (1981-1990) and the Chairman of 3Com (1987-1993). In addition, Mr. Krause serves as the Chairman of the Board of Veritas Holdings Ltd., as well as a member of the boards of directors of the public companies Coherent, Inc. and CommScope Holding Company, Inc. Mr. Krause previously served on numerous other public company boards, including Core-Mark-Holding Company, Inc., Packeteer, Inc., Sybase, Inc. and TriZetto Group, Inc.

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Jeffrey P. Lindholm, 60	Senior Vice President, Worldwide Sales	Jeffrey P. Lindholm has served as Brocade’s Senior Vice President, Worldwide Sales since 2013. Mr. Lindholm previously served as Senior Vice President of Field Operations of Arbor Networks, Inc., a provider of network security and management solutions for enterprise and service provider networks (2009-2013), Senior Vice President of Sales and Marketing for Bigband Networks, Inc. (2006-2008) and in senior positions at Juniper Networks, Inc., including Senior Vice President of Worldwide Sales and Chief Marketing Officer.

Ellen A. O’Donnell, 52	Senior Vice President, General Counsel and Corporate Secretary	Ellen A. O’Donnell has served Brocade as General Counsel and Corporate Secretary since 2014 and as Senior Vice President since 2015. Ms. O’Donnell previously served as a Vice President of Brocade (2014-2015). Prior to joining Brocade, Ms. O’Donnell worked in private practice, counseling clients in commercial transactions, intellectual property protection and general corporate matters (2010-2014) and as Associate General Counsel at LucasArts Entertainment Company, LLC (2007-2010). Ms. O’Donnell also served as Senior Vice President and General Counsel of Micromuse Inc. (2003-2006) and subsequently as Business Development Manager at IBM following IBM’s acquisition of Micromuse (2006-2007).

David E. Roberson, 61	Director	David E. Roberson has served on the Brocade board of directors since 2014. Mr. Roberson has been a business consultant to technology companies since 2012, and previously served as Senior Vice President within the Enterprise Server, Storage and Networking Group at Hewlett-Packard Company, an information technology company (2007-2011), and served for 26 years in various positions at Hitachi Data Systems Corporation, including President and CEO (2006-2007), President (2002-2006), and Chief Operating Officer (2000-2006). Mr. Roberson currently serves on the board of directors of Quantum Corporation, and has previously served on the boards of other public companies including International Game Technology. Mr. Roberson has also served as an Adjunct Professor at Golden Gate University School of Law and Research Director of Hastings College of Law.

Sanjay Vaswani, 56	Director	Sanjay Vaswani has served on the Brocade board of directors since 2004. Mr. Vaswani has served as the Managing Partner at the Center of Corporate Innovation, Inc., a professional services firm focused on the technology and healthcare industries, since 1990. Mr. Vaswani previously worked at McKinsey & Company (1987-1990) and Intel Corporation. In addition, Mr. Vaswani currently serves on the board of directors of Blue Star Infotech Limited, and has previously served on public company boards including Persistence Software, Inc.

Directors and Executive Officers of the Offeror

Name/Age	Title	Present Principal Occupation and Five-Year Employment History
Ken K. Cheng, 60	President and Director	Ken K. Cheng was appointed to the board of directors of the Offeror in 2016, and was subsequently appointed President. Mr. Cheng has served as Brocade’s Chief Technology Officer since 2013 and its Senior Vice President for Corporate Development and Emerging Business since 2014. Prior to assuming these responsibilities, Mr. Cheng served in the following capacities at Brocade: Vice President for Corporate Development and Emerging Business (2013-2014), Vice President of the Application Delivery and Software Networking Group (2010-2013) and Vice President of Layer 2-3 Products (2008-2010). Prior to joining Brocade, Mr. Cheng served in various executive management positions during his ten-year tenure at Foundry Networks, Inc., as Chief Operating Officer and Vice President of Engineering at DG Systems, Inc. and in senior engineering management positions at Network Equipment Technologies, Inc. and Bell-Northern Research.

Daniel W. Fairfax, 60	Vice President and Treasurer	Daniel W. Fairfax has served as Brocade’s Chief Financial Officer since 2011, and as a Senior Vice President since 2015. Prior to assuming these responsibilities, Mr. Fairfax served Brocade as Vice President, Finance (2011-2015) and Vice President, Global Services (2009-2011). Prior to joining Brocade, Mr. Fairfax served as Chief Financial Officer of Foundry Networks, Inc. (2007-2008), Vice President, Corporate Controller of Foundry Networks, Inc. (2006-2007), Senior Vice President and Chief Financial Officer of GoRemote Internet Communications, Inc., Chief Financial Officer of Ironside Technologies, Inc., ACTA Technology Inc. and Neovista Software, Inc. and in senior financial management and operations positions at Siemens AG and Spectra-Physics Inc.

Ellen A. O’Donnell, 52	Secretary and Director	Ellen A. O’Donnell was appointed to the board of directors of the Offeror in 2016, and was subsequently appointed Secretary. Ms. O’Donnell has served Brocade as General Counsel and Corporate Secretary since 2014 and as Senior Vice President since 2015. Ms. O’Donnell previously served as a Vice President of Brocade (2014-2015). Prior to joining Brocade, Ms. O’Donnell worked in private practice, counseling clients in commercial transactions, intellectual property protection and general corporate matters (2010-2014) and as Associate General Counsel at LucasArts Entertainment Company, LLC (2007-2010). Ms. O’Donnell also served as Senior Vice President and General Counsel of Micromuse Inc. (2003-2006) and subsequently as Business Development Manager at IBM following IBM’s acquisition of Micromuse (2006-2007).

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor. [by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Article XI of Brocade’s amended and restated certificate of incorporation provides that Brocade shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of Brocade or any predecessor of Brocade or serves or served at any other enterprise as a director, officer, or employee at the request of Brocade or any predecessor to Brocade. The amended and restated certificate of incorporation also provides that no amendment or repeal of any provision of Article XI of the amended and restated certificate of incorporation, nor the adoption of any provision of the amended and restated certificate of incorporation inconsistent with Article XI, shall eliminate or reduce the effect on the right to indemnification permitted under Article XI, in respect of any matter occurring, or any action or proceeding accruing or arising that, but for Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Brocade’s amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on behalf of Brocade if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Brocade, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. Brocade has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future. Brocade carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended (the “Securities Act”).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference into this Item 21. No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on April 29, 2016.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Ellen A. O’Donnell
Name:	Ellen A. O’Donnell
Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Lloyd A. Carney, Ellen A. O’Donnell and Daniel W. Fairfax, and each of them, as his or her true and lawful attorney in fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-4 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on April 29, 2016.

Signature	Title

/s/ Lloyd A. Carney Lloyd A. Carney	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Daniel W. Fairfax Daniel W. Fairfax	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)

/s/ David L. House David L. House	Chairman of the Board of Directors

/s/ Judy Bruner Judy Bruner	Director

/s/ Renato A. DiPentima Renato A. DiPentima	Director

/s/ Alan L. Earhart Alan L. Earhart	Director

Signature	Title

/s/ John W. Gerdelman John W. Gerdelman	Director

/s/ Kim C. Goodman Kim C. Goodman	Director

/s/ L. William Krause L. William Krause	Director

/s/ David E. Roberson David E. Roberson	Director

/s/ Sanjay Vaswani Sanjay Vaswani	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1*†	Agreement and Plan of Merger, dated as of April 3, 2016, among Ruckus Wireless, Inc., Brocade Communications Systems, Inc. and Stallion Merger Sub Inc. (incorporated by reference to the copy included as Annex A to Part I of this Registration Statement)

2.2*	Support Agreement, dated as of April 3, 2016, among Brocade Communications Systems, Inc., Stallion Merger Sub Inc. and Selina Lo (incorporated by reference to the copy included as Annex B to Part I of this Registration Statement)

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 from Brocade’s quarterly report on Form 10-Q for the fiscal quarter ended July 28, 2007)

3.2	Certificates of Correction and Corrected Amended and Restated Certificate of Incorporation, effective as of June 1, 2009 (incorporated by reference to Exhibit 3.5 from Brocade’s quarterly report on Form 10-Q for the fiscal quarter ended May 2, 2009)

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation, effective as of April 13, 2010 (incorporated by reference to Exhibit 3.1 from Brocade’s current report on Form 8-K filed on April 13, 2010)

3.4*	Amended and Restated Bylaws of the Registrant, effective as of April 7, 2016

3.5	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Brocade (incorporated by reference to Exhibit 4.1 from Brocade’s Registration Statement on Form 8-A filed on February 11, 2002)

3.6	Certificate of Elimination of Series A Participating Preferred Stock of Brocade (incorporated by reference to Exhibit 3.1 from Brocade’s current report on Form 8-K filed on February 16, 2007)

4.1	Form of Registrant’s Common Stock certificate (incorporated by reference to Exhibit 4.1 from Brocade’s Registration Statement on Form S-1 (Reg. Number 333-74711), as amended, filed on April 28, 1999)

4.2	Indenture, dated as of January 22, 2013, by and among the Company, the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as Trustee, governing the Notes (incorporated by reference to Exhibit 4.1 from Brocade’s Form 8-K filed on January 22, 2013)

4.3	Indenture (including the Form of Notes) dated January 14, 2015, between Brocade and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 from Brocade’s current report on Form 8-K filed on January 14, 2015)

4.4	Form of 1.375% Convertible Senior Note due 2020 (incorporated by reference to Exhibit 4.2 from Brocade’s current report on Form 8-K filed on January 14, 2015)

5.1*	Opinion of Paul Hastings LLP regarding legality of securities being registered

12.1*	Statement of Computation of Ratio of Earnings to Fixed Charges

23.1*	Consent of KPMG LLP, independent registered public accounting firm to Brocade Communications Systems, Inc.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm to Ruckus Wireless, Inc.

23.3*	Consent of Paul Hastings LLP for legality opinion (included in the opinion filed as Exhibit 5.1 and incorporated herein by reference)

24.1*	Power of Attorney (incorporated by references to the signature pages to this Registration Statement)

99.1*	Consent of Morgan Stanley & Co. LLC

99.2*	Form of Letter of Transmittal

Exhibit Number	Description of Exhibit

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

*	Filed herewith.
†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules or exhibits upon request by the Securities and Exchange Commission.